Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278670

PROSPECTUS

Zapata Computing Holdings Inc.

Up to 13,000,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 13,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “Selling Stockholder”). The Common Stock to which this prospectus relates includes shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us, Zapata Computing, Inc. (“Legacy Zapata”) and Lincoln Park dated as of December 19, 2023 (the “Purchase Agreement”). On April 11, 2024, we issued 712,025 shares of Common Stock to Lincoln Park as consideration for its irrevocable commitment to purchase Common Stock under the Purchase Agreement at an effective price of $2.37 per share. We may receive gross proceeds of up to $75,000,000 from the sale of Common Stock to Lincoln Park under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. Lincoln Park may sell the Common Stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus (which will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse stock split, or other similar transaction occurring during the business days used to compute such price) will depend upon the timing of sales and will fluctuate based on the trading price of our Common Stock and, depending on whether the purchase is a Regular Purchase (as defined below) or an Accelerated Purchase (as defined below), will be set as either (a) 95% of the lower of (i) the lowest trading price for our Common Stock on the applicable Purchase Date (as defined below) and (ii) the average of the three lowest closing sale prices for our Common Stock during the ten consecutive business days ending on the business day immediately preceding such Purchase Date or (b) 95% of the lower of (x) the closing sale price of our Common Stock on the Accelerated Purchase Date (as defined below) and (y) the volume weighted average price of our Common Stock on the Accelerated Purchase Date (during a time period specified in the Purchase Agreement). The Purchase Agreement prohibits us from directing Lincoln Park to purchase any Common Stock if the closing price of our Common Stock is less than the floor price of $0.50 (the “Floor Price”). While the Purchase Agreement contains certain limitations regarding the number of shares of Common Stock that we can sell to Lincoln Park under the Purchase Agreement, the number of shares of Common Stock that we can sell to Lincoln Park under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by Lincoln Park of Common Stock pursuant to this prospectus could have a significant negative impact on the trading price of the Common Stock. See “Lincoln Park Transaction ” on page 169 for more information.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of Common Stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution” on page 167 for more information about how Lincoln Park may sell the Common Stock being registered pursuant to this prospectus.

In addition, we expect to file a separate registration statement registering the issuance to and resale by certain third parties (the “Resale Registration Statement”) of up to an aggregate of approximately 44,500,000 shares of Common Stock issued prior to, or in connection with, the Merger or that are issuable upon exercise of outstanding Warrants that have an exercise price of $11.50 per share. The number of shares of Common Stock that these selling securityholders may sell into the public markets pursuant to the Resale Registration Statement may exceed our public float. The approximately 44,500,000 shares of Common Stock (including shares of Common Stock underlying Warrants) that we expect to register for issuance or resale pursuant to the Resale Registration Statement represent approximately 153% of our Common Stock outstanding as of March 28, 2024 (approximately 73% on a fully-diluted basis). On a combined basis with the 13,000,000 shares of Common Stock being registered on this registration statement, we are registering approximately 57,500,000 shares of Common Stock that may be issued or resold from time to time pursuant to the registration statements, representing approximately 198% of the Common Stock outstanding as of March 28, 2024 (approximately 95% on a fully-diluted basis). Any sales of such shares of Common Stock by these third parties could similarly have a significant negative impact on the trading price of our Common Stock.

Our Common Stock is listed on the Nasdaq Global Market and our warrants to purchase Common Stock (the “Warrants”) are listed on the Nasdaq Capital Market (together with the Nasdaq Global Market, “Nasdaq”) under the symbols “ZPTA” and “ZPTAW,” respectively. On April 11, 2024, the last reported sales price of Common Stock, as reported by Nasdaq, was $2.50 per share, and the last reported sales price of the Warrants on Nasdaq was $0.1492 per warrant.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in Common Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 19 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2024

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The Selling Stockholder may offer, sell or distribute all or a portion of the Common Stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices, from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from such sales of the Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sale of Common Stock. See “Plan of Distribution.”

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

On March 28, 2024, we consummated the business combination contemplated by the Business Combination Agreement, dated September 6, 2023 (as amended, the “Business Combination Agreement”), by and among the Company, Tigre Merger Sub, Inc. (“Merger Sub”) and Legacy Zapata. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Zapata resulting in Legacy Zapata becoming a wholly owned subsidiary of the Company. Collectively, we refer herein to these transactions as the “Merger.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Zapata,” “Zapata AI,” “we,” “us,” “our” and similar terms refer to Zapata Computing Holdings Inc. and its consolidated subsidiaries. References in this prospectus to “Legacy Zapata” refer to Zapata Computing, Inc., our wholly owned subsidiary. For periods prior to the closing of the Merger, “the Company,” “we,” “us,” “our” and similar terms refer to the Company’s predecessor, Andretti Acquisition Corp.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend the use or display of other companies’ trade names, trademarks or service marks to imply our relationship with, or endorsement or sponsorship by, any other companies.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which we compete as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, we are not aware of any misstatements regarding the industry data presented herein, but such information has not been verified by any independent sources. Additionally, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

SELECTED DEFINITIONS

In this document:

“2024 ESPP” means the Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan.

“2018 Plan” means the Zapata Computing, Inc. 2018 Stock Incentive Plan, as amended, supplemented or modified from time to time.

“ASC” means Accounting Standards Codification.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 6, 2023, by and among the Company, Merger Sub and Legacy Zapata, as may be amended from time to time.

“Bylaws” means the bylaws of the Company filed as an exhibit to the registration statement of which this prospectus is a part.

“Certificate of Incorporation” means the certificate of incorporation of the Company filed as an exhibit to the registration statement of which the prospectus is a part.

“Class A Common Stock” means the Company’s Class A ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“Class B Common Stock” means the Company’s Class B ordinary shares, par value $0.0001 per share, as in effect immediately prior to the Domestication.

“Closing Date” means March 28, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” means Zapata Computing Holdings Inc. Unless the context indicates otherwise, references in this prospectus to the “Company,” “Zapata,” “Zapata AI,” “we,” “us,” “our” and similar terms refer to Zapata Computing Holdings Inc. and its consolidated subsidiaries. References in this prospectus to “Legacy Zapata” refer to Zapata Computing, Inc., our wholly owned subsidiary. For periods prior to the closing of the Merger, “the Company,” “we,” “us,” “our” and similar terms refer to the Company’s predecessor, Andretti Acquisition Corp.

“Company’s Board” or “our Board” means the board of directors of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means the exchange agreements that were entered into with each holder of Senior Secured Notes who so requested prior to the Closing, pursuant to which such Senior Secured Notes were exchanged for shares of Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Secured Note Purchase Agreement.

“GAAP” means United States generally accepted accounting principles.

“IPO” means the Company’s initial public offering of units, consummated on January 18, 2022.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Legacy Zapata Stockholders” means certain stockholders of Legacy Zapata prior to the closing of the Merger who collectively held a Requisite Majority of the outstanding voting power of Legacy Zapata Capital Stock prior to the closing of the Merger.

“Legacy Zapata” means Zapata Computing, Inc., a Delaware corporation.

“Legacy Zapata Board” means the board of directors of Legacy Zapata prior to the consummation of the Merger.

“Legacy Zapata Capital Stock” refers to the Legacy Zapata Common Stock and the Legacy Zapata Preferred Stock.

“Legacy Zapata Common Stock” means Zapata’s common stock, par value $0.0001 per share, each having one vote per share.

“Legacy Zapata Options” means all options to purchase outstanding shares of Legacy Zapata Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2018 Plan or otherwise.

“Legacy Zapata Preferred Stock” means the Legacy Zapata Series Seed Preferred Stock, Legacy Zapata Series A Preferred Stock, Legacy Zapata Series B-1 Preferred Stock and Legacy Zapata Series B-2 Preferred Stock.

“Legacy Zapata Series A Preferred Stock” means Zapata’s Series A Preferred Stock, par value $0.0001 per share.

“Legacy Zapata Series B Preferred Stock” means the Zapata Series B-1 Preferred Stock and the Zapata Series B-2 Preferred Stock.

“Legacy Zapata Series B-1 Preferred Stock” means Zapata’s Series B-1 Preferred Stock, par value $0.0001 per share.

“Legacy Zapata Series B-2 Preferred Stock” means Zapata’s Series B-2 Preferred Stock, par value $0.0001 per share.

“Legacy Zapata Series Seed Preferred Stock” means Zapata’s Series Seed Preferred Stock, par value $0.0001 per share.

“Lincoln Park” means Lincoln Park Capital Fund, LLC.

“Lock-up Agreements” means the lock-up agreements among the Company and certain stockholders of Legacy Zapata, which became effective upon the consummation of the Merger.

“Merger” means the merger of Merger Sub with and into Legacy Zapata with Legacy Zapata that occurred on March 28, 2024 with Legacy Zapata surviving the Merger as a wholly owned subsidiary of the Company as contemplated by the Business Combination Agreement.

“Merger Sub” means Tigre Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company prior to the closing of the Merger.

“Nasdaq” means the Nasdaq Stock Market.

“Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share.

“Private Warrant Agreement” means the Private Warrant Agreement dated as of January 12, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as may be amended from time to time, governing the Private Warrants.

“Private Warrants” means the warrants to purchase Common Stock at an exercise price of $11.50 per share held by the Sponsor and the Sponsor Co-Investor.

“prospectus” means the prospectus included in this registration statement on Form S-1, as amended.

“Public Warrant Agreement” means the Public Warrant Agreement dated as of January 12, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as may be amended from time to time, governing the Public Warrants.

“Public Warrants” means warrants to purchase Common Stock at an exercise price of $11.50 per share that are listed on the Nasdaq Capital Market under the ticker symbol “ZPTAW.”

“Purchase Agreement” means that certain Purchase Agreement, dated December 19, 2023, by and among the Company, Legacy Zapata, and Lincoln Park.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated December 19, 2023, by and among the Company, Legacy Zapata, and Lincoln Park.

“Requisite Majority” means (i) the holders of at least a majority of the voting power of the outstanding shares of Legacy Zapata Common Stock and Legacy Zapata Preferred Stock, consenting or voting (as the case may be) together on an “as-converted”-to-common-stock basis (as required pursuant to Section 251 of the DGCL), (ii) the holders of at least a majority of the outstanding shares of Legacy Zapata Preferred Stock, consenting or voting (as the case may be) separately as a single class on an “as-converted”-to-common-stock basis, and (iii) the holders of at least a majority of the outstanding shares of the Legacy Zapata Series B Preferred Stock, consenting or voting (as the case may be) separately as a class.

“Resale Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of September 6, 2023, by and among the Company and certain of our security holders.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Note Purchase Agreement” means that certain Senior Note Purchase Agreement, dated June 13, 2023, between Legacy Zapata and the persons party thereto.

“Senior Secured Note Purchase Agreement” means that certain Senior Secured Note Purchase Agreement, dated December 15, 2023, between Legacy Zapata and the persons who are or become party thereto.

“Senior Notes” means the senior promissory notes issued by Legacy Zapata pursuant to the Senior Note Purchase Agreement.

“Senior Secured Notes” means the senior secured promissory notes issued by Legacy Zapata pursuant to the Senior Secured Note Purchase Agreement.

“Sponsor” means Andretti Sponsor LLC, a Delaware limited liability company.

“Sponsor Co-Investor” means SOL Verano Blocker 1 LLC, a Delaware limited liability company.

“Sponsor Shares” means the 4,745,000 shares of Class B Common Stock owned by the Sponsor and the Sponsor Co-Investor.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated September 6, 2023, among the Company, the Sponsor, the Sponsor Co-Investor, certain members of the Company’s Board, certain members of the Company’s management and Legacy Zapata, as amended and restated.

“Sponsors” means the Sponsor and the Sponsor Co-Investor.

“Stockholder Support Agreements” means those certain support agreements, dated as of September 6, 2023, by and among the Company, Merger Sub, the Key Zapata Stockholders, and Legacy Zapata.

“Trust Account” means the trust account that held a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants prior to the closing of the Merger.

“Warrant Agreements” means the Private Warrant Agreement and the Public Warrant Agreement.

“Warrants” means the Private Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus is a part, contains forward-looking statements. Statements regarding the potential combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “expects,” “anticipates,” “assumes,” “suggests,” “projects,” “forecasts,” “seeks,” “plans,” “possible,” “potential,” “aims,” “intends,” “believes,” “seeks,” “may,” “might,” “will,” “would,” “should,” “can”, “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•	our ability to realize anticipated benefits of the Merger;

•	the projected financial information, growth rate and market opportunity of the Company;

•	the anticipated continued interest and growth of the generative artificial intelligence (“AI”) industry;

•

our ability to maintain the listing of our Common Stock on the Nasdaq Global Market and our Warrants on the Nasdaq Capital Market (collectively, “Nasdaq”), and the potential liquidity and trading of such securities;

•	our ability to grow and manage such growth and expanding operations profitably;

•

our ability to build and maintain relationships with new customers and partners, maintain existing relationships with customers and partners, and compete with existing and new competitors in existing and new markets and offerings;

•	risks that our intellectual property (“IP”) will not provide the desired competitive advantage;

•	various conflicts of interest that could arise among the Company, its affiliates, investors and partner managers;

•	our ability to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all, including pursuant to the Purchase Agreement;

•	the restrictions on our incurring additional indebtedness while the Senior Secured Notes are outstanding;

•	our success in retaining or recruiting, or implementing changes required in, our officers, key employees or directors;

•	our ability to retain existing employees and attract and retain new employees with sufficient expertise in algorithm development, product development, software engineering and support services;

•	intense competition and competitive pressures from other companies in the industry in which we operate;

•	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

•	our ability to pay deferred expenses related to the Merger as they come due;

•	our ability to achieve or maintain profitability;

•	the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	the effect of legal, tax and regulatory changes;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	a decline in the price of our securities if we fail to meet the expectations of investors or securities analysts;

•	our ability to improve our operational, financial and management controls;

•	the risk that our reporting and compliance obligations as a publicly-traded company disrupts our current plans and operations;

•	increases costs associated with operating as a public company;

•	our ability to build, maintain and enhance awareness of our brand;

•	the performance of our products and services;

•	unanticipated technological or project development challenges, including with respect to the cost and or timing thereof;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this registration statement, of which this prospectus is a part, are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements included elsewhere in this prospectus.

Overview

We are an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our approach utilizes the newest mathematical techniques from the quantum physics community to make computation more efficient and to create models that have other advantages over conventional methods. Founded by a team including Harvard University scientists in 2017, we have built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Our primary target customers are enterprise organizations. We offer subscription-based solutions that combine software and services to develop custom Industrial Generative AI applications designed to resolve the highly complex business challenges of these enterprises given the size and scope of their global operations.

We focus on generative AI and use both quantum and classical techniques in our work. Specifically, our specialized generative AI software category, referred to herein as “Industrial Generative AI,” takes generative models similar to those behind popular generative AI tools, such as OpenAI’s ChatGPT and Google’s Bard, and tailors them to business-, domain-, and industry-specific applications, with a focus on industrial problems. We offer enterprise customers Industrial Generative AI solutions designed to address some of the key challenges that arise in connection with solving industrial problems with computing-based solutions: data disarray, unpredictability, large solution spaces, time sensitivity, constrained compute, mission-critical requirements, and security concerns.

We have a suite of three subscription-based Industrial Generative AI offerings that include software and software tools supported by services. Our software offers its customers flexibility in selecting computing resources, including classical, high performance, and quantum computing hardware, as well as deployment environment options: cloud, private cloud, and on-premise. Using techniques based on the math of quantum physics, we can apply our software tools to specific industrial applications and tailor those applications to our customer’s relevant hardware. These offerings consist of:

•	Zapata AI Sense (“Sense”): A suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications.

•

Zapata AI Prose (“Prose”): Our set of generative AI solutions based on large language models (“LLMs”), similar to widely used generic chatbot applications but customized to an enterprise’s industry and its unique problems.

•	Orquestra: Our Industrial Generative AI application development platform on which it provides Sense and Prose to customers.

While our current customers operate in only a few specific industries, we envision opportunities to utilize our software tools in almost any industry.

The Merger

On March 28, 2024, we completed our previously announced business combination with Legacy Zapata, pursuant to which Legacy Zapata became our wholly owned subsidiary. In connection with the Merger, we filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we were domesticated and continue as a Delaware corporation (the “Domestication”), changing our name to Zapata Computing Holdings Inc. Holders of our ordinary shares prior to the Merger received shares of Common Stock in the Domestication. At the Effective Time of the Merger, the existing stockholders of Legacy Zapata received shares of Common Stock in exchange for their respective securities held immediately prior to the consummation of the Merger. Upon the consummation of the Merger, the holders of certain outstanding Senior Secured Promissory Notes of Legacy Zapata elected to convert their notes and accrued interest thereon into shares of Common Stock in accordance with their terms.

Forward Purchase Agreement

On March 25, 2024, we and Legacy Zapata entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia” or the “Seller”), which is filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to the terms of the Forward Purchase Agreement, Sandia purchased, concurrently with the closing of the Merger, 500,000 shares of Common Stock, and, prior to the closing of the Merger, purchased 1,000,000 shares of our Class A ordinary shares from third parties through a broker in the open market (“Recycled Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”).

In connection with Sandia’s purchases described above, we prepaid Sandia an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the number of shares subject to the Forward Purchase Agreement and (ii) the redemption price per share as defined in Article 51.5 of our Amended and Restated Articles of Association, effective as of January 12, 2022, as amended on July 14, 2023 (the “Articles of Association,” and such redemption price, the “Initial Price”). In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from our trust account at the closing of the Merger. The Prepayment Amount for Additional Shares (as defined below) was netted against the proceeds that Sandia was to pay for the purchase of Additional Shares pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement (as defined below), with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which we will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

The Forward Purchase Agreement may be early terminated with respect to a portion or all of the shares outstanding thereunder at Sandia’s discretion (such shares, the “Terminated Shares”), at which time Sandia will pay us the Reset Price for each share. The “Reset Price” is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”) with the first such Reset Date occurring 180 days after the closing date of the Merger, to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of Common Stock (for any scheduled trading day, the “VWAP Price”) immediately preceding such Reset Date, subject to reduction in connection with a Dilutive Offering (as defined in the Forward Purchase Agreement).

To the extent Sandia does not early terminate the Forward Purchase Agreement, Sandia will pay us, following a valuation period after the valuation date, which is the earliest to occur of (a) the second anniversary of the closing date of the Merger, (b) the date specified by Sandia in a written notice delivered to us at Sandia’s discretion in certain circumstances, and (c) 90 days after we deliver written notice in the event that for any 20 trading days during a 30 consecutive trading day-period at least six months after the closing of the Merger, the VWAP Price (as defined in the Forward Purchase Agreement) is less than the then applicable Reset Price, provided that a Registration Statement was effective and available for the entire Measurement Period and remains continuously effective and available during the entire 90 day notice period (the “Valuation Date”). Sandia will pay us a per share settlement amount in cash of the volume-weighted daily VWAP Price over the Valuation Period. At the same time, we will pay Sandia an adjustment amount in cash of $2.00 per share (or in shares of Common Stock at a price of $2.25 per share in certain circumstances in which the adjustment exceeds Sandia’s settlement amount). If the settlement adjustment payable by us is less than the settlement amount payable by Sandia, our payment will be netted against Sandia’s payment.

FPA Funding Amount PIPE Subscription Agreement

In connection with the entry into the Forward Purchase Agreement, on March 25, 2024, we entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Sandia, which is filed as an exhibit to the registration statement of which this prospectus is a part. Pursuant to the FPA Funding Amount PIPE Subscription Agreement, Sandia purchased, and we issued and sold to Sandia, on the closing date of the Merger, an aggregate of 500,000 shares of Common Stock (the “Additional Shares”), which Additional Shares shall be subject to the Forward Purchase Agreement.

Lincoln Park Transaction

As described above, on December 19, 2023, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $75,000,000 of Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 19, 2023, we entered into a Registration Rights Agreement with Lincoln Park and Legacy Zapata (the “Registration Rights Agreement”), pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by Lincoln Park of up to 13,000,000 shares of Common Stock, comprised of: (i) 712,025 shares of Common Stock that we already issued, at an effective issuance price of $2.37 per share, to Lincoln Park as Commitment Shares for making the commitment under the Purchase Agreement and (ii) an additional 12,287,975 shares of Common Stock that we may sell to Lincoln Park under the Purchase Agreement from time to time from and after the Commencement Date, as defined in the Purchase Agreement. All sales are at our sole discretion.

We do not have the right to commence any sales of Common Stock to Lincoln Park under the Purchase Agreement until the Commencement Date. After the Commencement Date, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of Common Stock having a value of up to $150,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per share of Common Stock for a Regular Purchase will be 95% of the lower of: (i) the lowest trading price for Common Stock on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for Common Stock during the ten (10) consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per Common Share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse share split, or other similar transaction occurring during the business days used to compute such price.

From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares of Common Stock purchased pursuant to a Regular Purchase or (ii) 30% of the total number (or volume) of shares of Common Stock traded on the Nasdaq during the period on the applicable Accelerated Purchase Date beginning at the Accelerated Purchase Commencement Time (as defined below) for such Accelerated Purchase and ending at the Accelerated Purchase Termination Time (as defined below) for such Accelerated Purchase, at a purchase price equal to 95% of the lower of (x) the closing sale price of Common Stock on the Accelerated Purchase Date and (y) of the volume weighted average price of Common Stock on the Accelerated Purchase Date (during a time period between the Accelerated Purchase Commencement Time and the Accelerated Purchase Termination Time) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and we may direct multiple Accelerated Purchases in a day provided that delivery of shares of Common Stock has been completed with respect to any prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.

“Accelerated Purchase Commencement Time” means the period beginning at 9:30:01 a.m., Eastern time, on the applicable Accelerated Purchase Date, or such other time publicly announced by the Nasdaq as the official open (or commencement) of trading on the Nasdaq on such applicable Accelerated Purchase Date.

“Accelerated Purchase Termination Time” means the earliest of (A) 4:00:00 p.m., Eastern time, on such applicable Accelerated Purchase Date, or such other time publicly announced by the Nasdaq as the official close of trading on the Nasdaq on such applicable Accelerated Purchase Date, (B) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the total number (or volume) of shares of Common Stock traded on the Nasdaq has exceeded the number of shares of Common Stock equal to (i) the applicable Accelerated Purchase Share Amount (as defined below) to be purchased by the Investor pursuant to the applicable purchase notice delivered for such Accelerated Purchase (the “Accelerated Purchase Notice”), divided by (ii) 30%, and (C) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the trade price for the Common Stock on the Nasdaq as reported by the Nasdaq, has fallen below the applicable minimum per share price threshold set forth in the applicable Accelerated Purchase Notice.

“Accelerated Purchase Share Amount” means, with respect to an Accelerated Purchase, the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park in an Accelerated Purchase Notice, which number of shares of Common Stock shall not exceed the lesser of (i) 300% of the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park pursuant to the corresponding notice for the corresponding Regular Purchase and (ii) an amount equal to (A) 30% multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Nasdaq during the period on the applicable Accelerated Purchase Date beginning at the Accelerated Purchase Commencement Time for such Accelerated Purchase and ending at the Accelerated Purchase Termination Time for such Accelerated Purchase.

The Purchase Agreement may be terminated by us at any time after the Commencement Date, at our sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.

Actual sales of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our Common Stock and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling and Lincoln Park from acquiring any Common Stock if (i) the closing price of the Common Stock is less than the Floor Price of $0.50 or (ii) those shares of Common Stock, when aggregated with all other shares of Common Stock then beneficially owned by

Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 4.99%, or at Lincoln Park’s election, up to 9.99%, of the then issued and outstanding shares of Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder.

Immediately following the closing of the Merger on March 28, 2024, there were 29,092,879 shares of Common Stock outstanding, excluding the 712,025 shares of Common Stock that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $75,000,000 of Common Stock to Lincoln Park, only 13,000,000 shares of Common Stock are being offered under this prospectus to Lincoln Park, which represents the 712,025 Commitment Shares that we have already issued to Lincoln Park under the Purchase Agreement and 12,287,975 additional shares of Common Stock which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell Common Stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of Common Stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of Common Stock in order to receive aggregate gross proceeds equal to the $75,000,000 total commitment available to us under the Purchase Agreement. At an assumed average purchase price equal to the Floor Price of $0.50, we would need to register an additional 137,712,025 shares of Common Stock, to bring the total number of shares issued to Lincoln Park to 150,712,025 in order to sell the entire $75.0 million of shares of Common Stock to Lincoln Park under the Purchase Agreement. We are not required to register any additional shares of Common Stock.

The 13,000,000 shares of Common Stock offered by Lincoln Park under this prospectus represent 45% of the total number of shares of Common Stock outstanding as of March 28, 2024 (approximately 21% on a fully-diluted basis). If we elect to issue and sell more than the 13,000,000 shares of Common Stock offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares of Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of Common Stock we sell to Lincoln Park under the Purchase Agreement. On a combined basis with the approximately 44,500,000 shares of Common Stock we expect to register on a separate resale registration statement (including approximately 25,000,000 shares of Common Stock issuable upon exercise of outstanding Warrants that have an exercise price of $11.50 per share), we will be registering approximately 57,500,000 shares of Common Stock that may be issued or resold pursuant to the registration statements from time to time, representing approximately 198% of the shares of Common Stock outstanding as of March 28, 2024 (approximately 95% on a fully-diluted basis). Any sales of such shares of Common Stock by Lincoln Park could similarly have a significant negative impact on the trading price of our Common Stock.

The number of shares of Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of Common Stock we sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement specifically provides that we may not issue or sell any shares of Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

Issuances of shares of Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of Common Stock to Lincoln Park.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly any short selling or hedging that establishes a net short position with respect to the Common Stock. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into a similar type of agreement or equity line of credit during the term of the Purchase Agreement, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

The Purchase Agreement also includes certain suspension events, including, among others, a lapse in the effectiveness or availability of the registration statement of which this prospectus is a part, the suspension of our Common Stock from the Nasdaq, failure to deliver shares of Common Stock to Lincoln Park within a specified period of time and certain events of bankruptcy. Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above. During a suspension event following any applicable grace or cure period, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of Common Stock under the Purchase Agreement.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

All 13,000,000 shares of Common Stock registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable.

See the section entitled “Lincoln Park Transaction” below.

Summary Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as other information included in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” which may be relevant to decisions regarding an investment in or ownership of our securities. The occurrence of any of these risks could have a significant adverse effect on our reputation, business, financial condition, results of operations, growth and ability to accomplish our strategic objectives.

•

The sale or issuance of Common Stock to Lincoln Park may cause dilution and the sale of the Common Stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of Common Stock to decrease.

•	We are an early-stage company with a limited operating history, in a nascent industry, making it difficult to forecast future results.

•	We have a history of operating losses, which are expected to continue for the foreseeable future.

•

We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available on acceptable terms or at all.

•

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these weaknesses, identify additional material weaknesses in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in misstatements in our financial statements, cause us to fail to meet periodic reporting obligations, or cause our access to capital markets to be impaired.

•

Our business plan could suffer if we are not able to renew existing contractual relationships with third parties or enter into certain important strategic partnerships, and if we are unable to ensure that our Industrial Generative AI solutions offerings interoperate with a variety of software applications that are developed by others, we may become less competitive and our resulting operations may be harmed.

•	We are highly dependent on our founders and key employees.

•	Our business is dependent on growing and retaining competitive teams of sufficient size in the areas of algorithm development, product development, and software engineering.

•	Our estimate of market opportunities may prove to be inaccurate.

•

A limited number of customers have accounted for most of our revenue. If existing customers do not renew or expand their contracts with us, or if our relationships with these customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

•	Our business depends on our ability to attract new customers and on our existing customers purchasing additional subscriptions from us and/or renewing their existing subscriptions.

•

If the market for our Industrial Generative AI solutions fails to develop or grow as we expect, or if businesses fail to adopt our Industrial Generative AI solutions, our business, operating results, and financial condition could be adversely affected.

•	Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

•	Any failure to offer high-quality support services for our customers may harm our relationships with our customers and, consequently, our business.

•	Competitors may develop products and technologies that are superior to our Industrial Generative AI solutions.

•

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

•	There is no guarantee that our IP will provide the desired competitive advantage.

•	Our use of third-party open source software could negatively affect our ability to offer and sell subscriptions to our Industrial Generative AI solutions and subject us to possible litigation.

•	Laws and regulations governing data use, privacy, and security could burden our business.

•	Our business relies on computer systems which are vulnerable to attack and/or failure.

•	An active trading market for our Common Stock may never develop or be sustained.

•

We will incur significant increased costs as a result of the Merger and as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives.

•	There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

•	Our management team has limited experience in operating a public company.

•	Future issuances of our Common Stock or rights to purchase our Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

•

We are an “emerging growth company,” and a “smaller reporting company,” and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Corporate Information

We were incorporated as Andretti Acquisition Corp. on January 20, 2021. On March 28, 2024, Andretti Acquisition Corp. closed the Merger with Legacy Zapata, as a result of which Legacy Zapata became a wholly owned subsidiary of Andretti Acquisition Corp., and Andretti Acquisition Corp. changed its name to Zapata Computing Holdings Inc. Our principal place of business is located at 100 Federal Street, Floor 20, Boston, Massachusetts 02110, and our telephone number is (844) 492-7282. Our website address is www.zapata.ai. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

•	exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•

exemption from compliance with the requirement of the Public Company Accounting Oversight Board (“PCAOB”), regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual gross revenue; (2) the date we qualify as a “large accelerated filer”; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Additionally, we are a “smaller reporting company” as defined in the rules promulgated under the Securities Act. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company only so long as (i) the market value of the Common Stock held by non-affiliates is less than $250 million, calculated as of the end of the most recently completed second financial quarter or (ii) our annual revenue is less than $100 million in our previous financial year and during such completed financial year and the market value of the Common Stock held by non-affiliates is less than $700 million.

THE OFFERING

Issuer	Zapata Computing Holdings Inc.

Securities Offered by Selling Stockholder	712,025 shares of Common Stock issued to Lincoln Park as consideration for its commitment to purchase Common Stock under the Purchase Agreement (the “Commitment Shares”). We did not receive any cash proceeds from the issuance of these Commitment Shares; and

12,287,975 shares of Common Stock that we may sell to Lincoln Park, from time to time over the 36 months following the Commencement Date in accordance with the Purchase Agreement. All sales are at our sole discretion.

Common Stock Outstanding Before the Offering	29,804,904 (including the 712,025 Commitment Shares issued to Lincoln Park on April 11, 2024).

Common stock Outstanding after the Offering	up to 42,092,879 shares (assuming the issuance of all of the shares that may be issued after the date of this prospectus under the Purchase Agreement that are being offered by this prospectus). The actual number of Common Stock issued will vary depending on the prices at which we sell Common Stock, if any, to Lincoln Park.

Use of Proceeds	We will receive no proceeds from the sale of Common Stock by Lincoln Park in this offering. We may receive up to $75,000,000 in gross proceeds from the sale of shares of Common Stock to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. Any proceeds we receive, we intend to use for general corporate purposes, which may include business opportunities and the repayment of indebtedness. See “Use of Proceeds” for additional information.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Nasdaq Global Market Symbol	“ZPTA”

Unless we specifically state otherwise or the context otherwise requires, the information above is as of the closing of the Merger on March 28, 2024, does not give effect to issuances of Common Stock, warrants or options to purchase Common Stock, or the exercise of warrants or options after such date, and excludes:

•	3,491,146 shares initially reserved under the 2024 Equity and Incentive Plan (the “2024 Plan”);

•	581,858 shares initially reserved under the 2024 Employee Stock Purchase Plan (the “2024 ESPP”);

•	13,550,000 shares of Common Stock underlying Private Warrants;

•	11,469,904 shares of Common Stock underlying Public Warrants; and

•	3,016,409 shares of our common stock issuable upon the exercise of options assumed from Legacy Zapata as a result of the Merger.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you decide to invest in our Common Stock, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you may lose part or all of your investment.

Risks Related to the Offering

The sale or issuance of Common Stock to Lincoln Park or any issuance of Additional Shares under the Forward Purchase Agreement may cause substantial dilution and the sale of the Common Stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our Common Stock to decrease. In addition, certain selling securityholders whose shares of Common Stock we expect to register for resale on a separate registration statement, purchased shares of Common Stock at prices that are below the current trading price of our Common Stock. As a result, these selling securityholders may effect sales of Common Stock at prices significantly below the current market price, which could cause market prices to decline further.

On December 19, 2023, we and Legacy Zapata entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase, at our option, up to $75,000,000 of Common Stock from time to time over a 36-month period following the Commencement Date (as defined below and any such Common Stock, the “Purchased Shares”). On April 11, 2024, we issued 712,025 shares of our Common Stock to Lincoln Park as Commitment Shares. The purchase price for the Common Stock that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the trading price of Common Stock. We generally have the right to control the timing and amount of any future sales of Common Stock to Lincoln Park. Additional sales of Common Stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. While the Purchase Agreement limits the rate at which we can sell Common Stock to Lincoln Park, due to the significant number of Common Stock that were redeemed in connection with the Merger, and our flexibility to sell shares of Common Stock for so long as the closing price of our Common Stock is not less than $0.50 , the number of shares of Common Stock that we can sell to Lincoln Park under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by Lincoln Park of Purchased Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Common Stock. The 13,000,000 shares of our Common Stock that may be resold into the public markets pursuant to this prospectus represent approximately 45% of the shares of our Common Stock outstanding as of March 28, 2024, prior to giving effect to this offering. We may ultimately decide to sell to Lincoln Park all, some or none of the Common Stock that may be available for us to sell pursuant to the Purchase Agreement.

For illustrative purposes, at an approximate minimum average purchase price of $6.11 per share of Common Stock, the offering of Common Stock pursuant to this prospectus, which provides for the sale of 13,000,000 shares of Common Stock (including 712,025 Commitment Shares), would be sufficient to sell the entirety of the $75.0 million of Common Stock permitted to be sold to Lincoln Park under the Purchase Agreement. At a lower average purchase price per share, the registration of additional shares of Common Stock would be required if we sought to sell the entire $75.0 million of Common Stock. At an assumed average purchase price equal to the Floor Price of $0.50, we would need to register an additional 137,712,025 shares of Common Stock (or 150,712,025 shares of Common Stock in aggregate) in order to sell the entire $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement. Assuming that the Common Stock was sold at an average price equal to the Floor Price of $0.50 per share and that we were to register sufficient additional shares of Common Stock in order to sell the entire $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement, after giving effect to the assumed sale of such 150,000,000 shares of Common Stock, the issuance of 712,025 shares to Lincoln Park as Commitment

Shares and after deducting estimated offering expenses of $250,000 payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2023 would have been approximately $58.0 million, or $0.32 per share. This represents an immediate increase in net tangible book value of $0.90 per share to existing shareholders and an immediate dilution of $0.18 per share to investors in this offering.

If and when we do sell Common Stock to Lincoln Park, after Lincoln Park has acquired such Common Stock, Lincoln Park may resell all, some or none of such Common Stock at any time or from time to time in its discretion, subject to compliance with securities laws. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of Common Stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to effect sales. See “Lincoln Park Transaction” on page 160 for more information regarding the Purchase Agreement.

If we sell Common Stock to Lincoln Park, Lincoln Park would receive shares of Common Stock for up to 36 months following the Commencement Date at a discount to the then current market price (or at a discount to the average of the three lowest closing sale prices during the ten consecutive business days ending on the business day immediately preceding the purchase date). This gives Lincoln Park an incentive to sell such shares immediately. As such, Lincoln Park would not be subject to the same level of market risk as other investors. Each potential Lincoln Park purchase would result in the issuance of additional shares of Common Stock, which would further dilute our stockholders, and may in turn decrease the trading price of our Common Stock and our ability to obtain additional financing.

On March 25, 2024, we entered into the Forward Purchase Agreement, pursuant to which Sandia has the right to purchase shares from us up to the Maximum Number of Shares (as defined in the Forward Purchase Agreement). Any transaction that constitutes a Dilutive Offering will trigger an increase in the Maximum Number of Shares to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. Sandia’s payment for the purchase of any Additional Shares will be netted against our equal cash prepayment to Sandia for such Additional Shares, so we will not receive any proceeds for such issuance until the end of the term of the Forward Purchase Agreement, unless Sandia elects to early terminate some or all of the shares subject to such agreement. Accordingly, Sandia may be incentivized to purchase Additional Shares immediately following a Dilutive Offering. The Forward Purchase Agreement excludes from the definition of Dilutive Offering drawdowns on the Purchase Agreement occurring during the 180 days after the effectiveness of the registration statement of which this prospectus is a part, but following the end of such period, any drawdowns under the Purchase Agreement may constitute a Dilutive Offering. Additional purchases of Additional Shares pursuant to the Forward Purchase Agreement by Sandia may substantially dilute our Common Stock (See “We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available”).

In addition, we expect to file the Resale Registration Statement registering the issuance to and resale by certain third parties of up to an aggregate of approximately 44,500,000 shares of Common Stock issued prior to, or in connection with, the Merger or that are issuable upon exercise of outstanding Warrants that have an exercise price of $11.50 per share. The approximately 44,500,000 shares of Common Stock (including shares of Common Stock underlying Warrants) that may be issued or resold pursuant to the Resale Registration Statement represent approximately 153% of the Common Stock outstanding as of March 28, 2024 (approximately 73% on a fully-diluted basis). On a combined basis with the up to 13,000,000 shares of Common Stock being registered on this registration statement, we expect to register approximately 57,500,000 shares of Common Stock that may be issued or resold from time to time pursuant to the registration statements, representing approximately 198% of the shares of Common Stock outstanding as of March 28, 2024 (approximately 95% on a fully-diluted basis). Once the Resale Registration Statement is filed and effective, the shareholders selling pursuant to the Resale Registration Statement will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our Common Stock. Although the current trading price of our Common Stock is below $10.00 per share, which was the sales price for the units in the Company’s IPO, certain of the selling securityholders under the Resale Registration Statement may have an incentive to sell because they purchased shares of Common Stock at prices below the Company’s IPO price. Sales by such investors may prevent the trading price of our securities from exceeding the initial public offering price and may cause the trading prices of our securities to experience a further decline.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from the sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement, if any, for general corporate purposes, which may include business opportunities and the repayment of indebtedness, including deferred expenses incurred in connection with the Merger. Our management will have considerable discretion in the application of the proceeds from the sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement, if any, and you will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

The terms of the Purchase Agreement limit the number of shares of Common Stock we may issue to Lincoln Park, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell Common Stock to Lincoln Park, including, subject to specified limitations, if a sale would cause Lincoln Park and its affiliates to beneficially own more than 4.99%, or at Lincoln Park’s election, up to 9.99%, of our issued and outstanding Common Stock (the “Beneficial Ownership Limitation”). Accordingly, we cannot guarantee that we will be able to sell all $75,000,000 million of shares of Common Stock in this offering. If we cannot sell the full amount of the Common Stock that Lincoln Park has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of Common Stock.

We expect to require additional capital to pursue our business objectives, growth strategy and respond to business opportunities, challenges or unforeseen circumstances, and to pay off deferred expenses incurred in connection with the Merger, and we may be unable to raise capital or additional financing when needed on acceptable terms, or at all.

We expect to seek additional financing in the future to fund our growth, such as use of the funds available under the Purchase Agreement, expand go-to-market functions and drive market demand, grow and manage our offerings, hire employees, respond to competitive pressures or make acquisitions or other investments. Our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time.

If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer. In addition, any financing through issuances of equity securities would be dilutive to holders of our shares.

Sales of a substantial amount of the Common Stock in the public markets may cause the market price of the Common Stock to decline.

Pursuant to Lock-Up Agreements and restrictions in our Bylaws related to securities issued to Legacy Zapata stockholders in connection with the Merger and subject to certain exceptions, Legacy Zapata stockholders are contractually restricted from selling or transferring any of their shares. However, simultaneously with the closing of the Merger, we released from lock-up restrictions an aggregate of 2,300,000 shares of Common Stock held by stockholders subject to the Zapata Preferred Stock Lock-Up Agreement on a pro rata basis. Additionally, following the expiration of the lock-up periods prescribed in such documents, Legacy Zapata stockholders will not be restricted from selling Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time following the expiration of the applicable lock-up period. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

As restrictions on resale end and registration statements, such as this one, are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the price of our Common Stock or the market price of our Common Stock could decline if the holders of currently restricted shares of Common Stock sell them or are perceived by the market as intending to sell them. Moreover, the sale of shares under the Purchase Agreement, any announcement or other public disclosure regarding such sales should they occur, the perceived risk of such sales, the dilution that would result from such sales should they occur and the resulting downward pressure on our share price as a result of the foregoing could encourage investors to engage in short sales of our Common Stock. By increasing the number of shares of Common Stock offered for sale as a result of the resale registration statements we are filing and expect to file, material amounts of short selling could further contribute to progressive price declines in our Common Stock.

After this registration statement becomes effective, if and when we sell our Common Stock to Lincoln Park, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with applicable securities laws. Therefore, sales to Lincoln Park could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at prices that it might otherwise wish to effect such sales.

We may issue additional Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

We may issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities without stockholder approval, in a number of circumstances.

On December 19, 2023, we and Legacy Zapata entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from us, at our option, up to $75,000,000 of Common Stock from time to time over a 36-month period following the Commencement Date. The Purchase Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. Pursuant to the Purchase Agreement, we also agreed to pay Lincoln Park the Commitment Fee of $1,687,500. We paid the Commitment Fee entirely in Common Stock, consisting of 712,025 shares of Common Stock issued on April 11, 2024.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•	a stockholder’s proportionate ownership interest in the Company would decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of the Common Stock may decline.

Risks Related to Zapata’s Financial Condition and Status as an early-stage Company

We are an early-stage company with a limited operating history, in a nascent industry, making it difficult to forecast future results.

We were founded in 2017 to develop and provide software with related services and proprietary IP to utilize quantum math on near term classical and future quantum hardware. Most recently, we are an Industrial Generative AI software company that develops custom quantum-inspired generative AI applications and provides accompanying services to solve complex industrial problems. The market focus for our Industrial Generative AI (as defined in “Prospectus Summary—Overview) solutions and the use of quantum math and algorithms are nascent fields with uncertainly on future market uptake and in technological progress in the field.

There can be no assurance that we can or will meet the challenges commonly faced by early-stage companies, including the need to scale operations and to achieve and manage rapid growth. A number of factors could cause our scaling efforts to be adversely impacted, including any increased competition, lesser-than-expected growth or contraction of our overall market, our inability to accurately forecast demand for our customer offerings, our inability to establish sales or other partnerships with service firms, an inability to develop repeatable solutions, an inability to grow our team, or our failure, for any reason, to capitalize on growth opportunities. We have encountered and will encounter risks and uncertainties frequently experienced by early-stage companies in rapidly changing industries, such as the risks and uncertainties described herein. We cannot provide assurance that we can meet the challenges faced by all companies, including established companies, in rapidly changing or nascent industries. The failure to address these challenges successfully or promptly could have a material adverse effect on our future profitability.

We have a history of operating losses, which are expected to continue for the foreseeable future.

Legacy Zapata has incurred significant operating losses since its inception. Legacy Zapata incurred net losses of $23.4 million for the fiscal year ended December 31, 2022, $29.7 million for the fiscal year ended December 31, 2023, and has a cumulative deficit since the formation of Legacy Zapata in November 2017 through December 31, 2023 of approximately $89.5 million. We believe that we will continue to incur operating and net losses each quarter at least for the foreseeable future. The size of future losses will depend on several factors, including the degree to which we expand our scientific, product, software engineering, sales and other teams, and the revenue that we can generate from sales of our Industrial Generative AI solutions. We also expect that our operating expenses will increase as a result of becoming a public company and will continue to increase as we grow our business.

On December 19, 2023, we and Legacy Zapata entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from the Company, at our option, up to $75.0 million of Common Stock from time to time over a 36-month period following the Commencement Date (as defined in the Purchase Agreement). The Purchase Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of the registration statement of which this prospectus is a part.

We may not be able to scale our business and Industrial Generative AI solutions quickly enough to meet customer and market demand and to remain competitive in the Industrial Generative AI solutions market.

In order to grow our business, we will need to scale our operations in every area from our existing start-up capacity. These challenges will require that we:

•

scale our product design team to design and continually re-design our Industrial Generative AI solutions in order to maintain a competitive position in the market, including increasing the number of employees following our previous reductions in force;

•	increase the size of our software engineering team to produce in a competitively timely manner stable Industrial Generative AI solutions based on the chosen design elements;

•	increase the size of our services team to provide ongoing services in connection with our Industrial Generative AI solutions;

•	expand our customer-support services;

•

expand our scientific research and development in order to generate IP required or helpful to our business, including IP to develop our Industrial Generative AI solutions, to provide freedom to operate for our Industrial Generative AI solutions and/or, and to create barriers to competition, on an accelerated time frame in order to minimize the risk that third-parties might first create potentially blocking IP;

•	increase our sales and marketing teams and efforts;

•	develop and expand relationships with large service firms to leverage sales of our Industrial Generative AI solutions;

•

develop and expand our operational, financial and legal systems and teams to accommodate an expected increase in customer and partner relationships and additional expected legal requirements imposed as a result of international data privacy regulations and securities compliance and reporting obligations imposed by the Merger;

•	establish and maintain and scale effective financial disclosure controls and procedures;

•	expand our executive and administrative teams in all areas including finance, accounting, operations, human resources, and legal, in order to effectively manage our growth; and

•	expand our access to computing hardware and specifically Graphics Processing Unit chips (“GPUS”), which have faced supply limitations.

If we cannot successfully overcome these challenges and manage the organizational growth required to do so, then our business, including our ability to establish and maintain a competitive place in the market, financial condition, and profitability, may be materially adversely affected.

We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available.

Through December 31, 2023, we have funded our operations primarily with proceeds from sales of Legacy Zapata Preferred Stock, Senior Notes (which were subsequently exchanged for Senior Secured Notes) and the Senior Secured Notes. Our continuation as a going concern is dependent upon our ability to identify future debt or equity financing and generate profitable operations from our operations. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us. These factors raise substantial doubt about our ability to continue as a going concern.

Our business plan also contemplates a substantial scaling of Zapata across all departments, including science, software engineering, and product design, in order to launch multiple products and/or offerings in a timely manner to obtain and preserve a competitive advantage. This scaling will require substantial capital at a time when we project we will be operating at a loss before we become profitable, and this may take longer than we anticipate. Consequently, our expansion is limited in proportion to our growth in revenue and available capital. The capital required to sustain our business during this period may be greater than anticipated. We have also deferred certain costs incurred in connection with the Merger, with deferred payments coming due as early as May 2024. In addition, presently unforeseen opportunities or circumstances may require capital beyond what we currently project. The period during which we expect to operate at a loss may be extended by circumstances beyond our control.

We may obtain additional financing through public or private equity or debt financings (subject to the limitations under the Senior Secured Notes), such as the Purchase Agreement, that may result in dilution to stockholders, the issuance of securities with priority as to liquidation and/or dividend and other rights more favorable than the Common Stock, or the imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. For example, at the closing of the Merger, we issued to holders of Senior Secured Notes who elected to exchange such notes for shares of Common Stock an aggregate of 3,257,876 shares of Common Stock at a conversion price of $4.50 per share, which was a substantial discount to the market price of such shares at the time of issuance. Additionally, an aggregate principal amount of $2.0 million remains outstanding under the Senior Secured Notes. The remaining Senior Secured Notes, among other things, convert at the option of the holder at $8.50 per shares and prohibit Legacy Zapata from issuing additional indebtedness, subject to limited exceptions. There is no guarantee that future financing will be at financial terms equal to or more favorable than these, and we may need to enter into future equity or, if available, debt financing at significantly less favorable terms. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

In addition, on December 19, 2023, we and Legacy Zapata entered into the Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has agreed to purchase from us up to $75.0 million of Common Stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period following the Commencement Date. Holders of Common Stock will experience dilution in connection with any issuances of Common Stock under the Purchase Agreement (see “Risks Related to the Offering”).

Additionally, the Forward Purchase Agreement may negatively impact our ability to raise additional capital through equity or debt financings, due to the potential substantial dilution to our stockholders that could occur during the term of the instrument (which will be no more than two years from the date of the closing of the Merger), or may negatively affect our ability to obtain favorable or acceptable terms in connection with any such equity or debt financing. Under the Forward Purchase Agreement, the Reset Price is $10.00 per share. Beginning 180 days after the closing of the Merger, the Reset Price will subject to monthly resets, to be the greater of (a) $4.50 and (b) the VWAP Price of the shares immediately preceding the reset date (but not to exceed $10.00). If during the term of the Forward Purchase Agreement, we sell or issue any shares of Common Stock or securities convertible or exercisable for shares of Common Stock at an effective price of less than the Reset Price (a “Dilutive Offering”), then the Reset Price would immediately reset to the effective price of such offering, subject to certain exceptions, including drawdowns under the Purchase Agreement during the 180 days following effectiveness of the registration of which this prospectus is a part. Reduction of the Reset Price would reduce any payments Sandia may be obligated to pay us with respect to any Terminated Shares. Additionally, in the event of a Dilutive Offering, the maximum number of shares available under the Forward Purchase Agreements could be increased if the Dilutive Offering occurs at a price below $10.00 per share. The maximum number of shares would be reset to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. Depending on the Reset Price over the 24 months following the closing of the Merger (which may be impacted by the price at which shares of our Common Stock could be sold through a potential public or private equity offering) and the manner in which the Forward Purchase Agreement transactions are settled, we may never receive any payments under the Forward Purchase Agreement, and will still be required to pay an adjustment amount of $2.00 per share in cash or $2.25 per share in issuances of additional shares, which would adversely affect our liquidity and capital needs. Additionally, any proceeds to which we may be entitled pursuant to the Forward Purchase Agreement are not held in any bankruptcy-protected account, escrow account, trust account, or any similar arrangement, and there is no requirement for Sandia to hold such amount separate or apart from any other funds of Sandia prior to the settlement of the transactions pursuant to the Forward Purchase Agreement. The lack of any such bankruptcy-protected arrangement subjects us to further risk that we may never have access to the settlement proceeds if the Sellers fail to make payments when due, default under the Forward Purchase Agreement, become insolvent or declare bankruptcy.

We may also seek additional financing even if in our view such additional financing is not required in order to take advantage of favorable market conditions or for strategic considerations. There can be no assurance that additional financing will be available on favorable terms, or at all. The inability to obtain such additional financing if needed may adversely affect our ability to operate at the levels necessary to execute our business plan or may force us into bankruptcy.

While the Senior Secured Notes are outstanding, Legacy Zapata is subject to substantial restrictions, including on the ability to incur additional indebtedness, which could adversely affect Legacy Zapata’s and our business and financial condition.

Pursuant to the Senior Secured Note Purchase Agreement, we issued and sold, or issued in exchange for Senior Notes, an aggregate of $16.2 million in aggregate principal amount of Senior Secured Notes. Following the closing of the Merger, $2.0 million in aggregate principal amount of Senior Secured Notes remain outstanding. The Senior Secured Notes bear compounding interest at the rate of 15% per annum and all accrued but unpaid interest thereon will be due and payable on December 15, 2026. If the aggregate principal amount of all Senior Secured Notes outstanding is $3.0 million or less, Legacy Zapata can repay the Senior Secured Notes until after December 15, 2025. While any Senior Secured Notes are outstanding, Legacy Zapata cannot incur additional indebtedness for borrowed money, and cannot create, incur, assume or suffer to exist any lien on any property or assets, in each case except in limited circumstances. Accordingly, we will be significantly limited in our ability to obtain additional debt financing for so long as the Senior Secured Notes remain outstanding. The Senior Secured Notes are convertible at the option of the holder at a conversion price of $8.50 per share. However, there is no guarantee that the remaining noteholders will convert their Senior Secured Notes.

A significant portion of the assets of Legacy Zapata, which serves as our operating entity, are pledged to the holders of the Senior Secured Notes and failure to repay obligations to these noteholders when due, or any other default events, will have a material adverse effect on Legacy Zapata’s and our business and could result in foreclosure on Legacy Zapata’s assets.

In connection with the issuance of Senior Secured Notes in December 2023, Legacy Zapata entered into a Security Agreement with Acquiom Agency Services LLC as collateral agent on behalf of the noteholders. The Security Agreement creates a security interest in all of the property of Legacy Zapata and Zapata Government Services, Inc., its wholly owned subsidiary, subject to certain exceptions specified in the Security Agreement (the “Collateral”). Pursuant to the Security Agreement, Zapata Government Services, Inc. has agreed to guarantee the obligations of Zapata under the Security Agreement and the Senior Secured Note.

Upon the occurrence of an Event of Default under the Security Agreement, the Collateral Agent will have certain rights under the Security Agreement, including the right to take control of the Collateral and, in certain circumstances, sell the Collateral to cover obligations owed to the holders of the Senior Secured Notes pursuant to its terms. “Event of Default” under the Security Agreement means (i) any default of the terms, conditions or covenants of the Security Agreement (after giving effect to any applicable grace or cure period); (ii) failure to pay any principal or interest payment on the due date or any other payments required under the terms of the Senior Secured Note within 15 days of notification of such failure to pay, (iii) Legacy Zapata or any guarantor is in default under any loan agreement or any other indebtedness for borrowed money, in each case in a principal amount of greater than $200,000 that has not been cured or waived, or (iv) Legacy Zapata or any guarantor enters into any voluntary or involuntary bankruptcy or insolvency proceedings. Any such default would have a material adverse effect on Legacy Zapata’s and, by extension, our, business and our stockholders could lose their entire investment in us.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq, including regular attestations by management concerning its internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Merger. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject us to adverse regulatory consequences and could harm investor confidence. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. The controls required are not currently in place, however, we are working to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also working to design and maintain our internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls, or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, the effectiveness of internal control over financial reporting, and/or our ability to produce timely and accurate financial reports. Moreover, our business may be harmed if we experience problems with any new systems and controls, resulting in delayed implementation or increased costs to correct any issues.

Further, in addition to the material weaknesses described below, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our business or cause us to fail to meet our reporting obligations. That failure could result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting. Those reports will eventually be included in our periodic reports filed with the SEC. Ineffective disclosure controls or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404(a) of the Sarbanes-Oxley Act (“Section 404”) and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until our first annual report filed with the SEC when we are an accelerated filer or a large accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting has been designed, documented, or is actively operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business and could cause a decline in the trading price of our common stock.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these weaknesses, identify additional material weaknesses in the future, or otherwise fail to maintain an effective system of internal control over financial reporting, this may result in misstatements in our financial statements, cause us to fail to meet periodic reporting obligations, or cause our access to capital markets to be impaired.

In connection with the preparation and audit of Legacy Zapata’s financial statements as of and for the fiscal years ended December 31, 2023, and 2022, material weaknesses have been identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses we identified include:

•

Legacy Zapata did not employ sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC rules to facilitate accurate and timely financial reporting.

•	Legacy Zapata did not maintain an effective risk assessment process, which led to improperly designed controls.

•

Legacy Zapata did not design and maintain appropriate control activities; including those to support the appropriate segregation of duties over the review of account reconciliations, manual journal entries and safeguarding of assets.

•

Legacy Zapata did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures.

•	Legacy Zapata did not document, thoroughly communicate, and monitor controls processes and relevant accounting policies and procedures.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to Legacy Zapata’s annual or interim financial statements and, consequently, our combined annual or interim financial statements, that would not be prevented or detected. Had Legacy Zapata performed an evaluation of its internal control over financial reporting in accordance with Section 404, additional control deficiencies may have been identified by management, and those control deficiencies could have also represented one or more material weaknesses.

In an effort to remediate the material weaknesses, we have retained an accounting consulting firm to provide additional depth and breadth in its technical accounting and financial reporting capabilities. We intend to complete a risk assessment to identify relevant risks and specify needed objectives. We intend to formalize and communicate our policies and procedures surrounding our financial close, financial reporting and other accounting processes. We intend to further develop and document necessary policies and procedures regarding its internal control over financial reporting, such that we are able to perform a Section 404 analysis of our internal control over financial reporting when and as required. We cannot assure that these measures will significantly improve or remediate the material weaknesses described above. We also cannot assure that we have identified all or that we will not have additional material weaknesses in the future. Accordingly, a material weakness may still exist when we report on the effectiveness of our internal control over financial reporting for purposes of our management’s required attestation. Further, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We expect to incur additional costs to remediate these control deficiencies, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses. If we are unable to successfully remediate our existing or any future material weaknesses in its internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities.

Our ability to use existing or future net operating loss carryforwards and other tax attributes may be limited.

We have incurred net operating losses (“NOLs”) for tax purposes for each year since our incorporation and we expect to continue to operate at a loss for the foreseeable future. As of December 31, 2023, Legacy Zapata had a cumulative U.S. federal carryforward of approximately $62.1 million and a cumulative state NOL carryforward of approximately $37.7 million. If not utilized, an immaterial amount of U.S. federal NOLs generated prior to 2018 will expire at various dates through 2037 and the state NOLs will expire at various dates through 2042. The U.S. federal NOLs generated after 2017 can be carried forward indefinitely. Under the Code as currently in effect, the deductibility of the U.S. federal NOL carryforward as of December 31, 2023 (other than the immaterial amount generated prior to 2018) and all future U.S. federal NOL carryforwards is limited to 80% of taxable income, limiting or delaying in part the use of NOL carryforwards if and when we cease operating at a loss. We may potentially use these U.S. federal and state NOLs to offset taxable income for U.S. federal and state income tax purposes. However, the use of these NOLs may be subject to numerous limitations under the Code and under state tax laws. Among such limitations, Section 382 of the Code may limit the use of these NOLs in any year for U.S. federal income tax purposes in the event of certain past or future changes in ownership of us or Legacy Zapata. An ownership change under Section 382 of the Code, referred to in this discussion as an ownership change, generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. We have not conducted a Section 382 study to determine whether the use of our NOLs is impaired under Section 382 of the Code as a result of any prior ownership change. We may have previously undergone one or more ownership changes. An ownership change in respect of us also could be deemed to be an ownership change in respect of Legacy Zapata. The Merger, or future issuances or sales of our securities, including certain transactions involving our securities that are outside of our control, could result in ownership changes. Ownership changes that have occurred in the past or that may occur in the future could result in the imposition of an annual limit under Section 382 of the Code on the amount of pre ownership change NOLs and other tax attributes that we or Legacy Zapata could use to reduce our taxable income, potentially increasing or accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose similar limitations on the use of applicable NOLs. We have recorded a valuation allowance related to NOL carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Any limitation on using NOLs, whether under Section 382 of the Code or otherwise under U.S. federal or state tax laws, could, depending on the extent of such limitation and the NOLs previously used, result in Legacy Zapata or us retaining less cash after payment of U.S. federal and state income taxes in respect of any year in which we have taxable income, rather than losses, than we would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact our operating results.

Risks Related to our Business and Industry

Because we derive all of our current revenue from our Orquestra and Zapata AI Sense and related services, and our Industrial Generative AI offerings include only these solutions and Zapata AI Prose, failure of generative AI solutions in general and our Industrial Generative AI solutions in particular to satisfy customer demands or to achieve increased market acceptance would adversely affect our business, results of operations, financial condition, and growth prospects, and the current state of the generative AI industry is still new and rapidly evolving, so there is no guarantee that it will succeed.

We derive and expect to continue for the foreseeable future to derive all of our revenue from our Industrial Generative AI solutions, including corresponding services. As such, the market acceptance of generative AI solutions in general, and our Industrial Generative AI solutions in particular, are critical to our continued success. Market acceptance of generative AI solutions depends in part on market awareness of the benefits that generative AI solutions can provide over legacy products and services. In addition, in order for cloud-based generative AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Demand for our Industrial Generative AI solutions in particular is affected by a number of other factors, some of which are beyond our control. These factors include continued market acceptance of our software, the pace at which existing customers realize benefits from the use of our Industrial Generative AI solutions and provide word of mouth success stories, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. We expect that the needs of our current and potential customers will continue to rapidly change and increase in complexity. We will need to improve the functionality and performance of our software continually to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of generative AI solutions in general or our Industrial Generative AI solutions in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

While generative models have existed for about two decades in largely their current form, the larger commercial impact and growth of generative AI occurred quite recently. This is exemplified through recent investment increases in generative AI by venture capitalists, who have increased their positions in generative AI from $408 million in 2018 to $4.8 billion and $4.5 billion in 2021 and 2022, respectively. We believe that the release of ChatGPT by OpenAI in late 2022 represents an inflection point for growth in the generative AI industry. This expected influx of investment could accelerate development from fundamental science to new technology applications. As generative AI is applied to new areas with untested conditions and new use cases, it is possible that, despite post-ChatGPT market enthusiasm, we could discover that generative AI is unfit for an application or use case. The field as a whole is rapidly evolving, which could mean that techniques that were once competitive become quickly outpaced by new techniques. With so many players entering the market, new techniques could be discovered by our competitors, allowing competitors to develop superior products or processes. If new techniques are discovered and shared publicly, the cost of re-implementing or adopting new best practices could be substantial. Given many of our competitors are larger companies with more employees and better access to financial resources, we may not be able to implement such new techniques as quickly as its competitors, or at all.

Generative AI is about creating numerical models from training data and then sampling from those models to generate new data. This process is inherently complex with many opportunities for flaws. Even with excellent training data and strong application, these models are non-deterministic, meaning they can give different outputs for the same inputs at different times. All of these factors can lead to false predictions and incorrect outputs. Additionally, many implementations of these techniques are not explainable, meaning a person is unable to clearly explain the reason why a model provided a certain output. This unpredictability could deter potential customers from purchasing our solutions. For these reasons, the impact of generative AI may be far more limited than analysts currently predict following the release of ChatGPT and other well-known generative AI programs.

There can also be no assurance that our analysis of the eventual market need is correct. If our judgment on this topic is incorrect then the future value of our products and services, our competitive place in the market, and our future profitability may be materially less than we currently project.

Our business plan could suffer if we are not able to renew existing contractual relationships with third parties or enter into certain important strategic partnerships, and if we are unable to ensure that our Industrial Generative AI solutions offerings interoperate with a variety of software applications that are developed by others, we may become less competitive and our resulting operations may be harmed.

As an Industrial Generative AI solutions company, our solutions must provide our customers with the ability to use products of third parties, such as GPUs, which we do not manufacture. The cost or availability of these dependencies could be adversely affected by a variety of factors, including the transition to a clean energy economy, local and regional environmental regulations, and geopolitical disruptions. Our Industrial Generative AI solutions must integrate with a variety of hardware and software platforms, and we need to continuously modify and enhance our AI software libraries to adapt to changes in hardware and software technologies. In particular, we have developed our AI software libraries to be able to easily integrate with key third-party applications, including the applications of software providers that compete with us as well as our partners. We are typically subject to standard terms and conditions of such providers or open source licenses, which govern the distribution, operation, and fees of such software systems, and which are subject to change by such providers from time to time. Our business will be harmed if any provider of such software systems:

•	discontinues or limits our access to its software;

•	modifies its terms of service or other policies, including fees charged to, or other restrictions on us, or other platform and application developers;

•	changes or modifies its open source license;

•	changes how information is accessed by us or our customers;

•	establishes more favorable relationships with one or more of our competitors; or

•	develops or otherwise favors its own competitive offerings over AI software libraries.

Third-party services and products are constantly evolving, and we may not be able to modify our Industrial Generative AI solutions to assure their compatibility with that of other third parties as they continue to develop or emerge in the future or we may not be able to make such modifications in a timely and cost-effective manner. In addition, some of our competitors may be able to disrupt the operations or compatibility of our AI software libraries with their products or services, or exert strong business influence on our ability to, and terms on which we, operate our Industrial Generative AI solutions. Should any of our competitors modify their products or standards in a manner that degrades the functionality of our AI software libraries or gives preferential treatment to our competitors or competitive products, whether to enhance their competitive position or for any other reason, the interoperability of our AI software libraries with these products could decrease and our business, results of operations, and financial condition would be harmed. If we are not permitted or able to integrate with these and other third-party applications in the future, our business, results of operations, and financial condition would be harmed.

Our business plan could suffer if we are not able to enter into important strategic partnerships.

As part of our growth plans, we expect to expand, sell to, with, and through partners, including developing repeatable solutions built with services firms, and developing partnerships with system integrators and consulting services firms. However, our relationships with these partners may not result in additional business. If we are unable to enter into beneficial and contractual strategic partnerships, or further its relationship with existing partners, or is unable to do so on favorable terms, then its growth could be limited or delayed.

We are highly dependent on our founders and key employees.

Our performance to date has relied and will for the foreseeable future rely heavily on our founders and key employees. The retention of these key employees, together with additional key hires, is considered critical to the long-term success of the company. All of our personnel, including the key scientists, engineers, and executives, are “at will” employees who could leave the company to accept alternative employment at any time. The more success we achieve serves to increase the risk that competitors, including large, well-established companies with far greater resources, will seek to hire our employees, including key employees. We are aware of this vulnerability and seek to address it through both succession planning and retention incentives. The loss of any key employee, especially to a competitor, could have a material adverse effect on our business, including by delaying the roll-out of products or diminishing the quantity or quality of our scientific output.

Our future success is also highly dependent on locating and hiring highly qualified key employees, both to replace any losses of key employees, including following our previous reductions in force, as well as to supplement our current employees.

Our business is dependent on growing and retaining competitive teams of sufficient size in the areas of algorithm development, product development, and software engineering; the failure to achieve any one of these objectives could materially affect its business.

Our core business model is to develop and sell software capable of delivering Industrial Generative AI solutions to enterprise customers at scale and services in connection with such software. This requires a science team to develop algorithms, capable of addressing valuable problems using quantum techniques and other mathematics. This requires a product development team that can describe software that not only is able to use the quantum techniques developed by its team, but also is able to handle enterprise production issues at scale. It also requires a software engineering team that can implement the product design through products that comply with the myriad legal and enterprise IT requirements and are robust enough to function in an enterprise production environment. Finally, these teams must have the capacity to complete their respective tasks in time to be of value to the market.

The ability to hire the personnel required to execute our business plan depends, in part, on the availability of qualified applicants, something which is beyond our control. Quantum information processing and generative AI are relatively new fields and are inherently difficult. Although the pool of qualified quantum scientists and AI engineers is growing, it is limited and competition for that talent is global and aggressive, pitting us against large, well-established companies with larger financial resources than we have, as well as programs sponsored by foreign countries. In addition, limitations in or changes to immigration and work permit laws and regulations or the administration or interpretation of those laws could impair our ability to attract and retain highly qualified employees.

There is no assurance that we will be able to hire and retain an adequate number of AI experts, quantum scientists, product design specialists, and/or software engineers with the qualifications required to execute our business plan. Our failure to build and maintain any one or more of these requisite teams could have a material adverse effect on our future prospects.

Our estimate of market opportunities may prove to be inaccurate.

At present, there is no mature market for generative AI. This creates significant uncertainty in determining the potential market for our Industrial Generative AI solutions. For example, it is possible to estimate the current and potential total addressable market for generative AI as an industry, but these estimates are based on third-party estimates and our own internal judgment, both of which may be materially inaccurate. There can be no assurance that our or third-party estimates of the potential total addressable market for generative AI are correct, and such numbers do not account for the substantially more limited service obtainable market for our Industrial Generative AI solutions. Additionally, our market opportunities, future prospects, and future profitability will be materially lessened by delays in widespread enterprise adoption of generative AI, if enterprises adopt generative AI at all, which would reduce the relevant total addressable market.

A limited number of customers have accounted for most of our revenue. If existing customers do not renew or expand their contracts with us, or if our relationships with these customers are impaired or terminated, our revenue could decline, and our results of operations would be adversely impacted.

As of December 31, 2023, our accounts receivable was from three main customers, representing approximately 43%, 31% and 26% of our total accounts receivable. We had four customers that represented greater than 10% of our total revenue for the year ended December 31, 2023 and revenue recognized from these four customers represented approximately 35%, 26%, 20% and 17% of total revenue. In total, we had five customers during the year ended December 31, 2023, including two enterprise customers and agreements with two customers that we deem to be government contracts, consisting of a direct contract with the Defense Advanced Research Projects Agency (“DARPA”), a part of the United States Department of Defense, and a subcontract with L3Harris Technologies, Inc. (“L3Harris”) in connection with their work for DARPA. Historically, we had seven customers during the twelve months ended December 31, 2022, and four customers during the twelve months ended December 31, 2021. Until we can successfully broaden and diversify our customer base, we may continue to rely on only a few customers to generate our revenues. Although it is our strategy to market our products and services to a larger number of enterprise customers, there is no assurance that our strategy or efforts will be successful. By enterprise customers, we mean large businesses that have the size and resources to dominate a specific market, high revenue and a significant number of employees. If we fail to generate revenue from a broader customer base, our reliance on just a few customers may continue for an extended period of time, and the loss of any key customer will have material adverse effect on our operating results and financial condition.

Our customers have no obligation to renew, upgrade, or expand their subscriptions with us after the terms of their existing subscriptions expire. In addition, our customers may opt to decrease their usage of our Industrial Generative AI solutions. It is not possible for us to predict the future level of demand from our larger customers for our Industrial Generative AI solutions. As a result, we cannot provide assurance that our customers will renew, upgrade, or expand their subscriptions with us, if they renew at all. If one or more of our customers elect not to renew their subscriptions with us, or if our customers renew their subscriptions with us for shorter time periods, or if our customers decrease their usage of our Industrial Generative AI solutions, or if our customers otherwise seek to renegotiate terms of their existing agreements on terms less favorable to us, our business and results of operations would be adversely affected. Achieving renewal or expansion of usage and subscriptions may require us to engage increasingly in sophisticated and costly sales and support efforts that may not result in additional sales. In addition, the rate at which our customers expand the deployment of our Industrial Generative AI solutions depends on a number of factors. If our efforts to expand our relationships with our customers are not successful, our business, financial condition, and results of operations may be harmed. Additionally, if our customers do not provide word of mouth support for our Industrial Generative AI solutions, this could limit our ability to attract new customers.

Our business depends on our ability to attract new customers and on our existing customers purchasing additional subscriptions from us and/or renewing their existing subscriptions.

To increase our revenue, we must continue to attract new customers. As an early-stage company, we have limited experience with sales and, in particular, sales to our target large enterprise customers. Our success will depend to a substantial extent on the level of adoption of our Industrial Generative AI solutions. Generative AI is a new and evolving industry, so the level of adoption is uncertain. Numerous factors may impede our ability to add new customers, including but not limited to, our failure to compete effectively against alternative products or services, to attract and effectively train new sales and marketing personnel, to develop relationships with partners, to successfully innovate and deploy new applications and other solutions, to provide a quality customer experience and customer services, including increasing our employee headcount to provide for additional service providers, or to ensure the effectiveness of our marketing programs. If we are not able to attract new customers, it will have an adverse effect on our business, financial condition and results of operations.

Our current Industrial Generative AI solutions, as well as applications, features, and functionality that we may introduce in the future or that we offer but have not yet sold, may not be widely accepted by our customers or may receive negative attention, each of which may lower our margins and harm our business.

Our ability to engage, retain, and increase our base of customers and to increase our revenue will depend on our ability to successfully market our existing Industrial Generative AI solutions, as well as create new applications, features, and functionality. Additionally, we have not yet sold one of our Industrial Generative AI solutions, Zapata AI Prose, to any customers. We may introduce significant changes to our existing Industrial Generative AI solutions or develop and introduce new applications, including technologies with which we have little or no prior development or operating experience. These new applications and updates, as well as our existing solutions that we have marketed but not yet sold, may fail to engage, retain, and increase our base of customers or may suffer from lag in adoption. New applications may initially suffer from performance and quality issues that may negatively impact our ability to market and sell such applications to new and existing customers. The short- and long-term impact of any major change to our Industrial Generative AI solutions, or the introduction of new applications or initial sales of our applications to enterprise customers, is particularly difficult to predict. If new or enhanced applications fail to engage, retain, and increase our base of customers, we may fail to generate sufficient revenue, operating margin, or other value to justify our investments in such applications, any of which may harm our business.

If the market for our Industrial Generative AI solutions fails to develop or grow as we expect, or if businesses fail to adopt our Industrial Generative AI solutions, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict customer adoption rates and demand for our Industrial Generative AI solutions, the entry of competitive software, platforms and services. A substantial majority of our revenue has come from sales of our subscription-based software and related services, which we expect to continue for the foreseeable future. We cannot be sure that the generative AI market will continue to grow or, even if it does grow, that businesses will adopt our Industrial Generative AI solutions. Our future success will depend in large part on our ability to create a market for Industrial Generative AI solutions. Our ability to create such a market depends on a number of factors, including the cost, performance, and perceived value associated with our Industrial Generative AI solutions, as well as enterprise customers’ willingness to adopt a bespoke approach to resolving industrial problems. Potential customers may have made significant investments in legacy analytics software systems and may be unwilling to invest in new platforms and applications, and may prefer to work with larger, more established companies that have entered the broader generative AI market. If the market fails to develop or grows more slowly than we currently expect, our business, operating results, and financial condition could be adversely affected.

Our business plan relies upon the adoption of its Industrial Generative AI solutions by enterprise customers.

Our primary targeted customers are large enterprises with intractable problems that require addressing at scale. The success of our business plan, therefore, materially depends upon its ability to sell its Industrial Generative AI solutions to such large enterprise customers. Sales to such customers involve risks that are different from or greater than risks involved in selling to smaller customers. Such risks include difficulties associated with longer sales, product, evaluation, and implementation cycles; higher customer-tailored requests and greater bargaining power on the part of the customer; and more intense competition from vendors who have been providing other software and services for years to the customer and are embedded in the customer’s IT infrastructure. If we are not able to overcome these risks and successfully establish a meaningful share of the enterprise market, then its business prospects and future profitability could suffer.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense.

Our results of operations may fluctuate, in part, because of the complexity of customer problems that our Industrial Generative AI solutions address, the resource-intensive nature of our sales efforts, the length and variability of the sales cycle for our offerings, and the difficulty in making short-term adjustments to our operating expenses. The timing of our sales is difficult to predict. The length of our sales cycle, from initial evaluation to payment for our subscriptions and related services can vary substantially from customer to customer and could extend over a number of years for some customers. Our sales efforts involve educating our customers about the use, technical capabilities, and benefits of our offerings. Customers often undertake a prolonged evaluation process. In addition, the size of potential customers may lead to longer sales cycles. We may also face unexpected deployment challenges with large organizations or more complicated deployment of our offerings. Large organizations may demand additional features, support services, and pricing concessions or require additional security management or control features. Some organizations may also require an on-premise solution rather than a cloud solution, which potentially requires additional implementation time and potentially a longer sales cycle. We may spend substantial time, effort and money on sales efforts to large organizations without any assurance that our efforts will produce any sales. As a result, it is difficult to predict exactly when, or even if, we will make a sale to a potential customer or if we can increase sales to our existing customers.

Individual sales can be part of a long sales cycle, which impacts our ability to plan and manage cash flows and margins. These large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. If our sales cycle lengthens or our substantial upfront investments do not result in sufficient revenue to justify our investments, our operating results could be adversely affected. In addition, within each quarter, it is difficult to project which month a deal will close. Therefore, it is difficult to determine whether we are achieving our quarterly expectations and whether we will achieve annual expectations. Most of our expenses are relatively fixed or require time to adjust. Therefore, if expectations for our business are not accurate, we may not be able to adjust our cost structure on a timely basis, and our margins and cash flows may differ from expectations.

If we fail to respond to rapid technological changes, extend our Industrial Generative AI solutions, or develop new features and functionality, our ability to remain competitive could be impaired.

The market for our Industrial Generative AI solutions is characterized by rapid technological change, particularly since generative AI is a new and evolving industry, including frequent new platform and application introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of software embodying new technologies can quickly make existing software obsolete and unmarketable. Generative AI, particularly incorporating quantum techniques, are inherently complex, and it can take a long time and require significant research and development expenditures to develop and test new or enhanced software. The success of any enhancements or improvements to our existing Industrial Generative AI solutions or any new applications depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with existing technologies, and overall market acceptance, particularly as we provide custom solutions for specific use cases.

Any failure of our Industrial Generative AI solutions to operate effectively with future infrastructure platforms and technologies could impact our ability to attain new customers. If we are unable to respond to these changes in a timely and cost-effective manner, our Industrial Generative AI solutions may become less marketable, less competitive, or obsolete, and our business may be adversely affected.

The introduction of new generative AI platforms and applications by competitors or the development of entirely new technologies to replace existing offerings could make our Industrial Generative AI solutions obsolete or adversely affect our business, results of operations, and financial condition. We may experience difficulties with software development, design, or marketing that could delay or prevent our development, introduction, or implementation of new Industrial Generative AI solutions, features, or capabilities, applying our existing Industrial Generative AI solutions to new use cases. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, all of which could harm our business.

Our business could be negatively impacted by delays in development of its software platform.

We have plans, including adequate staffing and other resources, that we believe will result in the development of and continued improvements to its software platform on a schedule that permits the execution of our business plan in a timely manner. Any delays in platform design and engineering work required to accomplish this could result in corresponding delays in the implementation of our business plan in the market. We are presently unaware of any outstanding design or engineering issues that cannot be resolved in the normal course, but the failure to complete necessary components of or improvements to its platform in a timely manner would have a serious negative impact on the company and might cause the company to fail.

The failure to attract and retain additional qualified personnel or to maintain our company culture could harm our business and prevent us from executing our business strategy.

To execute our business strategy, we must attract and retain highly qualified personnel. Competition for executives, data scientists, engineers, software developers, sales personnel, and other key employees in our industry is intense. In particular, we compete with many other companies for employees with high levels of expertise in generative AI, quantum science, and enterprise software, as well as sales and operations professionals. At times, we have experienced, and we may continue to experience, difficulty in hiring personnel who meet the demands of our selection process and with appropriate qualifications, experience, or expertise, and we may not be able to fill positions as quickly as desired, particularly in light of our previous reductions in force. Potential candidates may not perceive our compensation package, including our equity awards, as favorably as employees hired prior to the Merger. In addition, our recruiting personnel, methodology, and approach may need to be altered to address a changing candidate pool and profile. We may not be able to identify or implement such changes in a timely manner.

Many of the companies with which we compete for experienced personnel have greater resources than we have, and some of these companies may offer more attractive compensation packages. If the perceived value of our equity awards declines, or if the mix of equity and cash compensation that we offer is unattractive, it may adversely affect our ability to recruit and retain highly skilled employees. Job candidates may also be threatened with legal action under agreements with their existing employers if we attempt to hire them, which could impact hiring and result in a diversion of our time and resources. Additionally, laws and regulations, such as restrictive immigration laws, or export control laws, may limit our ability to recruit internationally. We must also continue to retain and motivate existing employees through our compensation practices, company culture, and career development opportunities.

Companies with greater resources than we have in the past recruited or attempted to recruit our employees. If we cannot retain these employees, it may adversely affect our ability to deliver on our Industrial Generative AI solutions. Furthermore, third-party offers to our employees of greater compensation have in the past forced and may in the future force us to offer significant additional compensation, which may adversely impact our financial performance. Additionally, continued high inflation, without regard to competition, may also require us to increase compensation and failure to do so might impact our employee retention. Such increases would also adversely impact our financial performance.

We believe that a critical component to our success and our ability to retain our best people is our culture. As we continue to grow and develop a public company infrastructure, we may find it difficult to maintain our company culture. If we fail to attract new personnel or to retain our current personnel, our business would be harmed.

Any failure to offer high-quality support services for our customers may harm our relationships with our customers and, consequently, our business.

Once our Industrial Generative AI solutions are deployed, our customers depend on our services teams to resolve technical and operational issues relating to our Industrial Generative AI solutions. Our ability to provide effective support is largely dependent on our ability to attract, train, and retain qualified personnel with experience in interfacing with customers. If the number of our customers grows, this will put additional pressure on our customer services teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support. We also may be unable to modify the future, scope, and delivery of our support to compete with changes in the services provided by our competitors. Increased customer demand for support services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, if we experience increased customer demand for support, we may face increased costs that may harm our results of operations. If our customer base expands, we will need to hire additional support staff to deliver and support our Industrial Generative AI solutions, and our business may be harmed. Our ability to attract new customers is highly dependent on our business reputation and on our ability to deliver value to our customers. Any failure to deliver value, or a perception that we do not deliver value for our customers, would harm our business.

Sales to government entities and highly regulated organizations are subject to a number of challenges and risks.

While our primary revenue model is based on multi-year engagements with enterprise customers, we selectively pursue U.S. government contracts as a complementary revenue source. This includes our existing work with DARPA, which in 2022 selected us, alongside several other enterprise, academic, and technology partners, to quantify the long-term utility of quantum computers. We may also target highly regulated organizations. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector. Government demand and payment for our Industrial Generative AI solutions may be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our Industrial Generative AI solutions.

Further, governmental and highly regulated entities may demand contract terms that differ from our standard arrangements and may be less favorable than terms agreed with private sector customers.

Contracts with governmental entities may also include preferential pricing terms, including, but not limited to, “most favored customer” pricing. In the event that we are successful in being awarded a government contract, such award may be subject to appeals, disputes, or litigation, including but not limited to bid protests by unsuccessful bidders.

As a government contractor or subcontractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to non-ordinary course audits and internal investigations which may prove costly to our business financially, divert management time, or limit our ability to continue selling our products and services to our government customers. These laws and regulations may impose other added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, downward contract price adjustments or refund obligations, civil or criminal penalties, and termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any such damages, penalties, disruption, or limitation in our ability to do business with a government would adversely impact, and could have a material adverse effect on, our business, results of operations, financial condition, public perception and growth prospects.

Governmental and highly regulated entities may have statutory, contractual, or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition, and results of operations. All these factors can add further risk to business conducted with these customers. If sales expected from a government entity or highly regulated organization for a particular quarter are not realized in that quarter or at all, our business, financial condition, results of operations, and growth prospects could be materially and adversely affected.

Our success could be materially affected by problems with or defects in the Orquestra platform or our other software offerings.

In addition to issues commonly facing all providers of commercial software, the development of our Industrial Generative AI solutions involves converting novel, complex scientific algorithms into software code. We may experience unintended design and/or implementation defects or other quality issues in our software code. We may also experience defects in the products and services of third parties on which we rely to provide our products and services, including third-party cloud providers. Problems can be caused by a variety of factors, including premature or failed introduction of new products, vulnerabilities or defects in proprietary and open source software, human error or misconduct, design limitations, or denial of service or other security-related incidents. We do not have a contractual right with our public cloud providers that will compensate us for any losses due to availability interruptions in the public cloud.

Any defects in the Orquestra platform or other software offerings, whether caused by defective design, defective coding, or defects introduced through third-party components; any disruptions in our ability to provide our Industrial Generative AI solutions, including by means of public cloud; and/or any other quality issues with our Industrial Generative AI solutions could affect our business reputation and brand, could cause us to spend material amounts to address the defects, could cause material delays in the execution of our business plan, and could have a material adverse effect on our business opportunities, revenue, and future profitability.

The pursuit of inorganic growth opportunities could result in harm to our business.

We may pursue growth opportunities by acquiring complementary businesses or other assets for strategic purposes, such as companies with expertise in software development, data management such as Extract Transform, Load (ETL), AI, natural language understanding (NLU), or market verticals in which we are interested; companies with an IP portfolio that could compliment ours; companies with customer lists that could shorten the sales cycle to significant customers. The pursuit of such strategic opportunities could be both expensive and distracting, could have a significant impact on the company’s capital structure, and even if the transaction is completed as desired the results may not be as predicted.

We do not have any negotiations in progress, nor have we entered into any contracts for acquisitions as of the date of this prospectus. However, to the extent such opportunities may arise, there can be no assurance that the pursuit of any such opportunities will succeed and, if they fail, they could have a material adverse effect on our business and future profitability.

Risks Related to Competition

Competitors may develop products and technologies that are superior to our Industrial Generative AI solutions.

Our business plan is based on the belief that the value of our Industrial Generative AI solutions will be enhanced by delivering, in a single unified software platform, the ability to: allow deployment in any desired environment; permit the development or implementation of applications and services that are capable of all data handling tasks, including processing input data in a manner calculated to maximize the ultimate Industrial Generative AI solution. Presently, we are unaware of any competing product either on the market or announced as being under development that we believe reasonably could be deemed to provide all of these features in a unified platform. However, products and services addressing enterprise level computational problems are presently being supplied by large, well-established companies in the areas of data management and AI, such as DataRobot, Inc., Dataiku Inc., Databricks, Inc., Domino Data Lab, Inc., Palantir Technologies Inc. and C3.ai, Inc. These companies, by using existing talent or hiring Ph.D.-level experts in mathematics, computer science, physics, and related fields, could develop software that utilizes similar or better mathematical techniques as to what we have found to date, and develop and offer these to the market as competitive libraries, services, and applications. Large-scale public cloud providers, such as Google, Inc., Microsoft, Inc. and Amazon Web Services, Inc. have all-in-one machine learning solutions. It is possible, if not likely, that, if they have not already begun, these existing companies will seek to build advanced algorithm expertise and integrate quantum techniques running on currently available classical hardware into their existing platforms and leverage their existing customer relationships to press adoption of these solutions, which could create a direct competition to our software platform.

Many of our existing and potential competitors have, or could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories, and larger customer bases;

•	larger sales and marketing budgets and resources and the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services;

•	existing, broader, deeper, or otherwise more established relationships with sales partners and customers;

•	wider geographic presence or greater access to larger customer bases;

•	greater focus in specific geographies or industries;

•	lower labor and research and development costs;

•	larger and more mature intellectual property portfolios; and

•	substantially greater financial, technical, and other resources to provide support, make acquisitions, hire talent, and develop and introduce new products and services.

There can be no guarantee that a competitor will not develop a product superior to ours or one that is perceived by the market to be superior. Nor can there be any guarantee that a combination of products will not be able to provide solutions that are superior, or are perceived to be superior, to our Industrial Generative AI solutions. The introduction of such a product or combination of products could have a material adverse effect on our business, profitability, and financial condition.

The generative AI industry is highly competitive and we may not be successful in establishing itself as a viable competitor without regard to the value of our Industrial Generative AI solutions.

Generative AI is an industry with great promise that has attracted global interest and participation. In addition, the recent rapid rise of the generative AI industry has given rise to less-established public and private companies, including new startups, which may compete, in whole or in part, with our products and services. This competition in the market for generative AI is already great and is expected to intensify over time.

To compete successfully in this market, we must develop our products and technologies in a timely manner, effectively market these products against multiple competitors, and support these products at levels expected by enterprise customers. Delays in the introduction of new products may cause our existing or potential customers to adopt our competitors’ products, making it difficult or impossible for our products later to displace the competitive products without regard to the relative value of the respective products.

There can be no assurance that we can timely deliver products that will result in us having a material share of this market, even if our products are superior. Our inability to establish a position and market share in this highly competitive industry will adversely affect our future prospects and may cause the company to fail.

Our business plan depends, in part, on access to public clouds through major cloud providers and there is no guarantee that access will be available on reasonable terms.

Our Industrial Generative AI solutions will permit deployment of our software in various scenarios, including on the premises of a customer, hybrid clouds controlled by the customer, or a public cloud controlled by us. Although not necessary in all customer engagements, an important aspect of business plan is to make our Industrial Generative AI solutions available via a public cloud controlled by us. To accomplish this, we are required to negotiate cloud access with one or more cloud providers. The two largest public cloud providers, Amazon Web Services (“AWS”) and Microsoft Azure (“Azure”), are both engaged in their own initiatives that could compete with our Industrial Generative AI solutions in whole or in part. There is a risk that a cloud provider important to our business plan could use control of their public cloud to deny or place us at a competitive disadvantage by various means, including embedding innovations or privileged interoperating capabilities in products competing with ours, bundling competing products, requiring unfavorable pricing, including terms or conditions or regulatory requirements that make our Industrial Generative AI solutions uncompetitive, or leveraging their existing relationships with our customers to pressure customers to use their products rather than ours.

There can be no guarantee that we will be able to deploy our Industrial Generative AI solutions on public clouds controlled by competitors. The failure to be able to access public clouds, or the imposition of restrictive terms as a condition to such access, limit the adoption and use of our Industrial Generative AI solutions by customers, increase our operating expenses, damage our brand, and/or place us at a disadvantage when competing for customer accounts. Any of these could have a material adverse effect on Zapata’s business operations, market share, and profitability.

Our business plan depends, in part, on access to GPU and other specialized hardware either directly through the purchase of computing hardware and installation in data centers, or through third party providers. There is no guarantee that access through either path will be available on reasonable terms, or at all.

Many of the techniques developed by us would require the use of specialized hardware to execute an algorithm in a time or cost efficient manner as required by the constraints of an application. Access to this hardware can be obtained through the purchase of this hardware and installation in a data center, or through a third-party infrastructure service provider. Hardware could be purchased from providers such as NVIDIA, Intel, AMD, D-Wave, or Fujitsu. Supply chain problems, chip shortages, or geopolitical conditions beyond our control could all impact our ability to access this hardware, either directly or through a third-party provider. Additionally, getting space in an existing facility and maintaining the hardware would require additional expertise that would need to be either hired or contracted by us, and identifying and hiring such experts could be costly and time-consuming. We could also face difficulties securing terms to host this hardware on reasonable terms, or at all.

Alternatively, instead of competing to purchase hardware directly, we could rent time on that hardware from infrastructure service providers. In this case, we would rely on third party providers to provide cloud-based network access to these on an hourly, annual, or other basis. However, there can be no assurance that these third party provides could obtain access to hardware on reasonable terms, or at all.

Additionally, external factors, including the coronavirus pandemic, have caused a chip shortage, making it difficult for third party suppliers, such as NVIDIA and AMD, to keep up with demand. Consequently, we may have difficulty obtaining access to GPUs at reasonable prices, or at all.

Risks Related to Intellectual Property

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist relating to generative AI, algorithms and software, differential equations and optimization, and hardware optimization. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

There is no guarantee that our IP will provide the desired competitive advantage.

We seek to provide ourselves with a competitive advantage by making key elements of our Industrial Generative AI solutions proprietary, through one of two means. First, we pursue patent protection for some inventions that we believe qualify for protection under the patent laws. In cases in which patent protection is sought, the details of the invention eventually will be made public in the normal course, usually within eighteen months of filing. As to these inventions, competitors will eventually know the details of and can use the inventions to compete with us, unless a patent is granted prohibiting such use and we can learn of violations and effectively enforce our patent rights in light of the costs and complexities involved in such enforcement litigation. Second, some elements of our Industrial Generative AI solutions we seek to protect as trade secrets. As to our trade secrets, competitors will not be able to know our techniques provided the trade secrets are not improperly disclosed, but if a competitor independently develops the same technique and files for and is granted patent protection we could find ourselves prohibited by the patent laws from practicing our trade secret technology.

There is no assurance that our pending or future patent applications will be granted and provide us patent protection as to the claims in those applications. Moreover, we cannot guarantee that our patent rights will not be violated by competitors, that we will be able to detect such violations, or that if violations are detected we will be in a position effectively to enforce our patent rights. Nor can we guarantee that our trade secrets will remain secret and not be disclosed to competitors either inadvertently or through violation of contractual secrecy agreements, or that our trade secrets are not independently developed by competitors. The failure of our IP strategy to protect key elements of our Industrial Generative AI solutions could materially reduce any competitive advantage we might otherwise have and have a corresponding adverse effect on our market share and/or profitability.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and its ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, our patent portfolio may provide little or no deterrence as it would not be able to assert its patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of its products, services or technologies or cease business activities related to such intellectual property. Although the company carries general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require us to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify organizations using our services or platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Our use of third-party open source software could negatively affect our ability to offer and sell subscriptions to our Industrial Generative AI solutions and subject us to possible litigation.

A portion of the technologies we use incorporates third-party open source software, and we may incorporate third-party open source software in our solutions in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end users who use, distribute or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon, incorporating or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we could be required to incur significant legal expenses defending against those allegations and could be subject to significant damages, enjoined from offering or selling our solutions that contained the open source software, and required to comply with the foregoing conditions, and we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.

In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our Industrial Generative AI solutions. Any of the foregoing could harm our business and could help our competitors develop platforms and applications that are similar to or better than ours.

In addition, companies that currently sponsor and maintain open source software may choose to change the terms of their open source software licenses. These license changes could cause us to lose access to upgrades for commercial use that are currently available to us or otherwise restrict the way we are currently using them. These changes could mean that we must invest engineering resources to maintain that library itself, move to a different underlying software library, or engineer a replacement in order to keep the same feature set in its offerings.

Because of the characteristics of open source software, there may be fewer technology barriers to entry by new competitors and it may be relatively easy for new and existing competitors with greater resources than we have to compete with us.

One of the characteristics of open source software is that the governing license terms generally allow liberal modifications of the code and distribution thereof to a wide group of companies and/or individuals. As a result, others could easily develop new platforms and applications based upon those open source programs that compete with existing open source software that we support and incorporate into our Industrial Generative AI solutions. Such competition with use of the open source projects that we utilize can materialize without the same degree of overhead and lead time required by us, particularly if the customers do not value the differentiation of our proprietary components. It is possible for new and existing competitors with greater resources than ours to develop their own open source software or hybrid proprietary and open source software offerings, potentially reducing the demand for, and putting price pressure on, our Industrial Generative AI solutions. In addition, some competitors make open source software available for free download and use or may position competing open source software as a loss leader. We cannot guarantee that we will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share, any one of which could seriously harm our business.

If open source software programmers, many of whom we do not employ, or our own internal programmers do not continue to develop and enhance open source technologies, we may be unable to develop new technologies, adequately enhance our existing technologies or meet customer requirements for innovation, quality and price.

We rely to a significant degree on a number of open source software programmers, or committers and contributors, to develop and enhance components of our Industrial Generative AI solutions. Additionally, members of the corresponding Apache Software Foundation Project Management Committees (“PMCs”), many of whom are not employed by us, are primarily responsible for the oversight and evolution of the codebases of important components of the open source data management ecosystem. If the open source data management committees and contributors fail to adequately further develop and enhance open source technologies, or if the PMCs fail to oversee and guide the evolution of open source data management technologies in the manner that we believe is appropriate to maximize the market potential of our solutions, then we would have to rely on other parties, or we would need to expend additional resources, to develop and enhance our Industrial Generative AI solutions. We also must devote adequate resources to our own internal programmers to support their continued development and enhancement of open source technologies, and if we do not do so, we may have to turn to third parties or experience delays in developing or enhancing open source technologies. We cannot predict whether further developments and enhancements to these technologies would be available from reliable alternative sources. In either event, we may incur additional development expenses and experience delays in technology release and upgrade. Delays in developing, completing, or delivering new or enhanced components to our

Industrial Generative AI solutions could cause our offerings to be less competitive, impair customer acceptance of our solutions, and result in delayed or reduced revenue for our solutions.

Risks Related to Government Regulation and Litigation

Laws and regulations governing data use, privacy, and security could burden our business.

Our business has remote employees and subsidiary offices located in different countries worldwide. We also serve customers located around the world. We are subject to all applicable laws regulating data use, privacy and security, whether U.S. federal, state, or local, or internationally, including the General Data Protection Regulation (“GDPR”) of the European Union. These laws are complex and can change in material ways. Compliance with these laws is time-consuming and expensive. A failure, or even the perceived failure, to comply with these laws could provoke regulatory investigation requiring a legal response and lead to action that could require a major overhaul of our data systems.

There can be no assurance that we will budget sufficient resources to ensure compliance with data use, privacy, and security laws and regulations, or that we will be successful in our efforts to comply. A failure on our part to accomplish either of these goals could harm our future financial condition and results of operations.

Compliance with data use, privacy, and security laws will be an inherent feature in our product design and a change in those laws could negatively affect the value of our Industrial Generative AI solutions.

We seek to provide generative AI solutions, as well as quantum inspired and quantum information processing enhanced AI solutions to large enterprise users located anywhere in the world. We anticipate that the data required to be processed by such solutions can be located in different jurisdictions, subject to different and changing data laws. We also anticipate that our future enterprise customers may have their own policies with respect to the manner in which the data they maintain can be handled, stored, and used. Our Industrial Generative AI solutions are and will continue to be designed to permit compliance with any applicable data laws or internal IT policy of enterprise customers.

There can be no assurance, however, that our software product design is adequate to permit the deployment of our Industrial Generative AI solutions in compliance with existing data laws or customer policies or that these laws and/or policies will not change in the future in a way that makes deployment of our solutions impossible or more costly. A failure on our part to design and re-design our software platform to permit compliance with applicable data laws and customer policies could limit our sales, harming our growth and profitability, or in the worst case create substantial contract liability to a customer for causing a breach of applicable data laws with respect to the customer’s data.

We are potentially subject to governmental export and import control laws that could negatively impact our business.

As are all U.S.-based businesses, we are subject to various U.S. laws prohibiting the export of certain goods and services and imposing certain trade sanctions. Presently, quantum software including quantum inspired techniques and AI software are not generally subject to the U.S. export control regime but could be subject to those controls depending on the specific application the software would be used to address. Moreover, the list of goods and services subject to the U.S. export control regime is expected to change and grow in the future to include additional items relating to quantum computing. These laws might limit our ability to sell our Industrial Generative AI solutions to customers.

In addition, under the “deemed export” rules, to the extent the export control laws prohibit a sale of certain technology to non-U.S. customers the laws also prohibit disclosure of that technology to non-U.S. persons. Our workforce is global and includes non-U.S. employees. A prohibition on disclosure of certain of our technology to such employees could be disruptive to our business and cause delays and additional expense in developing, selling, and supporting our Industrial Generative AI solutions.

There can be no assurance that our efforts to comply with current and future export control laws will be successful and the failure to do so could result in significant expense associated with governmental investigation and/or enforcement action. There also can be no assurance that the export control laws or changes to those laws will not limit our ability to sell our Industrial Generative AI solutions or affect our internal operations in a way that causes a material adverse impact on our financial condition or profitability.

We are subject to U.S. and foreign anti-corruption, anti-bribery, and similar laws, the violation of which can lead to substantial harm to our business.

We are subject to various anti-corruption and anti-bribery laws in the U.S., including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.S. domestic bribery laws, the U.K. Bribery Act, and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Such laws prohibit companies, their employees, and their third-party agents and representatives from authorizing, promising, offering, soliciting, or accepting, directly or indirectly, improper payments or benefits to or form any person whether in the public or private sector. Awareness of and compliance with these laws is of particular concern to us, because we are and intend in the future to be doing business with both U.S. and foreign entities, some of which are affiliates of the U.S. or foreign governments. In addition, our business is likely to require us to seek governmental approvals from time to time. Detecting, investigating, and resolving any actual or alleged violations of these laws can be expensive and time-consuming.

There can be no assurance that our efforts to comply with these laws will be successful and a failure to comply, whether such failure results from the actions of our own employees or a third-party representing us, could result in costly internal or outside investigations, whistleblower complaints, governmental investigations and enforcement actions, substantial financial settlements, fines or other criminal penalties, injunctions or other bans limiting our ability to do business, reputational harm, and other collateral consequences, any of which could have a material adverse effect on our profitability and the value of our Common Stock.

We have customers and sales teams outside the United States, where we may be subject to increased business and economic risks that could harm our business.

We have customers in two countries. We also have several active business development activities in countries outside of North America, including Asia (e.g., Japan and Singapore) and Europe (e.g., the United Kingdom, Spain and Denmark). We expect to continue to expand our international marketing efforts. Any new markets or countries into which we attempt to sell our Industrial Generative AI solutions may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government-and industry-specific requirements. In addition, our ability to manage our business and conduct our operations internationally in the future may require considerable management attention and resources and is subject to the particular challenges of supporting an early-stage company with limited resources in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems, and commercial markets. Future international expansion will require investment of significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•	recruiting and retaining talented and capable employees outside the United States and maintaining our company culture across all of our offices;

•	potentially different pricing environments, longer sales cycles, and longer accounts receivable payment cycles and collections issues;

•

compliance with applicable international laws and regulations, including laws and regulations with respect to privacy, data protection, and consumer protection, and the risk of penalties to us and individual members of management or employees if our practices are deemed to be out of compliance;

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operating in jurisdictions that do not protect intellectual property rights to the same extent as does the United States and the practical enforcement of such intellectual property rights outside of the United States;

•	securing our locally operated systems and our data and the data of our customers and partners accessible from such jurisdictions;

•

compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions, anti-money laundering laws and other regulatory limitations on our ability to provide our Industrial Generative AI solutions in certain international markets;

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foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;

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political and economic instability, including military actions affecting Russia, Ukraine and/or surrounding regions, changes in political conditions in China and changes in the state of China-U.S. relations, including any tensions relating to potential military conflict between China and Taiwan;

•	changes in diplomatic and trade relationships, including the imposition of new trade restrictions, trade protection measures, import or export requirements, trade embargoes, and other trade barriers;

•	generally longer payment cycles and greater difficulty in collecting accounts receivable;

•

double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and

•	higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs.

Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they occur. Although we have implemented policies and procedures designed to support compliance with these laws and regulations, there can be no assurance that we will always maintain compliance or that all of our employees, contractors, partners, and agents will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our global operations successfully, we may need to relocate or cease operations in certain foreign jurisdictions.

We are exposed to risks associated with litigation, investigations, and regulatory proceedings.

We may in the future face legal, administrative, regulatory, and/or criminal proceedings that are based on a variety of individual or governmental complaints against us, including by way of example: shareholder direct or derivative actions alleging violations of the securities laws by the company or breach of fiduciary duty by our directors; challenges to our IP brought by competitors; breach of contract claims asserted by customers; employee lawsuits asserting violation of various employment or whistleblower laws; or governmental actions based on alleged violations of securities, tax, anti-trust, export control, data privacy, or other applicable laws. Litigation and regulatory proceedings are inherently uncertain, but in nearly every instance are time-consuming, expensive, and cause reputational damage. The potential outcomes can include substantial monetary awards, limitations on our ability to do business, or criminal liability on the part of the company and/or some of its officers, directors, or employees. In some instances, it may not be possible to obtain insurance against specific risks. Even when insurance is available, we may not have purchased such insurance either by oversight or by a conscious decision that the cost of the insurance did not justify its purchase. We also cannot guarantee that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

In addition, we may conclude in the future to bring a legal action against a customer or competitor, for example to recover damages caused to us. Such litigation can be lengthy, time-consuming, and expensive and the outcome is uncertain. Because of these considerations, such litigation is often settled for an amount materially less than the actual damage caused.

There can be no assurance that we will not be subject of litigation, investigations, and/or regulatory proceedings which, whether singly or cumulatively, will have a material adverse effect on our financial condition or ability to do business. Nor can there be any assurance that we will prevail in any litigation brought by us or even if we do prevail that an award or settlement will timely or adequately compensate us for the losses the litigation sought to recover.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Common Stock or other reasons may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the attention and resources of our board of directors (our “Board”) from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risks Outside Our Specific Business

Our business relies on computer systems which are vulnerable to attack and/or failure.

As is the case with nearly every business, we rely on computers and computer networks, both public and private, to perform most of the actions required for us to do business, including internal and external communications, development of our software and IP, storage of our business and financial records, and deployment of our Industrial Generative AI solutions. Such computer systems are inherently susceptible to unintentional failures as well as various forms of cyber-attack, including denial of service attacks, ransomware attacks, email hacking and phishing, computer malware and viruses, and social engineering attacks. Like other companies, we may also be the subject of unauthorized access resulting from employee misconduct. These risks are potentially greater for us because the nature of our business provides an additional incentive for bad actors, including foreign nation states and domestic and foreign businesses, to attack our systems for the purpose of gaining information about generative AI, quantum computing and quantum algorithms, the development of which currently is a priority for many businesses and countries.

Our Orquestra platform is built to be accessed through third-party public cloud providers such as AWS and Azure. These providers may also experience breaches and attacks to their products which may impact our systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to our systems. While we and our third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information, or our technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our platform or other software. Any actual or potential security breach of our software, our operational systems, our physical facilities, or the systems or facilities of our vendors, or the perception that one has occurred, could result in adverse consequences, such as litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we do not control the security measures of third parties, we may be perceived or asserted to be responsible for any breach of such measures or suffer reputational harm even where we do not have recourse to the third party that caused the breach. In addition, any failure by our vendors to comply with applicable law or regulations could result in proceedings against us by governmental entities or others, with further financial, operational, and reputational damage.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, negative publicity, and other harm to our business and our competitive position. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business. In addition, laws, regulations, government guidance, and industry standards and practices in the United States and elsewhere are rapidly evolving to combat these threats. We may face increased compliance burdens regarding such requirements from regulators and customers regarding our products and services and also incur additional costs for oversight and monitoring of security risks relating to our own services. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach involving customer or partner data on our systems. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach may cause us to breach customer contracts.

If we (or a third party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information; litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our software, systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our software capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of our data or the data of our partners or our customers was disrupted, we could incur significant liability, or our software, systems, or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage for security incidents or breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. Depending on the facts and circumstances of such an incident, the damages, penalties and costs could be significant and may not be covered by insurance or could exceed our applicable insurance coverage limits. If the impacts of a security incident or breach, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Our risks are likely to increase as we grow our customer base, and store, transmit, and otherwise process increasingly large amounts of proprietary and sensitive data. There can be no assurance that we can successfully prevent such occurrences, which could damage our reputation and/or result in the theft our important IP, either of which could damage our business prospects and future profitability.

Widespread damage to the global economy would likely adversely affect our business.

The global economy as a whole is susceptible to conditions unrelated to us or the computing industry, including pandemics such as COVID-19, economic recession or depression, international trade wars, the imposition of tariffs on our products, political unrest, natural catastrophes, climate change, terrorism, wars between nation states, or other matters that could have a general widespread negative impact on global commerce. Any such condition could affect our business in one or more of a variety of ways, including reducing or eliminating the availability of capital at a time we require such capital, denying us the ability to sell our Industrial Generative AI solutions in certain countries around the world, restricting our ability to hire qualified employees needed to effectuate our business plan, causing customers to reduce or eliminate their expenditures on generative AI computing or quantum techniques enhanced software, and/or preventing our customers from paying amounts owed to us.

Damage to the global economy could materially harm our business and if we are unable to persevere through such adverse conditions could cause us to fail.

Risks Relating to Ownership of our Common Stock

An active trading market for our Common Stock may never develop or be sustained, which may cause shares of our Common Stock to trade at a discount to the price implied by the Merger and make it difficult to sell shares of our Common Stock.

Our Common Stock is listed on Nasdaq under the symbol “ZPTA.” However, we cannot assure you that an active trading market for our Common Stock will develop on that exchange or elsewhere or, if developed, that any such trading market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Common Stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of our Common Stock when desired or the prices that you may obtain for your shares.

The market price of our Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of our Common Stock is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Common Stock. Factors that could cause fluctuations in the trading price of our Common Stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology industry stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our Common Stock by stockholders or by us;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

•	announcements by us or our competitors of new offerings;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC, including the registration statement of which this prospectus is a part;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, services or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	any significant change in our management;

•	economic instability in the global financial markets and slow or negative growth of our markets; and

•	other factors described in this “Risk Factors” section.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

As a former shell company, we will face certain disadvantages relative to companies that pursue a traditional initial public offering, including ineligibility for certain forms and rules for extended periods.

Prior to the Merger, we were a special purpose acquisition company, a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face significant additional restrictions on their activities under federal securities laws. Following the Merger, we are no longer a shell company. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) the inability to use Form S-3 until at least one year after the filing of information equivalent to that required by Form 10 after ceasing to be a shell company, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, (e) the inability to use Form S-8 to register shares issuable in connection with certain compensatory plans and arrangements until 60 days after the filing of information equivalent to that required by Form 10, (f) the inability of stockholders to rely on Rule 144 for resales of securities until at least one year after the filing of information equivalent to that required by Form 10 and the provision of current public information, and (g) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. For more information about Rule 144 and its potential impact on our stockholders, please see the section titled “Securities Act Restrictions on Resale of Common Stock” in this prospectus. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for us and our stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the market price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of our Common Stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our Common Stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our Common Stock, which in turn could cause our stock price to decline.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of Common Stock.

Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of our Common Stock may decline if our actual results do not match the projections of these securities research analysts. If any of the analysts who may cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, change their recommendation regarding shares of our Common Stock adversely or provide more favorable relative recommendations about our competitors, the price of shares of our Common Stock would likely decline. If one or more of these analysts ceases covering us or fails to publish reports on us regularly, the share price or trading volume of our Common Stock could decline.

We incurred significant costs as a result of the Merger and will incur significant increased costs as a result of being a public company, and our management will be required to devote substantial time to new compliance initiatives.

We and Legacy Zapata have both incurred significant, non-recurring costs in connection with consummating the Merger, and have deferred certain closing costs for which we will become obligated to pay as early as May 2024. We may also incur additional costs to retain key employees.

As a public company, we will incur significant legal, accounting and other expenses that Legacy Zapata did not incur as a private company. These expenses may increase even more after it is no longer an “emerging growth company.” Our management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, we will need to implement additional internal controls, both generally and to address the material weaknesses discussed in “Risks Related to Zapata’s Financial Condition and Status as an Early Stage Company,” and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy. As a public company, we will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC and Nasdaq, have increased legal and financial compliance costs and will make some compliance activities more time-consuming. For example, Nasdaq imposes requirements to obtain stockholder approval for the issuance of equity securities in a variety of circumstances, and this requirement can limit the financing alternatives available to us and thereby increase the cost of capital, which could reduce shareholder returns. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and we could be subject to the delisting of our Common Stock, fines, sanctions and other regulatory action, which may be harmful to its business. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our Common Stock is listed on Nasdaq under the symbol “ZPTA.” However, there is no guarantee that we will be able to comply with the continued listing standards of Nasdaq. If Nasdaq delists our Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences, including:

•	reduced liquidity;

•	a limited availability of market quotations for Common Stock;

•

a potential determination that Common Stock is a “penny stock,” which will require brokers trading in Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as they will likely need to devote an increasing amount of their time to these activities, resulting in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies.

Future issuances of Common Stock or rights to purchase Common Stock, including pursuant our 2024 Plan or 2024 ESPP, or in connection with a Dilutive Offering Reset under the Forward Purchase Agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We have approximately 571.0 million shares of Common Stock authorized but unissued as of March 31, 2024. Our Certificate of Incorporation and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) authorize us to issue these shares of Common Stock and options, rights, warrants and appreciation rights relating to Common Stock for the consideration and on the terms and conditions established by our Board in its sole discretion, whether in connection with acquisitions, or otherwise.

We have outstanding Senior Secured Notes with an aggregate principal amount of $2,000,000 that are convertible at the option of the holder at a price of $8.50 per share, a Purchase Agreement with Lincoln Park, pursuant to which we may instruct Lincoln Park to purchase our shares, and a Forward Purchase Agreement, pursuant to which, in certain circumstances, Sandia may be entitled to purchase Additional Shares from us. See “Risk Factors—We will need additional capital to continue as a going concern, implement our business plan or respond to business opportunities or unforeseen circumstances and such financing may not be available.”

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt (subject to the limitations under the Senior Secured Notes) or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our then-existing stockholders, reduce the market price of our Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of its future offerings. As a result, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their percentage ownership.

We do not currently intend to pay cash dividends on our Common Stock, so any returns will be substantially limited to the value of our Common Stock.

We have no current plans to pay any cash dividends on our Common Stock. The declaration, amount and payment of any future dividends on shares of our Common Stock will be at the sole discretion of our Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends may be limited by covenants under indebtedness that we or our subsidiaries may incur in the future, as well as other limitations and restrictions imposed by law. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock at a greater price than that which you paid for it.

Our Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for certain disputes between our stockholders and us, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine, including, but not limited to, (i) any derivative action brought by a stockholder on our behalf, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, or employees and (iii) any claim against us arising under our Certificate of Incorporation, Bylaws or the DGCL. The Certificate of Incorporation designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

This choice of forum provision may have the effect of increasing costs for investors to bring a claim against us and our directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.

Delaware law and provisions in our Certificate of Incorporation and Bylaws might discourage, delay or prevent a change in control of the Company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the DGCL may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of two-thirds of the voting power of our stockholders other than the interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Certificate of Incorporation and Bylaws contain provisions that may make the acquisition of the Company more difficult, including the following:

•

our Board is classified into three classes of directors with staggered three-year terms, and directors can only be removed from office for cause by the affirmative vote of holders of at least a majority of the voting power of our then-outstanding capital stock;

•	certain amendments to our Certificate of Incorporation will require the approval of stockholders holding two-thirds of the voting power of its then-outstanding capital stock;

•	our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	vacancies on our Board will be able to be filled only by our Board and not by stockholders;

•	certain litigation against us can only be brought in Delaware;

•

our Certificate of Incorporation authorizes undesignated preferred stock, the terms of which may be established by our Board, which shares may be issued without the approval of the holders of our capital stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of Common Stock.

Our Common Stock is and will be subordinate to all of our indebtedness, future indebtedness, and any preferred stock, and effectively subordinated to all indebtedness and preferred equity claims against its subsidiaries.

Shares of our Common Stock are common equity interests and, as such, is junior to the Senior Secured Notes and will rank junior to all of our future indebtedness and other liabilities. Additionally, holders of our Common Stock may become subject to the prior dividend and liquidation rights of holders of any series of preferred stock that our Board may designate and issue without any action on the part of the holders of our Common Stock. Furthermore, our right to participate in a distribution of assets upon any of its subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors and preferred stockholders.

We are an “emerging growth company,” and a “smaller reporting company,” and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of over $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such year and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Further, we will also be a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates was less than $700 million measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

The expected registration of our Common Stock pursuant to certain registration rights granted to the Sponsors, certain stockholders of Legacy Zapata, stockholders who received shares of Common Stock upon conversion and exchange of the Senior Secured Notes, and Sandia, and the potential exercise of additional rights under the Resale Registration Rights Agreement (as defined below) may adversely affect the market price of our Common Stock.

Prior to the Merger, we, the Sponsors, certain stockholders of Legacy Zapata, stockholders who received shares of Common Stock upon conversion and exchange of the Senior Secured Notes, and Sandia, all entered into agreements providing for certain resale registration rights. Pursuant to such agreements, we have agreed to file a registration statement with respect to the registrable securities within the time periods specified in such agreements, up to within 45 days of the closing of the Merger. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Common Stock.

Additionally, up to twice in any 12-month period, certain of our and Legacy Zapata’s stockholders party to the Amended and Restated Registration Rights Agreement, dated as of September 6, 2023, by and among certain of our security holders and us (the “Resale Registration Rights Agreement”) may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. We also agreed to provide customary “piggyback” registration rights, subject to certain exceptions.

The exercise of Warrants of our stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. Such dilution will increase if more of our shares are redeemed.

As of March 28, 2024, we had outstanding Warrants to purchase an aggregate of 25,019,904 shares of our Common Stock, comprised of 11,469,904 Public Warrants and 13,550,000 Private Warrants. These Warrants will become exercisable at any time commencing on April 27, 2024. The likelihood that those Warrants will be exercised increases if the trading price of shares of our stock exceeds the exercise price of the Warrants. The exercise price of these Warrants is $11.50 per share.

There is no guarantee that the Warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

To the extent the Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of our stock and increase the number of shares eligible for resale in the public market. Holders of Warrants do not have a right to redeem the Warrants. Sales of substantial numbers of shares of Common Stock issued upon the exercise of Warrants in the public market or the potential that such Warrants may be exercised could also adversely affect the market price of our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by Lincoln Park in this offering. We may receive up to $75.0 million in gross proceeds from the shares of Common Stock that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares of Common Stock that we choose to sell, our ability to meet the conditions set forth in the Purchase Agreement, market conditions and the price of shares of our Common Stock, among other factors. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds from this offering for general corporate purposes, which may include business opportunities and the repayment of indebtedness, including deferred expenses incurred in connection with the Merger.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DILUTION

The sale of Common Stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of the Common Stock is at the time we exercise our right to sell Common Stock to Lincoln Park, the more Common Stock we will have available to issue to Lincoln Park pursuant to the Purchase Agreement and our existing shareholders would experience greater dilution.

The price that Lincoln Park will pay for the Common Stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of Common Stock.

Our net tangible book deficit as of December 31, 2023 on a pro forma basis after giving effect to the closing of the Merger and the other transactions contemplated thereby was $(16.7) million, or $(0.57) per share, based on 29,092,879 shares of Common Stock outstanding as of March 28, 2024, after giving effect to the closing of the Merger. After giving effect to the assumed sale of 13,000,000 shares of Common Stock to Lincoln Park pursuant to the Purchase Agreement at a price of $2.37 per share, the last reported sales price of the Common Stock on Nasdaq on April 10, 2024, (which represents aggregate gross sale proceeds of approximately $29.1 million), and after the issuance of 712,025 shares of Common Stock to Lincoln Park as Commitment Shares and after deducting estimated offering expenses of $250,000 payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2023 would have been approximately $12.2 million, or $0.29 per share. This represents an immediate increase in net tangible book value of $0.86 per share to existing shareholders and an immediate dilution of $2.08 per share to investors in this offering.

For further illustrative purposes, at an approximate minimum average purchase price of $6.11 per share, the offering of Common Shares pursuant to this prospectus, which consists of 13,000,000 shares of Common Stock (including 712,025 Commitment Shares), would be sufficient to sell the entirety of the $75.0 million of Common Stock permitted to be sold to Lincoln Park under the Purchase Agreement. At a lower average purchase price per share, the registration of additional shares of Common Stock would be required if we sought to sell the entire $75.0 million of Common Stock. At an assumed average purchase price equal to the Floor Price of $0.50, we would need to register an additional 137,712,025 shares of Common Stock (or 150,712,025 shares of Common Stock in aggregate) in order to sell the entire $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement. We are not required to sell to Lincoln Park and register for resale any additional shares of Common Stock.

Assuming that that the Common Stock was sold at an average price equal to the Floor Price of $0.50 per share and that we were to register sufficient additional shares of Common Stock in order to sell the entire $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement, after giving effect to the assumed sale of such 150,000,000 shares of Common Stock, the issuance of 712,025 shares to Lincoln Park as Commitment Shares and after deducting estimated offering expenses of $250,000 payable by us, our pro forma as-adjusted net tangible book value as of December 31, 2023 would have been approximately $58.0 million, or $0.32 per share. This represents an immediate increase in net tangible book value of $0.90 per share to existing shareholders and an immediate dilution of $0.18 per share to investors in this offering.

The number of shares of Common Stock outstanding as of December 31, 2023 on a pro forma basis after giving effect to the closing of the Merger and the other transactions contemplated thereby, and the Forward Purchase Agreement, excludes:

•	3,491,146 shares initially reserved under the 2024 Plan;

•	581,858 shares initially reserved under the 2024 ESPP;

•	13,550,000 shares of Common Stock underlying Private Warrants;

•	11,469,904 shares of Common Stock underlying Public Warrants; and

•	3,016,409 shares of our common stock issuable upon the exercise of options assumed from Legacy Zapata as a result of the Merger.

To the extent that additional shares of Common Stock are issued pursuant to the foregoing, investors purchasing Common Stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

The Common Stock is listed on the Nasdaq Global Market under the symbol “ZPTA” and the Public Warrants are listed on the Nasdaq Capital Market under the symbol “ZPTAW.” Prior to the consummation of the Merger, the Company’s Class A Common Stock, units and Public Warrants were traded on the New York Stock Exchange under the symbols “WNNR,” “WNNR.U” and “WNNR.WS,” respectively.

The closing price of the Common Stock and Public Warrants on April 11, 2024, as reported by Nasdaq, was $2.50 and $0.1492, respectively.

Holders

As of April 11, 2024, there were 123 holders of record of our Common Stock. The number of holders of record does not include “street name” holders or beneficial holders whose shares of Common Stock are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends to date. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. The payment of cash dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Our ability to declare dividends may also be limited by restrictive covenants under any future debt financing agreements.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) is based on the historical financial statements of the Company and Legacy Zapata, adjusted to depict the accounting of the Merger as described in Note 1 to the pro forma financial information. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects adjustments that depict the accounting of the Merger (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 reflects the Statement of Operations Pro Forma Transaction Accounting Adjustments assuming those adjustments were made as of January 1, 2023, which is the beginning of the earliest period presented (“Statement of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statement of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments.”

The pro forma financial information has been derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

•	the accompanying notes to the pro forma financial information;

•	the Company’s historical audited financial statements as of and for the year ended December 31, 2023 and the related notes included elsewhere in this prospectus;

•	the historical audited consolidated financial statements of Legacy Zapata as of and for the year ended December 31, 2023 and the related notes included elsewhere in this prospectus;

•	Legacy Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus; and

•	other information relating to the Company and Legacy Zapata included elsewhere in this prospectus; and

The pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Balance Sheet
	Company	Legacy Zapata
ASSETS
Current assets:
Cash and cash equivalents	$161	$3,332	$30	5	(c)	$8,888
			6,000	5	(d)
			72	5	(f)
			(370)	5	(l)
			(464)	5	(m)
			(11)	5	(n)
			1,923	5	(o)
			(1,785)	5	(s)
Accounts receivable	—	1,938	(829)	5	(a)	1,109
Accounts receivable - related party	—	—	829	5	(a)	829
Prepaid expenses and other current assets	44	323	(44)	5	(k)	323

Total current assets	205	5,593	5,351			11,149
Marketable Securities held in Trust Account	86,265	—	(66,451)	5	(b)	—
			(11,040)	5	(h)
			(330)	5	(i)
			(64)	5	(m)
			(6,457)	5	(n)
			(1,923)	5	(o)
Property and equipment, net	—	156	—			156
Operating lease right-of-use assets	—	238	—			238
Deferred offering costs	—	1,943	(1,943)	5	(s)	—
Non-current assets	—	137	—			137

Total assets	$86,470	$8,067	$(82,857)			$11,680

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$6,452	$(1,500)	5	(a)	$4,140
			(812)	5	(s)
Accounts payable - related party	—	—	1,500	5	(a)	1,500
Accrued and other current liabilities	885	1,945	(217)	5	(a)	6,435
			671	5	(m)
			3,151	5	(s)
Accrued and other current liabilities - related party	—	—	217	5	(a)	217
Accrued interest payable - related party	71	—	255	5	(f)	—
			(326)	5	(i)
Operating lease liability, current	—	252	—			252
Liability for common stock to be issued	—	—	1,688	5	(v)	1,688
Deferred legal fee	—	—	3,330	5	(l)	3,330
Convertible note - related party	—	—	1,577	5	(i)	1,577
Deferred revenue	—	744	—			744

Total current liabilities	956	9,393	9,534			19,883
Deferred underwriting fee payable	8,050	—	(8,050)	5	(j)	—
Convertible note - related party	2,450	—	72	5	(f)	941
			(1,581)	5	(i)
Deferred legal fee	4,040	—	(4,040)	5	(l)	—
Notes payable, non-current	—	8,900	6,091	5	(d)	2,020
			1,000	5	(s)
			150	5	(t)
			539	5	(q)
			(14,660)	5	(r)

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP. (Continued)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Balance Sheet
	Company	Legacy Zapata
Forward purchase agreement derivative liability	—	—	4,935	5	(h)	4,935
Non-current liabilities	—	—	616	5	(m)	616

Total liabilities	15,496	18,293	(5,394)			28,395

SPAC Class A Common Stock, subject to possible redemption	86,264	—	(66,451)	5	(b)	—
			(19,813)	5	(p)
Legacy Zapata Convertible Preferred Stock	—	64,716	(64,716)	5	(u)	—
Stockholders’ equity (deficit):
SPAC Preference Shares	—	—	—	5	(g)	—
SPAC Class A Common Stock	—	—	—	5	(g)	—
SPAC Class B Common Stock	1	—	(1)	5	(g) 5(p)	—
Legacy Zapata Common Stock	—	—	—	5	(c)	—
			—	5	(u)
Common Stock	—	—	—	5	(h)	3
			1	5	(p)
			—	5	(r)
			—	5	(s)
			2	5	(u)
			—	5	(w)
Additional paid-in capital	—	14,633	30	5	(c)	84,368
			8,751	5	(e)
			(10,986)	5	(h)
			8,050	5	(j)
			19,813	5	(p)
			14,660	5	(r)
			(6,775)	5	(s)
			36,192	5	(u)
			—	5	(w)
Accumulated other comprehensive loss	—	(49)	—			(49)
Accumulated deficit	(15,291)	(89,526)	(91)	5	(d)	(101,037)
			(8,751)	5	(e)
			(255)	5	(f)
			(4,989)	5	(h)
			(44)	5	(k)
			(1,815)	5	(m)
			(6,468)	5	(n)
			340	5	(l)
			(539)	5	(q)
			(292)	5	(s)
			(150)	5	(t)
			28,522	5	(u)
			(1,688)	5	(v)

Total stockholders’ equity (deficit)	(15,290)	(74,942)	73,517			(16,715)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$86,470	$8,067	$(82,857)			$11,680

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share data)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Statement of Operations
	Company	Legacy Zapata
Revenue	$—	$5,683	$(1,980)	6(a	)	$3,703
Revenue - related party	—	—	1,980	6(a	)	1,980

Total revenue	—	5,683	—			5,683
Cost of revenue	—	4,582	—			4,582

Total gross profit	—	1,101	—			1,101
Operating expenses:
Sales and marketing	—	5,885	(2,783)	6(a	)	3,102
Sales and marketing - related party	—	—	2,783	6(a	)	2,783
Research and development	—	5,915	—			5,915
General and administrative	—	7,409	150	6(j	)	7,559
Formation costs, professional fees and general and administrative costs	8,349	—	(180)	6(d	)	14,069
			(340)	6(e	)
			1,815	6(f	)
			2,639	6(g	)
			44	6(h	)
			54	6(n	)
			1,688	6(o	)

Total operating expenses	8,349	19,209	5,870			33,428

Loss from operations	(8,349)	(18,108)	(5,870)			(32,327)
Other income (expense), net:
Interest earned on marketable securities held in Trust Account	8,157	—	(8,157)	6(c	)	—
Change in fair value of Convertible Promissory Notes - Related Party	(599)	—	—			(599)
Interest expense - Convertible Promissory Notes - Related Party	(71)	—	(255)	6(b	)	(326)
Interest income	—	47	—			47
Extinguishment of Senior Notes	—	(6,864)	6,864	6(l	)	—
Change in fair value and loss on issuance of Senior Notes and Senior Secured Notes	—	(4,779)	4,779	6(k	)	—
Loss on issuance of derivative contract	—	—	(4,935)	6(n	)	(4,935)
Loss on issuance of Senior Secured Notes	—	—	(8,751)	6(m	)	(8,751)
Loss associated with amendments to capital markets advisory agreements	—	—	(3,829)	6(g	)	(4,121)
			(292)	6(i	)
Other expense, net	—	(10)	—			(10)

Total other income (expense), net	7,487	(11,606)	(14,576)			(18,695)

Net loss before income taxes	(862)	(29,714)	(20,446)			(51,022)
Provision for income taxes	—	(20)	—			(20)

Net loss	$(862)	$(29,734)	$(20,446)			$(51,042)

Weighted average common shares outstanding - basic and diluted	5,750,000	5,104,642	22,213,249	6(p	)	27,963,249

Net loss per share attributable to common stockholders - basic and diluted	$(0.04)	$(5.82)				$(1.83)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

Pursuant to the Business Combination Agreement, on March 28, 2024 we completed our planned Merger with Legacy Zapata, pursuant to which Legacy Zapata became our wholly owned subsidiary. In connection with the Merger, we filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we were domesticated and continue as a Delaware corporation (the “Domestication”), and changed our name to “Zapata Computing Holdings Inc.” At the effective time of the Domestication, each outstanding share of Class A Common Stock automatically converted into one share of Common Stock, each outstanding share of Class B Common Stock automatically converted into one share of Common Stock and the Warrants automatically became exercisable for shares of Common Stock. At the effective time of the Merger, existing shareholders of Legacy Zapata received shares of Common Stock in exchange for the securities held prior to the consummation of the Merger. Upon the consummation of the Merger, certain holders of the outstanding Senior Secured Notes elected to convert their notes into shares of Common Stock in accordance with their terms. In connection with the consummation of the Merger, the Common Stock and the Warrants were listed on the Nasdaq Stock Market under the symbols “ZPTA” and “ZPTAW,” respectively. Transaction costs paid and accrued by Legacy Zapata related to the Merger were $7.2 million and will be treated as issuance costs and netted against additional paid-in capital in our pro forma condensed consolidated balance sheet at the Closing of the Merger. Refer to Note 5(s) below.

The aggregate value of the consideration that the holders of Legacy Zapata Capital Stock and Legacy Zapata Options collectively received from the Company in connection with the Merger was approximately $200.0 million.

At the Effective Time:

•	each share of Legacy Zapata Common Stock was converted into the right to receive 0.9141 shares of Common Stock (the “Per Share Common Stock Consideration”).

•

each holder of Legacy Zapata Preferred Stock was converted into the right to receive 0.9141 shares of Common Stock. Legacy Zapata determined that the Merger constituted a deemed liquidation under its charter and, as such, the holders of Legacy Zapata Preferred Stock were entitled to receive an amount per share equal to the greater of i) the applicable original issue price of the applicable series of Legacy Zapata Preferred Stock, plus any dividends declared but unpaid thereon (the “preference”), or ii) such amount per share as would have been payable had all shares of Legacy Zapata Preferred Stock been converted into Legacy Zapata Common Stock immediately prior to the Merger (the “as converted amount”). The Per Share Preferred Stock Consideration was equal to the Per Share Common Stock Consideration because the as converted amount was greater than the preference.

•

Each Legacy Zapata Option was automatically converted into an option to purchase, on the same terms and conditions as were applicable to such Legacy Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of Common Stock determined by multiplying the Legacy Zapata Common Stock subject to the Legacy Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Legacy Zapata Common Stock subject to the Legacy Zapata Option, as in effect immediately prior to the Effective Time, by the Per Share Common Stock Consideration.

Related events that occurred in connection with the Merger are discussed in more details below:

I. Issuance of Senior Notes and Senior Secured Notes

A.

On June 13, 2023, Legacy Zapata entered into a senior note purchase agreement and senior promissory note agreement (collectively, the “Senior Note Purchase Agreement”) with certain investors. Under the Senior Note Purchase Agreement, Legacy Zapata was authorized to issue additional Senior Notes in an aggregate principal amount of all Senior Notes outstanding not exceeding $20.0 million. In addition, pursuant to the Business Combination Agreement, Legacy Zapata was permitted to negotiate and enter into a committed equity facility or subscriptions to shares of Legacy Zapata capital stock for cash, or issue additional Senior Notes, subject to the aggregate amount of equity financing of Legacy Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the Closing not exceeding $25.0 million (inclusive of principal amount and interest). Interest on borrowings under the Senior Notes was payable at an annum interest rate of 20.0% on the maturity date. The Senior Notes were convertible in connection with a business combination between Legacy Zapata and a publicly-traded special purpose acquisition company, including the Merger, or in connection with an initial public offering, in each case on or prior to the maturity date, at a conversion price of $8.50 per share. The purpose of the issuance of the Senior Notes was to fund general corporate expenses of the Company. As of December 22, 2023, the aggregate principal amount of $5.6 million plus accrued and unpaid interest of $0.6 million of the Senior Notes was exchanged for $6.2 million of the aggregate principal amount of the Senior Secured Notes. Accrued and unpaid interest on the borrowings under the Senior Notes prior to the exchange was calculated at an interest rate of 20.0% based on the 365-day period from the issuance date to the amendment date. As of December 22, 2023, all Senior Notes were canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange.

B.

In December 2023, Legacy Zapata agreed to issue and sell up to an aggregate principal amount of $14.375 million of Senior Secured Notes, exclusive of any Senior Secured Notes issued in exchange for existing Senior Notes. Through the Closing Date, Legacy Zapata issued Senior Secured Notes in an aggregate principal amount of $16.2 million. The Senior Secured Notes bear compounding interest at the rate of 15% per annum. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest thereon will be due and payable on December 15, 2026 (the “maturity date”). On or after December 15, 2025 or at any time when the aggregate principal amount of all Senior Secured Notes outstanding is $3.0 million or less, the Senior Secured Notes, or a portion thereof, may be prepaid by Legacy Zapata in cash without penalty.

While any Senior Secured Notes are outstanding, Legacy Zapata cannot incur additional indebtedness for borrowed money, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes, subject to certain conditions, and other exceptions described in the Senior Secured Note Purchase Agreement with respect to indebtedness incurred in Legacy Zapata’s ordinary course of business.

The Senior Secured Notes are convertible at the option of the holder in connection with a business combination between Legacy Zapata and a publicly-traded special purpose acquisition company, including the Merger, or in connection with an initial public offering, in each case on or prior to the maturity date, at a conversion price (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) of (i) $4.50 per share at the closing of such business combination, including the Merger, or initial public offering, as applicable, or (ii) $8.50 per share at any time after the closing of such business combination, including the Merger, or initial public offering, as applicable. Legacy Zapata will notify the holders of the closing of any such business combination or initial public offering at least ten business days prior to the expected closing date of such transaction, and each holder must notify Legacy Zapata of its intention to exchange a portion or all of its Senior Secured Note at least five business days prior to such closing date.

If a holder elects to exchange his or its shares in connection with the Business Combination, Legacy Zapata will cause the Company to (i) enter into Exchange Agreements prior to the Closing, pursuant to which such Senior Secured Notes will be exchanged for shares of Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Secured Note Purchase Agreement and, (ii) at the Effective Time, issue shares of Common Stock to the holders of Senior Secured Notes then outstanding in exchange for such Senior Secured Notes in accordance with the terms of the Senior Secured Notes and the Exchange Agreements.

Immediately prior to the Closing of the Merger, Legacy Zapata had $16.7 million in aggregate principal and accrued interest of Senior Secured Notes outstanding. This includes the $6.2 million in aggregate principal and accrued interest under the Senior Notes that was converted into the Senior Secured Notes, Senior Secured Notes in an aggregate principal amount of $8.9 million issued for cash through the Closing Date, $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger, and $0.5 million of interest accrued on the Senior Secured Notes through the Closing Date. Of the aggregate outstanding balance of the Senior Secured Notes of $16.7 million, $14.7 million was converted into 3,257,876 shares of Common Stock upon the Closing.

II. Actual Redemption

On March 28, 2024, shareholders of the Company holding 6,048,595 shares of Class A Common Stock exercised their redemption rights, for their pro rata share of the funds in the Trust Account in an aggregate redemption payment amount of $66.5 million using a redemption price of approximately $10.99 per share. Refer to Note 5(b) below.

III. Domestication

A.	Immediately preceding the Closing:

1.

Each share of Class A Common Stock and each share of Class B Common Stock then outstanding immediately prior to the effective time of the Domestication was converted into one share of Common Stock, and

2.

Each Public Warrant and each Private Warrant then outstanding immediately prior to the effective time of the Domestication and exercisable for one share of Class A Common Stock was automatically converted into one warrant exercisable for one share of Common Stock.

IV. Merger

A.	Upon the Closing of the Merger:

1.	Each then-outstanding share of Legacy Zapata Capital Stock was converted into the right to receive 0.9141 shares of Common Stock, which is equal to the Per Share Common Stock Consideration of 0.9141.

2.

Each then-outstanding Legacy Zapata Option to purchase shares of Legacy Zapata Common Stock, whether or not exercisable and whether or not vested was automatically converted into an option to purchase, on the same terms and conditions as were applicable to such Legacy Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of Common Stock determined by multiplying the Legacy Zapata Common Stock subject to the Legacy Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration of 0.9141 and rounding the resulting number down to the nearest whole number of shares of Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Legacy Zapata Common Stock subject to the Legacy Zapata Option by the Per Share Common Stock Consideration of 0.9141.

3.

An outstanding balance, inclusive of the principal and interest of $14.7 million, of the Senior Secured Notes were exchanged and converted into 3,257,876 shares of Common Stock at $4.50 per share in accordance with the terms of the Senior Secured Notes and the Exchange Agreements. Upon the Closing of the Merger, the Company had $2.0 million, including a de minimis amount of accrued interest, of the Senior Secured Notes outstanding.

V. Capital Markets Advisory, Marketing and Legal Agreements

A.

On July 4, 2023, we entered into an engagement letter with a third party, pursuant to which, the third party will act as a capital markets advisor to us in connection with the Merger. We agreed to pay in the following amounts:

i.	An advisor fee in the sum of:

(a) $500,000 in cash payable upon the Closing of the Merger,

(b) $1,000,000 in either cash or shares of Common Stock, payable 180 calendar days after the Closing of the Merger, and

(c) $1,000,000 payable in either cash or shares of Common Stock, payable 270 calendar days following the Closing of the Merger (notes (b) and (c) collectively, the “Deferred Shares Arrangement”), and

ii.	A transaction fee in the sum of:

(a) 4% of the gross proceeds raised from investors identified by the third party and received by us or Legacy Zapata in connection with the Merger, and

(b) 3% of the proceeds released from the Trust Account with respect to any Company shareholders identified to us by the third party that:

x) entered into a non-redemption agreement or other similar agreement, or

y) did not redeem shares of Class A Common Stock.

Pursuant to above engagement letter, upon the Closing of the Merger, we owed the third party an advisor fee of $0.5 million payable in cash, $2.0 million payable in either cash or shares, and a transaction fee of $0.1 million for an aggregate amount owed of $2.6 million.

On March 25, 2024, we and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6.4 million and reimbursement of out-of-pocket expenses of $11.0 thousand, which were paid out of the Trust Account upon the Closing of the Merger. In addition, we recognized a loss associated with amendments to capital markets advisory agreements of $3.8 million. Refer to Note 6(g).

B.

On September 13, 2023, Legacy Zapata entered into a capital markets advisory agreement with an additional third party, pursuant to which Legacy Zapata agreed to pay (i) $1.3 million for capital markets advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through Merger was below $40.0 million, in lieu of making a cash payment of $1.3 million for capital markets advisory services at Closing, Legacy Zapata agreed to pay $0.8 million in cash at Closing and $0.5 million worth of shares of Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the Closing.

On March 20, 2024, the capital markets advisory agreement was amended, pursuant to which, Legacy Zapata agreed to pay six monthly installments in cash of $41.7 thousand per month commencing on

May 15, 2024 and issue a Senior Secured Note of $1.0 million. The third party did not convert the Senior Secured Note into shares of Common Stock upon the Closing. We recognized a loss associated with amendments to capital markets advisory agreements of $0.3 million. Refer to Note 5(s).

C.

On February 9, 2024, we entered into a marketing services agreement with an additional third party to promote investor engagement, pursuant to which we agreed to pay $0.3 million worth of shares of Common Stock at issuance price upon the Closing of the Merger. The number of shares to be issued was subject to a 30-day adjustment period following February 12, 2024. In the event that the average trading price of the Company’s Common Stock within the 30-day period was below the issuance price, an adjustment to the number of shares to be paid to the third party would be made based on the lower of (i) the issuance price, or (ii) the average trading price of the Company’s Common Stock within the 30-day period subsequent to February 12, 2024. In connection with the Closing of the Merger, Legacy Zapata issued 30,706 shares of Common Stock to the third party.

D.

On February 9, 2024, we and Legacy Zapata entered into a capital markets advisory agreement with an additional third party, pursuant to which we agreed to pay the third party i) $0.3 million for capital markets advisory services provided related to the Merger, and ii) $0.2 million for services provided related to the benefit of the holders of our and Legacy Zapata’s securities. In connection with the Merger, Legacy Zapata made a cash payment of $0.5 million prior to the Closing.

On March 27, 2024, we and Legacy Zapata agreed to issue to the third party a Senior Secured Note in the aggregate principal amount of $0.1 million immediately prior to the Closing for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of Common Stock at the Closing.

E.

On February 9, 2024, Legacy Zapata and the Company entered into an engagement letter with an additional third party, as amended on February 27, 2024, pursuant to which the third party will continue to act as a capital markets advisor to Legacy Zapata until the date that is eighteen months following the Closing of the Merger (the “Term”). Legacy Zapata and the Company agreed to pay the third party a cash fee of $1.8 million, payable by the Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 or the effectiveness of the Registration Statement on Form S-1 to be filed pursuant to the Purchase Agreement (as defined below) with Lincoln Park (the “Lincoln Park Registration Statement”), with $0.3 million of such payment waivable if the Company voluntarily prepays $1.5 million to the third party prior to December 31, 2024. Notwithstanding the foregoing, Legacy Zapata will pay the full $1.8 million upon consummation of a financing transaction with proceeds of $15.0 million or more (not including sales under the Purchase Agreement or similar financing) during the Term.

F.

In March 2024, Legacy Zapata entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10.0 million, for a term of 60 days from the execution of the placement agent agreement. Legacy Zapata agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds (the “Financing Proceeds”) received by Legacy Zapata from investors introduced by the third party directly to Legacy Zapata. The cash fee is payable from Legacy Zapata within 7 business days following Legacy Zapata’s receipt of proceeds from any investors introduced by the third party. In addition, Legacy Zapata agreed to issue a number of shares of Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the Closing. In connection with the placement agent agreement, the Company made a cash payment of $0.1 million and issued 11,666 shares of Common Stock upon the Closing.

G.

In connection with the Merger, we had incurred $4.0 million of deferred legal fees to be paid to our legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in our historical audited consolidated financial statements as of and for the year ended December 31, 2023. On March 26, 2024, we entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3.7 million, of which $0.4 million was paid in cash upon the Closing of the Merger and the remaining balance will be paid in equal monthly installments of $0.3 million per month for each of the twelve months following the Closing of the Merger and the effective date of the Company’s Registration Statement (see Note 1.VI).

H.

On February 16, 2021, we entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the Closing of Merger, we incurred $0.2 million for services rendered under the consulting agreement. On March 25, 2024, we amended the consulting agreement, pursuant to which we agreed to pay a total of $0.2 million in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of Common Stock pursuant to the Purchase Agreement (see Note 1.VI) or (ii) June 30, 2024.

VI. Purchase Agreement with Lincoln Park

On December 19, 2023, we and Legacy Zapata entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from the Company, at the option of the Company, an aggregate of up to $75.0 million (the “Commitment”) of Common Stock from time to time over a 36-month period following the Commencement Date, subject to certain limitations contained in the Purchase Agreement including, but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. In accordance with the Purchase Agreement, the Company must pay Lincoln Park a commitment fee of $1.7 million (the “Commitment Fee”) as follows: (i) on the business day prior to the filing of the Lincoln Park Registration Statement, $0.6 million in shares of Common Stock and (ii) the Company may elect to pay the remaining $1.1 million amount of the Commitment Fee in either cash or shares of Common Stock, with any shares issuable on the business day prior to the filing of the Lincoln Park Registration Statement and any cash due within 90 days of the Closing Date.

In connection with the Purchase Agreement, we and Legacy Zapata also entered into the Registration Rights Agreement, pursuant to which the Company will file the Lincoln Park Registration Statement (including the Commitment Shares) with the SEC within 45 days following the Closing of the Merger.

VII. Sponsor Founder Shares

In contemplation of the Business Combination Agreement, we, Legacy Zapata, the Sponsor, the Sponsor Co-Investor and certain directors entered into the Sponsor Support Agreement. The Sponsor, the Sponsor Co-Investor and directors own an aggregate of 5,750,000 shares of Class B Common Stock. Of the aggregate shares of Class B Common Stock outstanding, 1,005,000 shares of Class B Common Stock are not subject to any vesting or forfeiture provisions in accordance with the Sponsor Support Agreement. The remaining 4,745,000 Sponsor Shares (the Sponsor and the Sponsor Co-Investor holds 3,536,863 and 1,208,137 Sponsor Shares, respectively) are subject to the following vesting and forfeiture provisions:

i.	In the event that the Closing Available Cash is an amount equal to $25.0 million or more, then all Sponsor Shares, or 4,745,000 shares, will be fully vested.

ii.	In the event that the Closing Available Cash is an amount equal to $10.0 million or less, then 30% of the Sponsor Shares, or 1,423,500 shares, will be unvested and subject to forfeiture.

iii.

In the event that the Closing Available Cash is more than $10.0 million but less than $25.0 million, then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

All of the unvested Sponsor Founder Shares will become vested if, within three years of the Closing, the VWAP of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Founder Shares will be forfeited and shall be transferred by the Sponsor and the Sponsor Co-Investor to the Company, without any consideration for such transfer.

Upon the Closing of the Merger, the Closing Available Cash as defined by the Sponsor Support Agreement was $13.1 million, resulting in 1,129,630 shares that remain subject to vesting. The Sponsor Founder Shares that are subject to vesting and forfeiture have been accounted for as an equity transaction in accordance with ASC 815, Derivatives and Hedging as the arrangement is considered free-standing. The unvested Sponsor Founder Shares are indexed to the Company’s own stock and are therefore classified as equity in the unaudited pro forma condensed combined balance sheet.

VIII. Forward Purchase Agreement

On March 25, 2024, we and Legacy Zapata entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia”), pursuant to which Sandia purchased, from the open market, 1,000,000 shares of Class A Common Stock immediately preceding the Closing (the “Recycled Shares”) and the Company issued to Sandia 500,000 shares of Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”). Legacy Zapata also issued Senior Secured Notes with an aggregate principal amount of $3.0 million to the parties to the Forward Purchase Agreement prior to the Closing of the Merger.

Pursuant to the Forward Purchase Agreement, at the Closing, the Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the Trust Account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the Trust Account at the Closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then outstanding shares held by Sandia upon the Valuation Date, such date being two years from the Closing, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Company may at its election pay the Settlement Amount Adjustment to Sandia in shares of Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided that, in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the Forward Purchase Agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Company shall be entitled to an amount from Sandia, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price, as defined hereafter, on the date of notice.

As of the Closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Company closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of Common Stock or securities of the Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Company reimbursed Sandia $0.1 million at Closing for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and (b) $0.1 million in expenses incurred in connection with the acquisition of the Recycled Shares. The Company will also pay to Sandia a quarterly fee of $5.0 thousand payable at the Closing in consideration of certain legal and administrative obligations in connection with this transaction.

IX. Convertible Notes – Related Party

Pursuant to a Deferred Payment Agreement dated as of March 25, 2024, the Company amended the terms of our Convertible Note – Related Party, pursuant to which $0.3 million of the accrued interest outstanding at the Closing of the Merger was paid from the funds available in the Trust Account at Closing. The aggregate principal balance of our Convertible Note—Related Party plus accrued interest through the Closing of the Merger of $2.5 million was deferred at Closing and is due in monthly installments (including interest accruing from the Closing of the Merger through the payment date) for twelve months thereafter beginning thirty days following the effectiveness of the Company’s registration statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park (the “Registration Statement”). The Convertible Note – Related Party bears interest at a rate of 4.5% per annum.

2.	Basis of Pro Forma Presentation

The pro forma financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Company reflecting the accounting for the Merger.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. Historically, one of our affiliates, Andretti Global, and Legacy Zapata entered into the Enterprise Solution Subscription Agreement, the Managed Services Agreement, and the Andretti Sponsorship Agreement, prior to the Merger. The Enterprise Solution Subscription Agreement and Andretti Sponsorship Agreement are coterminous and terminate on December 31, 2024. The Managed Services Agreement also terminates on December 31, 2024. Andretti Global agreed to pay Legacy Zapata $5.0 million through the duration of the Enterprise Solution Subscription Agreement. As of December 31, 2023, Legacy Zapata had an aggregate of $0.8 million in accounts receivable related to the Enterprise Solution Subscription Agreement and the Managed Services Agreement. For the year ended December 31, 2023, Legacy Zapata recorded an aggregate of $2.0 million in revenues associated with the Enterprise Solution Subscription Agreement and the Managed Services Agreement. The total commitment under the Andretti Sponsorship Agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. Through December 31, 2023, Legacy Zapata paid $3.5 million under the Andretti Sponsorship Agreement. As of December 31, 2023, Legacy Zapata had an aggregate of $1.5 million in accounts payable and $0.2 million in accrued and other current liabilities related to the Andretti Sponsorship Agreement. For the year ended December 31, 2023, Legacy Zapata recorded $2.8 million in sales and marketing expenses with respect to the Andretti Sponsorship Agreement. The pro forma financial information gives effect to the above related party transactions that go into effect upon the Closing of the Merger.

The following table summarizes the pro forma number of shares of Common Stock outstanding following the consummation of the Merger, excluding the potential dilutive effect of the exercise or vesting of stock options or warrants and the unvested Sponsor Founder Shares.

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.
	Shares	Percentage
Legacy Zapata equityholders	17,696,425	63%
Public Shareholders	1,846,206	7%
Sponsor and Insiders(1)	5,750,000	16%
Senior Secured Note holders	3,257,876	12%
Additional Shares issued pursuant to the Forward Purchase Agreement	500,000	2%
Capital markets advisors	42,372	0%

Total Shares of Common Stock(2)	29,092,879	100%

(1)

Reflects the conversion of 5,750,000 shares of Class B Common Stock held by the Sponsor, the Sponsor Co-Investor and certain key stockholders of the Sponsor that are party to the Sponsor Support Agreement (collectively, the “Insiders”), of which 1,129,630 shares are subject to vesting, subject to the notes below.

(2)

Excludes shares issued in connection with the Commitment Fee and any other shares of Common Stock that may be issued to Lincoln Park pursuant to the Purchase Agreement (the “Lincoln Park Shares”). The Commitment Fee is payable in shares with a value of $0.6 million and the remainder of the Commitment Fee ($1.1 million) can be paid, at the election of the Company, in either cash or shares of Common Stock. Sales to Lincoln Park by the Company could result in substantial dilution to the interests of other holders of Common Stock.

The table set forth above does not take into account warrants to purchase shares of Class A Common Stock that will remain outstanding immediately following the Merger. The Public Warrants and Private Warrants will become exercisable 30 days after the completion of the Merger and will expire five years after the completion of the Merger or earlier upon their redemption or liquidation. If we assume that all outstanding 11,500,000 Public Warrants and 13,550,000 Private Warrants were exercisable and exercised following completion of the Merger, then the combined voting power of the Company and combined economic interest in the Company and Legacy Zapata will be as shown below:

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.
	Shares	Percentage
Legacy Zapata equityholders	17,696,425	33%
Public Shareholders	1,846,206	3%
Sponsor and Insiders(1)	5,750,000	11%
Senior Secured Note holders	3,257,876	6%
Additional Shares issued pursuant to the Forward Purchase Agreement	500,000	1%
Capital markets advisors	42,372	0%
Private Warrant holders(2)	13,550,000	25%
Public Warrant holders(3)	11,500,000	21%

Total Shares of Common Stock(4)	54,142,879	100%

(1)	Reflects the conversion of 5,750,000 shares of Class B Common Stock held by Sponsors and Insiders, of which 1,129,630 shares are subject to vesting, subject to the notes below.
(2)	Represents shares of Common Stock issuable upon exercise of the Private Warrants.
(3)	Represents shares of Common Stock issuable upon exercise of the Public Warrants.
(4)

Excludes the Lincoln Park Shares. The Commitment Fee is payable in shares with a value of $0.6 million and the remainder of the Commitment Fee ($1.1 million) can be paid, at the election of the Company, in either cash or shares of Common Stock. Sales to Lincoln Park by the Company could result in substantial dilution to the interests of other holders of Common Stock.

3.	Accounting for the Merger

The Merger has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although we have acquired all of the outstanding equity interests of Legacy Zapata in the Merger, we are treated as the “acquired” company and Legacy Zapata is treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Merger has been treated as the equivalent of Legacy Zapata issuing stock for our net assets, accompanied by a recapitalization. Our net assets and Legacy Zapata’s net assets have been stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Merger, the results of operations are those of Legacy Zapata.

Legacy Zapata has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Zapata’s existing stockholders have the greatest voting interest in the Company;

•	Legacy Zapata’s existing stockholders have the voting rights to control decisions regarding election and removal of a majority of the directors and officers of the Company;

•	Legacy Zapata comprises the ongoing operations of the Company; and

•	Legacy Zapata’s existing senior management is the senior management of the Company.

4.	Common Stock Issued to Legacy Zapata Stockholders upon the Closing of the Merger

The Common Stock issued at the Closing is determined based on the Per Share Common Stock Consideration of 0.9141, calculated as of the Closing of the Merger, as follows:

Legacy Zapata Common Stock outstanding prior to the Closing of the Merger	5,136,453
Legacy Zapata Preferred Stock outstanding prior to the Closing of the Merger	14,222,580

19,359,033
Per Share Common Stock Consideration	0.9141

Shares of Common Stock issued to Legacy Zapata shareholders upon the Closing of the Merger	17,696,425

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects transaction accounting adjustments that depict the accounting for the Merger.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

a)

To reflect the reclassification of Legacy Zapata’s accounts receivable – related party of $0.8 million, accounts payable – related party of $1.5 million, and accrued and other current liabilities – related party of $0.2 million as pursuant to the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and the Managed Services Agreement. Refer to Note 2.

b)

To reflect the net redemption payment of $66.5 million made from the Trust Account for the holders of Class A Common Stock, who exercised their redemption rights with respect to 6,048,595 shares of Class A Common Stock prior to the consummation of the Merger at a redemption price of approximately $10.99 per share. Refer to Note 1.II.

c)	To reflect the issuance of 17,900 shares of Legacy Zapata Common Stock and the corresponding cash proceeds in connection with the exercise of Legacy Zapata Options subsequent to December 31, 2023.

d)

To reflect an additional $6.0 million of Senior Secured Notes issued by Legacy Zapata and the related interest of $0.1 million subsequent to December 31, 2023, with a respective increase in cash and cash equivalents. Refer to Notes 1.I.B.

e)	To reflect the substantial premium of $8.8 million associated with the Senior Secured Notes issued subsequent to December 31, 2023.

f)	To reflect the cash proceeds of $72.0 thousand and additional interest of $0.3 million in connection with the issuance of our Convertible Notes – Related Party subsequent to December 31, 2023.

g)

To record the conversion of the outstanding 1,846,206 shares of Class A Common Stock and 5,750,000 shares of Class B Common Stock into 7,596,206 shares of Common Stock in accordance with the domestication provisions of the Business Combination Agreement. Refer to Note 1.III.A.

h)

Represents the Forward Purchase Agreement. Pursuant to the Forward Purchase Agreement, Sandia purchased 1,000,000 Recycled Shares from third parties in the open market and 500,000 Additional Shares from us at a purchase price of $10.99 per share. We prepaid to Sandia with proceeds from the Trust Account of $11.0 million with respect to the purchase of Recycled Shares and paid associated out-of-pocket expenses of $0.1 million. With respect to the purchase of Additional Shares, a per share amount equal to $10.99 per share was netted against the proceeds from the Additional Shares received from Sandia. As net proceeds for the shares purchased are $0, the shares are reflected as having been issued in exchange for a reduction in additional paid-in capital and a related derivative instrument. Based on declines in share prices, we could receive less cash than the Prepayment Amount. The Prepayment Amount, reduced by the economics of the downside taken on by us is reflected as a derivative liability in the amount of $4.9 million.

The fair value of the forward purchase derivative agreement liability is recorded through earnings as a one-time charge reflecting the cost of entering the Forward Purchase Agreement. Refer to Note 1.VIII.

i)

To reflect the reclassification of $1.6 million of the principal balance of our Convertible Note – Related Party from non-current to current liabilities in connection with the amendment executed on March 25, 2024 and the cash payment of the accrued interest related to the outstanding balance of our Convertible Notes – Related Party of $0.3 million from the funds available in the Trust Account pursuant to the Business Combination Agreement. Refer to Note 1.IX.

j)

To reflect the waiver of underwriting fees of $8.0 million incurred during our IPO. In a letter dated September 25, 2023, the underwriter waived the deferred portion of the underwriting fees to which it would otherwise have been entitled to in connection with the Merger under the underwriting agreement dated January 12, 2022.

k)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $44.3 thousand in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity.

l)

Pursuant to the fee letter for legal services, to reflect a cash payment of $0.4 million, a reduction in the deferred legal fee liability of $0.3 million, and the reclassification of the remaining liability of $3.3 million from non-current to current liabilities associated with legal services rendered to us in connection with the Merger. Refer to Note 1.V.G.

m)

To reflect additional transaction costs of $1.8 million incurred by us in connection with Merger, excluding the advisor and transaction fees described in Notes 6(e) and 6(g), which consist of estimated advisory, legal, accounting and other professional fees incurred in consummating the Merger, for which the corresponding offsets have been a cash payment of $0.4 million, a decrease in proceeds from the Trust Account of $0.1 million, an increase in accrued and other current liabilities of $0.7 million, and an increase in non-current liabilities of $0.6 million.

n)

To reflect, pursuant to the amended engagement letter, the advisor and transaction fees paid from the Trust Account of $6.4 million. In addition, we paid associated out-of-pocket expenses of $11.0 thousand upon the Closing as pursuant to the amended engagement letter. Refer to Note 1.V.A.

o)

To reflect the release of $1.9 million from the Trust Account to cash and cash equivalents pursuant to the Business Combination Agreement, after giving effect to Public Shareholders exercised their redemption rights to have their Class A Common Stock redeemed for their pro rata share of the Trust Account. Refer to Note 1.II.

p)	To reflect the reclassification of $19.8 million of the outstanding 1,846,206 shares of Class A Common Stock, and $0.6 thousand of Class B Common Stock to permanent equity of the Company.

q)

To reflect the accrued and unpaid interest of $0.4 million and the derecognition in amortization of debt discount of $0.1 million related to the Senior Secured Notes with a corresponding offset recorded as a net increase in accumulated deficit. Refer to Note 1.I.

r)	To reflect the conversion of the principal and accrued interest of the Senior Secured Notes of $14.7 million into 3,257,876 shares of Common Stock pursuant to the Senior Secured Note Purchase

Agreement. The shares of Common Stock are recorded at their legal par value, and a corresponding adjustment to equity is recorded as additional paid-in capital.

s)

To reflect the transaction costs of $7.2 million incurred by Legacy Zapata in connection with the Merger. The transaction costs include advisory, legal, accounting, and other professional fees incurred that are deemed to be direct and incremental costs of the Merger. The transaction costs of $7.2 million are comprised of (i) a $7.2 million reduction to additional paid-in capital, reflected as a cash payment of $1.8 million, a decrease of $1.9 million in deferred offering costs, a decrease of $0.8 million in accounts payable, an increase of $3.2 million in accrued and other current liabilities, and an increase of $1.0 million in notes payable, and (ii) a $0.4 million increase in additional paid-in capital related to shares of Common Stock issued in lieu of cash compensation. Additionally, Legacy Zapata incurred a loss of $0.3 million in connection with the amendment to a capital market advisory agreement, which is reflected as an increase to accumulated deficit of $0.3 million, with a corresponding offset to additional paid-in capital. The net decrease to additional paid-in capital as a result of the transaction costs incurred by Legacy Zapata was $6.8 million.

In addition, pursuant to certain capital markets advisory agreements, 42,372 shares of Common Stock have been issued upon the Closing of the Merger. The shares of Common Stock are recorded at their legal par value, and a corresponding adjustment to equity is recorded as additional paid-in capital. Refer to Notes 1.V.B, 1.V.C, 1.V.E, and 1.V.F.

t)

To reflect the issuance of a $0.1 million Senior Secured Note as compensation for services not directly related to the Merger provided by a third-party capital markets advisor as an increase to notes payable and accumulated deficit. Refer to Note 1.V.D.

u)

To reflect the recapitalization of Legacy Zapata through the contribution of all outstanding shares of Legacy Zapata Capital Stock and the issuance of 17,696,425 shares of Common Stock, and the elimination of our accumulated deficit as the accounting acquiree. As a result of the recapitalization, the carrying value of Legacy Zapata Preferred Stock of $64.7 million and our accumulated deficit of $28.5 million were derecognized. The shares of Common Stock issued in exchange for Legacy Zapata’s capital were recorded to Common Stock of $1.8 thousand and additional paid-in capital of $36.2 million. Refer to Note 1.IV.A.

v)	To record the liability of $1.7 million related to the Commitment Fee with a corresponding offset to increase in accumulated deficit. Refer to Note 1.VI.

w)

Pursuant to the Sponsor Support Agreement, given that the Closing Available Cash of $13.1 million was more than $10.0 million but less than $25.0 million, 1,129,630 Sponsor Founder Shares became unvested at Closing and may vest upon the occurrence of specific events (refer to Note 1.VII). To date, the vesting provisions have not been achieved. The 1,129,630 unvested Sponsor Founder Shares, or $0.1 thousand, is reclassified from Common Stock to additional paid-in capital.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 reflects transaction accounting adjustments that depict the accounting for the Merger as if it had occurred on January 1, 2023.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

a)

To reflect the reclassification of related party activities pursuant to the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and the Managed Services Agreement, as if the

Merger had occurred on January 1, 2023. For the year ended December 31, 2023, Legacy Zapata’s aggregate revenue in connection with the Enterprise Solution Subscription Agreement and the Managed Services Agreement of $2.0 million, respectively, has been reclassified to revenue – related party in the unaudited pro forma condensed combined statements of operations. For the year ended December 31, 2023, Legacy Zapata’s sales and marketing expenses with respect to the Andretti Sponsorship Agreement of $2.8 million, have been reclassified to sales and marketing expenses – related party in the unaudited pro forma condensed combined statements of operations. Refer to Note 2.

b)

To reflect the recognition of interest expense of $0.3 million related to our Convertible Promissory Notes – Related Party for the year ended December 31, 2023, as if the Merger had occurred on January 1, 2023. Refer to Note 5(f).

c)

To reflect the derecognition of investment income of $8.2 million for the year ended December 31, 2023, respectively, related to the investments held in the Trust Account as if the Merger had occurred on January 1, 2023.

d)

To reflect an adjustment to eliminate our fee expensed and due to the Sponsor of $15.0 thousand per month for office space and administrative and support services, as if the Merger had occurred on January 1, 2023.

e)	To reflect the amendment to reduce the deferred legal fee liability by $0.3 million associated with legal services rendered to us in connection with the Merger. Refer to Note 5(l).

f)

To reflect the additional transaction costs of $1.8 million, which consist of estimated advisory, legal, accounting and other professional fees that are deemed to be direct and incremental costs of the Merger as an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(m).

g)

To reflect the advisor and transaction fees incurred in connection with the amended engagement letter with a third-party capital markets advisor as an adjustment to formation costs, professional fees and general and administrative costs of $2.6 million, and a loss associated with amendments to capital markets advisory agreements of $3.8 million. Refer to Note 5(n).

h)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $44.3 thousand for the year ended December 31, 2023 in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity and are recorded an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(k).

i)

To reflect the loss incurred on the amendment to a capital markets advisory agreement of $0.3 million, which is the difference between the total value of the consideration payable to the third-party in cash and shares of Common Stock pursuant to the original terms of the capital markets advisory agreement and the total value of the consideration payable to the third-party in cash and Senior Secured Notes pursuant to the amended capital markets advisory agreement. Refer to Note 5(s).

j)

To reflect the cost of services rendered under a capital markets advisory agreement that were not direct costs of the Merger as an increase to general and administrative costs as if the Merger had occurred on January 1, 2023. In lieu of cash consideration, a Senior Secured Note of $0.1 million was issued to the third-party advisor. Refer to Note 5(t).

k)	To reflect the derecognition in the change in fair value of $4.8 million in connection with the Senior Secured Notes as if the Merger had occurred on January 1, 2023.

l)	To reflect the derecognition of the extinguishment of the Senior Notes of $6.9 million as if the Merger had occurred on January 1, 2023.

m)	To reflect the loss associated with the substantial premium of $8.8 million related to the Senior Secured Notes issued subsequent to December 31, 2023. Refer to Note 5(e).

n)

To reflect the one-time charge related to the recognition of the forward purchase agreement derivative liability of $4.9 million, and to reflect transaction fees of $0.1 million incurred in connection with the Forward Purchase Agreement as an increase to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(h).

o)

To reflect the Commitment Fee of approximately $1.7 million related to the Purchase Agreement for the year ended December 31, 2023 as if the Merger had occurred on January 1, 2023. Refer to Notes 1.VI and 5(v).

p)

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations reflects redemptions in connection with the Closing and are based upon the number of shares of Common Stock outstanding as if the Merger occurred on January 1, 2023. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Merger have been outstanding for the entirety of the periods presented. Pro forma basic and diluted net loss per share is calculated as follows:

Year Ended December 31, 2023
(in thousands, except share and per share amounts)
Numerator:
Net loss	$(51,042)
Net loss attributable to common stockholders - basic and diluted	$(51,042)
Denominator:
Weighted average common shares outstanding used in basic and diluted net income per share(1)	27,963,249

Net loss per share attributable to common stockholders - basic and diluted	$(1.83)

(1)	Represents the total number of outstanding shares of Common Stock that the Company issued upon consummation of the Merger.

Shares outstanding exclude 1,129,630 unvested Sponsor Founder Shares because the necessary conditions for vesting of the unvested Sponsor Founder Shares have not yet been met as of December 31, 2023. Accordingly, these shares are excluded from the table above and from the computation of the basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2023.

The number of outstanding Warrants of 25,050,000 and Company options of 3,016,409 to be issued upon the consummation of the Merger have been excluded from the computation of diluted net loss per share attributable to common stockholders for the year ended December 31, 2023 because including them would have been antidilutive.

The weighted average common shares outstanding—basic and diluted for the year ended December 31, 2023 is calculated as the sum of: a) 17,696,425 shares of Common Stock held by Legacy Zapata stockholders, b) 1,846,206 shares of Common Stock held by Company’s public shareholders, c) 4,620,370 shares of Common Stock held by the Sponsor, the Sponsor Co-Investor and the Company’s officers and directors prior to the closing of the Merger, d) 3,257,876 shares of Common Stock held by holders of Senior Secured Notes, e) 500,000 shares of Common Stock that have been issued to Sandia pursuant to the Forward Purchase Agreement, and f) 42,372 shares of Common Stock held by certain capital markets advisors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to years, unless otherwise noted, refer to the fiscal years of Legacy Zapata, which end on December 31. For the purposes of this section, “Legacy Zapata” refers to Zapata Computing, Inc. and its consolidated subsidiaries. Capitalized terms used but not defined herein have the meaning ascribed to them elsewhere in this prospectus. You should read the following discussion and analysis of our financial condition and results of operations together with our condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward- looking statements that involve risks, uncertainties and assumptions. You should read the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Legacy Zapata is an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our approach utilizes the newest mathematical techniques from the quantum physics community to make computation more efficient and to create models that have other advantages over conventional methods. Founded by a team including Harvard University scientists in 2017, Legacy Zapata has built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Legacy Zapata’s primary target customers are enterprise organizations. It offers subscription-based solutions that combine software and services to develop custom Industrial Generative AI Applications designed to resolve the highly complex business challenges of these enterprises given the size and scope of their global operations.

Since its inception in November 2017, Legacy Zapata has devoted substantially all of its efforts on organizing and staffing Legacy Zapata, business planning, raising capital, research and development activities, developing and marketing Orquestra, Legacy Zapata’s development platform on which it provides Prose and Sense, and providing general and administrative support for these operations. Legacy Zapata plans to continue to grow its business primarily through establishing sales channels and expanding its internally generated sales. To date, Legacy Zapata has financed its operations primarily with proceeds from sales of Series Seed Preferred Stock, par value $0.0001 per share, Series A Preferred Stock, par value $0.0001 per share, Series B-1 Preferred Stock, par value $0.0001 per share and Series B-2 Preferred Stock, par value $0.0001 per share (collectively, the “Convertible Preferred Stock”) and the issuance of convertible notes, including the Senior Notes (as defined below) and Senior Secured Notes (collectively, the “Convertible Notes”). Through December 31, 2023, Legacy Zapata has received gross proceeds of $64.7 million from sales of Legacy Zapata Preferred Stock and $8.5 million from the issuance of Senior Notes.

In December 2023, Legacy Zapata agreed to issue and sell up to $20.0 million in aggregate principal amount of Senior Secured Notes and offered to exchange outstanding senior promissory notes, which it had previously issued in June through August of 2023, pursuant to a Senior Note Purchase Agreement, dated June 13, 2023, among Legacy Zapata and the persons party thereto (the “Senior Notes”), for Senior Secured Notes. As of the date of this prospectus, all previously issued Senior Notes have been canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange. Legacy Zapata received gross proceeds in cash of $8.9 million from the issuance of Senior Secured Notes, excluding $5.6 million in funds received upon the issuance of Senior Notes, with an additional $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger.

On March 28, 2024, Legacy Zapata completed its planned Merger with the Company pursuant to which Legacy Zapata became a wholly owned subsidiary of the Company. In connection with the Merger, the Company filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the state of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”), changing its name to Zapata Computing Holdings Inc. Holders of ordinary shares of the Company received shares of Common Stock in the Domestication. At the Effective Time of the Merger, Legacy Zapata’s then-existing shareholders received shares of Common Stock in exchange for their respective securities held immediately prior to the consummation of the Merger. Upon the consummation of the Merger, the holders of certain outstanding Senior Secured Notes elected to convert their notes and accrued interest thereon into shares of Common Stock in accordance with their terms.

Legacy Zapata has incurred significant operating losses since inception, including net losses of $29.7 million and $23.4 million for the years ended December 31, 2023 and 2022, respectively. Legacy Zapata generated revenue of $5.7 million and $5.2 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, Legacy Zapata had an accumulated deficit of $89.5 million and expects to continue to incur significant losses for at least the next several years if and as it:

•	continues its current research and development activities;

•	increases its sales and marketing teams and efforts;

•	increases the size of its services team to provide ongoing services in connection with our Industrial Generative AI solutions;

•	further develops its Industrial Generative AI application development platform, Sense and Prose;

•	develops and expands relationships with large service firms to leverage sales of its Industrial Generative AI solutions;

•	hires additional research and development personnel; and

•	adds operational, financial and management information systems and personnel, including personnel to support its product development.

Further, Legacy Zapata expects to incur additional costs associated with operating as a public company, including increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses.

As a result, Legacy Zapata will need substantial additional funding to support its continuing operations and pursue its growth strategy. Until such time as it can generate sufficient revenue from its subscription-based offerings that combine its Orquestra platform and, if applicable, its Prose and Sense solutions that can be delivered on top of Orquestra, and its consulting services, it expects to finance its operations through a combination of equity offerings (including pursuant to our equity line of credit), debt financings, collaborations and strategic alliances. Its inability to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies. There can be no assurances that the current operating plan will be achieved or that additional funding will be available on terms acceptable to Legacy Zapata, or at all. If Legacy Zapata is unable to raise capital or enter into such agreements as and when needed, it may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of its products or may be forced to reduce or terminate its operations.

Legacy Zapata’s continuation as a going concern is dependent upon the ability to identify future financing sources and generate profits from its operations. It is pursuing all available options for funding, which include seeking public or private investments in our capital stock and availability under the Purchase Agreement with Lincoln Park. These factors raise substantial doubt about its ability to continue as a going concern.

The accompanying consolidated financial statements of Legacy Zapata have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if Legacy Zapata is unable to continue as a going concern.

See “Liquidity and Capital Resources” below for additional information.

Recent Developments

Legacy Zapata has preexisting contractual relationships with Andretti Global. In February 2022, Legacy Zapata entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with Andretti Global, both of which will expire on December 31, 2024. For the years ended December 31, 2023 and 2022, Legacy Zapata recorded $1.7 million and $1.5 million, respectively, in revenue related to the enterprise solution subscription agreement. Legacy Zapata also entered into a managed service agreement with Andretti Global in October 2022, which expired on January 3, 2024. For the years ended December 31, 2023 and 2022, Legacy Zapata recorded $0.2 million and zero, respectively, in revenue related to the managed service agreement. For the years ended December 31, 2023 and 2022, Legacy Zapata recorded $2.8 million and $2.4 million, respectively, in sales and marketing expense related to the sponsorship agreement. Legacy Zapata recognizes expense for the agreement over the period of service and will recognize $2.8 million in the year ending December 31, 2024. The remaining committed future payments under the sponsorship agreement at December 31, 2023 include $1.5 million in accounts payable at December 31, 2023 and payments of $3.0 million due from January to July 2024. Legacy Zapata considered that these agreements were executed prior to the Business Combination Agreement and were not executed in contemplation of the business combination. Accordingly, Andretti Global is not considered a related party prior to the consummation of the Merger.

Components of Our Results of Operations

Revenue

Legacy Zapata’s revenue is generated primarily from its sales of subscriptions to our Orquestra platform and services. Legacy Zapata’s subscriptions to the Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment on an annual or multi-year basis. Legacy Zapata may also offer consulting services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra platform. Legacy Zapata evaluates its contracts at inception to determine if the terms represent a single, combined performance obligation or multiple performance obligations. Under Legacy Zapata’s consulting contracts, its promises may be to deliver an integrated generative AI computing solution to the customer or to provide research and development services regarding the potential benefits of generative AI to use cases specified by the customer. Legacy Zapata’s subscription-based solutions consist of our promise to provide access to the hosted Orquestra platform throughout the contract term along with stand-ready scientific and software engineering services.

Revenue from subscriptions to Legacy Zapata’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over the contract term as performance is completed on the performance obligations identified. Revenue from stand-ready scientific and engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

Legacy Zapata’s revenue recognition policies are discussed below under the heading “Critical Accounting Policies and Significant Judgments and Estimates” and Note 2, “Summary of Significant Accounting Policies” to its consolidated financial statements, included elsewhere in this prospectus.

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. Legacy Zapata’s primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to Legacy Zapata’s information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. Legacy Zapata allocates these overhead expenses based on headcount, and thus are reflected in cost of revenue and each operating expense category.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for our employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization. Sales and marketing expenses are primarily driven by investments in the growth of our business. Legacy Zapata expects sales and marketing expenses, expressed as a percentage of revenue, to vary from period to period for the foreseeable future.

Advertising expenses, which are included in sales and marketing expense, primarily include promotional expenditures, and are expensed as incurred. The amounts incurred for advertising expenses for the years ended December 31, 2023 and 2022 were $2.8 million and $2.4 million, respectively.

Research and Development

Research and development expenses consist primarily of personnel-related costs, including salaries and wages, benefits, bonuses, and stock-based compensation expense for Legacy Zapata’s scientists, engineers and other employees engaged in the research and development of its products. In addition, research and development expenses include third party software subscription costs, facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include facilities and supporting overhead costs, including depreciation and amortization, and external professional services.

Other Expense, Net

Other expense, net consists primarily of fair value adjustments related to Legacy Zapata’s Convertible Notes, interest income, interest expense and foreign exchange gains and losses from our international operations.

Income Taxes

For the years ended December 31, 2023 and 2022, Legacy Zapata recorded an income tax provision of $20 thousand and $53 thousand, respectively. These are related to income taxes our foreign operations with pre-tax income generated from intercompany activities. Legacy Zapata recorded a full valuation allowance of its net deferred tax asset position as of December 31, 2023 and 2022 as it believes it was more likely than not that it would not be able to utilize its deferred tax assets.

As of December 31, 2023, Legacy Zapata had U.S. federal NOL carryforwards of $62.1 million, which do not expire and which may be available to reduce future taxable income. In addition, as of December 31, 2023, Legacy Zapata had state NOL carryforwards of $37.7 million, which may be available to reduce future taxable income, and expire at various dates through 2042. As of December 31, 2023, Legacy Zapata had federal research and development tax credit carryforwards of $0.3 million. As of December 31, 2023, Legacy Zapata had state research and development tax credit carryforwards of $0.3 million, which may be available to reduce future tax liabilities and expire at various dates through 2038.

Results of Operations

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes Legacy Zapata’s results of operations for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Revenue	$5,683	$5,166	$517	10%
Cost of revenue	4,582	3,535	1,047	30

Gross profit (loss)	1,101	1,631	(530)	(32)

Operating expenses:
Sales and marketing	5,885	7,286	(1,401)	(19)
Research and development	5,915	8,206	(2,291)	(28)
General and administrative	7,409	9,527	(2,118)	(22)

Total operating expenses	19,209	25,019	(5,810)	(23)

Loss from operations	(18,108)	(23,388)	5,280	(23)

Other income (expense):
Interest income	47	50	(3)	(6)
Extinguishment of senior notes	(6,864)	—	(6,864)	NM **
Change in fair value of senior secured notes	(4,779)	—	(4,779)	NM **
Other expense, net	(10)	(57)	47	(82)

Total other expense, net	(11,606)	(7)	(11,599)	NM **

Net loss before income taxes	(29,714)	(23,395)	(6,319)	27
Provision for income taxes	(20)	(53)	33	(62)

Net loss	$(29,734)	$(23,448)	$(6,286)	27%

**	Not meaningful

Revenue

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Revenue	$5,683	$5,166	$517	10%

Revenue was $5.7 million for the year ended December 31, 2023, as compared to $5.2 million for the year ended December 31, 2022. The increase of $0.5 million was primarily driven by an increase of $0.2 million from customer contracts entered into during 2022, resulting in a full year of revenue recognized during 2023 but less than a year of revenue recognized during 2022, and an increase of $0.8 million from new contracts where work commenced in 2023, partially offset by a decrease of $0.5 million resulting from the completion of certain professional services contracts that did not recur.

Cost of Revenue

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Cost of revenue	$4,582	$3,535	$1,047	30%

Cost of revenue was $4.5 million for the year ended December 31, 2023, as compared to $3.5 million for the year ended December 31, 2022. The increase of $1.0 million was primarily driven by a $0.5 million increase in costs related to performance of revenue contracts, a $0.4 million increase in personnel costs as a result of additional headcount to directly serve customers and severance payouts in 2023, and a $0.1 million increase in consulting costs due to the hiring of consultants in early 2023.

Operating Expenses

Sales and Marketing Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Sales and marketing	$5,885	$7,286	$(1,401)	(19)%

Sales and marketing expense was $5.9 million for the year ended December 31, 2023, as compared to $7.3 million for the year ended December 31, 2022. The decrease of $1.4 million was primarily driven by a $0.7 million decrease in personnel costs related to sales and marketing headcount reductions, offset by increased severance expenses in 2023, a $0.3 million decrease in consulting costs due to the termination of consulting contracts at the end of 2022 resulting in reduced consulting costs in 2023, a $0.2 million decrease in travel costs, a $0.1 million decrease in office and facilities costs and a $0.1 million decrease in other marketing costs.

Research and Development Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Research and development	$5,915	$8,206	$(2,291)	(28)%

Research and development expense was $5.9 million for the year ended December 31, 2023, as compared to $8.2 million for the year ended December 31, 2022. The decrease of $2.3 million was primarily driven by a decrease of $1.4 million in personnel costs related to research and development headcount reductions, a $0.5 million decrease in consulting costs due to a reduction in the number of contractors under hire during 2023, a $0.3 million decrease in license maintenance fees resulting from the waiver of fees by a vendor in 2023 and the termination of a license agreement in 2023, a $0.2 million decrease in payroll taxes resulting from an U.S. Internal Revenue Service (the “IRS”) research and development refund filed in 2023, and a $0.1 million decrease in travel costs, offset by a $0.2 million increase in software and computing costs.

General and Administrative Expenses

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
General and administrative	$7,409	$9,527	$(2,118)	(22)%

General and administrative expenses were $7.4 million for the year ended December 31, 2023, compared to $9.5 million for the year ended December 31, 2022. The decrease of $2.1 million was primarily driven by a decrease of $0.8 million in personnel costs related to general and administrative headcount reductions, a $0.7 million decrease in recruiting costs due to the increased hiring and hiring of upper level staff and board of directors members during 2022 compared to 2023, a $0.2 million decrease in severance costs due to no general and administrative staff severance payouts occurring during 2023, a $0.2 million decrease in rent and overhead expenses, and a $0.2 million decrease in other general and administrative operating costs.

Other Expense, net

	Year Ended December 31,
	2023	2022	Change	%
	(in thousands)
Total other expense, net	$(11,606)	$(7)	$(11,599)	NM	**

**	Not meaningful

Other expense, net was $11.6 million for the year ended December 31, 2023, compared to $7 thousand for the year ended December 31, 2022. The increase in other expense, net of $11.6 million resulted primarily from the loss on extinguishment of Senior Notes of $6.9 million. Legacy Zapata also incurred expense of $4.8 million for the change in fair value of the Senior Notes from the date of issuance to December 15, 2023 and the loss on issuance of Senior Secured Notes, as of the date on which the notes were canceled and exchanged for Senior Secured Notes.

Provision for Income Taxes

The provision for income taxes was not material in either of the years ended December 31, 2023 or 2022 and was related to our foreign operations.

Liquidity, Going Concern and Capital Resources

Since its inception, Legacy Zapata has financed its operations primarily with proceeds from sales of Convertible Preferred Stock and the issuance of Convertible Notes. As of December 31, 2023, Legacy Zapata had cash and cash equivalents of $3.3 million, excluding its restricted cash. Since its inception through December 31, 2023, Legacy Zapata has sold 14,222,580 shares of Legacy Zapata Preferred Stock for aggregate net proceeds of $64.7 million and has received $5.6 million from the issuance of Senior Notes. In December 2023, Legacy Zapata received $2.9 million from the issuance of Senior Secured Notes. Legacy Zapata’s principal use of cash is to fund its operations and platform development to support its growth.

In December 2023, Legacy Zapata entered into a Senior Secured Note Purchase Agreement, pursuant to which it agreed to issue and sell up to $14.375 million in aggregate principal amount of Senior Secured Notes and offered to exchange its outstanding Senior Notes for Senior Secured Notes. As of the date of this filing, all previously issued Senior Notes have been canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes of $5.6 million plus accrued and unpaid interest of

$0.6 million, through the date immediately prior to the exchange. Legacy Zapata received gross proceeds in cash of $8.9 million from the issuance of Senior Secured Notes, excluding funds received upon the issuance of Senior Notes, with an additional $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger. The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder in connection with the Merger at a conversion price of (i) $4.50 per share at the closing of the Merger or (ii) $8.50 per share at any time after the closing of the Merger. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. Upon the closing of the Merger, Senior Secured Notes with an aggregate principal amount of $14.2 million plus accrued interest thereon were converted into shares of Common Stock and Senior Secured Notes with an aggregate principal amount of $2.0 million remain outstanding. While any Senior Secured Notes are outstanding, Legacy Zapata cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes up to, as of the date of this prospectus, the aggregate principal amount of $4.350 million.

Cash Flows

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31,
	2023	2022
	(in thousands)
Net cash used in operating activities	$(14,763)	$(20,987)
Net cash used in investing activities	—	(253)
Net cash provided by financing activities	8,043	280
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(21)	1

Net decrease in cash, cash equivalents and restricted cash	$(6,741)	$(20,959)

Operating Activities

Net cash used in operating activities was $14.8 million for the year ended December 31, 2023. The factors affecting Legacy Zapata’s operating cash flows during this period were its net loss of $29.7 million, partially offset by a net change in its operating assets and liabilities of $2.0 million and non-cash charges of $12.9 million. The non-cash charges primarily consisted of $0.2 million in depreciation and amortization expense, $4.8 million in the change in fair value of Convertible Notes, $6.9 million in losses on extinguishment of Senior Notes, $0.3 million in non-cash lease expense, and $0.8 million in stock-based compensation expense. The change in operating assets and liabilities was driven by a $3.5 million increase in accounts payable, a $0.5 million increase in accounts receivable, a $0.2 million decrease in prepaid expenses and other current assets, a $1.0 million decrease in accrued expenses and other current liabilities, a $0.2 million increase in deferred revenue and a $0.4 million decrease in operating lease liabilities. The increase in accounts receivable is due to the timing of billings and collections from customer contracts. The increase in accounts payable was primarily related to the timing of invoicing and payments of sponsorship fees and professional services fees. The decrease in prepaid expenses and other current assets was primarily due to payment of transaction costs related to the Merger. The decrease in accrued expenses and other current liabilities is primarily due to an increase in accrued legal fees, offset by the payment of consulting and professional fees, the reversal of accrued commissions and reduction in accrued severance, and the payment of sponsorship fees. The decrease in deferred revenue is due to the timing of billings related to customer contracts and the recognition of revenue from customer contracts. The decrease in operating lease liabilities resulted primarily from lease payments.

Net cash used in operating activities was $21.0 million for the year ended December 31, 2022. The factors affecting Legacy Zapata’s operating cash flows during this period were its net loss of $23.4 million, partially offset by a net change in its operating assets and liabilities of $1.1 million and non-cash charges of $1.4 million. The non-cash charges primarily consisted of $0.2 million in depreciation and amortization expense, $0.3 million in non-cash lease expense, and $0.9 million in stock-based compensation expense. The change in operating assets and liabilities was generally driven by a $0.9 million increase in accrued expenses and other current liabilities, a $0.2 million decrease in prepaid expenses and other current assets, and a $1.0 million increase in accounts payable, partially offset by a $0.5 million increase in accounts receivable, a $0.3 million decrease in deferred revenue and a $0.3 million decrease in operating lease liabilities. The increase in accounts payable is due to consulting and professional fees incurred related to a proposed transaction in 2022 that was not completed. The increases in accrued expenses and other current liabilities were primarily due to an increase in accrued professional services fees, accrued severance costs related to a former employee, as well as accrued payroll costs, which were offset by the payment of 2021 accrued bonuses. The increase in accounts receivable resulted primarily from the timing of new contracts and the related collections. The decrease in prepaid expenses and other current assets was primarily related to the timing of vendor invoicing and payments offset by the prepayment of sales commissions. The decrease in deferred revenue is due to new contracts with customers and the timing of payments. The change in operating lease liabilities resulted primarily from lease payments.

Investing Activities

There were no investing cash flow activities during the year ended December 31, 2023.

During the year ended December 31, 2022, net cash used in investing activities was $0.3 million, primarily consisting of purchases of property and equipment. The purchases of equipment during these periods were primarily related to computer equipment purchases.

Financing Activities

During the year ended December 31, 2023, net cash provided by financing activities was $8.0 million, which consisted of $37 thousand in proceeds from exercises of stock options and $8.3 million in proceeds received from the issuance of Convertible Notes, offset by $0.3 million of transaction costs related to the Merger.

During the year ended December 31, 2022, net cash provided by financing activities was $0.3 million, all of which consisted of proceeds from exercises of stock options.

Off-Balance Sheet Financing Arrangements

Legacy Zapata has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2023 and 2022. Legacy Zapata has not entered into any off-balance sheet financing agreements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations and Other Commitments

Leases

As of December 31, 2023, Legacy Zapata had future operating lease liabilities of $0.3 million, with payments due in 2024.

License and Collaboration Agreements

During 2018, Legacy Zapata entered into an exclusive patent license agreement (the “license agreement”) with a term that continued unless terminated by the licensor or by Legacy Zapata. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, we issued shares of common stock to the licensor representing four percent of Legacy Zapata’s capital stock on a fully diluted basis.

The license agreement obligated Legacy Zapata to pay fixed annual license maintenance fees of $0.1 million for the year ended December 31, 2022, and $0.1 million per year thereafter until it or the licensor terminates the license.

The license agreement obligated Legacy Zapata to pay fixed milestone payments upon the achievement of certain sales thresholds. The milestone payments total $0.2 million, and the maximum sales threshold was $25.0 million. Legacy Zapata did not trigger any payments to the licensor during the years ended December 31, 2023, and 2022.

The license agreement obligated Legacy Zapata to pay a royalty equal to two percent of net sales. The license agreement also required Legacy Zapata to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. We did not pay any royalties during the years ended December 31, 2023 and 2022. On February 10, 2023, Legacy Zapata terminated the license agreement by written notice to the licensor. Upon termination, all licensing rights held by us under the license agreement were forfeited to the licensor. Legacy Zapata did not owe any accrued obligations or payments to the licensor as of the termination of the license agreement or thereafter.

Sponsorship Agreement

During 2022, Legacy Zapata entered into a sponsorship agreement with Andretti Global. The total commitment under the sponsorship agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. The related expenses are amortized by straight-line method over the period. Through December 31, 2023, Legacy Zapata paid $3.5 million under the sponsorship agreement and for the year ended December 31, 2023, it recorded $2.8 million in sales and marketing expense related to the sponsorship agreement. There was $1.5 million included in accounts payable and $0.2 million included in accrued and other current liabilities as of December 31, 2023 related to the sponsorship agreement. The remaining commitment of $3.0 million will be due and payable from January to July 2024.

On March 28, 2024, the Company entered into an additional sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The total commitment under the sponsorship agreement is $1.0 million and is due and payable over the period of July to November 2024.

Convertible Notes Due to Related Parties

Pursuant to a Deferred Payment Agreement dated as of March 28, 2024, the Company amended the terms of its convertible notes due to related parties. Pursuant to the amended terms, $0.3 million of the accrued interest outstanding at the closing of the Merger was paid from the funds available in the trust account at closing. The aggregate principal balance of the convertible notes plus accrued interest through the closing of the Merger of $2.5 million was deferred at closing and is due in monthly installments (including interest accruing from the closing of the Merger though the payment date) beginning thirty days following the effectiveness of the Lincoln Park Registration Statement. The balance will be payable over a twelve month term (including interest accruing from the closing of the Merger though the payment date). The convertible notes bear interest at a rate of 4.5% per annum.

Marketing Services Agreement

On February 9, 2024, the Company entered into a marketing services agreement with a third party to promote investor engagement, pursuant to which the Company agreed to pay and paid the third party in shares of Common Stock with a value of $0.3 million upon the closing of the Merger. In connection with the closing of the Merger, the Company issued 30,706 shares of Common Stock to the third party.

Capital Markets Advisory Agreements

In March 2024, Legacy Zapata entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10.0 million, for a term of 60 days from the execution of the placement agent agreement. Legacy Zapata agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds received by us from investors introduced by the third party directly to Legacy Zapata (the “Financing Proceeds”). The cash fee was payable from Legacy Zapata within 7 business days following our receipt of proceeds from any investors introduced by the third party. In addition, Legacy Zapata agreed that the Company would issue a number of shares of Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the closing of the Merger. Legacy Zapata made cash payments in an aggregate amount equal to $0.1 million in connection with the receipt of the Financing Proceeds and issued 11,666 shares of Common Stock upon the closing of the Merger.

On February 9, 2024, Legacy Zapata and the Company entered into a capital markets advisory agreement with a third party pursuant to which they agreed to pay the third party i) $0.3 million for capital markets advisory services provided related to the Merger, and ii) $0.2 million for services provided related to the benefit of the holders of Legacy Zapata and Company securities. On March 27, 2024, Legacy Zapata and the Company agreed to issue to the third party a Senior Secured Note in the principal aggregate amount of $0.1 million immediately prior to the closing of the Merger for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of Common Stock at the closing of the Merger.

On February 9, 2024, Legacy Zapata entered into an engagement letter with an additional third party, which was amended on February 27, 2024, pursuant to which the third party will continue to act as a non-exclusive capital markets advisor to us following completion of the Merger until the date that is eighteen months following the closing of the Merger (the “Term”). Legacy Zapata agreed to pay the third party a cash fee of $1.8 million, payable by the Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 and the effectiveness of the Lincoln Park Registration Statement, with $0.3 million of such payment waivable if the Company voluntarily prepays $1.5 million to the third party prior to December 31, 2024. Notwithstanding the foregoing, the Company will pay the full $1.8 million upon consummation of a financing of $15.0 million or more (not including sales under the Purchase Agreement or similar financing) during the Term.

On September 13, 2023, Legacy Zapata entered into a capital market advisory agreement with an additional third party, pursuant to which Legacy Zapata agreed to pay (i) $1.3 million for capital market advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through the Merger was below $40.0 million, in lieu of making a cash payment of $1.3 million for capital market advisory services at the closing of the Merger, Legacy Zapata agreed to pay $0.8 million in cash at the closing of the Merger and $0.5 million worth of shares of Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the closing of the Merger. On March 20, 2024, the capital market advisory agreement was amended, pursuant to which Legacy Zapata agreed that the Company would pay six monthly installments in cash of $41.7 thousand per month commencing on May 15, 2024 and issue the Senior Secured Note of $1.0 million. The third party did not convert the Senior Secured Note into shares of Common Stock upon the closing of the Merger. The Company recognized a loss associated with the amendment to the capital markets advisory engagement letter of $0.3 million.

On July 4, 2023, the Company entered into an engagement letter with an additional third party, pursuant to which the third party acted as capital markets advisor to the Company in connection with the Merger. The Company agreed and was obligated to pay the third party a fee of (i) $0.5 million in cash payable upon the closing of the Merger, plus (ii) $1.0 million payable in either cash or Common Stock, payable 180 days after the closing of the Merger plus (iii) $1.0 million payable in either cash or Common Stock, payable 270 calendar days following the completion of the Merger. On March 25, 2024, the Company and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6.4 million and reimbursement of out of pocket expenses of $11.0 thousand, which were paid out of the trust account upon the closing of the Merger.

Legal Services Fees

In connection with the Merger, the Company incurred $4.0 million of deferred legal fees to be paid to its legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in the historical audited condensed financial statements as of and for the year ended December 31, 2023. On March 26, 2024, the Company entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3.7 million, of which $0.4 million was paid in cash upon the closing of the Merger and the remaining balance will be paid in equal monthly installments of $0.3 million per month for each of the twelve months following the closing of the Merger and the effective date of the Lincoln Park Registration Statement.

Purchase Agreement with Lincoln Park

On December 19, 2023, the Company and Legacy Zapata entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from the Company an aggregate of up to $75.0 million of Common Stock from time to time over a 36-month period following the closing of the Merger, subject to certain limitations contained in the Purchase Agreement. In accordance with the Purchase Agreement, the Company agreed to pay Lincoln Park a Commitment Fee of approximately $1.7 million as follows: (i) on the business day prior to the filing of the registration statement covering the resale of the shares of Common Stock issued or issuable under the Purchase Agreement, $0.6 million in shares of Common Stock and (ii) the Company may elect to pay the remaining $1.1 million amount of the Commitment Fee in either cash or shares of Common Stock, with any shares issuable on the business day prior to the filing of the Lincoln Park Registration Statement and any cash due within 90 days of the closing date of the Merger. The shares to be issued as payment for the Commitment Fee are referred to herein as the “Commitment Shares.” On April 11, 2024, we issued a total of 712,025 shares of Common Stock to Lincoln Park as Commitment Shares in satisfaction of the $1.7 million Commitment Fee.

In connection with the Purchase Agreement, we and Legacy Zapata also entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed to file a registration statement covering the shares of Common Stock that are issuable to Lincoln Park under the Purchase Agreement (including the Commitment Shares) with the SEC within 45 days following the closing of the Merger. This registration statement is being filed to satisfy our obligation under the Registration Rights Agreement.

Consulting Agreement

On February 16, 2021, the Company entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the closing of Merger, the Company incurred fees of $0.2 million for services rendered under the consulting agreement. On March 25, 2024, the Company amended the consulting agreement, pursuant to which the Company agreed to pay a total of $0.2 million in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of Common Stock pursuant to the Purchase Agreement or (ii) June 30, 2024.

Forward Purchase Agreement

On March 25, 2024, the Company and Legacy Zapata entered into the Forward Purchase Agreement with Sandia, pursuant to which Sandia purchased, from the open market, 1,000,000 shares of Class A ordinary shares of the Company immediately preceding the closing of the Merger (the “Recycled Shares”) and the Company issued to Sandia 500,000 shares of Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”).

Pursuant to the Forward Purchase Agreement, at the closing of the Merger, the Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the trust account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the trust account at the closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then-outstanding shares held by Sandia upon the Valuation Date, such date being two years from the closing of the Merger, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Company may at its election pay the Settlement Amount Adjustment to Sandia in shares of Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided, that in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the Forward Purchase Agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Company will be entitled to an amount from Sandia, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as defined below) on the date of notice.

As of the closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Company closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of Common Stock or securities of the Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Company reimbursed Sandia $0.1 million at the closing of the Merger for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and $0.1 million in expenses incurred in connection with the acquisition of the Recycled Shares. The Company will also pay to the third party a quarterly fee of $5.0 thousand payable at the closing of the Merger in consideration of certain legal and administrative obligations in connection with this transaction.

Critical Accounting Policies and Significant Judgments and Estimates

The management’s discussion and analysis of Legacy Zapata’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires Legacy Zapata to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses incurred during the reporting periods. Legacy Zapata bases its estimates on historical experience, known trends and events, and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities recorded revenues and expenses that are not readily apparent from other sources. Legacy Zapata evaluates its estimates and assumptions on an ongoing basis. Actual results may differ from these estimates.

While Legacy Zapata’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this prospectus, it believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

In accordance with ASC 606, Revenue from Contracts with Customers, Legacy Zapata recognizes revenue when it satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

Legacy Zapata recognizes revenue using the following steps: (1) identification of the contract, or contracts with a customer, (2) identification of performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract and (5) recognition of revenue when or as we satisfy the performance obligations.

At contract inception, Legacy Zapata assesses the goods and services promised in its contracts with customers and identify a performance obligation for each promise, implicit or explicit, to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

Legacy Zapata currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. Legacy Zapata’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to Legacy Zapata’s cloud environment on an annual or multi-year basis. Legacy Zapata’s consulting services may result in either single or multiple performance obligations based on the contractual terms. Legacy Zapata may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. Legacy Zapata evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation, or multiple performance obligations. Legacy Zapata allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. Legacy Zapata utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. Legacy Zapata considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Legacy Zapata’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. Legacy Zapata does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to Legacy Zapata’s Orquestra Platform to date have only been sold as access to the platform in our hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. Legacy Zapata’s contracts typically contain fixed-fee transaction prices. Legacy Zapata determines and records a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration Legacy Zapata expects to receive. Legacy Zapata has not recorded any provision for loss contracts at December 31, 2023 and 2022. For consulting services, Legacy Zapata measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, Legacy Zapata recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. Legacy Zapata had limited contracts, where based on Legacy Zapata’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represent a stand-ready obligation.

Legacy Zapata’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

Areas of Judgment and Estimation

Legacy Zapata’s contracts with customers can include multiple promises to transfer goods and services to the customer, which may be provided over one or more specified phases in the contract. Determining whether promises and/or phases are distinct performance obligations that should be accounted for separately or not distinct within the context of the contract and, thus, accounted for together, requires significant judgment. When customer contracts include promises for multiple goods, services and/or phases, Legacy Zapata determines whether the nature of our promise is to transfer (a) multiple promised goods, services and/or phases or (b) a combined item that comprises multiple promised services and/or phases.

For consulting services performance obligations that are satisfied over time, Legacy Zapata measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, Legacy Zapata recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. Legacy Zapata believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments.

Significant estimates and assumptions are used in the determination of the stand-alone selling price when multiple performance obligations are identified. Legacy Zapata utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. Legacy Zapata considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. Actual results could differ from those estimates and such differences could affect Legacy Zapata’s financial position and results of operations.

Stock-Based Compensation Expense

Legacy Zapata measures stock-based awards granted to employees, directors, and non-employees based on their fair value on the date of the grant using the Black-Scholes option-pricing model for stock options. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Legacy Zapata had paid cash in exchange for the goods or services, which is generally the over the vesting period of the award. Legacy Zapata uses the straight-line method to recognize the expense of awards with service-based vesting conditions. Legacy Zapata accounts for forfeitures of stock-based awards as they occur. As of December 31, 2023, all awards have service-based vesting conditions.

Determination of the Fair Value of Legacy Zapata Common Stock

As there has been no public market for Legacy Zapata’s common stock to date, the estimated fair value of its common stock has been determined by the Legacy Zapata board of directors (the “Legacy Zapata Board”) as of the date of grant of each option, with input from management, considering its most recently available third-party valuation contemplates a broad range of factors, including the illiquid nature of the investment in common stock, Legacy Zapata’s historical financial performance and financial position, Legacy Zapata’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common stock and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length. The Legacy Zapata Board’s assessment also includes additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if Legacy Zapata had used significantly different assumptions or estimates, the fair value of our common stock and its stock-based compensation expense could have been materially different.

Senior Notes and Senior Secured Notes

As of December 31, 2023, Legacy Zapata has issued $8.5 million in Senior Secured Notes to certain lenders. Legacy Zapata performed an analysis of all of the terms and features of the Senior Notes and Senior Secured Notes. Legacy Zapata elected the Fair Value Option to account for the Senior Notes as we have identified embedded derivatives, such as voluntary conversion upon qualified financing, automatic conversion upon a De-SPAC Transaction, defined as a business combination between Legacy Zapata and a special purpose acquisition company, with or without a private investment in public equity (“PIPE”), automatic conversion upon an initial public offering, repayment under a change of control event, and optional conversion under prepayment, all of which would require bifurcation and separate accounting. The Senior Notes were remeasured at fair value at each balance sheet date until they were converted to Senior Secured Notes in December 2023. Changes to the fair value of the Senior Notes was recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. We had also elected the option of combining interest expense and the change in fair value as a single line item within the consolidated statements of operations and comprehensive loss. The analysis of the fair value of the Senior Notes contained inherent assumptions related to the market interest rate, the probability of alternate financing, change of control, initial public offering, De-SPAC Transaction with or without a PIPE, maturity extension, and payment at original maturity. Due to the use of significant unobservable inputs, the overall fair value measurement of the Senior Notes was classified as Level 3.

Legacy Zapata accounts for the Senior Secured Notes at amortized cost, as they were issued at a substantial premium and do not qualify for the Fair Value Option. Legacy Zapata concluded that the optional conversion feature was not required to be bifurcated or separately accounted for as a derivative. Costs related to the issuance of the Senior Secured Notes are capitalized and amortized over the term of the notes and are recorded in other income (expense), net within the consolidated statements of operations and comprehensive loss using the effective interest method.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Legacy Zapata’s financial position and results of operations is disclosed in Note 2 to its consolidated financial statements, which are included in this prospectus.

Emerging Growth Company Status

Following the Merger, Zapata Computing Holdings Inc. is expected to qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies. The Company also intends to take advantage of some of the reduced regulatory and reporting requirements applicable to emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

BUSINESS

Overview

We are an Industrial Generative AI software company that develops generative AI applications and provides accompanying services to solve complex industrial problems. Our approach utilizes the newest mathematical techniques from the quantum physics community to make computation more efficient and to create models that have other advantages over conventional methods.

Founded by a team including Harvard University scientists in 2017, we have built a world-class team from leading academic institutions and enterprise software companies with deep expertise across generative AI, quantum science, and enterprise software.

Our primary target customers are enterprise organizations, which generally consist of large businesses that have high revenue, the size and resources to dominate a specific market and a significant number of employees. We offer subscription-based solutions that combine software and services to develop custom Industrial Generative AI Applications designed to resolve the highly complex business challenges of these enterprises given the size and scope of their global operations.

We believe we are the first publicly traded, pure-play Industrial Generative AI software company that is focused on the technically challenging industrial problems of enterprise organizations. Unlike other vendors in the much broader AI market category, we focus on generative AI and use both quantum and classical techniques in our work. Specifically, our specialized generative AI software category, which we refer to as “Industrial Generative AI,” takes generative models similar to those behind popular generative AI tools, such as OpenAI’s ChatGPT and Google’s Bard, and tailors them to business-, domain-, and industry-specific applications, with a focus on industrial problems.

We offer enterprise customers Industrial Generative AI solutions designed to address some of the key challenges that arise in connection with solving industrial problems with computing-based solutions: data disarray, unpredictability, large solution spaces, time sensitivity, constrained compute, mission-critical requirements, and security concerns.

We have a suite of three subscription-based Industrial Generative AI offerings that include software and software tools supported by services. Our software offers our customers flexibility in selecting computing resources, including classical, high performance, and quantum computing hardware, as well as deployment environment options, cloud, private cloud, and on-premise. Using techniques based on the math of quantum physics, we can apply our software tools to specific industrial applications and tailor those applications to our customer’s relevant hardware. These offerings consist of:

•	Sense: A suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications.

•	Prose: Our set of generative AI solutions based on LLMs, similar to widely used generic chatbot applications but customized to an enterprise’s industry and its unique problems.

•	Orquestra: Our Industrial Generative AI application development platform on which we provide Sense and Prose to customers.

The Industrial Generative AI applications we can build and operate with these tools securely address customers’ problems with both numerical and text processing capabilities.

Our customers include or have included leading enterprise companies and government agencies across multiple industries and in multiple countries. We also have relationships with third party vendors and service providers, which we refer to as the “Zapata AI partner ecosystem.” The products and services provided by these partners extend and complement our Industrial Generative AI solutions and facilitate their development and deployment.

While our current customers operate in only a few specific industries, we envision opportunities for Zapata AI to utilize its software tools in almost any industry. Some examples of problems for which we believe our Industrial Generative AI applications could be designed to address include helping a banking institution optimize its financial portfolio or helping a pharmaceutical company with drug discovery.

State of the Generative AI Market

Generative AI refers to a category of artificial intelligence technologies and applications that have the ability to generate content, data, or other outputs. These technologies can be used in various industries and applications to automate tasks, enhance creativity, improve analytics, and generate valuable content.

Some of the most prominent examples of generative AI are LLMs, which understand and generate text based on pattern recognition that is perceived to be in human-like fashion. LLMs are examples of foundational models. Foundational models are trained on broad data, such as text from online sources, that can be adapted or fine-tuned to complete a wide-ranging set of downstream tasks. GPT-4, the generative model behind the application ChatGPT, is an example of an LLM. GPT-4 has been trained to respond to text-prompts in a chat-like fashion and can be adapted for a wide variety of tasks such as summarization and code generation.

While generative AI is best known for text and image generation, as seen in tools such as OpenAI’s ChatGPT and DALL-E, it can also be applied to numerical analytics challenges found across all industries. The three primary classes of analytics are descriptive analytics, predictive analytics and prescriptive analytics, all of which Zapata AI can augment or enhance with its Prose and Sense offerings.

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Descriptive analytics are analytics used to describe a dataset. Generative AI technologies can enhance data exploration by generating synthetic data that is similar to the existing data in the dataset to complement the real data and create a richer dataset with more datapoints. Generative AI can also be used to create simple human language interfaces using technologies like LLMs to facilitate the interaction of humans with data and analytics models.

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Predictive analytics are analytics used to predict future outcomes based on patterns in existing data. Generative AI can improve predictive models by generating additional data points, providing better models, and creating multiple scenarios based on historical data, which can lead to more accurate predictions and enhanced forecasting.

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Prescriptive analytics are analytics used to recommend a suggested course of action. Generative AI can be used to help generate optimized solutions and personalized recommendations, considering a wide range of possibilities and tailoring prescriptions to individual users or situations, which can enhance decision-making and problem-solving.

Market Opportunity

The potential impact of generative AI on productivity is substantial: a McKinsey & Company report has estimated that generative AI could eventually add $2.6 trillion to $4.4 trillion in economic benefits annually across a set of 63 selected use cases. Additionally, a Bloomberg study has found that the generative AI market could grow to $1.3 trillion by 2032, including about $280 billion of new software revenue.

The total addressable market described above includes all forms of generative AI. However, we have found that public attention tends to focus on foundational model LLMs such as GPT-4. Such focus overlooks that opportunities for generative AI may also include:

•	the applications of generative AI modeling to a wider range of problems in industrial settings, which involve mostly numerical data; and

•	the ability to enhance human interactions and language-based tasks with customer-specific AI models leveraging LLM capabilities.

We believe that a substantial portion of this broader market (including industrial use cases involving numerical data as well as customer-specific LLMs) will be accessible only to companies that possess:

•	the internal generative AI expertise required to formulate use cases in terms of a problem that generative AI can solve;

•	the ability to apply generative AI to their numerical data;

•	the ability to deploy models within the constraints (e.g., time, accuracy, security, monetary cost of running models) of their infrastructure and performance requirements; and

•	the tools to quickly stand-up applications of generative AI and other types of AI to leverage customer data.

In summary, we believe that the market opportunity is broader than the LLM applications typically associated with generative AI and includes an opportunity for applications involving numerical data, and offering both Prose and Sense gives us the flexibility to develop applications for Industrial Generative AI in both of these markets.

Target Opportunity Profile

The target opportunity profile for our Industrial Generative AI applications is an enterprise company that has problems that can be described as industrial. In our view, solving industrial problems with computing-based solutions presents certain challenges, as described below. Based on our own internal testing of theoretical Industrial Generative AI applications, discussions with prospective customers, and capabilities demonstrated in work with existing customers, we believe that we can develop applications that can address these challenges and provide solutions to enterprise customers.

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Data Disarray: Data is often incomplete, fragmented, out of sync or noisy (in other words, where the meaningful signal in the data must be extracted from extraneous and irrelevant noise). Zapata AI can train models to accurately capture data distributions, and these models can be mined to fill in missing data, find anomalies, and make predictions.

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Unpredictability: Industrial problems come with a high degree of uncertainty and unpredictable variables. Our models, grounded in quantum techniques, can provide better generalization than traditional generative AI. Our testing has demonstrated that this enhanced generalization allows our models to perform better with unexpected inputs. See “— Our Approach to Industrial Generative AI — Advantages of Quantum Techniques for Industrial Generative AI — Efficiency and Accuracy” below.

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Large Solution Spaces: Industrial problems often have many variables, resulting in a very large number of possible solutions that business leaders must choose from. Due to our roots in quantum computing, we are comfortable navigating high dimensional spaces like the large solution spaces found in industrial problems, and our internal and public studies have demonstrated that we can bring meaningful approaches when seeking to find optimal solutions to these problems.

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Time Sensitivity: Industrial problems often require real-time answers and cannot afford delays. Thus, an industrial problem is partly defined by the constraints on how quickly a solution must be calculated. Different mathematical approaches span a range between finding the most optimal solution eventually and finding a reasonable solution quickly. This is a challenge that we have addressed on customer projects. We bring the depth of understanding to help customers decide which approach will be most appropriate given their constraints.

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Constrained Compute: Industrial problems can be constrained by the available compute resources. For example, computing on the edge is limited by edge devices’ computational and memory constraints. This is a challenge we have observed in customer projects. We develop computational solutions that contain powerful AI algorithms that also respect such constraints in each applicable environment.

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Critical Requirements: Industrial problems are often critical, meaning they require a high degree of accuracy, precision, and reliability. This is a challenge that we are addressing in ongoing customer projects. A core value at Zapata AI is scientific rigor. Part of our engagement process is to benchmark many candidate solutions before selecting the final solution. Critical measurements can be included in this benchmarking process, although they may need to be balanced with time sensitivity constraints mentioned above.

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Secure: Global enterprises often have high cybersecurity standards, particularly in regulated industries or industries that handle sensitive customer data. Through both infrastructure flexibility and pre-integrated security tooling, Zapata AI’s Orquestra platform aims to meet modern enterprise security requirements.

Listed below are examples of industrial problems that we believe Zapata AI may be well suited to address:

•	Data Augmentation: Generating additional training data to improve machine learning models for various applications, like image recognition and natural language processing.

•	Prototyping and Product Design: Creating early-stage prototypes, product designs, and models to speed up the product development process.

•	Anomaly Detection: Generating synthetic data and enhanced models for training models to detect anomalies or outliers in various datasets, aiding fraud detection or quality control.

•	Content Inquiry: Natural language-based interface for searching, retrieving and gaining insights on unstructured datasets.

•	Scenario Simulation: Creating simulated scenarios for training, testing, or strategizing in fields such as finance, cybersecurity, motorsports, defense and disaster planning.

•	Automated Report Generation: Creating reports, summaries, and insights from raw data, making it easier to analyze and present findings.

Zapata AI Solutions

Currently, we categorize the software that we offer as Sense and Prose. We deliver Sense and Prose on our Orquestra platform and leverage our machine learning/AI libraries. An Orquestra instance can be hosted by Zapata or deployed in customer infrastructure. We also integrate open source software and services that support the development and deployment of applications. The customer use case defines what we ultimately build on top of Orquestra and which software, libraries and other tooling we use.

Zapata AI Sense

Sense utilizes a suite of algorithms and complex mathematical models to enhance analytics and other data-driven applications. Sense can help enterprise leaders make more informed decisions regarding the operations of their companies by enriching their analytics with realistic, generated data to fill in the existing gaps in their data, including for variables that are not otherwise measurable. For example, Sense has been used to (i) create “virtual sensors” for race data that would not otherwise be measurable for our customer Andretti Global and (ii) augment missing information. Example potential use cases for Sense include:

•	Predictive Analytics: using historical data on purchases to build models for assessing the commercial potential of new products, as well as forecasting and predicting customer segmentation;

•	Product Design: developing models to propose molecules and materials with desired functionality, and designing optimal systems;

•	Operations Research: modeling and optimizing the performance of manufacturing plants;

•	Digital Twin: making more accurate simulations of physical systems;

•	Predictive Maintenance and Anomaly Detection: predicting equipment failures; and

•	Data Generation: simulating hypothetical scenarios.

Zapata AI Prose

Prose utilizes a set of LLM-based generative AI solutions, similar to widely used generic chat applications, but customized to an enterprise’s industry and its unique problems. We believe that Prose could be used to develop applications to help companies speed up time-consuming language tasks, such as creating plots based on proprietary data that can be used for filing in regulatory or patent documents or creating reports. We have most often marketed Prose to prospective customers as an additional layer on top of Sense to enhance access to the core numerical datasets of a problem space. Additionally, we believe other use cases for Prose could include:

•	Humanizing Data: providing chat interfaces to analytics tools;

•	Force Multiplier: speeding up time-consuming manual tasks such as merging datasets;

•	Automated Assistant: assisting in authoring technical documents based on numerical data, such as regulatory or patent applications;

•	Insight at Fingertips: automating the creation of charts or reports from tabular datasets; and

•	Compression: compressing generative AI models to fit computing constraints.

We offer Sense and Prose over our full-stack enterprise software platform, Orquestra.

Orquestra

Orquestra is our Industrial Generative AI application development platform. Along with the libraries offered in Prose and Sense, Orquestra provides a complete toolset to build and deliver Industrial Generative AI applications into the hands of end-users. Orquestra integrates a full suite of open-source tools that meet the wide array of requirements for developing, testing, deploying, and monitoring complex computational workloads required to run Industrial Generative AI applications. Additionally, the Orquestra platform, instead of providing graphical user interface (“GUI”) tools to build solutions, or a low-code environment, keeps code as the primary interface for application building.

Orquestra provides our customers with flexibility to run our Industrial Generative AI applications on different types of computer hardware with different cloud providers, either using their hardware in their own datacenters, infrastructure from cloud providers, or hardware managed by Zapata AI, without being locked into any one specific cloud provider. Its modular framework enables Zapata AI, partner and customer developers to iterate on previously created applications (and learn more from end-users). Specific components used in Orquestra, including hardware backends, algorithms and data sources, can be modified and swapped out as applications are iterated and refined.

The below diagram illustrates the modular framework of Orquestra.

The framework includes a number of layers, including, from top to bottom: (1) the applications built for customer end-users that utilize the libraries, services, and hardware in lower layers, (2) libraries that may be utilized by Prose and Sense, including Zapata proprietary libraries and third-party libraries, in applications, (3) the services integrated into Orquestra to support applications, (4) the external infrastructure services that host the platform, including cloud services, private cloud, or on-premises systems, and (5) the hardware underlying the infrastructure. This modular framework facilitates our flexibility to engineer and deploy Industrial Generative AI use cases tailored to enterprise customers’ specific use cases.

Our Approach to Industrial Generative AI

Our software is derived from math inspired by quantum physics that has a number of transferable and positive implications for Industrial Generative AI. These quantum techniques do not require quantum computers; they can also be applied using traditional (“classical”) computers that are readily available to enterprise companies today. We access these classical computers via cloud-based services agreements with major cloud providers. We believe that, by using quantum techniques, we can enhance key, desirable qualities of the Industrial Generative AI applications that we offer.

Advantages of Quantum Techniques for Industrial Generative AI

Expressibility

Quantum statistics can enhance generative models’ ability to generalize, or extrapolate missing information and generate new, high-quality information, as well as their ability to generate a more varied range of solutions. This is called “expressibility.”

We recently demonstrated the advantages of quantum math for generative AI in research published with Foxconn, Insilico Medicine, and the University of Toronto. Our research showed that, in a sample simulation, a neural network-based generative model enhanced with quantum statistics generated more desirable drug-like molecules than those generated by the same generative model without quantum statistics.

Efficiency and Accuracy

Our software can also improve application efficiency. Large language models, as the name suggests, are very large. This means they can use many computer processing resources. Models with the size and complexity of LLMs require specialized chips called GPUs. GPUs, however, are scarce, expensive and generate a large carbon footprint.

We believe that we have demonstrated one of the largest language model compressed with quantum-inspired algorithms, as we have not seen any evidence in academic publications or elsewhere that demonstrates an equal or better level of compression. This compression can reduce the number of GPUs or the amount of GPU memory required to run the LLM. As a result, we believe that Zapata AI is in a position to deliver high-quality generative AI products and solutions that are more cost effective and environmentally friendly than products and solutions offered by our competitors that use traditional neural network techniques.

Based on our benchmarks, models compressed with quantum techniques were more accurate than uncompressed models of the same size. Quantum-compressed models also show more stable performance during training, achieving more consistent accuracy with fewer training steps. In addition, we have found that compressed models can be trained to the same performance as their uncompressed counterparts using two orders of magnitude less data. Overall, this technology may significantly reduce the cost of training LLMs.

The table below compares the accuracy of three models, GPT2-XL, a version of GPT2-XL compressed with quantum techniques, and GPT2-Small, which is the same size as the compressed model. Both the compressed model and GPT2-Small are 10 times smaller than GPT2-XL. The comparison is based on the models’ F1 scores. An F1 score is a machine learning evaluation metric that measures a model’s accuracy. Although some accuracy is lost in compressing GPT2-XL, we found that the compressed version of GPT2-XL is more accurate than the GPT2-Small model of the same size. In other words, the table shows that compressing a larger model with quantum techniques will yield more accurate results than a smaller model that is the same size as the compressed model.

Our benchmarking test also demonstrated that models compressed with quantum techniques generalize better than uncompressed models, which means that the model applies what it has learned to new data more quickly. As the plot below shows, the compressed model has the most stable performance during training, achieving more consistent accuracy with fewer training steps.

Faster Computational Models

We believe that the speed at which our Industrial Generative AI applications could generate new information is another important factor for enterprise companies. We have run testing that suggests that we can use quantum techniques to speed up processing time. For example, we compared the results of a traditional Monte Carlo simulation with an approach using quantum techniques on Orquestra. The Monte Carlo simulation predicts the probability of a variety of outcomes when the potential for random variables is present. It is used across a variety of fields, such as in finance to assess risks associated with an investment and project planning to arrive at informed views on the probability of completing a project within a certain timeframe.

As evidenced in the plot below, which compares the Zapata AI approach with the traditional Monte Carlo approach for European options pricing with 10 assets, we found that running the simulation on Orquestra was 8,400 times faster than the traditional Monte Carlo simulation, with the Orquestra simulation arriving at a more accurate solution in three seconds than the traditional Monte Carlo simulation model could typically arrive at in seven hours.

Optimization

Zapata AI’s technology can also be used to suggest new solutions to industrial optimization problems, particularly when making complex industrial processes more efficient. Our proprietary technique, which we call Generator Enhanced Optimization (“GEO”), uses generative models to learn from existing solutions to optimization problems and then propose better solutions. GEO is one of the solutions available as part of our Sense software.

The plot below shows that, in the context of a portfolio optimization problem, GEO (“GEO Data”) generated portfolios with lower risk than the portfolios generated by the classical optimizer (“Seed Data”), which GEO was trained on. This is an optimization paradigm that is flexible enough to address many optimization problems across industries. For example, we have applied GEO in a factory production scheduling problem in the automotive industry, in which case GEO showed similar enhancement over existing methods.

Forward Compatible with a Quantum Future

Industrial Generative AI applications running on Orquestra can use classical computing, quantum computing, or quantum-inspired architectures running on classical computers. This provides a way to solve problems today with traditional and quantum-inspired computing, while allowing our potential customers to swap in quantum backends in appropriate use cases and take advantage of the potential benefits of quantum approaches where quantum hardware provides an advantage.

Value Proposition to Customers

Our Industrial Generative AI solutions can drive better data understanding, create more accurate predictions, reduce risk, shorten time to value, and optimize decision-making. In other words, our solutions, anchored in a deep understanding of the mathematics of computationally complex problems, have the potential to help companies extract more business value from data and apply powerful tools to solve their hardest problems.

We are able to formulate a problem correctly, apply the right mathematical tools to solve it, and stand up the correct data and computing infrastructure to match the needs of the problem. Additionally, with our platform in place, our customers upgrade their computational agility and are in a position to continuously adopt the latest advances in hardware, generative AI and machine learning due to the platform’s flexible, modular framework that allows for interchangeable components.

Business Model

Our business model is to provide subscription-based offering that combines Zapata AI software—specifically the Orquestra platform and any Prose or Sense solutions delivered on top of it—as well as services to develop custom Industrial Generative AI applications designed to resolve our enterprise customers’ specific problems. We primarily target enterprise customers who have industrial problems.

Our primary revenue model is based on multi-year customer engagements where we discover and develop Industrial Generative AI use cases from prototyping to production. We offer demonstrations of our Industrial Generative AI solutions to prospective customers to show how they would work in practice. We also selectively pursue government contracts as a complementary revenue source. These government pursuits include, in addition to our generative AI offering, the discovery and development of quantum computing applications.

Customers and Partners

Customers

Our customers have included leading enterprise companies across multiple industries and regions. We consider enterprise organizations to be large businesses that have the size and resources to dominate a specific market. They typically operate as globally scaled, complex organizations with multiple business units and thousands, if not tens of thousands, of employees. They are primarily publicly traded entities reporting revenues exceeding $50 million, with many generating revenues in the billions of dollars. These organizations include Fortune 500 and Global 2000 companies with a diverse range of customers and are among the most recognized global brands.

For the year ended December 31, 2023, we had four customers that represent greater than 10% of our total revenue, representing approximately 35, 26%, 20% and 17% of total revenue recognized during such period. In total, we had five customers during the year ended December 31, 2023, including two enterprise customers and agreements with two customers that we deem to be government contracts. We have a growing pipeline of potential customers featuring Fortune 500 companies in industries including, for example, financial services, automotive, consumer goods, logistics, discrete manufacturing, defense, and life sciences industries.

Agreements with Andretti Global

One of our top customers is Andretti Global, an affiliate of the Sponsor. We provide services and software solutions pursuant to an Enterprise Solution Subscription Agreement dated February 10, 2022 (“Enterprise Solution Subscription Agreement”), pursuant to which we were engaged through December 31, 2024, coterminous with the Andretti Sponsorship Agreement (as defined below), and Andretti Global agreed to pay us $5.0 million through the approximately three-year term of the Enterprise Solution Subscription Agreement, as well as a Managed Services Agreement, dated October 1, 2022, as amended, which will terminate on December 31, 2024. Using Zapata AI’s Industrial Generative AI solutions, we have created virtual sensors that generate critical racing data that is otherwise difficult to obtain in real-time, race-day conditions. Andretti Global’s team has collected terabytes of data over 20 years, and leveraging generative models on Orquestra, we use this data to accurately model the performance of the vehicle. This modeling helps Andretti Global make better decisions to yield faster racing times.

On February 10, 2022, we also entered into a Sponsorship Agreement with Andretti Global, as amended by the First Amendment to Sponsorship Agreement, dated May 21, 2022 (collectively, the “Andretti Sponsorship Agreement”), pursuant to which Andretti Global has granted Zapata the right to specified sponsorship designations, rights, opportunities, and benefits through December 31, 2024, coterminous with the Enterprise Solution Subscription Agreement, and Zapata will pay an aggregate of $8.0 million over a period of approximately three years.

On March 28, 2024, we signed a new Order Form under the Enterprise Solution Subscription Agreement, pursuant to which Andretti Global agreed to pay us $1.0 million in three installments, with the final payment in December 2024, subject to our payment of the additional sponsorship fee to Andretti Autosport 1, LLC described below.

On March 28, 2024, we entered into an additional Sponsorship Agreement with Andretti Autosport 1, LLC, an affiliate of the Sponsor (the “Additional Andretti Sponsorship Agreement”), pursuant to which Andretti Autosport 1, LLC has granted us the right to specified sponsorship designations, brand integration and appearances through December 31, 2024, coterminous with the Enterprise Solution Subscription Agreement, for which we will pay Andretti Autosport 1, LLC an aggregate of $1.0 million in three installments, with the final payment in November 2024.

Agreements with DARPA and L3Harris

In March 2022, we were selected by DARPA, alongside several other enterprise, academic, and technology partners, to quantify the long-term utility of quantum computers. In connection with this engagement, we entered into a Technology Investment Agreement with DARPA, effective March 1, 2022 (the “Technology Investment Agreement”), pursuant to which we are developing tools for hardware-specific resource estimation for fault-tolerant quantum architecture. The initial term of the Technology Investment Agreement was 18 months for Phase I, with a unilateral modification right from DARPA to extend the agreement for an additional 18 months for Phase II, which was exercised on August 31, 2023. In connection with the Phase II work, DARPA has agreed to pay us a total of $1.5 million upon the completion of specified milestones.

We have also been subcontracted by L3Harris to develop hardware agnostic application benchmark for quantum computing applications in connection with L3Harris’s work for DARPA. We were initially engaged in September 2022 for Phase I of the project, which has been completed. On November 6, 2023, we entered into a new purchase order with L3Harris pursuant to which L3Harris agreed to pay us approximately $1.9 million in connection with Phase II upon the completion of specified milestones, with an 18-month term through April 30, 2025.

Zapata AI Partner Ecosystem

We establish relationships with technology vendors and service providers to create measurable and sustainable value and scale for Zapata AI. These partnerships have the potential to enhance, extend, and/or accelerate Zapata AI’s Industrial Generative AI solutions, market position and customer success. Additionally, the Zapata AI partner ecosystem supports our commercial and go-to-market sales strategy, which we believe will increase our ability to reach more customers and scale.

Our partnerships include alliances, engagements and collaborations with organizations across:

•	Services Firms, including Consulting/Advisory/System Integrators: Industry experts with domain knowledge that provide business and information technology consulting services.

•	Hardware Vendors: Provide critical hardware required for Industrial Generative AI software solutions across different classical paradigms and quantum computing modalities.

•	Software/Cloud Services: Cloud computing service providers as well as other software providers complement or extend our offerings.

•	Full-Stack Vendors. Provide existing and potential customers with solutions that span the value chain of computing.

Zapata AI has strong ties to leading academic institutions, research organizations and consortia around the world. These collaborations include client engagements and research that leads to the development of new techniques that we expect will ultimately enhance our offerings to customers. We are proud to have these associations, including with MIT, University of Toronto, University of Technology in Sydney, Denmark Technical University, and Mila – Quebec AI Institute.

Go-to-Market Strategy

We have a global presence, centered mostly around North America, but with several active business development activities in Asia, including Japan and Singapore, and Europe, including the United Kingdom, Spain and Denmark.

Our strategy is to focus on several strategic industries based on our current customers and customer pipeline. For these industries, we are creating and developing sales and marketing assets that could enable us to establish a dominant position within those industries. These sales and marketing assets include, or are expected to include, customer success stories and other positive messaging about our Industrial Generative AI solutions, collateral, thought leadership, demonstrations and Zapata AI participation at events. We expect that these activities will strengthen our reputation and increase customer interest in our solutions. In addition to broad, multi-industry content like our website, blog and social media outlets, such as LinkedIn and X/Twitter, we have created, and will continue to create, industry-specific materials, such as use cases, blog posts and bylines.

Our strategy involves two major routes to market:

•	Direct Sales: Sales to large accounts with multi-year agreements and land-and-expand account strategies.

•	Partners: Sales via formal and informal partnerships with system integrators and consulting services firms.

As part of our growth plans, we expect to sell to, with, and through partners, deepening the potential impact of the Zapata AI partner ecosystem. We believe we can increase revenue and achieve better margins by (i) focusing on the types of partnerships that can generate revenue in the near-term and (ii) engaging in partner sales models that preserve Zapata AI margins, specifically by co-selling with service partners that can handle the service needs of our customers.

Repeatable solutions built with services firms are a major part of our growth strategy. By repeatable solutions, we mean solutions for industry use cases that can be resold to other companies within the same industry. We expect that working with service firms will enable us to grow faster by delivering these repeatable solutions to our partners’ existing client ecosystems and leveraging our partners’ sales and post-sales resources. We believe partners will assume an active role in the sales and post-sales cycles, such as project management, strategy and transformation, change management, and data management.

Zapata AI is widely known for its expertise in the research community, as evidenced by more than 35,000 citations for research associated with Zapata AI as of March 2024. We will continue to leverage thought leadership, including through conferences and engagement with the media, to build awareness of our offerings among our target customers. Publishing innovative research and collaborating with academia, research and consortia organizations is also part of our plan to drive awareness and demand for our technology.

Competition

Public Cloud Providers (i.e., Google, Microsoft, Amazon Web Services)

Many large-scale public cloud providers have an all-in-one machine learning (“ML”) solution. Examples of these solutions include Google Vertex, Azure ML Studio, and AWS Sagemaker. These cloud providers are among the largest organizations in the world. They are well established with comprehensive product suites, ample resources (funding and human resources) and much wider brand recognition than Zapata AI. The size and market presence of these companies is a significant competitive challenge to overcome considering our comparatively small team and resources.

While these providers have robust and comprehensive offerings, some customers may hesitate to adopt tools provided by hyperscalers in order to avoid cloud lock-in. By contrast, the flexibility of our Orquestra platform allows customers to build industrial generative AI applications no matter what their computing infrastructure looks like, whether on-premises, multi-cloud setups or otherwise. This flexibility also allows customers to select the best pricing for compute resources critical to generative AI, such as GPUs, which can have a wide range in cost, rather than using the pricing set by their cloud provider.

Enterprise AI/ML Platforms (i.e., DataRobot, Dataiku, Databricks, Domino, C3.ai, Palantir)

These products are platforms aimed at customers who have internal data science capabilities looking to adopt a platform for their own use. Many of these players are very large, valued at more than a billion dollars with hundreds of millions of dollars in funding. This allows them to build and acquire competitive capabilities. We see their focus as primarily on building user-friendly interfaces for data science, aimed at simplifying a broad range of AI problems. We believe this approach can sacrifice flexibility and the ability to adopt innovative techniques, especially those that leverage specialized computing hardware in novel ways.

We are focused on supporting organizations where solutions need a deeper level customization, more advanced algorithms, and coding to get the solution exactly right. The Orquestra platform keeps code as the primary interface instead of providing GUI tools to build solutions, or using a low-code environment, which we believe provides developers with increased flexibility to deliver custom algorithms to fit a problem. Zapata’s expertise combines with its code-first platform and algorithms to deliver and deploy quantum-inspired solutions.

ML Tools (i.e., ChatGPT Enterprise, Weights &, H20.ai, Anyscale)

These ML tools are all fantastic components in a software stack. In some cases, we even employ some of the open-source offerings from these companies and would encourage our customers to adopt the solutions managed by these companies where appropriate.

We don’t seek to compete with these tools but instead offer:

•	Platform: A platform integrated with a complete set of tools, including some of the tools in this category, that our customers need to get solutions up and running quickly.

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Services: Deep mathematical expertise to help curate the explosion of software tools and models available today in generative AI as well as traditional ML, with the goal to align these to our customers challenges in an unbiased way.

•	Innovative Algorithms: New algorithms that leverage quantum techniques and other advanced research to deliver unique capabilities.

Intellectual Property

We have a comprehensive IP protection strategy, both offensive and defensive, that includes patents, trade secrets, copyrights, and trademarks. As of March 31, 2024, Zapata AI has a patent portfolio of 48 patent families, including 89 total patents and patent applications. This portfolio includes 19 allowed or granted U.S. patents, 7 allowed or granted international patents, 30 pending U.S. patent provisional and non-provisional applications, and 29 pending international patent applications. Our issued patents expire beginning in 2041.

The portfolio’s makeup includes 19 “State-of-the-Art” patent families that relate directly to generative AI methods, generative AI applications, or may be used to facilitate advantages in a generative AI infrastructure. The patents in this category relate to technologies that are or could be incorporated into current product offerings. Four patents relate to classical software or architectural improvements. Five patents exemplify advancements in generative AI that are “quantum-inspired” and have a data structure that can be utilized by either a classical computer or a quantum computer. Ten patents require the use of a quantum computer but can be implemented on a current-generation quantum computer. Note that the performance of methods requiring quantum computers is uncertain; to determine if they offer an advantage, a problem must be studied more closely because the performance of these methods is highly dependent on the quantum hardware and on the constraints and type of computational problem to be solved.

The remaining 29 patent families in the portfolio include inventions relating to “Next-Gen” quantum technology that, provided quantum computing hardware improves significantly, we anticipate will boost the capabilities and efficiency of generative AI. The patents in this category are not likely to be incorporated into a current product offering at this time, but in the future may be incorporated to allow Zapata AI to continuously improve its product offering as improvements to quantum computing hardware occur. All of these patents either require the use of a quantum computer or assist a quantum computer directly. Note that while some of these patents can be implemented on or with modern quantum computers, they are not anticipated to provide any performance advantage to the current product offering at the current state of quantum hardware readiness.

Trade secrets are also an important element of our IP strategy. Not all technical advances are conducive to patentability, particularly when such advances are entirely mathematical in nature; by law, such developments are barred from patent protection. Furthermore, some advances, if made public, would diminish the advantage between Zapata and potential competitors. For these reasons, when we seek to protect our IP developments, we first determine whether such development would be more appropriately protected by a patent, or by trade secret, and, when possible, seek such protection accordingly.

Founding History

Legacy Zapata was founded by a team including Harvard-based scientists in 2017 as a quantum software company. Its founders, all Ph.D.s, are: Alán Aspuru-Guzik, Christopher Savoie, Jhonathan Romero-Fontalvo, Yudong Cao, Jonny Olson and Peter Johnson. Members of the Aspuru-Guzik lab at Harvard University, including Legacy Zapata founders, contributed significantly to the development of the field of near-term quantum algorithms, including the invention of variational quantum eigensolver (VQE), the original variational quantum algorithm. The company took its name from Emiliano Zapata Salazar, whose leadership in the Mexican Revolution inspired the founders’ own revolutionary ambitions in the computing industry.

Employees, Culture, Core Values and Facilities

Employees

As of March 31, 2024, Zapata AI had 52 full-time employees and 8 full-time contractors. This total encompasses 38 scientists and engineers, 21 of whom are Ph.Ds. Zapata AI plans to expand across all areas in proportion to our growth in revenue and available capital.

To date, Zapata AI has not experienced any work stoppages and maintains good working relationships with its employees. None of our employees are subject to a collective bargaining agreement or are represented by labor unions at this time.

Culture

Zapata AI’s culture is built around its people—a global cohort of accomplished scientists, engineers and business professionals. Zapata AI has, since its founding, demonstrated a commitment to hiring people from diverse backgrounds and locations.

One of Zapata AI’s core strengths is innovation, not only in its offerings, but also with the mindset of its people. Over the course of Zapata AI’s six years in business, employees have, and continue to, organically collaborate in open forums with varying degrees of organization. Examples include, but are not limited to:

•	a weekly science meeting where employees present their work;

•	an Orquestra working group where a cross-functional group of employees converge to discuss how to move the platform forward; and

•	a book club, which rotates books and members and serves as a forum to have non-work-related discussions.

Facilities

Team members in Boston, Massachusetts and Toronto, Ontario, Canada meet and collaborate in person, and colleagues from other locations travel to both offices as needed. We lease our corporate headquarters in Boston where we occupy approximately 3,720 square feet pursuant to a lease that expires on September 30, 2024. We sublease approximately 2,427 square feet of office space in Toronto pursuant to a sublease that expires on May 30, 2024. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Core Values

The company adheres to five core values:

•	Integrity: The practice of being honest and showing a consistent and uncompromising adherence to strong moral, ethical, and scientific principles and values.

•	Revolutionary Mindset: An attitude towards changing established paradigms and looking for innovative solutions to problems.

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Transparency: Operating in a way that makes it easy for others to see what actions are performed. This manifests itself in a culture of providing feedback and communicating clearly, recognizing our own mistakes, disagreeing in a constructive way.

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Inclusiveness: The quality of including many different types of people and treating them all fairly and equally. We strive to be empathic and to appreciate the unique perspective of other people and teams at Zapata AI, their own needs and struggles, and to build processes that intentionally include a broad range of perspectives.

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Thoughtfulness: Making ourselves aware of the needs and feelings of others and acting accordingly. Bringing new depth to solutions takes time and attention. We make decisions with a rounded view, considering the needs of all the stakeholders and the impact it will have, with as much data as possible.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

MANAGEMENT

The following table provides, as of the date of this prospectus, certain information regarding our executive officers and directors.

Name	Age	Title
Christopher Savoie, Ph.D, J.D.	53	Chief Executive Officer, President and Director
Mimi Flanagan	61	Chief Financial Officer
Yudong Cao, Ph.D.	34	Chief Technology Officer
William M. Brown	59	Director
Clark Golestani(1)(2)(3)	57	Director
Dana Jones(2)	48	Director
Jeffrey Huber(1)(3)	55	Director
William Klitgaard(1)	71	Director
Raj Ratnakar(2)(3)	56	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Executive Officers

Christopher Savoie, Ph.D, J.D., has served as our Chief Executive Officer, President and Director since March 2024 and as the Chief Executive Officer of Legacy Zapata since November 2017 and as a member of the Legacy Zapata Board and its Chairman since November 2017. Dr. Savoie has also served as a director of Toposware, Inc., a developer of blockchain technology, since September 2021. Prior to Zapata, Dr. Savoie served as the Chief Executive Officer and a Representative Director of Kyulux, Inc., a developer and manufacturer of organic electroluminescence material, from May 2016 to November 2017. Dr. Savoie earned a bachelor’s degree in biology from the University of Rhode Island, a Ph.D. in molecular medicine from Kyushu University in Japan and a J.D. from the Nashville School of Law. We believe Dr. Savoie is qualified to serve as a director due to his experience leading Zapata and his expertise in law, medicine, big data, biochemistry and computer science and his research and business experience on the intersection of machine learning, biology and chemistry.

Mimi Flanagan has served as our Chief Financial Officer since March 2024 and as Legacy Zapata’s Chief Financial Officer since October 2021 and as its Treasurer since January 2021. Ms. Flanagan also served as Legacy Zapata’s Vice President, Finance from January 2021 through October 2021. From May 2005 to March 2020, Ms. Flanagan served as the Vice President of Finance for Jenzabar, Inc., a leading cloud-based enterprise software provider in the Higher Education space. Prior to Jenzabar, Ms. Flanagan served in several finance roles for both public and privately held organizations, culminating in 25 years of experience in accounting and finance. Ms. Flanagan holds a Bachelor of Science in Accounting from Southern New Hampshire University.

Yudong Cao, Ph.D., has served as our Chief Technology Officer since March 2024, is a co-founder of Legacy Zapata, and has served as its Chief Technology Officer since May 2019 and previously served as Legacy Zapata’s Quantum Scientist from August 2018 to May 2019. From September 2016 to July 2018, Dr. Cao was a Post-Doctoral Fellow at Harvard University’s Aspuru-Guzik group, where he focused on developing and deploying algorithms for noisy intermediate-scale quantum devices. Dr. Cao has an extensive background in Mechanical Engineering and Computer Science. He obtained his Ph.D. in Computer Science in 2016, a Master of Science in Computer Science in 2015, a Master of Science in Mechanical Engineering in 2013 and a Bachelor of Science in Mechanical Engineering in 2011 from Purdue University. Dr. Cao also earned his Bachelor of Science in Mechanical Engineering from Shanghai Jiaotong University.

Non-Executive Directors

William M. (Matt) Brown has served as a member of our Board since March 2024. Previously, he served as the Company’s Chief Financial Officer from January 2021 until March 2024 and as the Company’s President from 2022 until March 2024. Prior to joining the Company in 2021, Matt formerly served as the Chief Financial Officer of Rocky Mountain Industrials, Inc., an early-stage aggregates and distribution logistics company focused on the Rocky Mountain region, from 2020 to 2021. Previously, he was the Executive Vice President and Chief Financial Officer of Forterra, a billion-dollar manufacturer of drainage and water pipe. From 2012 through 2015, Matt served as the Senior Vice President and Chief Financial Officer of U.S. Concrete. From 2007 through 2012, he served as the Treasurer and Executive Assistant to the Chief Executive Officer, and from 2005 through 2007, as the Treasurer of Drummond Company, Inc., a multibillion-dollar international coal producer. From 1999 through 2005, Matt served in the investment banking department of Citigroup Global Markets Inc., including as a Vice President in the basic industries coverage group. There he led both buy-side and sell-side mergers and acquisitions transactions as well as capital markets offerings of a variety of debt and equity securities. From 1988 through 1997, Matt served in the United States Navy as a SEAL Officer. He holds a Master of Business Administration degree from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Mechanical Engineering from the United States Naval Academy. We believe Mr. Brown is qualified to serve on our Board as a result of his experience with leading public and private companies and experience in leading public and private companies, working across capital markets, and transforming businesses to create shareholder value.

Clark Golestani has served as a member of our Board since March 2024 and as a member of the Legacy Zapata Board since September 2018. Mr. Golestani has over 35 years of experience in health, life sciences and technology, and is an active investor, advisor and board member across the healthcare and technology, media, and telecommunications (“TMT”) sectors. Since May 2018, Mr. Golestani has served as a Managing Director of C Sensei Group, a business consulting and services company and as a Senior Advisor at New Mountain Capital, a private equity firm. Mr. Golestani has also served as a member of the investment committee of The CXO Fund, a venture capital firm that invests in startup companies, since August 2018 and as a Fund Manager and a member of the investment committee of K2 Access Fund, a co-investment venture fund focused on early stage startups, since October 2020. Previously, from 1994 to April 2018, Mr. Golestani served in multiple positions at Merck & Co. (NYSE: MRK) (“Merck”), a multinational pharmaceutical company, where he was responsible for, among other things, Merck’s portfolio of digital health services and solutions companies, most recently as President, Emerging Businesses and Global Chief Information Officer, prior to his retirement in April 2018. Mr. Golestani also serves as a member of the board of directors of a number of companies, including: eMids, a consulting firm that provides IT and business process management solutions to the healthcare industry, since April 2020; Emmes, a clinical research organization, since March 2021; Molecula Corp., an artificial intelligence and data analytics company, since September 2020; and Toposware Inc., a developer of blockchain technology, since December 2020. Mr. Golestani also previously served as a director on the boards of a number of companies, including: TruU, Inc. a cybersecurity company (May 2018 to December 2022); CIOX Health, a healthcare information management company (September 2018 to October 2021); Pleco Systems Inc., a software and consulting company (October 2020 to May 2022); Sparta Systems, Inc., an enterprise quality management software provider that was acquired by Honeywell, Inc. (April 2018 to February 2021); UMUC Ventures Inc., a non-profit that provides innovative technology transformation services to educational organizations (April 2016 to September 2020); Seal Software Limited, a contract discovery and contract management software solutions company that was acquired by DocuSign, Inc. (April 2016 to May 2020); and Liaison Technologies, Inc., a global integration and data management company (November 2011 to September 2015). Mr. Golestani is also a co-founder of Crossroads Technologies, Inc., an IT management, hosting, infrastructure, consulting and professional services company. Mr. Golestani has a degree in Management Science from Massachusetts Institute of Technology Sloan School of Management. We believe Mr. Golestani is qualified to serve on our Board due to his vast experience and success as a director and executive officer of both public and private companies in the healthcare and TMT sectors and his expertise in finance and venture capital.

Dana Jones has served as a member of our Board since March 2024 and as a member of the Legacy Zapata Board since June 2021. Dana Jones is the Chief Executive Officer, President, and a director of RealPage, Inc. (formerly Nasdaq: RP and now private) (“RealPage”) an enterprise software company serving the real estate industry, where she also served as a member of its audit committee and compensation committee from October 2019 to April 2021 when RealPage was a public company. Ms. Jones has also served as a director of Agilysys Inc., an enterprise software as a service company serving the hospitality industry, since April 2019, where she currently serves on its audit committee and is chair of the compensation committee. Prior to RealPage, Ms. Jones was the Chief Executive Officer of Sparta Systems (“Sparta”), an enterprise quality management software provider, from April 2018 until March 2021, when Sparta was acquired by Honeywell (Nasdaq: HON). Prior to joining Sparta in April 2018, Ms. Jones served as Chief Executive Officer, President and a director of Active Network, LLC (“Active Network”), a leader in activity and event management software, from September 2016 to September 2017 when Active Network was acquired by Global Payments (NYSE: GPN). Before joining Active Network, from 2012 to 2017, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions (“Sabre”), a global provider of software to the airline industry. Prior to Sabre, Ms. Jones co-founded Noesis Energy, Inc., and served as Executive Vice President of Product, Sales, Marketing, and Operations. Ms. Jones has held Executive and General Management positions for early stage and global publicly traded enterprise software companies over the last 20 years, including the Reynolds Company and Vignette Corporation. Ms. Jones started her career as a management consultant with A.T. Kearney, Inc. and graduated Summa Cum Laude and holds a B.S.E in industrial and operations engineering from the University of Michigan. We believe Ms. Jones is qualified to serve on our Board due to her track record of successfully transforming global enterprise software companies into innovative market leaders, while maximizing investor returns. She brings executive leadership and operating experience in both private and publicly traded enterprise software companies.

Jeffrey Huber has served as a member of our Board since March 2024 and as a member of the Legacy Zapata Board since July 2021. Mr. Huber is the founder and has been the Managing Partner of Triatomic Capital, a venture capital firm focused on health-tech, deep-tech, biotechnology, med-tech, energy and artificial intelligence, since February 2022. Mr. Huber also serves as a director on the board of Electronic Arts Inc. (Nasdaq: EA), a video game company, and has also served on its audit committee, since June 2009. He has also served on the board of Upstart Holdings, Inc. (Nasdaq: UPST), an artificial intelligence lending platform, and as a member of its nomination and corporate governance committee, since July 2021. Mr. Huber is also a founder and, from January 2016 to September 2021, served as the Chief Executive Officer and Vice Chairman of GRAIL, LLC (“GRAIL”), a cancer diagnostic company. Prior to GRAIL, Jeff was a Senior Vice President at Google LLC, a subsidiary of Alphabet Inc. (“Google”), a multinational technology company, for over 13 years. From 2013 to 2016, at Google, Jeff co-founded Google’s life sciences efforts and led development and scaling for Google Maps (2011-2013), Google Apps (2005-2010), and Google Ads (2003-2011). Earlier, Jeff was Vice President of Architecture and Systems Development at eBay Inc. (Nasdaq: EBAY), an e-commerce company. Jeff is also the Co-Founder & President of OpenCovidScreen (since 2020), a non-profit focused on catalyzing innovation in COVID-19 testing/screening. Jeff holds a bachelor’s degree in computer engineering from the University of Illinois and a master’s degree in business from Harvard University. We believe that Mr. Huber’s deep knowledge and experience in the technology sector and his experience leading small, mid-sized and large technology companies, makes him well qualified to serve on our Board.

William Klitgaard has served as a member of our Board since March 2024 and as a member of the Legacy Zapata Board since June 2023. Mr. Klitgaard has served as an operating executive at Avista Capital Partners, a private equity firm, since 2020. Mr. Klitgaard most recently served as President of Enlighten Health, a division of LabCorp (NYSE:LH) that focuses on innovation and creation of new information-based services utilizing core assets of LabCorp and Covance, Inc. Previously, he spent 19 years at Covance, one of the world’s largest contract research organizations, where he served for three years as Corporate Senior Vice President and Chief Information Officer, and nearly twelve years as Corporate Senior Vice President and Chief Financial Officer. Mr. Klitgaard has served as a director and chair of the audit committee of XIFIN, Inc., a healthcare innovative technology company, since January 2020. Mr. Klitgaard previously served as a director of Syneos Health, Inc.

(NASDAQ: SYNH), from March 2017 to September 2023, Inform Diagnostics, from December 2019 to April 2020, Liaison Technologies, from August 2013 to December 2018, Bioclinica, Inc., from June 2018 to March 2019, and Certara, L.P., from September 2017 to July 2020. Mr. Klitgaard earned a B.A. in Economics from the University of California at Berkeley, and a Master’s degree from the Sloan Management School, Massachusetts Institute of Technology. We believe Mr. Klitgaard’s private equity investment and company oversight experience and background, as well as his financial experience, makes him well qualified to serve on our Board.

Raj Ratnakar has served as a member of our Board since March 2024. Since January 2024 he has served as an Advisor to New Mountain Capital, a leading Private Equity firm, regarding M&A investments into attractive growth markets and transformation of portfolio companies. Most recently, he served as the Senior Vice President and Chief Strategy Officer of DuPont Corporation, a material science company, from May 2019 to September 2023. Prior to joining DuPont, Mr. Ratnakar served as Chief Strategy Officer for Fortive, an industrial technology company and a publicly traded spin-off of Danaher, from 2015 to June 2019. Mr. Ratnakar’s previous experience includes senior strategy roles at Danaher and TE Connectivity, and a consulting leadership role for McKinsey & Company. Mr. Ratnakar spent the first 10 years of his career as an entrepreneur, building and growing software companies in the telecom and eCommerce markets. He holds an M.B.A. from The Wharton School, University of Pennsylvania and an M.S. in Mechanical Engineering from the University of Maryland. We believe that Mr. Ratnakar’s extensive strategy and executive management experience makes him well qualified to serve on our Board.

Board Composition

Our business and affairs are organized under the direction of our Board, which consists of seven members, with Christopher Savoie serving as chair and Clark Golestani serving as lead independent director. The primary responsibilities of our Board include providing oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Any director may be removed from office by our stockholders as provided in Section 141(k) of the DGCL, our Bylaws and our Certificate of Incorporation.

Director Independence

Each of the directors on our Board other than Dr. Savoie and Mr. Brown qualify as independent directors, as defined under the rules of Nasdaq, and our Board consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Our independent directors will have at least one meeting a year at which only independent directors are present.

Role of our Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

Our audit committee monitors compliance with legal and regulatory requirements, and our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board has three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on our website, www.zapata.ai.

Audit Committee

Our audit committee consists of William Klitgaard, Clark Golestani and Jeffrey Huber. Our Board has determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and is financially literate in accordance with Nasdaq audit committee requirements. In arriving at this determination, our Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Klitgaard serves as the chair of the audit committee. Our Board determined that Mr. Klitgaard qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, our Board considered formal education and previous experience in financial roles. Our independent registered public accounting firm and management periodically meets privately with our audit committee.

The functions of this committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	meeting periodically with each of our management, internal auditors, and independent auditors;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of our audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing with management and our auditors any earnings press releases and any financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes the internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law, and any government investigation within the past five years regarding any audits carried out by our independent auditors, as well as any steps taken to deal with any issues; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Our compensation committee consists of Dana Jones, Clark Golestani and Raj Ratnakar. Ms. Jones serves as the chair of the compensation committee. Our Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfied the independence requirements of Nasdaq. The functions of the committee include, among other things:

•	reviewing and recommending that our Board approve the compensation of our executive officers;

•	reviewing and recommending the compensation of directors;

•	reviewing and recommending that our Board approves the terms of compensatory arrangements with executive officers;

•	administering stock and equity incentive plans;

•

selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors, and providing oversight of any such advisors;

•	reviewing and approving the compensation of the Company’s compensation advisors;

•

reviewing and recommending that our Board approves incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of employees; and

•	reviewing our overall compensation philosophy.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Our compensation committee operates under a written charter, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Clark Golestani, Raj Ratnakar and Jeffrey Huber. Our Board has determined that each of the members of our nominating and corporate governance committee satisfies the independence requirements of Nasdaq.

Mr. Golestani serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, evaluating and selecting, or recommending that the Board approve, nominees for election as directors;

•	approving the retention of director search firms;

•	evaluating the performance of the Board and of individual directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board has adopted a code of business conduct and ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.zapata.ai. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Our Board, at the recommendation of our compensation committee, will determine the annual compensation to be paid to the members of our Board.

Executive Compensation

We intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the Company’s Board based upon the recommendations of the compensation committee.

EXECUTIVE COMPENSATION

Legacy Zapata aims to pay competitively to attract, develop and retain highly talented employees. Legacy Zapata provides rewards for high performance and critical skills and has designed its compensation and benefits program to provide transparency around what is expected, encourage and reward delivery of annual objectives that are aligned with its stockholders’ long-term interests, and ultimately, support the achievement of Legacy Zapata’s business strategy. Legacy Zapata’s executive compensation program has historically consisted of base salaries, an annual performance-based bonus program, and its equity-based incentive compensation program under the Legacy Zapata 2018 Stock Incentive Plan (the “2018 Plan”). Upon the consummation of the Business Combination, the Company adopted the 2024 Equity and Incentive Plan and the 2024 Employee Stock Purchase Plan, which are described in more detail below, and terminated the 2018 Plan.

This section provides an overview of Legacy Zapata’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

At December 31, 2023, Legacy Zapata’s named executive officers were:

•	Christopher Savoie, Ph.D, J.D.

•	Mimi Flanagan

•	Yudong Cao, Ph.D.

Summary Compensation Table

The following table provides information regarding the compensation earned by Legacy Zapata’s named executive officers for the years ended December 31, 2023 and December 31, 2022.

Name and principal position	Year	Salary ($)	Non-equity incentive plan compensation ($)		Total ($)
Christopher Savoie, Ph.D, J.D.	2023	270,000	—		270,000
Chief Executive Officer, Founder and Director	2022	300,000	—		300,000
Mimi Flanagan	2023	280,923	—		280,923
Chief Financial Officer	2022	250,000	—		250,000
Yudong Cao, Ph.D.	2023	200,000	—		200,000
Chief Technology Officer and Founder	2022	200,000	2,875	(1)	202,875

(1)	Represents a bonus paid to Dr. Cao in connection with the completion of certain patent work pursuant to the Zapata patent reward program.

Narrative Disclosure to Summary Compensation Table

Base Salaries

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage Legacy Zapata’s business and execute its business strategies. Base salaries for Legacy Zapata’s named executive officers are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, Legacy Zapata’s ability to replace the individual, and other factors deemed relevant. The Legacy Zapata Board, in conjunction with the compensation committee, set the salary and bonus for each named executive officer, and the compensation is subject to periodic review and adjustment. Effective February 21, 2023, based on the recommendation of the compensation committee, the Legacy Zapata Board approved an increase of Ms. Flanagan’s annual base salary to $286,000 to reflect an increase in responsibilities in her role. Effective as of July 1, 2023, Dr. Savoie’s annual base salary was reduced to $240,000 to reflect changing market conditions and following a reduction in force on June 30, 2023. Dr. Cao’s annual base salary remains unchanged.

On April 1, 2024, following the recommendation of the compensation committee, the Company’s Board determined that no bonuses would be paid to the named executive officers in respect of the fiscal year ended December 31, 2023 and approved the restoration of Dr. Savoie’s base salary to $300,000 from $240,000, effective immediately.

Non-Equity Incentive Plan Compensation

Historically, Legacy Zapata has paid cash incentive compensation to reward its executives for their performance over the fiscal year, based on performance goals approved by the Legacy Zapata Board. For 2022, the target bonus for Dr. Savoie was equal to 50% percent of his base salary, the target bonus for Ms. Flanagan was 20% percent of her base salary, and the target bonus for Dr. Cao was 20% percent of his base salary. However, as a result of changing market conditions, a reduction in force in January 2023, and Zapata’s cash position, the Legacy Zapata Board did not award cash incentive compensation to the named executive officers in 2022.

In 2023, each of the named executive officers was eligible to participate in Legacy Zapata’s cash incentive compensation program, and there were no changes to the any annual incentive compensation programs as may be established from time to time by the Legacy Zapata Board. For 2023, Dr. Savoie was eligible to receive a target annual performance bonus of 50% of his annual base salary, Ms. Flanagan was eligible to receive a target annual performance bonus of 20% of her annual base salary, and Dr. Cao was eligible to receive a target annual performance bonus of 20% of his annual base salary. As noted above, on April 1, 2024, following the recommendation of the compensation committee, the Company’s Board determined that no bonuses would be paid to the named executive officers in respect of the fiscal year ended December 31, 2023.

Equity Based Incentive Awards

While Legacy Zapata did not pay equity-based incentive awards to its named executive officers in 2022 or 2023, Zapata’s equity-based incentive awards, typically granted pursuant to the 2018 Plan, are designed to more closely align Legacy Zapata’s interests and those of Legacy Zapata’s stockholders with those of Legacy Zapata’s employees and consultants. The Legacy Zapata Board is responsible for approving equity grants to Legacy Zapata’s employees and consultants, including its named executive officers, in conjunction with recommendations from the compensation committee.

All options are granted with an exercise price per share that is no less than the fair market value of a share of Legacy Zapata Common Stock on the date of grant of such award. Legacy Zapata’s stock option awards generally vest monthly over a four-year period, with a one-year cliff for initial grants to employees, and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at December 31, 2023.”

Outstanding Equity Awards at December 31, 2023

The following table provides information regarding equity awards granted to Legacy Zapata’s named executive officers that remain outstanding as of December 31, 2023. The number of securities underlying unexercised options as of December 31, 2023 represent shares of Legacy Zapata Common Stock, and neither such numbers nor the associated exercise prices give effect to the conversion of such options upon the consummation of the Business Combination on March 28, 2024 into options to acquire shares of the Company’s

Common Stock at the exchange ratio of 0.9141 shares of the Company’s Common Stock for each share of Legacy Zapata Common Stock.

	Option Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable(1)		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(2)	Option expiration date
Dr. Christopher Savoie	5/23/2019	378,057		—	1.14	5/22/2029
	3/25/2021	291,500	(3)	182,188	1.84	3/24/2031
Mimi Flanagan	2/4/2021	36,458	(3)	13,542	1.84	2/4/2031
	3/25/2021	15,000	(3)	8,125	1.84	3/24/2031
	10/14/2021	57,500	(3)	55,000	2.46	10/13/2031
Dr. Yudong Cao	5/23/2019	14,584		—	1.14	5/22/2029
	3/25/2021	141,625	(3)	64,375	1.84	3/24/2031

(1)	All stock options were granted pursuant to the 2018 Plan.
(2)	This column represents the fair market value of a share of Legacy Zapata Common Stock on the date of the grant, as determined by the Zapata Board.
(3)	The shares underlying these stock options vest in 48 equal monthly installments beginning one year from the date of grant.

Employment Arrangements with Officers

Dr. Christopher Savoie

Legacy Zapata entered into an Employment Agreement with Dr. Savoie, dated March 15, 2018 (the “Savoie Agreement”), which governs Dr. Savoie’s role as Chief Executive Officer of Legacy Zapata. Dr. Savoie’s employment under the Savoie Agreement is at-will and will continue until terminated at any time by either party. Pursuant to the Savoie Agreement, Dr. Savoie was initially entitled to receive a specified annual base salary for 2018. Dr. Savoie’s annual base salary was most recently adjusted to $240,000, effective as of July 1, 2023. See “— Base Salaries” above. Dr. Savoie was also initially eligible to receive a discretionary bonus with a specified annual target amount (which was subsequently adjusted to 50% of his annual base salary). Dr. Savoie is entitled to participate in Legacy Zapata’s employee benefit plans and paid time-off policies.

If Dr. Savoie’s employment is terminated by Legacy Zapata without Cause (as defined in the Savoie Agreement) or by Dr. Savoie for Good Reason (as defined in the Savoie Agreement), then Dr. Savoie will be entitled to severance equal to six months’ salary payable in accordance with Legacy Zapata’s standard payroll policies. If payments owed to Dr. Savoie at the time of termination would trigger the acceleration or increase of tax payable under Section 409A of the Code, Legacy Zapata agreed to defer the commencement of such payments until the date that is at least six months following such termination, at which time Legacy Zapata will pay Dr. Savoie a lump-sum payment equal to the cumulative amounts that would have otherwise been previously paid to Dr. Savoie during such period of deferral. Dr. Savoie’s right to severance is contingent upon his execution of a general release of claims in favor of Legacy Zapata and his continued compliance with his non-competition and confidentiality agreement with Legacy Zapata.

Mimi Flanagan

Legacy Zapata entered into an offer letter with Ms. Flanagan in January 2021, which provides for employment at-will and will continue until terminated at any time by either party. Pursuant to such offer letter, Ms. Flanagan was initially entitled to receive a specified annual base salary for 2021. Ms. Flanagan’s salary was most recently increased to $286,000, effective as of February 21, 2023. See “— Base Salaries” above. Ms. Flanagan is also eligible to receive a discretionary bonus with a specified annual target amount of 20% of her annual base salary. Ms. Flanagan is entitled to participate in Legacy Zapata’s employee benefit plans and paid time-off policies.

Dr. Yudong Cao

Legacy Zapata entered into an amended and restated employment agreement with Dr. Cao in June 2019, which provides for employment at-will and will continue until terminated at any time by either party. Pursuant to such employment agreement, Dr. Cao was initially entitled to receive a specified annual base salary for 2019, which was most recently increased to $200,000. Dr. Cao was also initially eligible to receive a discretionary bonus with a specified annual target amount (which was most recently increased to 20% of his annual base salary). Dr. Cao is entitled to participate in Legacy Zapata’s employee benefit plans and paid time-off policies.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable. Each named executive officer holds stock options granted subject to the general terms of the 2018 Plan. A description of the termination and change-in-control provisions in the 2018 Plan and applicable to the stock options granted to 2018 Plan’s named executive officers is provided below under “— Legacy Zapata 2018 Stock Incentive Plan.”

For additional information regarding potential payments and acceleration of stock options upon termination or change of control, see “— Employment Arrangements with Officers” above.

Benefits and Perquisites

Legacy Zapata provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match is provided by Legacy Zapata. Legacy Zapata does not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

Legacy Zapata maintains a 401(k) retirement savings plan, for the benefit of employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. Legacy Zapata does not provide a match for participants’ elective contributions to the 401(k) plan, nor does Legacy Zapata provide to employees, including its named executive officers, any other retirement benefits, including without limitation any tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Legacy Zapata 2018 Stock Incentive Plan

The 2018 Plan provides for the grant of equity-based awards, denominated in Legacy Zapata Common Stock, including incentive stock options, non-statutory stock options and restricted stock awards. Legacy Zapata will not make any new awards under the 2018 Plan following the effectiveness of the 2024 Plan. The material features of the 2018 Plan are summarized below.

General. The maximum number of Legacy Zapata Common Stock which may be issued under the 2018 Plan is 4,439,478. Any shares subject to an award granted under the 2018 Plan to any person are counted against this limit.

Purposes. The purpose of the 2018 Plan is to encourage and enable Legacy Zapata’s officers and employees and other persons providing services to Legacy Zapata and its subsidiaries to acquire a proprietary interest in its business. Legacy Zapata believes that providing such persons with a direct stake in its welfare will assure a closer identification of their interests with Legacy Zapata’s interests and the interests of its shareholders, thereby stimulating their efforts on Legacy Zapata’s behalf and strengthening their desire to remain with Legacy Zapata.

Administration. The 2018 Plan has been administered by the Legacy Zapata Board. Subject to the terms of the 2018 Plan, the Legacy Zapata Board may determine the types of awards and the terms and conditions of such awards, interpret provisions of the 2018 Plan and select participants to receive awards.

Source of shares. The Legacy Zapata Common Stock issued under the 2018 Plan consisted of authorized but unissued shares and shares that Legacy Zapata has reacquired or withheld. Legacy Zapata Common Stock underlying any awards issued under the 2018 Plan that were forfeited, cancelled, reacquired by Zapata or otherwise terminated (other than by exercise) or withheld to satisfy tax withholding obligations with respect to an option exercise were added back to the Legacy Zapata Common Stock with respect to which awards may be granted under the 2018 Plan.

Eligibility. Awards may be granted under the 2018 Plan to Legacy Zapata’s and its subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and Legacy Zapata and/or its subsidiaries.

Amendment or termination of 2018 Plan. The Legacy Zapata Board may terminate or amend the 2018 Plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, following the effectiveness of the 2024 Plan, the 2018 Plan has been terminated and Legacy Zapata will not make any further awards under the 2018 Plan.

Options. The 2018 Plan permits the granting of options to purchase Legacy Zapata Common Stock intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. Legacy Zapata may grant non-statutory stock options to its employees, directors, officers, consultants or advisors in the discretion of the Legacy Zapata Board. Incentive stock options will only be granted to Legacy Zapata’s employees.

The exercise price of each incentive stock option and non-statutory stock option may not be less than 100% of the fair market value of Legacy Zapata Common Stock on the date of grant. If Legacy Zapata grants incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of Legacy Zapata Common Stock on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, the Legacy Zapata Board determines at what time or times each option may be exercised. The options terminate immediately after termination of the optionee’s employment with, or provision of services to, Legacy Zapata by Legacy Zapata for Cause (as defined in the 2018 Plan) and 30 days after the date of voluntary termination of the optionee’s employment with, or provision of services to, Legacy Zapata by the optionee (other than death or permanent disability) or by Legacy Zapata without Cause. In the event of permanent and total disability or death of the optionee, the options terminate on the earlier of the date of expiration of the option or one year following the date of such disability or death. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the Legacy Zapata Board.

In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the Legacy Zapata Board, by tendering Legacy Zapata Common Stock having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.

Incentive stock options granted under the 2018 Plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution.

Restricted stock awards. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the Legacy Zapata Board, Legacy Zapata Common Stock subject to such restrictions and conditions as the Legacy Zapata Board may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives.

Adjustments upon changes in capitalization. Legacy Zapata will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the 2018 Plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.

Effect of a change in control. Upon the occurrence of a “change in control transaction” (as defined in the 2018 Plan), unless otherwise provided in any stock option agreement or restricted stock agreement, the Legacy Zapata Board (or the board of directors of any corporation assuming the obligations of Legacy Zapata), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards under the 2018 Plan:

•	provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;

•	upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;

•

make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of Legacy Zapata Common Stock will receive upon consummation of the change in control transaction times the number of Legacy Zapata Common Stock subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or

•

provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction.

2024 Equity and Incentive Plan

The following is a summary of the material features of our 2024 Plan. This summary is qualified in its entirety by the full text of the 2024 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The 2024 Plan has been adopted by our Board and approved by our stockholders. The 2024 Plan became effective immediately prior to the consummation of the Merger (the “Equity Plan Effective Date”). The 2024 Plan allows us to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. Our Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and our stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

Purpose. The purposes of the 2024 Plan are to provide long-term incentives and rewards to our and our subsidiaries’ employees, officers, directors and other key persons, to assist in attracting and retaining persons with the requisite experience and ability, and to more closely align the interests of such employees, officers, directors and other key persons with the interests of our stockholders. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the 2024 Plan may determine.

Eligibility. As of January 16, 2024 (giving effect to the consummation of the Merger), approximately 60 individuals would be eligible to participate in the 2024 Plan, which includes 6 non-employee directors, 3 executive officers, approximately 50 employees who are not executive officers, and approximately 10 consultants.

No awards may be granted under the 2024 Plan after the date that is ten years from the 2024 Plan Effective Date, and awards of incentive stock options may not be granted after the date that is ten years from the date the 2024 Plan was approved by our Board.

Authorized Shares. 3,491,146 shares of Common Stock were initially reserved for issuance under the 2024 Plan and is referred to herein as the “Initial Plan Limit.” The 2024 Plan provides that the number of shares of Common Stock reserved and available for issuance under the 2024 Plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by 5% of the outstanding number of shares of Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in our capitalization. The maximum aggregate number of shares of Common Stock that may be issued upon exercise of incentive stock options under the 2024 Plan may not exceed the Initial Plan Limit cumulatively increased on January 1, 2025 and on each January 1 thereafter by the lesser of the Annual Increase or the Initial Plan Limit. Shares underlying any awards under the 2024 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2024 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that we acquire or merge with or into, shall not reduce the shares available for issuance under the 2024 Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the 2024 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The 2024 Plan contains a limitation whereby the value of all awards under the 2024 Plan and all other cash compensation paid by us to any non-employee director may not exceed $750,000 in any calendar year, except that the limit will be $1,000,000 for the first calendar year a non-employee director is initially appointed to our Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. Our Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as our Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving such non-employee director.

Administration. The 2024 Plan is administered by our compensation committee, our Board or another board committee pursuant to the terms of the 2024 Plan. The plan administrator, which initially is our compensation committee, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2024 Plan. The plan administrator may, without the approval of our stockholders, reduce the exercise price of any outstanding stock option or stock appreciation right, effect the repricing of such awards through cancellation and re-grants, or cancel such awards in exchange for cash or other awards. The plan administrator’s determinations under the 2024 Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2024 Plan will be the directors, officers, employees and consultants of us and our affiliates as selected from time to time by the plan administrator in its discretion.

The 2024 Plan requires the plan administrator to make appropriate adjustments to the number of shares of Common Stock that are subject to the 2024 Plan, to certain limits in the 2024 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Payments by Participants. Participants in the 2024 Plan are responsible for the payment of any federal, state, local or foreign taxes that we or our subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of us or our subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of us or our subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us or our subsidiaries in an amount that would satisfy the withholding amount due.

Non-Transferability of Awards. The 2024 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of awards (other than incentive stock options) by holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Merger or Change in Control. The 2024 Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the 2024 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2024 Plan. To the extent that awards granted under the 2024 Plan are not assumed, continued or substituted by the successor entity, all awards granted under the 2024 Plan shall terminate and, in such case (except as may be otherwise provided in the relevant award agreement), all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change in control transaction shall become fully vested and exercisable as of immediately prior to the effective time of the transaction, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the transaction, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the change in control transaction in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the transaction, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the transaction as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction multiplied by the number of vested shares under such awards.

General. The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

All awards will be subject to any Company clawback policy as set forth in such clawback policy or the applicable award agreement.

Amendment or Termination. Our Board may amend or discontinue the 2024 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2024 Plan will require the approval of our stockholders.

Stock Options. The 2024 Plan permits the granting of both options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2024 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2024 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2024 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights. The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2024 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights. The plan administrator may award restricted shares of Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of Common Stock that are free from any restrictions under the 2024 Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of Common Stock.

Cash Awards. The plan administrator may grant cash-based awards under the 2024 Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.

Form S-8. When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of Common Stock issuable under the 2024 Plan.

2024 Employee Stock Purchase Plan

The following is a summary of the principal features of our 2024 ESPP and its operation. This summary does not contain all of the terms and conditions of the 2024 ESPP and is qualified in its entirety by reference to the 2024 ESPP, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The 2024 ESPP has been adopted by our Board and approved by our stockholders. It is the intention of our Board that the 2024 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. Our Board believes that the adoption of the 2024 ESPP will benefit us by providing employees with an opportunity to acquire shares of Common Stock and will help us to attract, retain and motivate valued employees.

Purpose. The purpose of the 2024 ESPP is to provide eligible employees with an opportunity to purchase shares of Common Stock through accumulated contributions, which generally will be made through payroll deductions. The 2024 ESPP permits the administrator of the 2024 ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the 2024 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance. 581,858 shares of Common Stock were initially reserved for issuance under the 2024 ESPP and is referred to herein as the “Initial ESPP Limit.” The 2024 ESPP provides that the number of shares of Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2025 and on each January 1 thereafter, by the least of the Initial ESPP Limit, 1% of the outstanding number of shares of Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2024 ESPP will be appropriately adjusted.

Administration. The 2024 ESPP is administered by our compensation committee, our Board or such other person appointed by our Board pursuant to the terms of the 2024 ESPP. The plan administrator, which initially is our compensation committee, has full authority to make, administer and interpret such rules and regulations regarding the 2024 ESPP as it deems advisable.

Eligibility. Any of our or our affiliates’ or subsidiaries’ employees that has been designated to participate in the 2024 ESPP is eligible to participate in the 2024 ESPP so long as the employee is customarily employed for at least 20 hours a week and more than five months in a calendar year. No person who owns or holds, or as a result of participation in the 2024 ESPP would own or hold, Common Stock or options to purchase Common Stock that together equal 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any parent or subsidiary thereof is entitled to participate in the 2024 ESPP. No employee may be granted an option under the 2024 ESPP that permits the employee’s rights to purchase Common Stock to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the 2024 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay for allocation to the 2024 ESPP. Employees may authorize payroll deductions with a minimum of 1% of base pay and a maximum of 15% of base pay. As of January 16, 2024 (giving effect to the consummation of the Merger), approximately 50 employees would be eligible to participate in the 2024 ESPP. Once an employee becomes a participant in the 2024 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2024 ESPP, becomes ineligible to participate in the 2024 ESPP, or his, her or their employment ceases.

Offering Periods and Purchase Periods. Unless otherwise determined by the plan administrator, each offering of Common Stock under the 2024 ESPP will be for a period of six months, which is referred to as an “offering period.” The first offering period under the 2024 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2024 ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2024 ESPP. The 2024 ESPP will include a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” For purposes of this summary, a reference to the 2024 ESPP generally will mean the terms and operations of the 423 Component.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his, her or their payroll deductions during any offering period but may increase or decrease his, her or their payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his, her or their eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2024 ESPP.

Exercise of Purchase Right. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of Common Stock determined by dividing $25,000 by the fair market value of Common Stock on the first day of such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of Common Stock on the exercise date. The maximum number of shares of Common Stock that may be issued to any employee under the 2024 ESPP in a calendar year is a number of shares of Common Stock determined by dividing $25,000 by the fair market value of Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

Termination of Participation. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Non-Transferability. A participant will not be permitted to transfer options under the 2024 ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable during the lifetime of the participant only by the participant.

Form S-8. When permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of Common Stock issuable under the 2024 ESPP.

Merger or Change in Control. In the case of and subject to the consummation of a “change in control,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate whenever it determines that such action is appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 ESPP, may take any one or more of the following actions under the 2024 ESPP or with respect to any right under the 2024 ESPP or to facilitate such transactions or events: (a) provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) provide that the outstanding options under the 2024 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities and prices; (c) make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding options under the 2024 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

Amendment; Termination. The 2024 ESPP will automatically terminate on the tenth anniversary of the effective date of the 2024 ESPP. Our Board may, in its discretion, at any time, terminate or amend the 2024 ESPP. However, without the approval within 12 months of such Board action by the stockholders, no amendment shall be made to the 2024 ESPP increasing the number of shares specifically approved to comply with the requirements of Section 423(b) of the Code or any other changes to the components of the 2024 ESPP intended to comply with the requirements of Section 423(b) of the Code that would require stockholder approval in order for the 2024 ESPP, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

DIRECTOR COMPENSATION

Legacy Zapata currently has no formal policy under which non-employee directors receive compensation for their service on the Legacy Zapata Board or its committees. Legacy Zapata’s policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and Legacy Zapata occasionally grants stock options to non-employee directors. Upon his or her initial election to the Legacy Zapata Board, Legacy Zapata’s independent non-employee directors generally receive a non-qualified stock option, vesting in equal installments on each of the first two anniversaries of the date of grant, to purchase 75,000 shares of Legacy Zapata Common Stock. On August 1, 2023, in addition to issuing options to William Klitgaard in connection with his appointment to the Legacy Zapata Board, Legacy Zapata granted to each independent non-employe director a non-qualified stock option, vesting in equal installments on each of the first two anniversaries of the date of grant, to purchase 75,000 shares of Legacy Zapata Common Stock in acknowledgement of each such director’s service to Legacy Zapata.

Director Compensation Table

The following table provides information regarding the compensation of each person serving as a director of Legacy Zapata for 2023, other than Dr. Savoie, Zapata’s Chief Executive Officer. Dr. Savoie does not receive any compensation for service in his capacity as a director. His compensation as a named executive officer is set forth above in “Executive Compensation.”

Name and principal position	Fees earned or paid in cash ($)	Stock options ($)(1)	All other compensation ($)		Total ($)
Alán Aspuru-Guzik	—	—	61,800	(2)	61,800
Gil Beyda(3)	—	—	—		—
Mark Cupta(4)	—	—	—		—
Clark Golestani	—	260,250	—		260,250
Rhonda Germany Ballintyn	—	260,250	—		260,250
Jeffrey Huber	—	260,250	—		260,250
Dana Jones	—	260,250	—		260,250
Charles Kane(5)	—	—	4,167	(6)	4,167
William Klitgaard(7)	—	260,250	—		260,250

(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to each non-employee director on August 1, 2023, calculated in accordance ASC 718. The assumptions used in determining the grant date fair value of the stock options reported are set forth in Note 9 to Legacy Zapata’s unaudited financial statements included elsewhere in this prospectus.

The following lists all outstanding equity awards held by non-employee directors as of December 31, 2023 who were serving as of that date:

Name and principal position	Aggregate number of shares underlying outstanding options
Alán Aspuru-Guzik	150,000
Clark Golestani	112,500
Rhonda Germany Ballintyn	112,500
Jeffrey Huber	150,000
Dana Jones	150,000
William Klitgaard	75,000

Dr. Aspuru-Guzik’s options were granted in connection with his consulting services provided pursuant to the Consulting Agreement, dated as of January 1, 2018, by and between Legacy Zapata and Dr. Aspuru-Guzik, as amended on February 28, 2019 (the “Aspuru-Guzik Consulting Agreement”).

(2)	Represents consulting fees paid to Dr. Aspuru-Guzik pursuant to the Aspuru-Guzik Consulting Agreement.
(3)	Mr. Beyda resigned from the Legacy Zapata Board on October 27, 2023.
(4)	Mr. Cupta resigned from the Legacy Zapata Board on October 27, 2023.
(5)	Mr. Kane resigned from the Legacy Zapata Board on February 10, 2023.
(6)	Represents consulting fees paid to Mr. Kane in January 2023 pursuant to the Consulting Agreement, dated as of May 3, 2022, by and between Legacy Zapata and Mr. Kane.
(7)	Mr. Klitgaard joined the Legacy Zapata Board in June 2023.

Company Director Compensation

We expect that our Board will review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Our Board has not yet, but intends to adopt a non-employee director compensation policy that will provide us with an effective tool to attract, retain and reward non-employee directors and provide for certain compensation to its non-employee directors. It is anticipated that the non-employee director compensation policy will provide for both cash compensation and equity compensation.

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our securities as of the date of this prospectus. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter, the Bylaws, the Warrant Agreement and the Resale Registration Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the DGCL.

Authorized Capitalization

Our purpose is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. The Company’s authorized capital stock consists of 600,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. No shares of Preferred Stock are issued or outstanding as of the date of this prospectus. Unless the Company’s Board determines otherwise, we will issue all shares of the Company’s capital stock in uncertificated form.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of Common Stock will not have cumulative voting rights in the election of directors.

Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of shares of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of shares of Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock that were issued and outstanding on March 28, 2024 are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of Preferred Stock that the Company’s Board may authorize and issue in the future.

Preferred Stock

The Company has authorized a total of 10,000,000 shares of Preferred Stock. As of the date of this prospectus, no shares of Preferred Stock are issued or outstanding.

Under the terms of the Company’s Certificate of Incorporation, the Company’s Board is authorized to direct the Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Company Preferred Stock then outstanding), to issue shares of Preferred Stock in one or more series without the approval of the Company’s stockholders. The Company’s Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The purpose of authorizing the Company’s Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of shares of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Company’s Board. The time and amount of dividends will be dependent upon, among other things, the Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Company’s Board may regard as relevant.

The Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future.

Anti-Takeover Provisions

The Company’s Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Company’s Certificate of Incorporation provides that the Company’s Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s Board will be elected each year. Additionally, for so long as the Company’s Board is classified and subject to the rights of holders of Company Preferred Stock, directors only may be removed from office for cause by an affirmative vote of the holders of at least a majority of the voting power of the Company’s capital stock. The classification of directors and removal only for cause will have the effect of making it more difficult for stockholders to change the composition of the Company’s Board.

Stockholder Action; Special Meetings of Stockholders

The Company’s Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Company’s Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Company’s Bylaws. This provision might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Company’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Company’s Board, (ii) otherwise properly brought before an annual meeting by or at the direction of the Company’s Board or (iii) otherwise properly brought before an annual meeting by any stockholder of the Company (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Company’s Bylaws. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Company and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of the Company with respect to such business, to be timely, must be received by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding an annual meeting of stockholders; provided, however, that in the event that an annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of an annual meeting is first made by the Company.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Company’s Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

The Company’s Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Company’s Board or by the stockholders as provided in the Company’s Certificate of Incorporation. The affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Company entitled to vote thereon and the affirmative vote of not less than two thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal the following provisions of the Company’s Certificate of Incorporation and Bylaws: (i) Section 5.2 of the Company’s Certificate of Incorporation relating to the number, election and term of the Company’s Board; (ii) Section 7.3 of the Company’s Certificate of Incorporation relating to actions by stockholders by written consent; (iii) Article VIII of the Company’s Certificate of Incorporation relating to the limitation of liability of directors; (iv) Article VIII of the Company’s Bylaws relating to indemnification of directors and officers; and (v) Article X of the Company’s Bylaws relating to lock-up restrictions affecting certain Company securities. The Company’s stockholders may amend any other section of the Company’s Certificate of Incorporation by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote thereon. Any amendment or repeal of the Company’s Bylaws requires an affirmative vote of either (a) a majority of the Company’s Board, or (b) holders of at least two-thirds of the then outstanding shares of capital stock of the Company entitled to vote thereon; provided however, that if the Company’s Board recommends such amendment or repeal, such amendment would only require only require approval under the default voting standard as is set forth in the Company’s Bylaws, as may be amended from time to time.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Company’s Certificate of Incorporation and Bylaws include provisions that eliminate the personal liability of directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Company’s Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claim against the Company governed by the internal affairs doctrine, including, but not limited to: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, stockholders or employees, or (iii) any claim against the Company arising under its charter, bylaws or the DGCL. The Company’s Certificate of Incorporation designates the federal district court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Lock-up Restrictions

The lock-up provision in the Company’s Bylaws provides that, without the consent of the Company and subject to certain customary exceptions, the holders of Common Stock issued (a) to the former holders of Legacy

Zapata Capital Stock (x) as consideration pursuant to the Business Combination Agreement or (y) in respect of any options or warrants to purchase shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Common Stock, or any interest in any of the foregoing which as of or immediately following the Merger are owned directly by such holder or with respect to which such holder has beneficial ownership under SEC rules or (b) to the former holders of stock options or other equity awards of Legacy Zapata upon the settlement or exercise of stock options or other equity awards issued in respect of the conversion of such options and awards pursuant to the Business Combination Agreement (collectively, the “Lock-Up Shares”), may not, for a period ending one year following the Effective Time, (i) directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Lock-Up Shares, or any options or warrants to purchase any Lock-Up Shares or (ii) enter into any swap or hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares.

The lock-up restrictions in the Company’s Bylaws will not apply to any former holder of Legacy Zapata Capital Stock that has entered into a Lock-Up Agreement or any other separate lock-up agreement with the Company. If, at least 150 days after the closing date of the Merger, the closing price per share of Common Stock for any 20 trading days within any 30 trading day period is at least $12.00 (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), or if there is a liquidity event (as defined in the Company’s Bylaws) the lock-up restrictions in the Company’s Bylaws will no longer apply.

Registration Rights

In addition to the Registration Rights Agreement described elsewhere in this prospectus, in connection with the execution of the Business Combination Agreement, the Company, the Sponsors and certain stockholders of Legacy Zapata entered into the Resale Registration Rights Agreement, which is filed as an exhibit to this registration statement of which this prospectus is a part, that became effective upon the consummation of the Merger. Pursuant to the Resale Registration Rights Agreement, the Company agreed to file a registration statement with respect to the registrable securities under the Resale Registration Rights Agreement within 45 days of the closing of the Merger. Up to twice in any 12-month period, certain Company and Legacy Zapata stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. The Company also agreed to provide customary “piggyback” registration rights. The Resale Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

In addition, in connection with the issuance of Senior Secured Notes and the Additional Shares pursuant to the Forward Purchase Agreement, the Company agreed to include the shares issuable upon exchange of the Senior Secured Notes and the Additional Shares issued pursuant to the Forward Purchase Agreement in any resale registration statement required to be prepared and filed in connection with the Business Combination.

Section 203 of the Delaware General Corporation Law

The Company is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquires 15% or more of the corporation’s voting stock, unless:

•	before the person becomes an interested stockholder, the board of directors approves the business combination or the transaction that results in the person becoming an interested stockholder;

•

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•

the business combination is approved by the board of directors and the affirmative vote, at a meeting and not by written consent, of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Since the Company has not opted out of Section 203, that section will apply to the Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Company’s Board because the supermajority stockholder approval requirement would be avoided if the Company’s Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Company’s Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Warrants

As of the date of this prospectus, there were outstanding 11,469,904 Public Warrants, which were issued in connection with our initial public offering, and 13,550,000 Private Warrants, which were issued to our initial stockholders and certain of our independent directors. Except as described below, the Private Warrants are identical in all material respects to the Public Warrants.

Public Warrants. Each whole Public Warrant entitles the registered holder to purchase one share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on April 27, 2024, provided that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a “cashless basis” under the circumstances specified in the Public Warrant Agreement) and such shares of Common Stock are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. Pursuant to the Public Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units, and only whole Public Warrants will trade. The Public Warrants expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of the Merger, we will use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement on Form S-1, as amended, filed by the Company on March 23, 2021 and declared effective by the SEC on January 12, 2022, or a new registration statement covering the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the Public Warrants, and we will thereafter use commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of the Merger and to maintain the effectiveness of such post-effective amendment or registration statement and a current prospectus relating thereto until the expiration or redemption of the Public Warrants in accordance with the provisions of the Public Warrant Agreement. If a post-effective amendment or registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the Merger, Public Warrant holders may, until such time as there is an effective post-effective amendment or registration statement and during any other period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants and (y) use commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrants under the blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the Public Warrants by (y) the “fair market value.” The “fair market value” as used in this paragraph means the volume-weighted average last reported sale price of the Common Stock for the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Public Warrants or its securities broker or intermediary.

Redemption of Warrants for Cash. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Public Warrant holder; and

•

if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten trading days within the 20-trading-day period ending on the third trading day prior to the date on which the notice of redemption is given to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to such shares of Common Stock is available throughout the 30 day redemption period or we have elected to require the exercise of the Public Warrants on a “cashless basis” as described below.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Common Stock over the exercise price of the Public Warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants pursuant to the Public Warrant Agreement. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Exercise Limitations. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the “historical fair market value.” For these purposes, if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume weighted average price of the Common Stock during the ten trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary, no shares of Common Stock shall be issued at less than their par value.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price of a Public Warrant or to the number of shares of Common Stock issuable on exercise of a Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company into another type of entity (other than a consolidation or merger in which we are the continuing entity and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer shall have been made to and accepted by the Company (other than a tender, exchange or redemption offer made as a result of the redemption of the shares of Common Stock by us) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors, of the Company’s issued and outstanding equity securities, and (for the avoidance of doubt) such tender offer results in a change of control of us, the holder of a Public Warrant shall be entitled to receive as the alternative issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Public Warrant Agreement. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Public Warrant Agreement based on the Black-Scholes value (as defined in the Public Warrant Agreement) of the Public Warrant.

The Public Warrants were issued in registered form under the Public Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Public Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake or defective provision, including to conform the provisions of the Public Warrant Agreement to the description of the terms of the Public Warrants and the

Public Warrant Agreement set forth in this prospectus, (ii) adding or changing any provisions with respect to matters or questions arising under the Public Warrant Agreement as the parties to the Public Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants and (iii) providing for the delivery of an “alternative issuance” (as defined in the Public Warrant Agreement), provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any other modification or amendment, including any modification or amendment to increase the exercise price of the Public Warrants or shorten the exercise period. The Public Warrant Agreement provides that we may not lower the warrant price or extend the duration of the exercise period of the Public Warrants without taking the same action with respect to the Private Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional Public Warrants were issued upon separation of the units, and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Public Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants. Except as described below and in the Private Warrant Agreement, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Merger (except pursuant to limited exceptions to the Company’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Warrants) and will not be redeemable by the Company. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. Any amendment to the terms of the Private Warrants or any provision of the Private Warrant Agreement will require a vote of holders of at least 50% of the then outstanding Private Warrants and at least 50% of the then outstanding Public Warrants. The Private Warrant Agreement provides that we may not lower the warrant price or extend the duration of the exercise period of the Private Warrants without taking the same action with respect to the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) of the shares of Common Stock over the exercise price of the Private Warrants by (y) the “sponsor fair market value.” For purposes of this paragraph, the “sponsor fair market value” means the volume-weighted average last reported sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise of the Private Warrants is sent to the warrant agent.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock and the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

The Common Stock is listed on the Nasdaq Global Market and the Public Warrants are listed on the Nasdaq Capital Market under the symbols “ZPTA” and “ZPTAW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned securities that are considered “restricted securities” under Rule 144 for at least six months ordinarily would be entitled to sell their securities in accordance with the provisions of Rule 144, provided that (i) such person is not deemed to have been an affiliate of the issuer at the time of, or at any time during the three months preceding, such sale and (ii) the issuer has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period that the issuer was required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are affiliates of the issuer at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions under Rule 144, under which such person would be entitled to sell within any three-month period only a number of securities (whether or not restricted) that does not exceed the greater of:

•	1% of the total number of securities then outstanding; or

•	the average weekly reported trading volume of the securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and are subject to the availability of current public information about the issuer.

Restrictions on the Use of Rule 144 by Stockholders of the Company

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Prior to the closing of the Merger, the Company was a shell company (but not a business combination related shell company) and, as a result, Rule 144 will not initially be available for use by stockholders of the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result of the consummation of the Merger, the Company is not a shell company. Accordingly, once the conditions set forth above are satisfied, Rule 144 will become available for the resale of restricted securities of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Described below are any transactions occurring since January 1, 2022 and any currently proposed transactions to which either the Company or Legacy Zapata was a party and in which:

•

the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the Company’s or Legacy Zapata’s total assets, as applicable, at year-end for the last two completed fiscal years; and

•

a director, executive officer, holder of more than 5% of the outstanding capital stock of the Company or Legacy Zapata, or any member of such person’s immediate family, had or will have a direct or indirect material interest.

The Company’s Related Person Transactions

Shares of Class B Common Stock

On January 28, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 shares of the Company’s Class B Common Stock. On March 2, 2021, the Sponsor transferred 30,000 shares of the Company’s Class B Common Stock to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 shares of the Company’s Class B Common Stock to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per share of the Company’s Class B Common Stock), resulting in the Sponsor holding 7,057,500 shares of the Company’s Class B Common Stock. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 shares of the Company’s Class B Common Stock for no consideration, thereby reducing the aggregate number of shares of the Company’s Class B Common Stock held by the Sponsor to 5,620,000 shares of the Company’s Class B Common Stock. Immediately prior to the IPO, the Sponsor forfeited 1,430,923 shares of the Company’s Class B Common Stock in connection with the issuance of shares of the Company’s Class B Common Stock to the Sponsor Co-Investor.

The Company entered into agreements with the Sponsor Co-Investor, pursuant to which the Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923, shares of the Company’s Class B Common Stock, and (ii) an aggregate of 3,450,000 Private Warrants from the Sponsor immediately prior to the closing of the IPO. The Sponsor Co-Investor entered into an agreement to vote all of the shares of the Company’s Class B Common Stock it owns in favor of a business combination and agreed not to redeem any shares of the Company’s Class B Common Stock it owns in connection with the completion of a business combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the shares of the Company’s Class B Common Stock.

Subject to the Sponsor Co-Investor purchasing 100% of the shares of the Company’s Class B Common Stock allocated to it, in connection with the closing of the IPO, the Sponsor sold an aggregate of 1,430,923 shares of the Company’s Class B Common Stock to the Sponsor Co-Investor at their original purchase price of $0.0043 per share. The Company estimated the aggregate fair value of the shares of the Company’s Class B Common Stock attributable to the Sponsor Co-Investor to be $10,402,810, or $7.27 per share. The excess of the fair value of the shares of the Company’s Class B Common Stock was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of the Company’s Common Stock until the earlier of (A) March 28, 2025 and (B) the date after March 28, 2024 on which, (x) the closing price of the shares of Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like)

for any 20 trading days within any30-tradingday period commencing at least 150 days after a business combination, or (y) the Company completes a liquidation, merger, consolidation, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement commencing on January 12, 2022 through the earlier of the Company’s consummation of a business combination or its liquidation, to pay an affiliate of the Sponsor a total of up to $15,000 per month for office space and administrative and support services. For the year ended December 31, 2022, the Company incurred and paid $173,710 in fees for these services. For the period from January 20, 2021 (inception) through December 31, 2021, the Company did not incur any fees for these services.

Promissory Note—Related Party

On January 28, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. On December 17, 2021, the Company and the Sponsor agreed to amend the Promissory Note to increase the aggregate principal amount of the Promissory Note to $400,000 and to change the date by which the Promissory Note was payable. The Promissory Note, as amended, was non-interest bearing and payable on the earlier of December 31, 2022 and the completion of the IPO. The total outstanding loan of $240,629 was repaid at the time of the IPO, on January 18, 2022. Borrowings under the Promissory Note are no longer available.

Unsecured Promissory Notes—Related Party

In order to finance transaction costs in connection with a business combination, the Company issued unsecured promissory notes (collectively, the “Unsecured Promissory Notes”) to the Sponsor on January 25, 2023 and to Michael M. Andretti, William J. Sandbrook, and William M. Brown all on March 29, 2023 (collectively, the “Payees”), in the amounts of up to $375,000, $500,000, $500,000, and $100,000, respectively. The proceeds of the Unsecured Promissory Notes, which could be drawn down from time to time until the closing of the Merger, were used for general working capital purposes. The Unsecured Promissory Notes bear interest of 4.50% per annum. On May 17, 2023, the notes were amended and restated to increase the total borrowing amounts to $800,000 for Michael M. Andretti, $800,000 for William J. Sandbrook, and $160,000 for William M. Brown. On May 23, 2023, the notes were amended and restated to increase the total borrowing amounts to $1,400,000 for Michael M. Andretti, $1,400,000 for William J. Sandbrook, and $280,000 for William M. Brown. The Unsecured Promissory Notes were to be repaid at the closing of the Merger.

Pursuant to a Deferred Payment Agreement dated as of March 28, 2024, the Company amended the terms of the outstanding Unsecured Promissory Notes issued to the Sponsor and to each of Michael M. Andretti, William J. Sandbrook and William M. Brown (each a “Lender” and, together, the “Lenders”). The table below reflects the aggregate outstanding principal and interest due under the Notes at the closing of the Merger.

Lender	Relationship to Company	Date of Issuance (as amended)	Total Due (Principal and Interest)
Sponsor	5% Beneficial Owner	January 25, 2023	$256,756.13
Willam J. Sandbrook	Former Co-Chief Executive Officer and Chairman	May 23, 2023	$1,177,843.08
Michael M. Andretti	Former Co-Chief Executive Officer and Director	May 23, 2023	$1,177,843.08
William M. Brown	Director; Former President and Chief Financial Officer	May 23, 2023	$235,220.19

Pursuant to the amended terms, we paid $30,000 to the Sponsor and $100,000 to each Lender for aggregate payments of $330,000 at the closing of the Merger. The remaining aggregate balance of the Notes, plus accrued interest through the closing date of the Merger, of approximately $2.5 million was deferred at the closing of the Merger and is due in monthly installments (including interest accruing from the closing date of the Merger through the payment date) beginning thirty days following the effectiveness of this registration statement. The balance will be payable over a twelve month term, except for the principal balance due to the Sponsor at the closing of the Merger, which must be repaid (including interest accruing from the closing date of the Merger through the payment date) prior to December 31, 2024. A failure to pay the principal and accrued interest within five business days of the dates specified or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Notes may be accelerated.

Working Capital Loans

Prior to the closing of the Merger, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors could, but were not obligated to, loan the Company funds as such funds were required (“Working Capital Loans”). The Company has no outstanding borrowings under Working Capital Loans.

Non-Redemption Agreements

On July 6, 2023, the Company and the Sponsor entered into the Non-Redemption Agreements with certain of the Company’s stockholders. Among the stockholders were affiliates of Highbridge Capital Management, LLC, a Delaware limited liability company (“Highbridge”). According to Schedule 13G, filed by Highbridge on February 2, 2023, Highbridge and its affiliates collectively owned more than 5.0% of the outstanding shares of the Company’s Class A Common Stock. The Class A Common Stock was converted into shares of Common Stock in connection with the Domestication and the Merger. The approximate dollar amount of the transaction with Highbridge was $525,000.

Senior Notes and Senior Secured Notes

On June 13, 2023, Mr. Andretti and Mr. Sandbrook entered into agreements to purchase Senior Notes from in Legacy Zapata as part of its interim financing in the amounts of $1,000,000 and $500,000, respectively. All previously issued Senior Notes were canceled in exchange for Senior Secured Notes, as described below, with a principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange. The Senior Notes were unsecured, were set to mature on June 13, 2024, which could have been extended at Legacy Zapata’s option to June 13, 2025, and bore simple interest at the rate of 20% per annum, payable on the maturity date. As described below, the Senior Secured Notes issued in exchange for the Senior Notes were exchanged for shares of Common Stock in connection with the closing of the Merger.

In December 2023, pursuant to the Senior Secured Note Purchase Agreement, Legacy Zapata agreed to issue and sell up to an aggregate of $14,375,000 in aggregate principal amount of Senior Secured Notes and offered to exchange its outstanding Senior Notes for Senior Secured Notes. Mr. Andretti and Mr. Sandbrook each canceled their Senior Notes and invested additional funds in the Senior Secured Notes in the principal amounts of $500,000 each, following which they were issued Senior Secured Notes in the principal amounts of $1,601,369.86 and $1,050,684.93, respectively. Additionally, William M. Brown, a director and, prior to the closing of the Merger, President and Chief Financial Officer of the Company, and Peter C. Brown, William M. Brown’s brother, each purchased Senior Secured Notes in the principal amounts of $150,000 and $100,001, respectively. Gerald D. Putnam, a member of the Company’s Board prior to the closing of the Merger, purchased Senior Secured Notes indirectly in the principal amount of $250,000 through individual retirement accounts on his own behalf and on behalf of Sharron Putnam, his wife. Among other things, the Senior Secured Notes are secured by all of Legacy Zapata’s property, subject to limited exceptions, bear compounding interest at the rate of 15% per annum, and are convertible at the option of the holder, in connection with the Merger, at a conversion price (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) of (i) $4.50 per share at the closing of the Merger or (ii) $8.50 per share at any time after the closing of the Merger.

The following table summarizes purchases of Senior Notes and Senior Secured Notes from Legacy Zapata by such related persons:

Name	Principal Amount of Senior Note ($)	Total Purchase Price for Senior Note ($)	Principal Amount of Senior Secured Note Issued in Exchange for Cancellation of Senior Notes (1) ($)	Total Purchase Price for Senior Secured Note ($)	Total Aggregate Principal of Senior Secured Note ($)
William J. Sandbrook(2)	500,000.00	500,000.00	550,684.93	500,000.00	1,050,684.93
Michael M. Andretti(3)	1,000,000.00	1,000,000.00	1,101,369.86	500,000.00	1,601,369.86
William Klitgaard(4)	500,000.00	500,000.00	545,479.45	—	545,479.45
William M. Brown(5)	—	—	—	150,000.00	150,000.00
Peter C. Brown(6)	—	—	—	100,001.00	100,001.00
Gerald D. Putnam(7)	—	—	—	250,000.00	250,000.00

(1)	Includes the principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange.
(2)	Mr. Sandbrook was the Co-Chief Executive Officer and chairman of the Company’s Board prior to the closing of the Merger.
(3)	Mr. Andretti was the Co-Chief Executive Officer and a member of the Company’s Board prior to the closing of the Merger.
(4)	Mr. Klitgaard is a member of the Company’s Board.
(5)	William M. Brown is a member of the Company’s Board and was the President and Chief Financial Officer of the Company prior to the closing of the Merger.
(6)	Peter C. Brown is the brother of William M. Brown.
(7)

Gerald D. Putnam was a member of the Company’s Board prior to the closing of the Merger. The Senior Secured Notes were purchased on behalf of Mr. Putnam and his wife, Sharron Putnam, through each individual’s respective investment retirement account.

In connection with the Merger and in accordance with the terms set forth in the Senior Secured Note Purchase Agreement and the Business Combination Agreement, the Company entered into exchange agreements with certain holders of Senior Secured Notes, including certain current and former executive officers and members of the Company’s Board, and beneficial holders of more than five percent of the Company’s Common Stock pursuant to which all of the outstanding principal and accrued interest as of March 27, 2024 was converted into shares of Common Stock at a conversion price of $4.50 per share. The following table describes, with respect to each current and former executive officer and member of the Company’s Board whose notes converted, the amount of aggregate principal and interest outstanding and the number of shares issued in connection with such conversion.

Name	Relationship to Company	Amount of Note (Principal and Interest) ($)	Shares of Common Stock Issued at Closing (#)
William M. Brown	Director; Former President and Chief Financial Officer	156,349.32	34,744
William E. Klitgaard	Director	568,568.92	126,348
William J. Sandbrook	Former Co-Chief Executive Officer and Chairman	1,095,159.13	243,368
Michael M. Andretti	Former Co-Chief Executive Officer and Director	1,669,153.87	370,923
Gerald D. Putnam(1)	Former Director	259,452.06	57,656
Peter C. Brown	Brother of William M. Brown.	104,233.92	23,163
Comcast Ventures LP	5% Beneficial Owner	573,994.74	127,554
Prelude Fund LP	5% Beneficial Owner	573,994.74	127,554

(1)	The Senior Secured Notes were purchased on behalf of Mr. Putnam and his wife, Sharron Putnam, through each individual’s respective investment retirement account.

Agreements with Legacy Zapata

Andretti Global, an affiliate of the Sponsor, is one of the Legacy Zapata’s top customers. Andretti Global and Legacy Zapata have entered into the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and a Managed Services Agreement, dated October 1, 2022. The Enterprise Solution Subscription Agreement and Andretti Sponsorship Agreement are coterminous and terminate on December 31, 2024. The Managed Services Agreement also terminates on December 31, 2024. Andretti Global agreed to pay Legacy Zapata $5.0 million through the duration of the Enterprise Solution Subscription Agreement. The total commitment under the Andretti Sponsorship Agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. Through December 31, 2023, Legacy Zapata paid $3.5 million under the sponsorship agreement.

Andretti Global relies on Zapata AI’s Industrial Generative AI solutions for critical racing data that is otherwise difficult to obtain in real-time, race-day conditions. Zapata AI uses data collected from Andretti Global to leverage generative models on Orquestra and accurately model vehicle performance. This modeling helps Andretti Global make better decisions to yield faster racing times.

On March 28, 2024, the Company signed a new Order Form under the Enterprise Solution Subscription Agreement, pursuant to which Andretti Autosport Holding Company, LLC (“Andretti Global”), an affiliate of the Sponsor, agreed to pay the Company $1.0 million in three installments, with the final payment in December 2024, subject to the Company’s payment of the sponsorship fee to Andretti Autosport 1, LLC described below.

On March 28, 2024, the Company also entered into an additional Sponsorship Agreement with Andretti Autosport 1, LLC, an affiliate of the Sponsor (the “Additional Andretti Sponsorship Agreement”), pursuant to which Andretti Autosport 1, LLC has granted Legacy Zapata the right to specified sponsorship designations, brand integration and appearances through December 31, 2024, coterminous with the Enterprise Solution

Subscription Agreement, for which the Company will pay Andretti Autosport 1, LLC an aggregate of $1.0 million in three installments, with the final payment in November 2024.

Stockholder Support Agreements

In connection with the execution of the Business Combination Agreement, certain Key Legacy Zapata stockholders entered into Stockholder Support Agreements. Under the Stockholder Support Agreements, each Key Legacy Zapata stockholder agreed, among other things, that such Key Legacy Zapata stockholder would execute and deliver a written consent with respect to the outstanding shares of Legacy Zapata Common Stock and/or Legacy Zapata Preferred Stock (as applicable) held by such stockholder (such shares, the “Covered Shares”), adopting and approving the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

Furthermore, each Key Legacy Zapata Stockholder who entered into a Stockholder Support Agreement agreed to: (a) appear at any meeting of the stockholders (or otherwise cause such Covered Shares to be counted for purpose of establishing a quorum); (b) vote all of such stockholder’s Covered Shares in favor of the Merger and the adoption of the Business Combination Agreement; and (c) vote against any alternative acquisition proposal for Legacy Zapata and any other action that would reasonably be expected to (i) materially impede, interfere with, materially delay, materially postpone or materially adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement, (ii) to the knowledge of the stockholder, result in a breach of any covenant, representation or warranty or other obligation or agreement of Legacy Zapata under the Business Combination Agreement that would result in the failure of any closing condition set forth in the Business Combination Agreement to be satisfied, or (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the stockholder contained in such stockholder’s Stockholder Support Agreement.

Under the Stockholder Support Agreements, the Key Legacy Zapata stockholders further agreed, among other things, to exclusivity restrictions with respect to alternative acquisition proposals for Legacy Zapata, and restrictions on transfers of their Legacy Zapata Preferred Stock and Legacy Zapata Common Stock, as applicable, except that Key Legacy Zapata Stockholders holding Legacy Zapata Preferred Stock and entering into a Stockholder Support Agreement were entitled, under the terms of their Stockholder Support Agreement, to sell all or a portion of the Legacy Zapata Preferred Stock held by such stockholder to third parties who agreed to sign a Stockholder Support Agreement and agreed to the same lock-up provisions as the selling preferred stockholder.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Company, the Sponsor, and certain key equityholders of the Sponsor entered into a Sponsor Support Agreement, which amended and restated in its entirety that certain letter, dated January 12, 2022, by and among such parties. Pursuant to the Sponsor Support Agreement, those certain equityholders who are parties thereto agreed to: (a) vote all shares of the Company’s Common Stock beneficially owned by them (including any additional shares of the Company’s Common Stock over which they acquired ownership or the power to vote) in favor of the Merger and all other transactions contemplated by the Business Combination Agreement; (b) the continued lock-up of the founder shares held by such persons for the earlier of (i) March 28, 2025 or (ii) the date on which the post-closing share price equals or exceeds $12.00 for twenty (20) trading days in a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the closing of the Merger (or in the event of a liquidation, merger or other similar event); and (c) the continued lock-up of the Private Warrants until thirty (30) days following the closing of the Merger.

Additionally, the Sponsor Support Agreement provides that the Sponsor Shares are subject to certain vesting and forfeiture conditions based on: a) the total dollar amount of cash or cash equivalents available in the Company’s trust account after any redemptions plus (b) the total amount of financing raised by both the

Company and Legacy Zapata (including any bridge financing raised by Legacy Zapata prior to the closing date of the Merger) to be consummated prior to the consummation of the Merger (all such amounts, the “Closing Available Cash”) as follows:

•	If the Closing Available Cash is an amount equal to $25 million or more, then all Sponsor Shares will be fully vested;

•	If the Closing Available Cash is $10 million or less, then 30% of the Sponsor Shares shall be unvested and subject to forfeiture; or

•

If the Closing Available Cash is more than $10 million but less than $25 million, then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

Any Sponsor Shares subject to vesting will become vested if: (a) within three years of closing date of the Merger, the closing price of the Common Stock on Nasdaq (or other exchange or other market where the Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any 30 trading day period; (b) or if there is a change of control of the Company. If neither of these events occur within three years of closing date of the Merger, then the unvested Sponsor Shares will be forfeited.

Lock-Up Agreements

In connection with the execution of the Business Combination Agreement, the Company and certain Zapata stockholders entered into lock-up agreements (the “Lock-Up Agreements”), which became effective upon the closing of the Merger. Holders of Legacy Zapata Common Stock party to a Lock-Up Agreement have agreed that they will not, during the period beginning as of March 28, 2024 and ending on the date that is the earliest of (i) March 28, 2025, (ii) the date on which the closing price of the shares of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing of the Merger and (iii) the consummation after March 28, 2024 of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into such Lock-Up Agreement or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements).

Holders of Legacy Zapata Preferred Stock party to a Lock-Up Agreement have agreed that they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing, whether owned, directly or beneficially, at the time of entry into the Lock-Up Agreements or thereafter acquired (in each case, subject to certain exceptions set forth in the Lock-Up Agreements) during the period beginning as of the Effective Time of the Merger and ending on the date that is the earliest of (i) September 28, 2024, (ii) the date on which the closing price of the shares of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing at least 90 days after the closing of the Merger, (iii) the consummation after March 28, 2024 of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and (iv) if after March 28, 2024 a third party makes a tender offer or similar transaction to all of the Company’s stockholders to acquire at least 50.1% (which minimum condition shall be non-waivable) of the outstanding shares of Common Stock for cash, securities or other property, the last day on which shares of Common Stock may be tendered or otherwise committed in connection with such third party tender offer (provided that, in the case of this clause (iv), (x) the lock-up period shall expire only for the purpose of tendering or otherwise committing shares of Common Stock in the third party tender itself and not otherwise transacting in such shares outside the third party tender offer and (y) if such third party tender is not completed, the lock-up period shall be revived and continue in accordance with its terms).

The Lock-Up Agreement entered into by holders of Legacy Zapata Preferred Stock also provides that during the lock-up period, the holders of Legacy Zapata Preferred Stock may sell through a registered broker-dealer selected by the Company up to 100% of the Common Stock acquired by such holders of Legacy Zapata Preferred Stock at the closing of the Merger, subject to the following limitations: (i) no more than 50% of such holder of Legacy Zapata Preferred Stock’s Common Stock may be transferred in each three-month period following the closing of the Merger and (ii) a daily trading limit equal to such holder of Legacy Zapata Preferred Stock’s pro rata share of 50% of the volume of the Company’s Common Stock that has traded on Nasdaq (or other exchange or other market where the Common Stock is then traded) on that day. The Lock-Up Agreement entered into by the holders of Legacy Zapata Preferred Stock further contains provisions providing that if the Company waives, terminates or otherwise shortens the lock-up period of any other stockholder of the Company subject to a lock-up (including Sponsor under the Sponsor Support Agreement or the lock-up restrictions contained in the bylaws of the Company), the holders of Legacy Zapata Preferred Stock are entitled to a pro rata adjustment to their applicable lock-up periods. In connection with the closing of the Merger, the Company released from lock-up restrictions an aggregate of 2.3 million shares of Common Stock held by stockholders subject to the Legacy Zapata Preferred Stock Lock-Up Agreement on a pro rata basis.

Resale Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the Company, the Sponsor and certain stockholders of Legacy Zapata entered into the Resale Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, that became effective upon the closing of the Merger. Pursuant to the Resale Registration Rights Agreement, the Company agreed to file a registration statement with respect to the registrable securities under the Resale Registration Rights Agreement within 45 days of the closing of the Merger. Up to twice in any 12-month period, certain Company and Legacy Zapata stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $50 million or all of such holders’ remaining registrable securities. The Company also agreed to provide customary “piggyback” registration rights. The Resale Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

In addition, in connection with the issuance of Senior Secured Notes and the Additional Shares pursuant to the Forward Purchase Agreement, the Company agreed to include the shares issuable upon exchange of the Senior Secured Notes and the Additional Shares issued pursuant to the Forward Purchase Agreement in any resale registration statement required to be prepared and filed in connection with the Business Combination.

Director and Officer Indemnification

On March 28, 2024, the Company entered into indemnification agreements with each of its directors and officers. These indemnification agreements require the Company to indemnify its directors and officers for certain reasonable expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

Legacy Zapata Related Person Transactions

Series B-1 Preferred Stock Financing

From August 31, 2020 through November 12, 2020, Zapata sold an aggregate of 5,839,471 shares of Legacy Zapata Series B-1 Preferred Stock at a purchase price of $5.2676 per share, for an aggregate purchase price of $30,759,998 (the “Legacy Zapata Series B-1 Preferred Stock Financing”). The participants in the Legacy Zapata Series B-1 Preferred Stock Financing included entities affiliated with members of the Legacy Zapata Board that own more than 5% of the Company’s Common Stock immediately following the consummation of the Merger. The following table summarizes purchases of shares of Legacy Zapata Series B-1 Preferred Stock from Legacy Zapata by such related persons:

Name	Number of Shares of Zapata Series B-1 Preferred Stock Purchased	Total Purchase Price ($)
Comcast Ventures, LP(1)	1,518,718	7,999,998.94
Prelude Fund, LP(2)	759,359	3,999,999.47

(1)

Gil Beyda is a former member of the Legacy Zapata Board and has a financial interest in Comcast Ventures. Comcast Ventures beneficially owned more than 5% of the Company’s Common Stock immediately following the consummation of the Merger.

(2)

Mark Cupta is a former member of the Legacy Zapata Board and an affiliate of Prelude. Prelude beneficially owned more than 5% of the Company’s Common Stock immediately following the consummation of the Merger.

Investors’ Rights Agreement

Legacy Zapata was party to a Second Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2020 (the “IRA”), which granted registration rights and information rights, among other things, to certain holders of Legacy Zapata Capital Stock. Comcast Ventures, Prelude, Christopher Savoie, Legacy Zapata’s Chief Executive Officer and Chairman of the Legacy Zapata Board, and Yudong Cao, Legacy Zapata’s Chief Technology Officer, were each party to the IRA. The IRA terminated upon the closing of the Merger.

Right of First Refusal and Co-Sale Agreement

Legacy Zapata was party to a Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 31, 2020 (the “ROFR Agreement”), which provided for customary rights of first refusal and co-sale in respect of certain sales of Legacy Zapata Capital Stock to certain holders of Legacy Zapata Capital Stock. Comcast Ventures, Prelude, Dr. Savoie and Dr. Cao were each party to the ROFR Agreement. The ROFR Agreement terminated upon the closing of the Merger.

Voting Agreement

Legacy Zapata was a party to the Second Amended and Restated Voting Agreement, dated as of August 31, 2020 (the “Voting Agreement”), pursuant to which certain holders of shares of Legacy Zapata Capital Stock agreed to vote their shares of Legacy Zapata Capital Stock in favor of certain matters, including with respect to the election of directors. Comcast Ventures, Prelude, Dr. Savoie and Dr. Cao were each party to the Voting Agreement. The Voting Agreement terminated upon the closing of the Merger.

Comcast Ventures Side Letter

On April 3, 2019, Legacy Zapata and Comcast Ventures entered into an agreement whereby Zapata granted Comcast Ventures certain information rights, as well as a right of first refusal with respect to the issuance of new securities of Legacy Zapata (“the Comcast Ventures Side Letter”). The Comcast Ventures Side Letter terminated upon the closing of the Merger.

Independent Director Consulting Agreements

Legacy Zapata entered into Independent Director Consulting Agreements (the “Director Agreements”) with each of Clark Golestani, Dana Jones, Jeffrey Huber and William Klitgaard, each of whom is serving as a member of the Company’s Board following the closing of the Merger. Pursuant to the Director Agreements, each director agreed to serve as an independent member of the Legacy Zapata Board, and Legacy Zapata issued to each such director a non-qualified stock option, vesting in equal installments on each of the first two anniversaries of the date of grant, to purchase 75,000 shares of Zapata Common Stock. See “Director Compensation.”

Option Issuances to Executive Officers and Directors

For information regarding Legacy Zapata’s option issuances to executive officers and directors, see “Executive Compensation.”

Employment Arrangements

Legacy Zapata has entered into employment arrangements with each of its executive officers, as more fully described in “Executive Compensation.”

Director and Officer Indemnification

Legacy Zapata’s certificate of incorporation and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Zapata also entered into indemnification agreements with each of its directors. As noted above, on March 28, 2024, the Company entered into indemnification agreements with each of its directors and officers. These indemnification agreements require the Company to indemnify its directors and officers for certain reasonable expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

Policies and Procedures for Related Party Transactions

The Company has adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the capital stock of the Company, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s audit committee, subject to certain exceptions. The policy conforms with the requirements for issuers having publicly held common stock that is listed on Nasdaq.

The Company’s audit committee is responsible for reviewing and approving any related person transactions. In reviewing any related person transaction, the Company’s audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 28, 2024 by:

•	each person known by us to be the beneficial owner of more than 5% of shares of issued and outstanding Common Stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or vested or that will become exercisable or vest within 60 days and Warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of the shares of our Common Stock is based on 29,092,879 shares of Common Stock issued and outstanding as of March 28, 2024. The beneficial ownership information excludes shares of Common Stock that were issued in respect of the Commitment Fee of $1,687,500 paid to Lincoln Park pursuant to the Purchase Agreement on April 11, 2024 and any shares of Common Stock to be sold under the Purchase Agreement.

Name of Beneficial Owner(1)	Number of Shares	Percent
Directors and Named Executive Officers
Christopher Savoie(2)	1,485,106	5.0%
Mimi Flanagan(3)	135,258	*
Yudong Cao(4)	788,959	2.7%
William M. Brown(5)	34,744	*
Clark Golestani(6)	169,846	*
Jeffrey Huber(7)	68,558	*
Dana Jones(8)	68,558	*
William Klitgaard	126,348	*
Raj Ratnakar	—	*
All officers and directors as a group (9 individuals)(9)	2,877,377	9.5%

Five Percent Holders
Comcast Ventures, LP(10)	2,527,327	8.7%
Prelude Fund, LP and affiliates(11)	2,317,219	8.0%
Andretti Sponsor LLC(12)	13,636,863	34.8%
SOL Verano Blocker 1, LLC(13)	4,658,137	14.3%
Sandia Investment Management LP(14)	2,230,090	7.7%

*	Indicates beneficial ownership less than 1%.
(1)	Unless otherwise noted, the business address of each of the directors and executive officers of the Company is c/o Zapata Computing Holdings Inc., 100 Federal Street, Floor 20, Boston, MA 02110
(2)

Consists of (i) 687,026 shares of Common Stock, (ii) 109,694 shares of Common Stock held by Amy Savoie, Dr. Savoie’s spouse, and (iii) options to purchase 688,386 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.

(3)	Consists of (i) 13,140 shares of Common Stock and (ii) options to purchase 122,118 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.

(4)	Consists of (i) 626,551 shares of Common Stock and (ii) options to purchase 162,408 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.
(5)

Mr. William M. Brown is a member of the Sponsor and shares voting and investment discretion with respect to the shares of Common Stock held of record by the Sponsor. Mr. Brown disclaims any beneficial ownership of the securities held by the Sponsor, other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)	Consists of (i) 101,288 shares of Common Stock and (ii) options to purchase 68,558 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.
(7)	Consists of options to purchase 68,558 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.
(8)	Consists of options to purchase 68,558 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.
(9)	Consists of (i) 1,698,791 shares of Common Stock and (ii) options to purchase 1,178,586 shares of Common Stock as if such options had vested or would vest within 60 days of March 28, 2024.
(10)

This information is based on a Schedule 13G filed with the SEC on April 1, 2024 by Comcast Ventures, LP, Comcast Corporation, Comcast Holdings Corporation, Comcast CV GP, LLC and Comcast CV, L.P. Comcast Ventures, LP is the direct holder of 2,527,327 shares of the Issuer’s Common Stock. Comcast CV GP, LLC is the general partner of Comcast Ventures, LP, and, together with Comcast CV, L.P., directly owns all of the interests in Comcast Ventures, LP. Comcast CV GP, LLC is also the general partner of Comcast CV, L.P., and together with Comcast Holdings Corporation, directly owns all of the interests in Comcast CV, L.P. Comcast Holdings Corporation directly owns all of the membership interests in Comcast CV GP, LLC and is a direct, wholly-owned subsidiary of Comcast Corporation. The business address for all such reporting persons is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103-2838.

(11)

Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, CA 94111.

(12)

Includes 10,100,000 shares of Common Stock issuable upon exercise of Private Warrants. The Sponsor is the record holder of the shares and warrants reported herein. Each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook are among the members of the Sponsor and share voting and investment discretion with respect to the Common Stock held of record by the Sponsor. In addition, each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook may be entitled to distributions of Private Warrants from the Sponsor following the consummation of an initial business combination, including the Merger. Each of Mr. Michael M. Andretti, Mr. William M. Brown and Mr. William J. Sandbrook disclaims any beneficial ownership of the securities held by the Sponsor, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for the Sponsor is 7615 Zionsville Road, Indianapolis, Indiana 46268.

(13)	Includes 3,450,000 shares of Common Stock issuable upon exercise of Private Warrants. The address for SOL Verano Blocker 1, LLC is 100 King Street West, Suite 5600, Toronto, Canada M5X 1C9.
(14)

Based on information provided by Sandia. The securities reported are beneficially owned by Sandia in its capacity as investment manager to certain managed accounts. Timothy J. Sichler serves as Managing Member of the general partner of Sandia, and in such capacity may be deemed to indirectly beneficially own the securities reported. The address of the business office of each of the reporting persons is 201 Washington Street, Boston, MA 02108.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the Selling Stockholder, Lincoln Park, of shares of Common Stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on December 19, 2023, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of Common Stock that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the Selling Stockholder, may from time to time sell pursuant to this prospectus any or all of the shares of Common Stock that we may sell to Lincoln Park under the Purchase Agreement. The Selling Stockholder may sell some, all, or none of its shares of Common Stock. We do not know how long the Selling Stockholder will hold the shares of Common Stock before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholder regarding the sale of any of the shares of Common Stock.

The following table provides, as of April 11, 2024, the date prior to the initial filing of this registration statement, information regarding the Selling Stockholder and the shares of Common Stock that it may sell from time to time under this prospectus. The percentage of ownership in the table below is based on 29,092,879 shares of Common Stock outstanding on March 28, 2024, adjusted to include the 712,025 Commitment Shares we have already issued to Lincoln Park pursuant to the Purchase Agreement. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of April 11, 2024. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Common Stock Beneficially Owned Before this Offering	Percentage of Outstanding Common Stock Beneficially Owned Before this Offering	Common Stock to be Sold in this Offering	Percentage of Outstanding Common Stock Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC(1)	769,817 (2)	2.6%	13,000,000(3)	*

*	Represents less than 1% of the outstanding shares of Common Stock and/or assumes all shares of Common Stock registered hereunder have been resold by Lincoln Park.
(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of Common Stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of Common Stock being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(2)

Represents (i) 712,025 Commitment Shares issued to Lincoln Park on April 11, 2024 as a fee for its commitment to purchase shares under the Purchase Agreement, which are covered by the registration statement that includes this prospectus and (ii) 57,792 shares of Common Stock issued to Lincoln Park pursuant to an Exchange Agreement between Lincoln Park, the Company and Legacy Zapata and as set forth in the Senior Secured Note Purchase Agreement. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares of Common Stock that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares of Common Stock is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of Common Stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Limitation (as defined in the Purchase Agreement). See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)

Represents: (i) 712,025 Commitment Shares issued to Lincoln Park on April 11, 2024 and (ii) an aggregate of 12,287,975 shares of Common Stock that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share of Common Stock at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less shares of Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $75,000,000 total commitment available to us under the Purchase Agreement. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of Common Stock. The number of shares of Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of Common Stock that we sell to Lincoln Park under the Purchase Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of Common Stock (the “Company Securities”). This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of Company Securities who are initial purchasers of such Company Securities pursuant to this offering and hold the Company Securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on Company Securities and any consideration received by a holder in consideration for the sale or other disposition of Company Securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of the Company Securities;

•	persons that acquired the Company Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to Company Securities;

•	persons holding Company Securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds Company Securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding Company Securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of Company Securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES. EACH PROSPECTIVE INVESTOR IN HOLDCO SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner Company Securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of the Company Securities, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Company Securities. Any remaining excess will be treated as gain realized on the sale or other disposition of the Company Securities and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Securities” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential long-term capital gains rates. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Company Securities

Upon a sale or other taxable disposition of Company Securities, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Company Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Company Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Company Securities so disposed of. A U.S. holder’s adjusted tax basis in its Company Securities generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of Company Securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of Company Securities who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of Company Securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of Company Securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of Company Securities or rights to acquire Company Securities) we make to a Non-U.S. holder of shares of Company Securities, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of the Company Securities and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Company Securities, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Securities” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Securities” below), we generally will withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits.

The 30% dividend withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Securities

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized on a sale, taxable exchange or other taxable disposition of Company Securities unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held the Company Securities, and, in the case where shares of the Company Securities are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Company Securities at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of the Company Securities. There can be no assurance that the Company Securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at the generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Company Securities will be subject to tax at generally applicable U.S. federal income tax rates as if the Non U.S. holder were a U.S. holder. In addition, a buyer of Company Securities from such Non U.S.-holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payments of dividends on shares of Company Securities will be subject to backup withholding, unless a Non-U.S. holder either certifies as to such Non-U.S. holder’s non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares paid to a Non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the Non-U.S. holder otherwise establishes an exemption. Proceeds of a disposition of shares of conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Non-U.S. holder’s U.S. federal income tax liability and may entitle such Non-U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on shares of the Company Securities, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, shares of the Company Securities paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder may be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder may be required to file a U.S. federal income tax return to claim such refunds or credits. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Non-U.S. Holders - Taxation of Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income.

Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

An aggregate of up to 13,000,000 shares of Common Stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The shares of Common Stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares of Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the Common Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the shares of Common Stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of Common Stock as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the shares of Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares of Common Stock to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of shares of Common Stock or any hedging transaction, which establishes a net short position with respect to shares of Common Stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our Common Stock is listed on the Nasdaq Global Market under the trading symbol “ZPTA.”

LINCOLN PARK TRANSACTION

General

On December 19, 2023, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $75,000,000 of Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 19, 2023, we entered into the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by Lincoln Park of up to 13,000,000 shares of Common Stock, comprised of: (i) 712,025 shares of Common Stock that we already issued, at an effective issuance price of $2.37 per share, to Lincoln Park as Commitment Shares for making the commitment under the Purchase Agreement and (ii) an additional 12,287,975 shares of Common Stock we may sell to Lincoln Park under the Purchase Agreement from time to time from and after the Commencement Date, as defined in the Purchase Agreement. All sales are at our sole discretion.

We do not have the right to commence any sales of Common Stock to Lincoln Park under the Purchase Agreement until the Commencement Date. After the Commencement Date, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase shares of Common Stock having a value of up to $150,000 on any business day (the “Purchase Date”), which may be increased to up to $1,000,000 depending on certain conditions as set forth in the Purchase Agreement (and subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement) (each, a “Regular Purchase”). The purchase price per share of Common Stock for a Regular Purchase will be 95% of the lower of: (i) the lowest trading price for Common Stock on the applicable Purchase Date and (ii) the average of the three lowest closing sale prices for Common Stock during the ten (10) consecutive business days ending on the business day immediately preceding such Purchase Date. The purchase price per Common Share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, forward or reverse share split, or other similar transaction occurring during the business days used to compute such price.

From and after the Commencement Date, we also have the right, but not the obligation, to direct Lincoln Park on each Purchase Date to make “accelerated purchases” on the following business day (the “Accelerated Purchase Date”) up to the lesser of (i) 300% of the number of shares of Common Stock purchased pursuant to a Regular Purchase or (ii) 30% of the total number (or volume) of shares of Common Stock traded on the Nasdaq during the period on the applicable Accelerated Purchase Date beginning at the Accelerated Purchase Commencement Time (as defined below) for such Accelerated Purchase and ending at the Accelerated Purchase Termination Time (as defined below) for such Accelerated Purchase, at a purchase price equal to 95% of the lower of (x) the closing sale price of Common Stock on the Accelerated Purchase Date and (y) of the volume weighted average price of Common Stock on the Accelerated Purchase Date (during a time period between the Accelerated Purchase Commencement Time and the Accelerated Purchase Termination Time) (each, an “Accelerated Purchase”). We have the right in our sole discretion to set a minimum price threshold for each Accelerated Purchase in the notice provided with respect to such Accelerated Purchase and we may direct multiple Accelerated Purchases in a day provided that delivery of shares of Common Stock has been completed with respect to any prior Regular Purchases and Accelerated Purchases that Lincoln Park has purchased.

“Accelerated Purchase Commencement Time” means the period beginning at 9:30:01 a.m., Eastern time, on the applicable Accelerated Purchase Date, or such other time publicly announced by the Nasdaq as the official open (or commencement) of trading on the Nasdaq on such applicable Accelerated Purchase Date.

“Accelerated Purchase Termination Time” means the earliest of (A) 4:00:00 p.m., Eastern time, on such applicable Accelerated Purchase Date, or such other time publicly announced by the Nasdaq as the official close of trading on the Nasdaq on such applicable Accelerated Purchase Date, (B) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the total number (or volume) of shares of Common Stock traded on the Nasdaq has exceeded the number of shares of Common Stock equal to (i) the applicable Accelerated Purchase Share Amount (as defined below) to be purchased by the Investor pursuant to the applicable purchase notice delivered for such Accelerated Purchase (the “Accelerated Purchase Notice”), divided by (ii) 30%, and (C) such time, from and after the Accelerated Purchase Commencement Time for such Accelerated Purchase, that the trade price for the Common Stock on the Nasdaq as reported by the Nasdaq, has fallen below the applicable minimum per share price threshold set forth in the applicable Accelerated Purchase Notice.

“Accelerated Purchase Share Amount” means, with respect to an Accelerated Purchase, the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park in an Accelerated Purchase Notice, which number of shares of Common Stock shall not exceed the lesser of (i) 300% of the number of shares of Common Stock directed by the Company to be purchased by Lincoln Park pursuant to the corresponding notice for the corresponding Regular Purchase and (ii) an amount equal to (A) 30% multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Nasdaq during the period on the applicable Accelerated Purchase Date beginning at the Accelerated Purchase Commencement Time for such Accelerated Purchase and ending at the Accelerated Purchase Termination Time for such Accelerated Purchase.

The Purchase Agreement may be terminated by us at any time after the Commencement Date, at our sole discretion, without any cost or penalty, by giving one business day notice to Lincoln Park to terminate the Purchase Agreement.

Actual sales of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our Common Stock and determinations by us as to available and appropriate sources of funding for our operations. The Purchase Agreement prohibits us from issuing or selling and Lincoln Park from acquiring any Common Stock if (i) the closing price of the Common Stock is less than the Floor Price of $0.50 or (ii) those shares of Common Stock, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 4.99%, or at Lincoln Park’s election, up to 9.99%, of the then issued and outstanding shares of Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder.

Immediately following the closing of the Merger on March 28, 2024, there were 29,092,879 shares of Common Stock outstanding. Although the Purchase Agreement provides that we may sell up to an aggregate of $75,000,000 of Common Stock to Lincoln Park, only 13,000,000 shares of Common Stock are being offered under this prospectus to Lincoln Park, which represents the 712,025 Commitment Shares that we have already issued to Lincoln Park under the Purchase Agreement and 12,287,975 additional shares of Common Stock which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell Common Stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of Common Stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of Common Stock in order to receive aggregate gross proceeds equal to the $75,000,000 total commitment available to us under the Purchase Agreement. At an assumed average purchase price equal to the Floor Price of $0.50, we would need to register an additional 137,712,025 shares of Common Stock, to bring the total number of shares issued to Lincoln Park to 150,712,025 in order to sell the entire $75.0 million of shares of Common Stock to Lincoln Park under the Purchase Agreement. We are not required to register any additional shares of Common Stock.

The 13,000,000 shares of Common Stock offered by Lincoln Park under this prospectus represent approximately 45% of the total number of shares of Common Stock outstanding as of the date hereof (approximately 21% on a fully-diluted basis). If we elect to issue and sell more than the 13,000,000 shares of Common Stock offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares of Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of Common Stock we sell to Lincoln Park under the Purchase Agreement. On a combined basis with the approximately 44,500,000 shares of Common Stock we expect to register on a separate resale registration statement (including approximately 25,000,000 shares of Common Stock issuable upon exercise of outstanding Warrants that have an exercise price of $11.50 per share), we will be registering approximately 57,500,000 shares of Common Stock that may be issued or resold pursuant to the registration statements from time to time representing approximately 198% of the shares of Common Stock outstanding as of March 28, 2024 (approximately 95% on a fully-diluted basis). Any sales of such shares of Common Stock by Lincoln Park could similarly have a significant negative impact on the trading price of our Common Stock. Any sales of such shares of Common Stock by Lincoln Park could similarly have a significant negative impact on the trading price of our Common Stock.

The number of shares of Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of Common Stock we sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement specifically provides that we may not issue or sell any shares of Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

Issuances of shares of Common Stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of Common Stock to Lincoln Park.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. Lincoln Park has agreed that neither it nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly any short selling or hedging that establishes a net short position with respect to the Common Stock. There are no limitations on the use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into a similar type of agreement or equity line of credit during the term of the Purchase Agreement, excluding an At-The-Market transaction with a registered broker-dealer), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Suspension Events

Suspension Events under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of shares of Common Stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our Common Stock from trading for a period of one business day (other than in connection with a general suspension of trading on such market);

•

the delisting of the Common Shares from the Nasdaq Global Market (or nationally recognized successor thereto), provided, however, that the Common Stock is not immediately thereafter trading on The Nasdaq Capital Market, The Nasdaq Global Select Market, the New York Stock Exchange, the

NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., the OTCQB operated by the OTC Markets Group, Inc. or such other nationally recognized trading market (or nationally recognized successor to any of the foregoing);

•	the failure of our transfer agent to issue to Lincoln Park shares of Common Stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•

a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries; or

•	if at any time we are not eligible to transfer shares of Common Stock electronically as DWAC shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above. During a suspension event following any applicable grace or cure period, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of Common Stock under the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of shares of Common Stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 13,000,000 shares of Common Stock to be registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares of Common Stock registered in this offering will be sold over a period of up to 36-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares of Common Stock registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Sales of shares of Common Stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of Common Stock that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares of Common Stock to Lincoln Park, after Lincoln Park has acquired the shares of Common Stock, Lincoln Park may resell all, some or none of those shares of Common Stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of Common Stock. In addition, if we sell a substantial number of shares of Common Stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of Common Stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares of Common Stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares of Common Stock to be Issued if Full Purchase(1)	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares of Common Stock to Lincoln Park Under the Purchase Agreement(1)
$14.00	6,069,167	16.9%	$74,999,988
$13.00	6,481,255	17.9%	$74,999,990
$12.00	6,962,025	18.9%	$75,000,000
$11.00	7,530,206	20.2%	$74,999,991
$10.00	8,212,025	21.6%	$75,000,000
$9.00	9,045,358	23.3%	$74,999,997
$8.00	10,087,025	25.3%	$75,000,000
$7.00	11,426,310	27.7%	$74,999,995
$6.11(3)	12,986,984	30.3%	$74,999,999
$5.00	13,000,000	30.4%	$61,439,875
$4.00	13,000,000	30.4%	$49,151,900
$3.00	13,000,000	30.4%	$36,863,925
$2.37(4)	13,000,000	30.4%	$29,122,501
$1.50	13,000,000	30.4%	$18,431,963
$1.00	13,000,000	30.4%	$12,287,975
$0.50(5)	13,000,000	30.4%	$6,143,988

(1)

The Purchase Agreement provides that we may sell up to $75.0 million of Common Stock to Lincoln Park. We are initially registering 13,000,000 shares of Common Stock under this registration statement, consisting of 712,025 Commitment Shares and 12,287,975 additional shares of Common Stock that may be issued to Lincoln Park in the future under the Purchase Agreement. Assuming we sold all such additional shares of Common Stock to Lincoln Park, assuming an average purchase price of $2.37 per share, the closing price of our Common Stock on April 10, 2024, we would need to register for resale and sell to Lincoln Park an additional 19,357,594 shares of Common Stock at the same average price per share in order to complete the full sale of $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement. Accordingly, depending on the prices at which such shares of Common Stock are sold, we may or may not be able to ultimately sell to Lincoln Park a number of Common Shares with a total value of $75.0 million hereunder unless additional shares of Common Stock are registered for resale by Lincoln Park pursuant to a new registration statement.

(2)

The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 712,025 Commitment Shares. The denominator is based on 29,092,879 shares of Common Stock outstanding on March 28, 2024 (adjusted to include the 712,025 Commitment Shares issued to Lincoln Park on April 11, 2024) adjusted to include the number of shares of Common Stock set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of Common Stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Limitation (as defined in the Purchase Agreement).

(3)

The approximate minimum average purchase price per share at which the current registration statement, registering 13,000,000 shares of Common Stock, would be sufficient to sell the entirety of the $75.0 million of Common Stock to Lincoln Park, without requiring the registration of additional shares of Common Stock. At a lower average purchase price per share the registration of additional shares of Common Stock would be required. At an assumed average purchase price equal to the Floor Price of $0.50, we would need to register an additional 137,712,025 Common Shares (or 150,712,025 shares of Common Stock in aggregate) in order to sell the entire $75.0 million of Common Stock to Lincoln Park under the Purchase Agreement. We are not required to register any additional shares of Common Stock.

(4)	The closing sale price of our shares on April 10, 2024.
(5)	The Floor Price under the Purchase Agreement.

LEGAL MATTERS

Foley Hoag LLP has passed upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Andretti Acquisition Corp. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Zapata Computing, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to Zapata Computing, Inc.’s ability to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

On March 28, 2024, the audit committee (the “Audit Committee”) of the Company’s Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2024. Marcum LLP (“Marcum”) served as the independent registered public accounting firm of the Company prior to the Merger. Accordingly, Marcum was informed that they have been dismissed as the Company’s independent registered public accounting firm.

The reports of Marcum on the Company’s balance sheets as of December 31, 2023 and 2022, the statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2023 and 2022, and the related notes to the financial statements, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles, except that each such report on the Company’s financial statements contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

During the two most recent fiscal years ended December 31, 2023 and 2022 and during the subsequent interim period through March 28, 2024, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through March 28, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the occurrence of material weaknesses in internal control over financial reporting for the quarterly periods ended March 31, 2022 and June 30, 2022 as a result of the Company’s disclosure controls and procedures not being effective for such quarterly periods.

Disclosures regarding the new independent auditor

As described above, on March 28, 2024, the Audit Committee approved the engagement of Deloitte as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2024. Deloitte served as the independent registered public accounting firm of Legacy Zapata prior to the Merger. During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through March 28, 2024, neither the Company nor anyone acting on its behalf consulted with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.zapata.ai. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Financial Statements for Andretti Acquisition Corp.:

Financial Statements for Zapata Computing, Inc.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Andretti Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Andretti Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has minimal cash, a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. In addition, the Company currently has less than 12 months to complete a business combination and, if unsuccessful, may be required to cease all operations, redeem public shares, liquidate and dissolve. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We served as the Company’s auditor from 2021 to 2024.

Los Angeles, CA

March 25, 2024

ANDRETTI ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$161,224	$616,120
Prepaid expenses and other current assets	44,304	590,883

Total Current Assets	205,528	1,207,003
Prepaid insurance, long-term	—	24,469
Marketable securities held in Trust Account	86,265,079	239,149,736

TOTAL ASSETS	$86,470,607	$240,381,208

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$884,928	$30,348
Accrued interest payable – related party	70,918	—
Accrued offering costs	—	85,000

Total Current Liabilities	955,846	115,348
Convertible note - related party	2,450,083	—
Deferred legal fee	4,040,000	160,000
Deferred underwriting fee payable	8,050,000	8,050,000

Total Liabilities	15,495,929	8,325,348
Commitments and Contingencies (see Note 6)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 7,894,801 and 23,000,000 shares issued and outstanding at redemption value of $10.93 and $10.40 per share as of December 31, 2023 and 2022, respectively	86,265,079	239,149,736
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 7,894,801 and 23,000,000 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2023 and 2022	575	575
Additional paid-in capital	—	—
Accumulated deficit	(15,290,976)	(7,094,451)

Total Shareholders’ Deficit	(15,290,401)	(7,093,876)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$86,470,607	$240,381,208

The accompanying notes are an integral part of the consolidated financial statements.

ANDRETTI ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,	Year Ended December 31,
	2023	2022
Formation costs, professional fees and general and administrative costs	$8,349,476	$1,509,446

Loss from operations	(8,349,476)	(1,509,446)
Other income (expense):
Interest earned on marketable securities held in Trust Account	8,156,697	3,399,736
Change in fair value of Convertible Promissory Notes – Related Party	(599,222)	—
Interest expense – Convertible Promissory Notes – Related Party	(70,918)	—

Other income	7,486,557	3,399,736

Net (loss) income	$(862,919)	$1,890,290

Basic and diluted weighted average shares outstanding, Class A ordinary shares	16,337,159	21,928,767

Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.04)	$0.07

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,715,068

Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.04)	$0.07

The accompanying notes are an integral part of the consolidated financial statements.

ANDRETTI ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	5,750,000	$575	$24,425	$(10,861)	$14,139

Sale of 13,550,000 Private Placement Warrants	—	—	13,550,000	—	13,550,000
Proceeds allocated to Public Warrants	—	—	6,440,000	—	6,440,000
Forfeiture of Class B shares by Sponsor for reissuance to Anchor Investor(1)	(1,430,923)	(143)	143	—	—
Purchase of Class B shares by Anchor Investor including excess fair value over purchase price	1,430,923	143	10,408,888	—	10,409,031
Value of transaction costs allocated to fair value equity instruments	—	—	(707,430)	—	(707,430)
Remeasurement for Class A ordinary shares to redemption amount	—	—	(29,716,026)	(8,973,880)	(38,689,906)
Net Income	—	—	—	1,890,290	1,890,290

Balance – December 31, 2022	5,750,000	$575	$—	$(7,094,451)	$(7,093,876)
Proceeds received in excess of fair value of convertible promissory notes	—	—	823,091	—	823,091
Remeasurement for Class A ordinary shares to redemption amount	—	—	(823,091)	(7,333,606)	(8,156,697)
Net loss	—	—	—	(862,919)	(862,919)

Balance – December 31, 2023	5,750,000	$575	$—	$(15,290,976)	$(15,290,401)

(1)

Excluded an aggregate of up to 750,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares held by the Sponsor to 5,620,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the reverse share split on Founder Shares (see Note 5). On January 22, 2022, the underwriters fully exercised their over-allotment option resulting in no forfeiture of Class B ordinary shares.

The accompanying notes are an integral part of the consolidated financial statements.

ANDRETTI ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,	Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(862,919)	$1,890,290
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(8,156,697)	(3,399,736)
Change in fair value of Convertible Promissory Note – related party	599,222	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	546,579	(588,834)
Prepaid insurance, long-term	24,469	(24,469)
Accrued expenses	854,580	30,348
Accrued interest payable	70,918	—
Deferred legal fee payable	3,880,000	160,000

Net cash used in operating activities	(3,043,848)	(1,932,401)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(235,750,000)
Cash withdrawn from Trust Account in connection with redemption	161,041,354	(235,750,000)

Net cash provided by (used in) investing activities	161,041,354	(235,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Anchor Investor	—	6,221
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Warrants	—	13,550,000
Proceeds from promissory note – related party	—	75
Repayment of promissory note – related party	—	(240,629)
Proceeds from convertible promissory note - related party	2,673,952
Redemption of ordinary shares	(161,041,354)
Payment of offering costs	(85,000)	(417,146)

Net cash (used in) provided by financing activities	(158,452,402)	238,298,521

Net Change in Cash	(454,896)	616,120
Cash – Beginning of period	616,120	—

Cash – End of period	$161,224	$616,120

Non-Cash investing and financing activities:
Remeasurement of Class A ordinary shares to redemption amount	$8,156,697	$35,290,170

Proceeds received from convertible promissory notes in excess of initial fair value	$823,091	$—

Offering costs accrued	$—	$85,000

Excess fair value of Founder shares attributable to Anchor Investor	$—	$10,402,810

Accretion for Class A ordinary shares to redemption amount	$—	$3,399,736

Deferred underwriting fee payable	$—	$8,050,000

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Andretti Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 20, 2021. The Company was incorporated for the purpose of effecting a merger, consolidation share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). On August 18, 2023, the Company formed Tigre Merger Sub, Inc. a wholly owned subsidiary of the Company.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity for the period from January 20, 2021 (inception) through December 31, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

On January 18, 2022, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares” or the “Class A Ordinary Shares”), which includes the full exercise by the underwriters of its over-allotment option in the amount of 3,000,000 Units at $10.00 per Unit, generating gross proceeds of $230,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 13,550,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Andretti Sponsor LLC (the “Sponsor”) and a third party institutional accredited investor (the “Sponsor Co-Investor”), generating gross proceeds of $13,550,000, which is described in Note 4.

Transaction costs amounted to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor Co-Investors (see Note 5), and $754,790 of other offering costs.

Following the closing of the Initial Public Offering on January 18, 2022, an amount of $235,750,000 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.25 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights in connection with a Business Combination with respect to the Company’s warrants.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company’s Amended and Restated Memorandum and Articles of Association previously provided that the Company will have (i) the 18-month period from the closing of the Initial Public Offering in which the Company must complete a Business Combination, (ii) the 21-month or 24-month, as applicable, period from the closing of the Initial Public Offering in which the Company must complete a Business Combination if the Sponsor has extended the period of time for the Company to complete a Business Combination by purchasing additional Private Placement Warrants, or (iii) such other extended time period in which the Company must complete a Business Combination pursuant to an amendment to its Amended and Restated Memorandum and Articles of Association (the “Combination Period”). At the special meeting of the Company held on July 14, 2023, shareholders of the Company approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the Combination Period to April 18, 2024. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In connection with the July 14, 2023 special meeting, shareholders holding an aggregate of 15,105,199 of the Company’s Class A ordinary shares exercised their right to redeem their shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the trust account in connection with such redemptions, approximately $84.2 million remained in the trust account (based on the redemption amount of $10.66 per share).

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.25).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.25 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.25 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

Going Concern Consideration

As of December 31, 2023, we had cash of $161,224 and working capital deficit of $750,318.

Until the consummation of a Business Combination, the Company will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing a Business Combination.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these consolidated financial statements are issued.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by April 18, 2024 (or such later date as may be approved by shareholder vote), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 18, 2024 (or such later date as may be approved by shareholder vote).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Marketable Securities Held in Trust Account

At December 31, 2023 and 2022, all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities.

In connection with the July 14, 2023 special meeting, shareholders holding an aggregate of 15,105,199 of the Company’s Class A ordinary shares exercised their right to redeem their shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the trust account in connection with such redemptions, approximately $84.2 million remained in the trust account (based on the redemption amount of $10.66 per share).

Convertible Promissory Notes—Related Party

The Company accounts for its convertible promissory notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory notes. Using the fair value option, the convertible promissory notes are required to be recorded at their initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the notes and fair value at each drawdown date are recognized as either an expense in the consolidated statements of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the notes are recognized as non-cash gains or losses in the consolidated statements of operations. The fair value of the option to convert into private warrants was valued utilizing the closed-form model.

Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering”. Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $23,807,600, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees, $10,402,810 for the fair value of the Founder Shares attributable to the Sponsor Co-Investor (see Note 5), and $754,790 of other offering costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares were charged against their carrying value and offering costs associated with the warrants were charged to additional paid-in capital.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” (“ASC 480”) Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’(deficit) equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A Ordinary Shares to equal the redemption value at the end of each reporting period.

Increases or decreases in the carrying amount of redeemable Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted (loss) income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,500,000 Class A ordinary shares in the aggregate. As of December 31, 2023, the Company had dilutive securities that are Public Warrants that could potentially be exercised into ordinary shares and then share in the earnings of the Company. The warrants are not exercisable until 30 days after the completion of a Business Combination. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods presented.

	Year Ended December 31,		Year Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income, as adjusted	$(638,273)	$(224,646)	$1,449,493	$390,797
Denominator:
Basic and diluted weighted average shares outstanding	16,337,159	5,750,000	21,928,767	5,715,068
Basic and diluted net (loss) income per ordinary share	$(0.04)	$(0.04)	$0.07	$0.07

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreements, management concluded that the Public Warrants and Private Placement Warrants to be issued pursuant to the warrant agreements qualify for equity accounting treatment.

Share-Based Compensation

The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Recent Accounting Standards

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13–Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included a full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-half of one redeemable public warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and SOL Verano Blocker 1 LLC, a Delaware limited liability company and a third party institutional accredited investor (the “Sponsor Co-Investor”), purchased an aggregate of 13,550,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $13,550,000, in a private placement transaction. Each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On January 28, 2021, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B Ordinary Shares (the “Founder Shares”). On March 2, 2021, the Sponsor transferred 30,000 Founder Shares to Cassandra S. Lee for the consideration of $104.35 (approximately $0.003 per share) and 25,000 Founder Shares to each of Zakary C. Brown, James W. Keyes, Gerald D. Putnam and John J. Romanelli, in each case for the consideration of $86.96 (approximately $0.003 per Founder Share), resulting in the Sponsor holding 7,057,500 Founder Shares. On November 17, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares held by the Sponsor to 5,620,000 Founder Shares. Immediately prior to the Initial Public Offering, the Sponsor forfeited 1,430,923 Founder Shares in connection with the issuance of Founder Shares to the Sponsor Co-Investor.

The Company entered into agreements with the Sponsor Co-Investor, pursuant to which such Sponsor Co-Investor purchased (i) an aggregate of approximately 25% of the issued and outstanding, or 1,430,923 Founder Shares, and (ii) an aggregate of 3,450,000 Private Placement Warrants from the Sponsor immediately prior to the closing of the Initial Public Offering. The Sponsor Co-Investor entered into an agreement to vote all of the Founder Shares it owns in favor of an initial Business Combination and will also agree not to redeem any Founder Shares it owns in connection with the completion of the initial Business Combination. The Sponsor Co-Investor was not granted any material additional shareholder or other rights, other than the Founder Shares.

Subject to the Sponsor Co-Investor purchasing 100% of the Founder Shares allocated to it, in connection with the closing of the Initial Public Offering, the Sponsor sold an aggregate of 1,430,923 Founder Shares to the Sponsor Co-Investor at their original purchase price of $.0043 per share. The Company estimated the aggregate fair value of the Founder Shares attributable to the Sponsor Co-Investor to be $10,402,810, or $7.27 per share. The excess of the fair value of the Founder Shares was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB) Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering costs were recorded against additional paid in capital in accordance with the accounting of other offering costs.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any30-tradingday period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

On July 6, 2023, the Company and Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties (the “Investors”). Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem an aggregate of 3.5 million Class A ordinary shares of the Company (the “Non-Redeemed Shares”) in connection with the Extraordinary General Meeting held. In exchange for the foregoing commitments not to redeem such shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 Class B ordinary shares of the Company held by the Sponsor immediately following consummation of an initial business combination if the Investors continue to hold such Non-Redeemed Shares through the Extraordinary General Meeting. The transfer of these shares are contingent upon the business combination, as such no expense has been recorded as of December 31, 2023.

Administrative Support Agreement

The Company entered into an agreement commencing on January 12, 2022 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $15,000 per month for office space and administrative and support services. For the year ended December 31, 2023, the Company incurred $180,000 in fees for these services, of which $30,000 are recorded as accrued expenses in the balance sheet. For the year ended December 31, 2022, the Company incurred and paid $173,710 in fees for these services.

Promissory Note — Related Party

On January 28, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. On December 17, 2021, the Company and the Sponsor agreed to amend the Promissory Note to increase the aggregate principal amount of the Promissory Note to $400,000 and to change the date by which the Promissory Note was payable. The Promissory Note, as amended, was non-interest bearing and payable on the earlier of December 31, 2022 and the completion of the Initial Public Offering. The total outstanding loan of $240,629 was repaid at the time of the Initial Public Offering, on January 18, 2022. Borrowings under the Promissory Note are no longer available.

Convertible Promissory Notes – Related Party

In order to finance transaction costs in connection with a Business Combination, the Company issued unsecured promissory notes (collectively, the “Notes”) to the Sponsor on January 25, 2023, Michael M. Andretti, William J. Sandbrook, and William M. Brown all on March 29, 2023 (collectively, the “Payees”), in the amounts of up to $375,000, $500,000, $500,000, and $100,000, respectively. The proceeds of the Notes, which may be drawn down from time to time until the Company consummates the initial Business Combination, will be used for general working capital purposes. The Notes bear interest of 4.50% per annum and are payable in full upon the earlier to occur of (i) the date on which the Company consummates an initial business combination or (ii) the liquidation date of the Company in accordance with its amended and restated memorandum and articles of association. A failure to pay the principal and accrued interest within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the Notes may be accelerated. At the election of the Payees, up to $1,500,000 of the principal amounts of the Notes may be converted into private placement warrants of the Company, with such terms as are described in the prospectus included in the registration statement on Form S-1 (Reg. No. 333-254627) filed by the Company with the Securities and Exchange Commission and declared effective on January 12, 2022, at a price of $1.00 per warrant. The terms of the Conversion Warrants would be identical to the warrants issued by the Company to the Sponsor in a private placement that was consummated in connection with the Initial Public Offering. The Payees shall be entitled to certain registration rights relating to the Conversion Warrants. The issuance of the Notes was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. If the Company completes a Business Combination, the Company will repay the Notes out of the proceeds of the Trust Account released to the Company. Otherwise, the Notes will be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Notes, but no proceeds held in the Trust Account will be used to repay the Notes. On May 17, 2023, the notes were amended and restated to increase the total borrowing amounts to $800,000 for Michael M. Andretti, $800,000 for William J. Sandbrook, and $160,000 for William M. Brown. On May 23, 2023, the notes were amended and restated to increase the total borrowing amounts to $1,400,000 for Michael M. Andretti, $1,400,000 for William J. Sandbrook, and $280,000 for William M. Brown. The notes are payable upon the earlier of the liquidation of the Company or the consummation of initial business combination.

At December 31, 2023, there was $2,673,952 of cumulative cash advanced under the Notes. The Notes were accounted for at fair value in accordance with ASC 820. The initial advances on the Notes totaling $2,673,952, consisting of draws of $175,000 at January 26, 2023, $725,555 at March 29, 2023, $225,001 at April 27, 2023, $234,869 at May 19, 2023, $713,527 at June 2, 2023 and $300,000 at August 31, 2023 were valued at $119,391 as of January 26, 2023, $492,943 as of March 29, 2023, $153,288 at April 27, 2023, $160,231 at May 19, 2023, $484,828 at June 2, 2023, $204,457 at August 31, 2023 and $300,000 on November 1, 2023 whereas the collective difference of $823,091 was recorded as a credit to shareholders’ deficit. The change in the fair value of the note recorded in the consolidated statements of operations for the year ended December 31, 2023, was $599,222, resulting in a fair value of the Notes of $2,450,083 (see Note 8).

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration and Shareholders Rights

Pursuant to a registration and shareholder rights agreement entered into on January 12, 2022, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that no sales of these securities will be effected until after the expiration of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On September 25, 2023, the Company received a letter from RBC Capital Markets, LLC waiving their rights to the deferred underwriting fee subject to the closing of the announced proposed business combination with Zapata Computing.

Consulting Agreements

On February 16, 2021, the Company entered into a consulting agreement with ICR, LLC (“ICR”), pursuant to which ICR will provide investor and media relations support in connection with the search for a potential Business Combination. The fees in connection with the services rendered are expensed as incurred. In connection with the consulting agreement, a success fee of $250,000 is due and payable solely upon successful completion of a Business Combination. As such, this fee is not reflected on the Company’s consolidated statements of operation or consolidated balance sheets as of December 31, 2023.

On December 22, 2022, the Company entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG will assist the Company in performing due diligence in connection with the initial Business Combination. The Company paid a $275,000 and $450,554 fee in January 2023 and March 2023, respectively, to KPMG in connection with this arrangement. The fees in connection with the services rendered are expensed as incurred and are payable upon the earlier of the termination of KPMG’s engagement and the closing of the Initial Business Combination. During the year ended December 31, 2023, the Company paid $725,554 towards this engagement and no further balance is due.

On January 24, 2023, the Company entered into a letter agreement with Kroll, LLC (“Duff & Phelps”), pursuant to which Duff & Phelps will serve as an independent financial advisor to the Board of the Company and will provide a fairness opinion regarding the initial Business Combination. The Company paid a $50,000 non-refundable retainer fee in January 2023 to Duff & Phelps in connection with this arrangement. The Company has agreed to pay Duff & Phelps an additional (i) $150,000 fee payable upon Duff & Phelps informing the Company that it is prepared to deliver a fairness opinion in connection with the initial Business Combination and (ii) $400,000 fee payable upon closing of the initial Business Combination. As of December 31, 2023, the opinion was delivered as such, the Company paid $224,918. As of December 31, 2023, the Company incurred fees totaling $624,918, of which $400,000 is included in accrued expenses on the Company’s consolidated balance sheets.

On January 24, 2023, the Company entered into an engagement letter with Cassels Brock & Blackwell LLP (“Cassels”), pursuant to which Cassels will represent the Company as Canadian counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of December 31, 2023 the Company recorded $155,000 to accounts payable on the consolidated balance sheet.

On February 3, 2023, the Company entered into an engagement letter with Macfarlanes LLP (“Macfarlanes”), pursuant to which Macfarlanes will represent the Company as English law counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of December 31, 2023 the Company had paid Macfarlanes $472,526. The Company does not expect to incur any additional costs from this agreement.

On April 12, 2023, the Company entered into an engagement letter with KPMG LLP (“KPMG”), pursuant to which KPMG will assist the Company in performing due diligence in connection with a prospective initial Business Combination. The Company paid a total of $459,870 in fees in April and May 2023 to KPMG in connection with this arrangement. In connection with the engagement letter, an additional $919,740 is due and payable upon successful completion of the Business Combination with a specified target company. The fees in connection with the services rendered are expensed as incurred.

On June 12, 2023, the Company entered into a letter agreement with MacKenzie Partners, Inc. (“MacKenzie”), pursuant to which MacKenzie provided advisory, consulting and proxy solicitation services for the Extraordinary

General Meeting. The Company agreed to pay MacKenzie a fee of $15,000 plus expenses, payable following the conclusion of the Extraordinary General Meeting. As of December 31, 2023 the Company incurred and paid $26,803 of fees to Mackenzie.

On June 26, 2023, the Company entered into an engagement letter with Bass, Berry & Sims PLC (“Bass, Berry & Sims”), pursuant to which Bass, Berry & Sims will represent the Company as outside counsel in connection with the initial Business Combination. The fees in connection with the services rendered are expensed as incurred. As of December 31, 2023, the Company has paid $22,754 and there are no accrued expenses related to this agreement on the consolidated balance sheet. No further fees are expected in connection with this agreement.

On August 28, 2023, the Company entered into an engagement letter with Dentons UK and Middle East LLP (“Dentons”), pursuant to which Dentons will provide legal advising on any filings requirements as a result of the transaction in Spain or the United Kingdom. The fees in connection with the services rendered are expensed as incurred and are due upon the completion of the initial business combination. As of December 31, 2023, the Company has incurred $27,763 in fees which are included in accrued expenses on the Company’s consolidated balance sheets. The Company does expect to incur any additional costs from this agreement.

On November 7, 2023, the Company entered into a letter agreement with MacKenzie, pursuant to which MacKenzie provided advisory, consulting and proxy solicitation services for the Extraordinary General Meeting in connection with the approval of the Zapata Business Combination. The Company agreed to pay MacKenzie a fee of $17,500 plus expenses, payable following the conclusion of the Extraordinary General Meeting. As of December 31, 2023, the Company accrued $5,000 of fees to Mackenzie which would be due should the Extraordinary General Meeting not occur.

Legal Fees

As of December 31, 2023 and 2022, the Company had a total of $4,040,000 and $160,000, respectively, of deferred legal fees to be paid to the Company’s legal advisors upon consummation of the Business Combination, which are included in the accompanying consolidated balance sheets as of December 31, 2023 and 2022, respectively.

Engagement Letter

On July 4, 2023, the Company entered into an engagement letter with Cohen & Company Capital Markets (“Cohen”), pursuant to which Cohen will act as capital markets advisor to the Company in connection with the initial Business Combination. The Company agreed to pay Cohen a fee of (i) $500,000 in cash payable upon the closing of the initial Business Combination, plus (ii) $1,000,000 in either cash or post-Business Combination equity, payable 180 days after the closing of the initial Business Combination plus (iii) $1,000,000 payable in either cash or post-Business Combination equity, payable 270 calendar days following the initial Business Combination.

On July 5, 2023, the Company entered into an engagement letter with Kroll Associates, Inc. (“Kroll”), pursuant to which Kroll will provide due diligence services in connection with the initial Business Combination.

Non-Redemption Agreements

On July 6, 2023, the Company and Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties (the “Investors”). Pursuant to the Non-Redemption Agreements, the Investors agreed not to redeem an aggregate of 3.5 million Class A ordinary shares of the Company (the “Non-Redeemed Shares”) in connection with the Extraordinary General Meeting held. In exchange for the foregoing commitments not to redeem such shares, the Sponsor has agreed to transfer to the Investors an aggregate of 875,000 Class B ordinary shares of the Company held by the Sponsor immediately following consummation of an initial business combination if the investors continue to hold such Non-Redeemed Shares through the Extraordinary General Meeting. As a result of the transfer of the shares only occurring at the consummation of an initial business combination, no expense has been recorded as of December 31, 2023. Upon the consummation of the initial business combination, the Company will record an expense which is representative of a capital contribution from the Sponsor.

On July 14, 2023, the Company held an extraordinary general meeting of the Company’s shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved amendments (the “Articles Amendment”) to the Articles to (i) extend the date by which the Company must consummate its initial business combination from July 18, 2023 to April 18, 2024, or such earlier date as determined by the Company’s board of directors in its sole and absolute discretion (the “Extension”), and (ii) eliminate the limitation that the Company shall not redeem its Class A ordinary shares included as part of the units sold in the Company’s initial public offering (such shares, including any shares issued in exchange thereof, the “public shares”) that was consummated on January 18, 2022 (the “IPO”) to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”).

In connection with the July 14, 2023 special meeting, shareholders holding an aggregate of 15,105,199 of the Company’s Class A ordinary shares exercised their right to redeem their shares prior to the redemption deadline on July 12, 2023. Following the withdrawals from the trust account in connection with such redemptions, approximately $84.2 million remained in the trust account (based on the redemption amount of $10.66 per share).

Business Combination Agreement

On September 6, 2023, Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with Tigre Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) and Zapata Computing, Inc., a Delaware corporation (“Zapata”).

Merger Consideration

At the effective time of the Merger:

(i)

each share of Zapata’s preferred stock, par value $0.0001 per share (the “Zapata Preferred Stock”) will be converted the right to receive a number of newly issued shares of New Parent Common Stock equal to the Per Share Preferred Stock Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement;

(ii)

each share of Zapata’s common stock, par value of $0.0001 (the “Zapata Common Stock”) will be converted into the right to receive a number of newly issued shares of New Parent Common Stock equal to the Per Share Common Stock Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement; and

(iii)

each option to purchase shares of Zapata’s common stock, whether or not exercisable and whether or not vested (each, a “Zapata Option”) will automatically be converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Parent Common Stock determined in accordance with the terms of the Business Combination Agreement.

The aggregate value of the consideration that the holders of Zapata’s securities collectively shall be entitled to receive from Company in connection with the Business Combination shall not exceed $200,000,000 (calculated with each share of New Parent Common Stock deemed to have a value of $10 per share).

Other Agreements in Connection with the Business Combination Agreement:

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, SPAC, the Sponsor, and certain key equity holders of the Sponsor entered into a certain Sponsor Support Agreement, which amended and restated in its entirety that certain letter, dated January 12, 2022, by and among such parties. Pursuant to the Sponsor Support Agreement, those certain equity holders who are parties thereto agreed to: (a) vote all shares of the SPAC Common Stock beneficially owned by them (including any additional shares of SPAC Common Stock over which they acquire ownership or the power to vote) in favor of the Merger and all other transactions contemplated by the Business Combination Agreement; (b) the continued lock-up of the founder shares held by such persons for the earlier of (i) one (1) year or (ii) the date on which the post-Closing share price equals or exceeds $12 for twenty (20) trading days in a thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the Closing (or in the event of a liquidation, merger or other similar event); and (c) the continued lock-up of the private placement warrants until thirty (30) days following Closing.

Additionally, the Sponsor Support Agreement provides that the Sponsor Shares are subject to certain vesting and forfeiture conditions based on: (a) the total dollar amount of cash or cash equivalents available in the Trust Account after any redemptions plus (b) the total amount of financing raised by both SPAC and Zapata (including any bridge financing raised by Zapata prior to the Closing Date) to be consummated prior to the consummation of the Merger (all such amounts, the “Closing Available Cash”) as follows:

•	If the Closing Available Cash is an amount equal to $25 million or more, then all Sponsor Shares will be fully vested;

•	If the Closing Available Cash is $10 million or less, then 30% of the Sponsor Shares will be unvested and subject to forfeiture; and

•

If the Closing Available Cash is more than $10 million but less than $25 million then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

Any Sponsor Shares subject to vesting will become vested if, within three years of the Closing, the closing price of the New Company Common Stock on the NYSE (or other exchange or other market where the New Company Common Stock is then traded) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Shares will be forfeited.

The vesting provisions were analyzed under ASC 480 and ASC 815 and determined equity classification was not precluded and should remain classified as permanent equity until the business combination is consummated.

On December 19, 2023, Andretti and Zapata entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park has agreed to purchase from the Surviving Company, at the option the Surviving Company, up to $75,000,000 of shares of common stock, par value $0.0001 per share, of the Surviving Company (“New Company Common Stock”) from time to time over a 36-month period following the closing of the Business Combination (the “Closing”) and upon the satisfaction of certain other conditions set forth in the Purchase Agreement. The Purchase Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of the registration statement covering shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement (the “Lincoln Park Registration Statement”). Pursuant to the Purchase Agreement, the Surviving Company will pay Lincoln Park a commitment fee of $1,687,500 (the “Commitment Fee”) as follows: (i) on the business day prior to the filing of the Lincoln Park Registration Statement, $562,500 in shares of New Company Common Stock and (ii) on the business day prior to the filing of the Lincoln Park Registration Statement, the Surviving Company

may elect to pay the remaining $1,125,000 amount of the Commitment Fee in either cash or shares of New Company Common Stock. The Purchase Agreement further provides that the Surviving Company may not issue any securities pursuant to the Purchase Agreement if such issuance would reasonably be expected to result in a violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or a breach of the rules and regulations of the principal market on which the New Company Common Stock is traded.

In connection with the Purchase Agreement, on December 19, 2023, Andretti and Zapata also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which the Surviving Company has agreed to file the Lincoln Park Registration Statement with the Securities and Exchange Commission (the “SEC”) within forty-five (45) days following the Closing.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares— The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares— The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2023 and 2022, there are 7,894,801 and 23,000,000 Class A Ordinary Shares subject to possible redemption and presented as temporary equity, respectively.

Class B Ordinary Shares— The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2023 and 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A Ordinary Shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. In connection with a Business Combination, the Company may enter into a shareholder’s agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Class B ordinary shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A Ordinary Shares at a rate of less than one-to-one.

Warrants– As of December 31, 2023 and 2022 there are 11,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of Class A Ordinary Shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

While the Company has registered the Class A Ordinary Shares issuable upon exercise of the Public Warrants under the Securities Act as part of the registration statement of which this prospectus forms a part, the Company does not plan on keeping a prospectus current until required to pursuant to the public warrant agreement. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing a Business Combination and to maintain the effectiveness of such post-effective amendment or registration statement and a current prospectus relating thereto until the expiration or redemption of the Public Warrants in accordance with the provisions of the public warrant agreement. If such post-effective amendment or registration statement covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of a Business Combination, holders of the Public Warrants may, until such time as there is an effective post-effective amendment or registration statement and during any other period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants and (y) use its commercially reasonable efforts to register or qualify for sale the Class A Ordinary Shares issuable upon exercise of the warrants under the blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Ordinary Shares has been at least $18.00 per share (subject to adjustment in compliance with the public warrant agreement) for any ten trading days within the 20-trading-day period ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period or the Company elected to require the exercise of the Public Warrants on a “cashless basis” as described below. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) of the Class A Ordinary Shares over the exercise price of the Public Warrants by (y) the “fair market value.” Solely for purposes of this paragraph, the “fair market value” means the volume-weighted average last reported sale price of the Class A Ordinary Shares as reported for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or holders of the Class B ordinary shares or their respective affiliates, without taking into account any Founder Shares held by the Sponsor, holders of the Class B ordinary shares or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of its Class A Ordinary Shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

As of December 31, 2023 and 2022 there are 13,550,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable.

The warrant agreements contain a provision wherein warrant holders can receive an “alternative issuance” (as defined in the applicable warrant agreement), including as a result of a tender offer that constitutes a change of control.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$86,265,079	$239,149,736
Liabilities:
Convertible promissory notes – related party	3	2,450,083	—

The estimated fair value of the convertible promissory notes was based on the following significant inputs:

December 31, 2023
Risk-free interest rate	3.84%
Time to Expiration (in years)	5.16
Expected volatility	10.2%
Exercise price	$11.50
Dividend yield	0.00%
Share Price	$10.87
Probability of transaction	90.00%

The following table presents the changes in the fair value of the Level 3 convertible promissory notes:

Fair value as of January 1, 2023	$—
Borrowings	2,673,952
Proceeds received in excess of initial fair value of convertible promissory notes	(823,091)
Change in fair value	599,222

Fair value as of December 31, 2023	$2,450,083

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2023 for the convertible promissory notes.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 29, 2024, the Company was advanced $50,000 on the Notes. Resulting in cash advanced under the Notes of $2,723,952.

On February 13, 2024, we held an extraordinary general meeting of our shareholders (the “February 2024 Meeting”) to approve, among other matters, the proposed Business Combination between the Company and Zapata. As the February 2024 Meeting our shareholders approved the Business Combination, which is expected to close promptly after satisfaction or waiver of all remaining closing conditions. In connection with the February 2024 Meeting, shareholders holding an aggregate of 7,669,363 of Class A ordinary shares exercised their right to redeem. Such amounts represented approximately 97.1% of the remaining Class A shares outstanding as of December 31, 2023.

On March 11, 2024, the Company was advanced $22,000 on the Notes. The cumulative cash advanced under the Notes as of this filing was $2,745,952.

On March 25, 2024, the Company entered into a non-redemption agreement (the “Non-Redemption Agreement”), with Sandia Investment Management LP on behalf of certain funds, investors, entities or accounts for which it or its affiliates acts as manager, sponsor or advisor (the “Investors”). Pursuant to such Non-Redemption Agreement, each Investor agreed to rescind or reverse any previously submitted redemption demand of the ordinary shares of the Company held or to be acquired by such Investor (the “Investor Shares”) up to 300,000 ordinary shares in the aggregate.

Upon consummation of the Business Combination, the Company shall pay or cause to be paid to the Investors a payment in respect of their respective Investor Shares from cash released from the trust account established in connection with Company’s initial public offering equal to the number of Investor Shares multiplied by the Redemption Price, minus the number of Investor Shares multiplied by $9.00.

On March 25, 2024, the Company entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia” or the “Seller”). Pursuant to the Forward Purchase Agreement, Sandia will purchase concurrently with the closing of the Business Combination pursuant to the FPA Funding Amount PIPE Subscription Agreement (as defined below), an aggregate of 1,500,000 shares of common stock of Zapata Computing Holdings Inc., less the number of any shares of Class A ordinary shares purchased by the Investors separately from third parties through a broker in the open market (“Recycled Shares”). Sandia intends, but is not obligated, to purchase Recycled Shares from third parties (other than the Company) through a broker in the open market (other than through the Company). Sandia will not be required to purchase an amount of Zapata Common Stock such that, following such purchase, Sandia’s ownership would exceed 9.9% of the total number of shares of Zapata Common Stock outstanding immediately after giving effect to such purchase, unless Sandia, at its sole discretion, waives such 9.9% ownership limitation. The number of shares subject to the Forward Purchase Agreement (the “Number of Shares”) is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares.

The Forward Purchase Agreement provides that Sandia will be paid directly by the Counterparty an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in a pricing date notice to be delivered to the Counterparty and (ii) the redemption price per share as defined in Article 51.5 of Andretti’s Amended and Restated Articles of Association, effective as of January 12, 2022, as amended on July 14, 2023 (the “Articles of Association,” and such redemption price, the “Initial Price”). Such Prepayment Amount will be paid, in the case of Recycled Shares, with proceeds from Andretti’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Andretti’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the closing date of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination. The Prepayment Amount for Additional Shares (as defined below) will be netted against the proceeds that Sandia is to pay for the purchase of Additional Shares pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

Following the closing of the Business Combination, the reset price (the “Reset Price”) will initially be $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”) with the first such Reset Date occurring 180 days after the closing date of the Business Combination, to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of Zapata Common Stock (for any scheduled trading day, the “VWAP Price”) immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of Zapata Common Stock or securities of the Counterparty or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of Zapata Common Stock or other securities (a “Dilutive Offering”). However, certain transactions do not constitute Dilutive Offerings, including, among other things, grants or issuances under the Counterparty’s equity compensation plans, shares issued upon conversion of Senior Secured Promissory Notes pursuant to the Senior Secured Note Purchase Agreement, dated December 15, 2023, by and among Zapata Computing, Inc. and the investors named therein, shares issued in connection with the Business Combination, securities issued in connection with costs and expenses incurred in connection with the Business Combination, securities issued, at a price no less than the lesser of $10.00 and the VWAP Price for any consecutive 10 trading days (provided that such VWAP Price shall be no lower than $7.50, and if it is, then $7.50), prior to or no more than 60 days following the consummation of the Business Combination, any securities issued in connection with the FPA Funding Amount PIPE Subscription Agreement, and any drawdown on the Purchase Agreement, dated as of December 19, 2023, by and among Andretti, Zapata Computing, Inc. and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”), occurring during the 180 days after the effectiveness of the registration statement registering shares of Zapata Common Stock to be issued pursuant to such Purchase Agreement.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), Sandia may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), no later than the next Payment Date following the OET Date, which OET Notice shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from Sandia, and Sandia shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earliest to occur of (a) the second anniversary of the closing date of the Business Combination, (b) the date specified by Sandia in a written notice to be delivered to the Counterparty at Sandia’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) 90 days after delivery by the Counterparty of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period (the “Measurement Period”) that occurs at least six months after the closing date of the Business Combination, the

VWAP Price is less than the then applicable Reset Price, provided that a Registration Statement was effective and available for the entire Measurement Period and remains continuously effective and available during the entire 90 day notice period (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the Valuation Period commencing on the Valuation Date, Sandia will pay the Counterparty a cash amount equal to (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by Counterparty to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Counterparty will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty may at its election pay the Settlement Amount Adjustment to Sandia in shares of Zapata Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided, that in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event occurs during the Valuation Period, the Settlement Amount Adjustment must be paid in cash.

Sandia has agreed to waive any redemption rights under the Articles of Association with respect to any Andretti Ordinary Shares purchased by Sandia as Recycled Shares, that would require redemption by Andretti in connection with the Business Combination. Such waiver may reduce the number of Andretti Ordinary Shares redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934, as amended.

In connection with the entry into the Forward Purchase Agreement, on March 25, 2024, Andretti entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with Sandia. Pursuant to the FPA Funding Amount PIPE Subscription Agreement, Sandia agreed to subscribe for and purchase, and Andretti agreed to issue and sell to Sandia, on the closing date of the Business Combination, an aggregate of 1,500,000 shares of Zapata Common Stock, less the number of any Recycled Shares (such shares of Zapata Common Stock, the “Additional Shares”), which Additional Shares shall be subject to the Forward Purchase Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Zapata Computing, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zapata Computing, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 2, 2024

We have served as the Company’s auditor since 2020.

ZAPATA COMPUTING, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,332	$10,073
Accounts receivable	1,938	1,427
Prepaid expenses and other current assets	323	769

Total current assets	5,593	12,269
Property and equipment, net	156	314
Operating lease right-of-use assets	238	583
Deferred offering costs	1,943	—
Other non-current assets	137	279

Total assets	$8,067	$13,445

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,452	$1,421
Deferred revenue	744	500
Operating lease liability, current	252	353
Accrued expenses and other current liabilities	1,945	3,144

Total current liabilities	9,393	5,418
Operating lease liability, non-current	—	252
Notes payable to related parties, non-current	8,900	—
Non-current liabilities	—	142

Total liabilities	18,293	5,812

Commitments and contingencies (Note 13)
Convertible preferred stock (Series Seed, A, B-1 and B-2), $0.0001 par value; 14,647,823 shares authorized at December 31, 2023 and December 31, 2022; 14,222,580 shares issued and outstanding at December 31, 2023 and December 31, 2022; aggregate liquidation preference of $65,004	64,716	64,716
Stockholders’ deficit:
Common stock, $0.0001 par value; 23,500,000 shares authorized; 5,118,553 and 5,095,831 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	14,633	2,734
Accumulated other comprehensive loss	(49)	(25)
Accumulated deficit	(89,526)	(59,792)

Total stockholders’ deficit	(74,942)	(57,083)

Total liabilities, convertible preferred stock and stockholders’ deficit	$8,067	$13,445

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$5,683	$5,166
Cost of revenue	4,582	3,535

Gross profit	1,101	1,631

Operating expenses:
Sales and marketing	5,885	7,286
Research and development	5,915	8,206
General and administrative	7,409	9,527

Total operating expenses	19,209	25,019

Loss from operations	(18,108)	(23,388)

Other income (expense):
Interest income	47	50
Extinguishment of senior notes	(6,864)	—
Change in fair value and loss on issuance of notes	(4,779)	—
Other expense, net	(10)	(57)

Total other expense, net	(11,606)	(7)

Net loss before income taxes	(29,714)	(23,395)
Provision for income taxes	(20)	(53)

Net loss	$(29,734)	$(23,448)

Net loss per share attributable to common stockholders, basic and diluted	$(5.82)	$(4.68)

Weighted-average common shares outstanding, basic and diluted	5,104,642	5,012,722

Net loss	$(29,734)	$(23,448)
Foreign currency translation adjustment	(24)	(16)

Comprehensive loss	$(29,758)	$(23,464)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in Capital	Accumulated Other Comprehensive Loss		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount			Accumulated Deficit
Balances at December 31, 2021	14,222,580	$64,716	4,806,053	$—	$1,514	$(9)	$(36,344)	$(34,839)
Vesting of restricted common stock	—	—	83,333	—	—	—	—	—
Issuance of common stock resulting from exercise of stock options	—	—	206,445	—	280	—	—	280
Stock-based compensation expense	—	—	—	—	940	—	—	940
Cumulative translation adjustment	—	—	—	—	—	(16)	—	(16)
Net loss	—	—	—	—	—	—	(23,448)	(23,448)

Balances at December 31, 2022	14,222,580	64,716	5,095,831	—	2,734	(25)	(59,792)	(57,083)
Issuance of common stock resulting from exercise of stock options	—	—	22,722	—	37	—	—	37
Stock-based compensation expense	—	—	—	—	776	—	—	776
Cumulative translation adjustment	—	—	—	—	—	(24)	—	(24)
Loss on issuance of Senior Secured Notes	—	—	—	—	11,086	—	—	11,086
Net loss	—	—	—	—	—	—	(29,734)	(29,734)

Balances at December 31, 2023	14,222,580	$64,716	5,118,553	$—	$14,633	$(49)	$(89,526)	$(74,942)

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(29,734)	$(23,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	164	176
Loss on extinguishment of senior notes	6,864	—
Change in fair value of senior secured notes	4,779	—
Stock-based compensation expense	776	940
Non-cash lease expense	341	271
Changes in operating assets and liabilities:
Accounts receivable	(510)	(456)
Prepaid expenses and other current assets	192	162
Accounts payable	3,511	1,024
Accrued expenses and other current liabilities	(1,038)	937
Deferred revenue	244	(321)
Operating lease liabilities	(352)	(272)

Net cash used in operating activities	(14,763)	(20,987)

Cash flows from investing activities:
Purchases of property and equipment	—	(253)

Net cash used in investing activities	—	(253)

Cash flows from financing activities:
Payments of deferred offering costs	(336)	—
Proceeds from the exercise of stock options	37	280
Proceeds from notes payable to related parties	8,342	—

Net cash provided by financing activities	8,043	280

Effect of exchange rate changes on cash and cash equivalents	(21)	1

Net decrease in cash and cash equivalents	(6,741)	(20,959)
Cash and cash equivalents and restricted cash at beginning of period	10,210	31,169

Cash and cash equivalents and restricted cash at end of period	$3,469	$10,210

Supplemental disclosures
Income taxes paid	$33	$31
Deferred offering costs included in accounts payable and accrued expenses and other current liabilities	$1,607	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$120
Purchases of property and equipment included in accounts payable and accrued expenses	$7	$—

The accompanying notes are an integral part of these consolidated financial statements.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

1. Nature of the Business

Zapata Computing, Inc. (“Zapata” or “Company”), a Delaware corporation, was incorporated on November 2, 2017, and is located in Boston, Massachusetts. Zapata has wholly owned subsidiaries located in Canada, Spain, Japan, the United Kingdom as well as Delaware based Zapata Government Services and Massachusetts based Zapata Security Corporation. The Company offers customers Industrial Generative Artificial Intelligence (“AI”) Solutions (as defined below) designed to solve computationally complex problems. These are subscription-based solutions that combine software and services to develop custom industrial generative AI applications. Zapata’s software leverages a broad spectrum of computing resources, including classical, high performance, and quantum computing hardware and, in developing and applying its software tools to specific applications, Zapata uses techniques inspired by quantum physics that can then be applied to the appropriate hardware.

The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its Industrial Generative AI Solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, to achieve profitable operations.

Through the year ended December 31, 2023, the Company has funded its operations primarily with proceeds from sales of Convertible Preferred Stock and issuances of Convertible Notes, each as defined below. The Company has incurred net losses of $29,734 and $23,448 for the years ended December 31, 2023, and 2022, respectively. As of December 31, 2023 and 2022, the Company had an accumulated deficit of $89,526 and $59,792, respectively. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to identify future debt or equity financing and generate profits from its operations. The Company is pursuing all available options for funding, which include seeking public or private investments and funding through its Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) (see Note 16). There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The accompanying consolidated financial statements reflect the operations of the Company and its wholly- owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these consolidated financial statements include, but are not limited to, revenue recognition, the valuation of the Company’s common stock, Convertible Preferred Stock, and stock-based awards. The Company’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Foreign Currency and Currency Translation

The functional currency for the Company’s wholly owned foreign subsidiaries in Canada, Japan, Spain and the United Kingdom is USD, Japanese Yen, Euro and British Pound, respectively. Assets and liabilities of these subsidiaries are translated into United States dollars (“USD”) at the exchange rate in effect on the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the period. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the consolidated statements of convertible preferred stock and stockholders’ deficit as a component of accumulated other comprehensive loss. Adjustments that arise from exchange rate changes on transactions denominated in a currency other than the local currency are included in other expense, net in the consolidated statements of operations and comprehensive loss.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions.

The Company performs ongoing credit evaluations of its customers and generally requires no collateral to secure accounts receivable. Accounts receivable is presented after consideration of an allowance for credit losses, which is an estimate of amounts that may not be collectible. In determining the amount of the allowance at each reporting date, the Company makes judgments about general economic conditions, historical write-off experience and any specific risks identified in customer collection matters, including the aging of unpaid accounts receivable and changes in customer financial conditions. Account balances are written off after all means of collection are exhausted and the potential for recovery is determined to not be probable. As of December 31, 2023 and 2022, the Company recorded zero allowance for credit losses.

As of December 31, 2023, the Company’s accounts receivable was from three main customers, representing approximately 43%, 31% and 26% of the Company’s total accounts receivable. As of December 31, 2022, the Company’s accounts receivable was from three main customers, representing approximately 37%, 35% and 21% of the Company’s total accounts receivable.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

For the year ended December 31, 2023, the Company had four customers that represented greater than 10% of the Company’s total revenue and revenue recognized from these customers represented approximately 35%, 26%, 20% and 17% of total revenue. For the year ended December 31, 2022, the Company had four customers that represented greater than 10% of the Company’s total revenue, and revenue recognized from these customers represented approximately 30%, 27%, 19% and 15% of total revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. As of December 31, 2023, and 2022, the amount of cash equivalents included in cash and cash equivalents totaled $2,693 and $9,763, respectively.

Restricted Cash

Restricted cash consists of cash on deposit to secure a letter of credit totaling $137 as of December 31, 2023, and 2022 that is required to be maintained in connection with the Company’s lease arrangements. The letter of credit is expected to be renewed until the lease expiration in 2024. As of December 31, 2023, and 2022, the Company classified its restricted cash as non-current asset on the consolidated balance sheet based on the release date of the restrictions.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31,
	2023	2022
Cash and cash equivalents	$3,332	$10,073
Restricted cash	137	137

Total cash, cash equivalents and restricted cash	$3,469	$10,210

Deferred Offering Costs

Deferred transaction costs consist of direct legal, accounting and other fees and costs directly attributable to the Company’s Merger, as defined below, with Andretti Acquisition Corp. (“AAC”) (see Notes 15 and 16). The Company capitalized deferred transaction costs prior to the close of the Merger, which are included in deferred offering costs within the consolidated balance sheet as of December 31, 2023. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon the closing (the “Closing”) of the merger with Andretti Acquisition Corp. (the “Merger”). The deferred transaction costs were $1,943 as of December 31, 2023.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents are carried at fair value in Level 1, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments. The Company’s Senior Notes (see Note 6) are carried at fair value, determined according to level 3 inputs in the fair value hierarchy described above.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life

Costs for capital assets not yet placed into service are capitalized and are depreciated once placed into service. Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance that do not improve or extend the life of the respective assets are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized is measured based on the excess of the carrying value of the impaired asset group over its fair value.

For the years ended December 31, 2023, and 2022, the Company did not recognize any impairment losses on long-lived assets.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Leases

Effective on January 1, 2022, the Company accounts for leases in accordance with ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company determines whether an arrangement is or contains a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company classifies leases at the lease commencement date, when control of the underlying asset is transferred from the lessor to the lessee, as operating or finance leases and records a right-of-use (“ROU”) asset and a lease liability on the consolidated balance sheets for all leases with a lease term of greater than twelve months. For all asset classes, the Company has elected to not recognize leases with a lease term of twelve months or less on the balance sheet and will recognize lease payments for such short-term leases as an expense on a straight-line basis.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components are items or activities that transfer a good or service to the lessee, and may include items such as maintenance, utilities, or other operating costs. Upon its adoption of ASC 842, the Company elected to account for the lease and associated non-lease components as a single lease component for all existing classes of underlying assets. Variable costs associated with leases, such as utilities or maintenance costs, are not included in the measurement of ROU assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

Finance and operating lease assets and liabilities are recognized at the lease commencement date based on the present value of the lease payments over the lease term and are measured using the discount rate implicit in the lease if readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate based upon the available information at the lease commencement date. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. ROU assets are further adjusted for items such as initial direct costs, prepaid rent, or lease incentives. Operating lease payments are expensed using the straight-line method as an operating expense over the lease term. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option.

Convertible Notes

The Company performed an analysis of all of the terms and features of the Senior Notes and the Senior Secured Notes, (collectively, the “Convertible Notes”). The Company elected the Fair Value Option to account for the Senior Notes. The Senior Notes were remeasured at fair value at each balance sheet date until they were converted to Senior Secured Notes (see Note 9). Changes in the fair value of the Senior Notes were recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company elected the option of combining interest expense and the change in fair value as a single line item within the consolidated statements of operations and comprehensive loss. Differences between the fair value of the Senior Notes and the proceeds received were presented within other income (expense), net in the consolidated statements of operations and comprehensive loss.

The Company accounts for the Senior Secured Notes at amortized cost, as they were issued at a substantial premium and do not qualify for the Fair Value Option. The Company concluded that the optional conversion features were not required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the Senior Secured Notes are recorded as a debt discount and amortized over the term of the Senior

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Secured Notes and are recorded in other income (expense), net within the consolidated statements of operations and comprehensive loss using the effective interest method.

Segment Information

The Company manages its business as a single operating segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker, reviews the Company’s financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. As of December 31, 2023, and 2022, the Company does not have material long-term assets outside the U.S.

Classification of Convertible Preferred Stock

The Company has classified its Convertible Preferred Stock outside of stockholders’ deficit on the Company’s consolidated balance sheets because the holders of such stock have redemption features and certain liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.

Capitalization of Software Development Costs

The Company incurred software development costs related to development of its quantum computing platform. Given that the Company may sell the platform both as a service as well as a license, the Company evaluates software development costs to determine the point where technological feasibility is established. The Company has determined that technological feasibility is typically concurrently with the release, and therefore there have not been significant costs capitalized through December 31, 2023. Costs incurred in connection with maintenance and customer support are also expensed as incurred.

Revenue Recognition

Revenue is recognized when the Company satisfies a performance obligation by transferring goods or services promised in a contract to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Performance obligations in contracts represent distinct or separate goods or services that the Company provides to customers.

The Company recognizes revenue using the following steps: 1) identification of the contract, or contracts with a customer, 2) identification of performance obligations in the contract, 3) determination of the transaction price, 4) allocation of the transaction price to the performance obligations in the contract and 5) recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct.

The Company currently earns revenue primarily from subscriptions to its software platform, referred to as the Orquestra Platform, and services. The Company’s subscriptions to its Orquestra Platform are currently offered as stand-ready access to the Company’s cloud environment for access on an annual or multi-year basis.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The Company’s consulting services may result in either single or multiple performance obligations based on the contractual terms. The Company may also offer services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with the Orquestra Platform. The Company evaluates its contracts at inception to determine if the promises represent a single, combined performance obligation or multiple performance obligations. The Company allocates the transaction price to the performance obligations identified. Judgment is required to allocate the transaction price to each performance obligation. The Company utilizes a stand-alone selling price methodology based on observable or estimated prices for each performance obligation. The Company considers market conditions, entity-specific factors, and information about the customer that is reasonably available to the entity when estimating stand-alone selling price for those performance obligations without an observable selling price. The Company’s contracts do not contain rights of return, and any variable consideration as the result of service level agreements has been immaterial. The Company does not have other contractual terms that give rise to variable consideration.

Revenue from subscriptions to the Company’s Orquestra Platform to date have only been sold as access to the platform in its hosted environment and are therefore recognized over the contract term on a ratable basis, as the promise represents a stand-ready performance obligation.

Revenue from consulting services is generally recognized over time. The Company’s contracts typically contain fixed-fee transaction prices. The Company determines and records a provision for loss contracts at the contract level when the current estimate of total costs of the contract at completion exceeds the total consideration the Company expects to receive. The Company has not recorded any provision for loss contracts at December 31, 2023 or December 31, 2022.

For consulting services, the Company measures progress toward satisfaction of the performance obligation as the services are provided, and revenue is generally recognized based on the labor hours expended over time. Through this method, the Company recognizes revenue based on the actual labor hours incurred to date compared to the current estimate of total labors hours to satisfy the performance obligation. The Company believes this method best reflects the transfer of control to the customer. This method requires periodic updates to the total estimated hours to complete the contract, and these updates may include subjective assessments and judgments. The Company had limited contracts for which, based on the Company’s determination of the enforceability of payment terms, revenue was recognized at a point in time when payment became enforceable.

Revenue from services sold in the form of stand-ready scientific and software engineering services are recognized over the contract term on a ratable basis, as the obligation represents a stand-ready obligation.

The Company’s payment terms vary by contract and do not contain significant financing components. Amounts collected in advance of revenue recognized are recorded as deferred revenue in the consolidated balance sheets.

The Company’s balances resulting from contracts with customers include the following:

Contract Acquisition Costs—The Company incurs and pays commissions at the commencement of the contract. The period of the related revenue stream is typically less than one year in duration, and as such, the Company applies the practical expedient to expense the costs in the period in which they were incurred.

The Company capitalizes contract acquisition costs for contracts where the period of the related revenue stream exceeds one year. As of December 31, 2023, 2022 and 2021, capitalized contract acquisition costs of $38,

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

$281, and $84, respectively, were included in prepaid expenses and other current assets and zero, $142, and zero were included in other non-current assets on the consolidated balance sheets, respectively. There was $75 and $275 of amortization of contract acquisition costs recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023, and 2022, respectively.

Accounts Receivable—Accounts receivable represents amounts billed or unbilled to customers that have yet to be collected and represents an unconditional right to receive this consideration from its customers. Account balances are written off against the allowance in the period in which the Company determines that is it probable that the receivable will not be recovered. As of December 31, 2023, and 2022, the Company had zero allowance for doubtful accounts.

Deferred Revenue—Deferred revenue represents payments received for which revenue has not yet been recognized.

Balances from contracts with customers for the year ended December 31, 2023, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$1,341	$600
Unbilled accounts receivable	597	827
Deferred revenue	744	500

All deferred revenue as of December 31, 2022 was recognized as revenue during the year ended December 31, 2023. The increase in deferred revenue is due to increased customer billings for revenue not yet delivered for consulting services and subscriptions relating to timing of satisfaction of the Company’s performance obligations.

Balances from contracts with customers for the year ended December 31, 2022, consist of the following:

	End of Year	Beginning of Year
Accounts receivable	$600	$938
Unbilled accounts receivable	827	33
Deferred revenue	500	821

All deferred revenue as of December 31, 2021 was recognized as revenue during the year ended December 31, 2022. All revenue from contracts with customers was generated in the U.S. and was recognized over time during the years ended December 31, 2023 and 2022.

Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. The Company’s primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to the Company’s information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. The Company allocates these overhead expenses based on headcount, and thus these expenses are reflected in cost of revenue and each operating expense category.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Research and Development Expenses

Research and development expenses consist primarily of expenses and overhead costs incurred in developing new products. The Company expenses all research and development costs as incurred.

Sales and Marketing Expenses

Advertising expenses, which are included in sales and marketing expense in the consolidated statement of operations and comprehensive loss, primarily include promotional expenditures, and are expensed as incurred. The amount incurred for advertising expenses for the years ended December 31, 2023, and 2022 was immaterial.

In addition, sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for the Company’s employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and other related costs, for personnel and consultants in the Company’s executive and finance functions. General and administrative expenses also include professional fees for legal, finance, accounting, intellectual property, auditing, tax and consulting services, travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs not otherwise included in research and development expenses or sales and marketing expenses.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, directors and non-employees based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures restricted stock awards using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.

The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. The Company accounts for forfeitures as they occur.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The comprehensive loss for the Company equals its net loss plus changes in foreign currency translation for all periods presented.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of December 31, 2023 and 2022.

Emerging Growth Company

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Following the completion of the Merger on March 28, 2024 (see Note 16), the Company qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company intends to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. As a result, the Company’s financial statements may not be comparable to those public companies that comply with new or revised accounting pronouncements as of public company effective dates. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”), which requires entities to measure all expected credit losses for financial assets held at the reporting date based

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. ASU 2016-13 became effective for the Company for annual and interim reporting periods beginning after December 15, 2022. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires all public entities, including public entities with a single reportable segment, to provide in interim and annual periods one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures. The guidance in this update is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024. The Company is currently in the process of evaluating the effects of this pronouncement on its related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

3. Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value:

	Fair Value Measurements at December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$2,693	$—	$—	$2,693

	$2,693	$—	$—	$2,693

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

	Fair Value Measurements at December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market mutual funds	$9,763	$—	$—	$9,763

	$9,763	$—	$—	$9,763

Money market funds were valued by the Company based on quoted market prices in active markets, which represent a Level 1 measurement within the fair value hierarchy. The Company’s Senior Notes were revalued at each remeasurement date prior to extinguishment (see Note 6), using inputs that are generally unobservable and reflect management’s estimates of assumptions that market participants would have used in pricing the liability, which represented Level 3 measurements within the fair value hierarchy. For the years ended December 31, 2023 and 2022, there were no transfers between Level 1, Level 2 and Level 3.

The following table presents the change in fair value of the Senior Notes for the year ended December 31, 2023:

Amounts
Balance as of December 31, 2022	$—
Proceeds from issuance of Senior Notes	5,625
Change in fair value of Senior Notes	1,260
Extinguishment of Senior Notes	(6,885)

Balance as of December 31, 2023	$—

The Senior Notes were recorded at fair value upon issuance, equal to the cash proceeds received on the issuance date of the Senior Notes. The loss on extinguishment of the Senior Notes was calculated as the fair value of the Senior Notes immediately after the extinguishment less the fair value of the Senior Notes immediately before the extinguishment, and is recorded within other income (expense), net on the consolidated statement of operations and comprehensive loss.

The fair value of the Senior Notes was based on significant inputs not observable in the market, which represented a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the Senior Notes utilized a probability weighted method with a scenario-based valuation analysis, which incorporated assumptions and estimates to value the Senior Notes and the probability and estimated timing of the conversion or repayment of the Senior Notes. The Company assessed these assumptions and estimates at issuance, on a quarterly basis, and at the date of extinguishment of the Senior Notes, December 15, 2023.

The following table presents the assumptions and estimates incorporated into the valuation of the Senior Notes at the initial issuance date and the date of extinguishment of December 15, 2023:

	December 15, 2023	Issuance Date
Time to deSPAC closing (in years)	0.16	0.56
Probability of deSPAC closing	90.00%	50.00%
Probability of deSPAC not closing	10.00%	50.00%
Market rate without conversion	32.06%	31.09%
Discount rate	32.10%	15.00%

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

4. Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31,
	2023	2022
Computer equipment	$630	$627
Furniture and fixtures	128	128
Leasehold improvement	26	26

	784	781
Less: Accumulated depreciation and amortization	(628)	(467)

Property and equipment, net	$156	$314

Depreciation and amortization expense of property and equipment for the years ended December 31, 2023, and 2022 was $164 and $176, respectively.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2023	2022
Accrued employee compensation and benefits	$263	$705
Accrued professional fees	1,377	1,953
Other	305	486

	$1,945	$3,144

6. Debt

Senior Notes

On June 13, 2023, the Company entered into a senior note purchase agreement with and issued senior promissory notes to certain lenders. Under the agreements, the Company was permitted to issue convertible notes in an aggregate principal amount of up to $20,000 (the “Senior Notes”). The Senior Notes accrued interest at a rate of 20.0% per annum, had a maturity date of June 13, 2024, and could be extended one year from the maturity date at the option of the Company. There were no principal or interest payments due until maturity. On the maturity date, one-fourth of the accrued unpaid interest of the Senior Notes would be payable by the Company in shares of common stock of the Company.

The Company was permitted to prepay the Senior Notes and any accrued interest prior to the maturity date. Upon notice of a prepayment by the Company, each noteholder had the option to (in lieu of receiving the prepayment) convert the portion of their respective note subject to prepayment into shares of common stock of the Company at a price per share equal to the fair market value on the date notice of the prepayment is provided.

Upon a change of control of the Company prior to the maturity date, each noteholder had the option to receive consideration equal to the amount that the noteholder would have received as though their respective note

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

was converted into Series B-2 Convertible Preferred Stock (“Series B-2 Preferred Stock”) effective immediately prior to the change of control. The consideration received would be equal to the quotient obtained by dividing (i) the amount of any accrued and unpaid interest and any principal of each noteholder’s respective note by (ii) the lesser of 0.85 times the original issue price of the Series B-2 Preferred Stock as defined in the Certificate of Incorporation of the Company and $250,000 divided by the Company’s aggregate outstanding shares of common stock on the conversion date (the “Capped Price”).

In the event that the Company completed an equity financing prior to the maturity date in which it sold and issued shares of the Company’s equity securities with gross proceeds exceeding $6,000, each noteholder had the option to convert any accrued and unpaid interest and outstanding principal of their respective note into shares of the newly issued equity securities at a price per share equal to the lesser of (i) 0.85 times the price per share to be paid by the investors in the equity financing and (ii) the Capped Price. Additionally, if the Company consummated an initial public offering (“IPO”) before the maturity date, each Senior Note would automatically convert into shares of common stock equal to the quotient of (i) the amount of any accrued and unpaid interest and any principal of such noteholder’s convertible note outstanding by (ii) the IPO conversion price, which is equal to the lesser of 0.85 times the price per share to be paid by the investors in the IPO and the Capped Price.

In the event of a private investment in public equity (“PIPE”) contemporaneously and in connection with the completion of a business combination between the Company and a special purpose acquisition company (a “De-SPAC Transaction”), while the Senior Notes remain outstanding, the Company would cause the special purpose acquisition company to agree in writing with each noteholder to permit its convertible note to be surrendered and exchanged at the closing of the PIPE for shares of capital stock of the surviving company (“Pubco”) at the lesser of (i) 0.85 times the price per share to be paid by the PIPE subscribers and (ii) the Capped Price. In the event the De-SPAC Transaction does not include a PIPE, while the Convertible Notes remain outstanding, the Company would cause the special purpose acquisition company to enter into a written agreement with each noteholder to permit its Senior Note to be surrendered and exchanged at the closing of the De-SPAC Transaction for shares of capital stock of Pubco at the lesser of (i) 0.85 times the price per share to be paid by the investors in the special purpose acquisition company’s IPO and (ii) the Capped Price.

Senior Secured Notes

On December 15, 2023, the Company entered into a Security Agreement and Senior Secured Note Purchase Agreement (collectively, the “Senior Secured Notes Agreements”) with new and existing noteholders. Under the Senior Secured Notes Agreements, the Company was authorized to issue convertible notes (the “Senior Secured Notes”) in an aggregate principal amount of up to $14,375 and offered to exchange its outstanding Senior Notes for Senior Secured Notes. The Senior Secured Notes accrue interest at a compound rate of 15.0% per annum and mature on December 15, 2026. The Senior Secured Notes Agreements allowed existing noteholders the option to surrender their existing Senior Notes in exchange for Senior Secured Notes of an equal aggregate principal amount plus accrued and unpaid interest. All existing holders of Senior Notes exercised this option. The total principal and accrued interest of Senior Notes exchanged amounted to $5,625 and $557, respectively. The Company determined that the exchange is a debt extinguishment, and recorded a loss on the Senior Notes of $6,864, which was calculated as the fair value of the Senior Notes immediately after the exchange less their fair value immediately before the exchange. The loss on extinguishment of the Senior Notes was recorded within other income (expense), net within the consolidated statement of operations and comprehensive loss.

As of December 31, 2023, the Company had issued Senior Secured Notes with an aggregate principal value of $9,057, comprised of $6,182 from the conversion of the Senior Notes and $2,875 of newly issued Senior

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Secured Notes. The Senior Secured Notes were issued at a substantial premium. Accordingly, the Company accounted for the Senior Secured Notes under the amortized cost model. The premium associated with the Senior Secured Notes, which was recorded as a loss on the issuance date of $11,086 was recorded within other income (expense) and as additional paid-in capital.

From the issuance date of the Senior Secured Notes through December 31, 2023, the Company recognized $63 in interest expense, which is recorded in other income (expense), net within the consolidated statement of operations and comprehensive loss. Debt issuance costs incurred in connection with the Senior Secured Notes were $157 and were accounted for as a discount.

7. Convertible Preferred Stock

The Company has issued Series Seed Preferred Stock (“Series Seed Preferred Stock”), Series A Preferred Stock (“Series A Preferred Stock”), Series B-1 Preferred Stock and Series B-2 Preferred Stock (the “Series B Preferred Stock” and, together with the Series Seed Preferred Stock and Series A Preferred Stock, the “Convertible Preferred Stock”).

As of December 31, 2023 and 2022, the authorized, issued, and outstanding Convertible Preferred Stock and their principal terms were as follows:

		December 31, 2023 and 2022
	Par Value	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	$0.0001	2,163,527	2,163,527	$5,380	$5,443	2,163,527
Series A Preferred Stock	0.0001	4,785,883	4,785,883	21,417	21,626	4,785,883
Series B-1 Preferred Stock	0.0001	6,264,714	5,839,471	30,587	30,760	5,839,471
Series B-2 Preferred Stock	0.0001	1,433,699	1,433,699	7,332	7,175	1,433,699

		14,647,823	14,222,580	$64,716	$65,004	14,222,580

In August 2020, the Company issued 7,273,170 shares of Series B Preferred Stock. This consisted of 5,839,471 shares of Series B-1 Preferred Stock at a purchase price of $5.2676 per share for cash proceeds of $30,760. The issuance also included the conversion of a total of $7,175 in convertible debt and accrued interest for 1,433,699 shares of Series B-2 Preferred Stock. The Company incurred issuance costs of $216, which were recorded as a reduction of the carrying amount of Series B-1 Preferred Stock.

As of December 31, 2023 and 2022, the holders of the Convertible Preferred Stock have the following rights and preferences:

Voting Rights—The holders of Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Series A Preferred stock are entitled to elect one member of the Company’s Board of Directors, holders of the Series B Preferred Stock are entitled to elect one member of the Company’s Board of Directors, the holders of Convertible Preferred Stock, voting together, are entitled to elect two members of the Company’s Board of Directors, and the holders of the common stock are entitled to elect two members of the Company’s Board of Directors.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Dividends—The Convertible Preferred Stock has the right to receive dividends only when, as and if declared by the Company’s Board of Directors. No dividends have been declared through December 31, 2023.

Redemption—The Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock are not redeemable.

Liquidation—In the event of liquidation, dissolution or winding up of the Company, the Convertible Preferred Stockholders will be entitled to receive, in preference to all common stockholders, an amount equal to $2.516 per share for Series Seed, $4.5187 per share for Series A, $5.2676 per share for Series B-1, and $5.0042 per share for Series B-2 as adjusted for certain events, plus any declared or accrued and unpaid dividends. If upon such liquidation, dissolution, winding up or deemed liquidation event, the assets of the Company available for distribution to it stockholders shall be insufficient to pay the holders of shares of Convertible Preferred Stock the full amount to which they shall be entitled, the holders of Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After such distributions have been made, the remaining assets available for distribution shall be distributed among the common stockholders on a pro rata basis based upon the number of shares held by each common stockholder.

Conversion—Each share of Series Seed Preferred Stock, Series A Preferred Stock, Series B-1 Preferred Stock, and Series B-2 Preferred Stock is convertible into one share of common stock based on a conversion price of $2.516, $4.5187, $5.2676, and $5.0042 per share, respectively, adjustable for certain dilutive events. Conversion is at the option of the holder. The Convertible Preferred Stock converts automatically upon the closing of an initial public offering resulting in net proceeds of at least $50,000 or upon the decision of the holders of at least fifty percent of the outstanding Series Seed Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock.

8. Common Stock

As of December 31, 2023 and 2022, the Company has 23,500,000 shares of $0.0001 par value common stock authorized. The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Convertible Preferred Stock set forth above and as designated by resolution of the Board of Directors. Each share of common stock entitles the holder to one vote, together with the holders of the Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, subject to the preferential dividend rights of Convertible Preferred Stock.

As of December 31, 2023, the Company has reserved 3,583,937 shares of its common stock to provide for exercise of outstanding stock options, and the future issuance of common stock options and restricted stock awards under the 2018 Stock Incentive Plan and 14,222,580 at December 31, 2023, and 2022 to provide for the potential conversion of shares of Convertible Preferred Stock into common stock.

9. Stock-Based Compensation

2018 Equity Incentive Plan

In 2018, the Board of Directors adopted the 2018 Stock Incentive Plan (the “2018 Plan”). Under the terms of the 2018 Plan, incentive stock options may be granted to employees of the Company and nonqualified stock

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

options, or restricted stock awards may be granted to directors, consultants, employees and officers of the Company. The exercise price of stock options cannot be less than the fair value of the Company’s common stock on the date of grant. The options vest over a period determined by the Board of Directors, generally four years, and expire not more than ten years from the date of grant.

The total number of shares of common stock designated for issuance under the 2018 Plan was 4,439,478 as of December 31, 2023, and 2022. As of December 31, 2023, and 2022, there were 216,167 and 170,276 shares, respectively, remaining available for future grants under the 2018 Plan. Shares of unused common stock underlying any stock-based awards that are forfeited, canceled, or reacquired by the Company prior to vesting will again be available for the grant of awards under the 2018 Plan.

Stock Option Valuation

The Company uses the Black-Scholes option-pricing model to value option grants on the date of grant and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company bases its expected volatility on the volatilities of certain publicly-traded peer companies. Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is a privately-held company and therefore lacks company-specific historical and implied volatility information. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the stock options granted. The Company uses the simplified method (an expected term based on the midpoint between the vesting date and the end of the contractual term) to calculate the expected term for awards that qualify as “plain-vanilla” options as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by management with consideration to a third-party valuation, which contemplates a broad range of factors, including the illiquid nature of the investment in the Company’s common stock, the Company’s historical financial performance and financial position, the Company’s future prospects and opportunity for liquidity events, and recent sale and offer prices of common and Convertible Preferred Stock, if any, in private transactions negotiated at arm’s length.

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the fair value of stock options granted:

	Year Ended December 31,
	2023	2022
Fair value per share of underlying common stock	$3.39	$5.26
Risk-free interest rate	4.19% - 4.23%	1.61% - 2.95%
Expected term (in years)	5.31 - 6.02	5.74 - 6.08
Expected volatility	48.99% - 49.59%	47.94% - 49.25%
Expected dividend yield	0%	0%

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Stock Options

Stock option activity under the 2018 Plan during the year ended December 31, 2023, is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2022	3,436,383	$2.25	7.87	$10,337
Granted	679,000	3.47
Exercised	(22,722)	1.66
Forfeited and expired	(724,891)	3.76

Balance at December 31, 2023	3,367,770	$2.18	6.98	$4,489

Options vested and exercisable at December 31, 2023	2,259,808	$1.77	6.21	$3,841
Options vested and expected to vest at December 31, 2023	3,367,770	$2.18	6.98	$4,489

All stock options granted have time-based vesting conditions and vest over a four-year period. The weighted-average grant-date fair value of stock options granted for the years ended December 31, 2023, and 2022 was $1.70 and $2.58 per share, respectively. As of December 31, 2023, there was $1,341 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 1.74 years.

Restricted Common Stock

The Company may grant nonvested restricted common stock to employees, directors, and consultants with or without cash consideration. These grants contain certain restrictions on the sale of the shares. Nonvested restricted common stock are not considered issued or outstanding for accounting purposes until they vest. Upon termination of the relationship with a holder of such shares, the Company has the right to repurchase the nonvested restricted common stock shares at the price paid by the holder or, if there was no consideration, a price per share defined in the agreement.

The nonvested restricted common stock were issued during the year ended December 31, 2017, at the then current fair value. Amounts paid for nonvested restricted common stock is recorded as a liability until such shares vest. During the year ended December 31, 2022, all of the unvested restricted shares outstanding became fully vested. There was no nonvested restricted common stock at December 31, 2022 or December 31, 2023.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Stock-Based Compensation

The following table below summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted common stock in the consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2023	2022
Research and development	$147	$241
Sales and marketing	124	196
General and administrative	455	468
Cost of revenue	50	35

	$776	$940

10. Leases

Operating leases

As a lessee, the Company leases certain office spaces under non-cancelable operating leases located in the United States and Canada.

The following table sets forth information about the Company’s operating lease costs for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Operating lease cost	$388	$343
Short-term lease cost	9	56

Total lease costs	$397	$399

There were no variable lease costs for the years ended December 31, 2023 and 2022.

The following table sets forth supplemental information about the leases for the year ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023	2022
Cash paid for amounts included in the measurement of operating liabilities	$400	$347
Right-of-use assets obtained in exchange for new operating lease liabilities	—	120
Weighted-average remaining lease term – operating leases	0.70	1.60
Weighted-average discount rate – operating leases	11.41%	11.55%

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The following table presents the maturity of the Company’s operating lease liabilities as of December 31, 2023:

Fiscal Year	Amount
2024	$261
Thereafter	—

Total future minimum lease payments	261
Less: imputed interest	(9)

Present value of lease liabilities	$252

11. Income Taxes

The components of (loss) income before provision for income taxes for the years ended December 31, 2023 and December 31, 2022 were:

	Year Ended December 31,
	2023	2022
United States	$(29,823)	$(23,561)
Foreign	109	166

Loss before income taxes	$(29,714)	$(23,395)

The components of the provision for income taxes are as follows:

	December 31,
	2023	2022
Current tax provision
Federal	$—	$—
State	—	—
Foreign	20	53

Total current tax provision	20	53
Deferred tax provision
Federal	—	—
Foreign	—	—

Total deferred tax provision	—	—

Total provision for income taxes	$20	$53

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate for each reporting period is as follows:

	December 31,
	2023	2022
Income at U.S. statutory rate	$(6,272)	$(4,822)
State taxes, net of federal benefit	(497)	(738)
Foreign rate differential	6	10
Change in valuation allowance	4,289	6,085
Permanent differences	2,600	98
Tax credits	(166)	(214)
Other	60	(366)

Total provision for income taxes	$20	$53

The provision for income taxes differs from the expense that would result from applying statutory rates to income before income taxes. The differences primarily result from changes in valuation allowance.

Deferred income taxes reflect impact of carryforwards and temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The carryforwards and temporary differences, which give rise to a significant portion of the Company’s deferred tax asset as of December 31, 2023 and December 31, 2022, are as follows:

	Year Ended December 31,
	2023	2022
Deferred tax assets:
Federal and state net operating loss carryforwards	$15,264	$11,940
Research and development credits	551	331
Depreciation and amortization	20	17
Section 174 capitalized research and development	2,887	2,018
Lease liability	51	128
Other	204	421

Total deferred tax assets	18,977	14,855
Deferred tax liabilities:
Right of use asset	(49)	(123)
Other	(9)	(102)

Total deferred tax liabilities	(58)	(225)

Less: Valuation allowance	(18,919)	(14,630)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2023 and December 31, 2022, the Company is in a net deferred tax asset position before valuation allowance. The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient future taxable income. In assessing the realization of the deferred tax assets, the Company considers whether deferred tax assets will not be realized. The Company considers projected future taxable income, scheduled reversal of existing deferred tax liabilities, and tax planning

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

strategies in making this assessment. As of December 31, 2023 and December 31, 2022, the Company has considered all available evidence, both positive and negative, and determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2023 and 2022. The change in the valuation allowance for years ended December 31, 2023 and 2022 was an increase of $4,289 and $6,085, respectively.

As of December 31, 2023, the Company had federal net operating loss carryforwards totaling $62,138, which are available to reduce the Company’s future taxes and have an unlimited carryforward period. The Company had an immaterial amount of net operating losses generated prior to 2018 that expire in 2037. As of December 31, 2023, the Company had state net operating loss carryforwards totaling $37,692. As of December 31, 2023 and 2022, the Company had federal research and development tax credits of $345 and $186, respectively that generally expire at various dates through 2038. As of December 31, 2023 and 2022, the Company had state research and development tax credits of $261 and $184 that generally expire at various dates through 2038.

The future realization of the net operating loss carryforwards may be limited by the change in ownership rules under Section 382 of the Internal Revenue Code (“Section 382”). Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforward before utilization.

The Company files income tax returns in the U.S. federal tax jurisdiction and in various state and foreign jurisdictions in which it operates and is therefore subject to tax examination by various taxing authorities. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, foreign, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service or any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits as of December 31, 2023 and 2022.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements following a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. As of December 31, 2023 and 2022, the Company has not identified any uncertain tax positions. The Company will recognize interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2023, no interest or penalties have been accrued.

12. Retirement Plan

The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The Company’s 401(k) Plan covers all eligible employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. Employees of the Company may participate in the 401(k) plan immediately upon hiring, as there are no age or service requirements. The Company does not match employee contributions.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

13. Commitments and Contingencies

License and Collaboration Agreements

During 2018, the Company entered into an exclusive patent license agreement (the “license agreement”), with a term that continued unless terminated by the Company or the licensor. The license agreement contained annual license maintenance fee payments, milestone payments, as well as payments based on a percentage of net sales. Under the license agreement, the Company issued shares of its common stock to the licensor representing four percent of the Company’s capital stock on a fully diluted basis.

The license agreement obligated the Company to pay fixed annual license maintenance fees of $100 for the year ended December 31, 2022, and $100 per year thereafter until the Company or the licensor terminates the license.

The license agreement obligated the Company to pay fixed milestone payments upon the achievement of certain sales thresholds. The payments total $150, and the maximum sales threshold is $25,000. The Company did not trigger any payments to the licensor during the years ended December 31, 2023, and 2022.

The license agreement obligated the Company to pay a royalty calculated as two percent of net sales. The license agreement also requires the Company to make payments related to any sublicensing agreements, with varying amounts based on the type of sublicense. The Company paid zero in royalties during the years ended December 31, 2023, and 2022. On February 10, 2023, the Company terminated the license agreement by written notice to the licensor. Subsequent to the termination of the license agreement, all licensing rights held by the Company were forfeited to the licensor. The Company did not owe any accrued obligations or payments to the licensor after the license agreement was terminated.

Andretti Agreements

On February 10, 2022, the Company entered into a sponsorship agreement for marketing services to be provided by Andretti Autosport Holding Company, LLC (f/k/a Andretti Autosport Holding Company, Inc., “Andretti Global”). The total commitment under the sponsorship agreement is $8,000 and is due and payable over the period of February 2022 through July 2024. Through December 31, 2023, the Company has paid $3,500 under the agreement and for the years ended December 31, 2023 and 2022, the Company recorded $2,783 and $2,435 respectively, in sales and marketing expense related to the sponsorship agreement. There was $1,500 included in accounts payable as of December 31, 2023 related to the sponsorship agreement. The remaining commitment of $3,000 will be due and payable from January to July 2024.

Advisory Agreement

On September 13, 2023, the Company entered into an agreement with a third party for advisory services to be provided in connection with a merger or similar transactions. Pursuant to the agreement, in the event of a merger with a special purpose acquisition company in which gross cash raised in the merger is below $40,000 the Company is obligated to pay the third party a cash fee of $750 at the closing date of such transaction and cause to be issued to the third party common stock of the special purpose acquisition company in an amount equal to $500. In March 2024, the payment terms were amended to provide for a cash fee of $1,250, to be paid by the issuance of a Senior Secured Note with a principal amount of $1,000 and the remaining $250 in six monthly installments in cash of $42 per month commencing on May 15, 2024. The Senior Secured Note issued to the third party has the same terms as the Senior Secured Notes issued to other noteholders. Additionally, in the event of an

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

offering of securities by the Company, the third party is entitled to a cash placement fee equal to 5% of the aggregate purchase price paid by each purchaser of securities sold to investors introduced to the Company by the third party.

14. Net Loss per Share

The Company applies the two-class method when computing net income (loss) per share attributable to common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all income (loss) for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.

Basic net loss per share available to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share available to common shareholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, Convertible Preferred Stock and outstanding stock options to purchase common shares were considered common stock equivalents but had been excluded from the calculation of diluted net loss per share available to common shareholders as their effect was anti-dilutive. In periods in which the Company reports a net loss available to common shareholders, diluted net loss per share available to common shareholders is the same as basic net loss per share available to common shareholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net loss available to common shareholders for the years ended December 31, 2023, and 2022.

The following table sets forth the computation of net loss per common share:

	Year Ended December 31,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(29,734)	$(23,448)

Denominator:
Weighted-average common shares outstanding, basic and diluted	5,104,642	5,012,722

Net loss per share attributable to common stockholders, basic and diluted	$(5.82)	$(4.68)

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Convertible preferred stock (as converted to common stock)	14,222,580	14,222,580
Stock options to purchase common stock	3,367,770	3,436,383

	17,590,350	17,658,963

15. Related Party Transactions

The Company’s Chief Executive Officer and member of the Company’s Board of Directors, as well as the Company’s Chief Technology Officer, entered into a Second Amended and Restated Right of First Refusal and Co-Sale Agreement on August 31, 2020. This agreement provides for customary rights of first refusal and co-sale related to certain sales of Zapata capital stock. This agreement will terminate upon the Closing of the Merger.

A member of the Board of Directors of the Company at December 31, 2023 also provides consulting services to the Company. For the years ended December 31, 2023 and 2022, the Company remitted fees of $62 and $62 to the member of its Board of Directors for these services. Additionally, a former member of the Company’s Board of Directors that left the Board of Directors in January 2023 also provided consulting services to the Company. The amount of fees that the Company remitted to the former member of its Board of Directors for the services rendered during the years ended December 31, 2023 and 2022 was immaterial. There was zero due from related parties as of December 31, 2023 and 2022 and an immaterial amount and zero of payables due to related parties as of December 31, 2023 and 2022, respectively.

On June 13, 2023, the Company issued two Senior Notes with respective principal amounts of $500 to each of two greater than 5% stockholders of the Company. On June 28, 2023, the Company approved the appointment of a new member of its Board of Directors. The Company issued a Senior Note with a principal amount of $500 to this member on July 2, 2023. In December 2023, all outstanding Senior Notes were canceled and reissued as Senior Secured Notes (see Note 6).

Entrance into Business Combination Agreement

On September 6, 2023, the Company entered into a business combination agreement with Andretti Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“AAC”) and Tigre Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AAC (“Merger Sub”) to effectuate a business combination between AAC and the Company. Pursuant to the proposed terms in the business combination agreement, immediately prior to the Closing of the Merger, AAC will change its jurisdiction of incorporation by migrating out of the Cayman Islands and domesticating as a Delaware corporation, changing its name to Zapata Computing Holdings Inc. At the effective time of the business combination, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of AAC. The parent company following completion of the business combination is referred to as the “Surviving Company”.

Subject to the terms of the business combination agreement, the existing shareholders of the Company will receive new shares of the combined company (the “New Company Common Stock”) and AAC holders of

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

common stock will exchange their securities of AAC for shares of New Company Common Stock in the Domestication (as defined below). At the effective time of the Merger, the existing stockholders of the Company will be entitled to receive shares of New Company Common Stock and all holders of options to purchase shares of Zapata common stock will be entitled to receive options to purchase New Company Common Stock on the same terms and conditions as were applicable to such Zapata option holders immediately prior to the effective time. The aggregate value of the consideration that holders of Zapata securities collectively shall be entitled to receive in the Merger shall not exceed $200,000, with each share of New Company Common Stock valued at $10.00 per share. In addition, the holders of the Senior Secured Notes may elect to exchange their notes for shares of New Company Common Stock in accordance with their terms.

One of AAC’s affiliates, Andretti Global, has preexisting contractual relationships with the Company. In February 2022, Andretti Global entered into i) an enterprise solution subscription agreement and ii) a sponsorship agreement with the Company (see Note 13), both of which expire on December 31, 2024. For the years ended December 31, 2023 and 2022, the Company recorded $1,733 and $1,534, respectively, in revenue related to the enterprise solution subscription agreement. Andretti Global also entered into a managed service agreement with the Company in October 2022. For the years ended December 31, 2023 and 2022, the Company recorded $245 and zero, respectively, in revenue related to the enterprise managed service agreement. For the years ended December 31, 2023 and 2022, the Company recorded $2,783 and $2,435, respectively, in sales and marketing expense related to the sponsorship agreement. The Company recognizes expense for the agreement over the period of service and will recognize $2,783 for year ending December 31, 2024. The remaining committed future payments under the sponsorship agreement at December 31, 2023 include $1,500 in accounts payable at December 31, 2023 and payments of $3,000 due from January to July 2024. The Company considered that these agreements were executed prior to the business combination agreement and were not executed in contemplation of the business combination. Accordingly, Andretti Global is not considered a related party prior to the consummation of the Merger with AAC.

16. Subsequent Events

The Company has evaluated all events subsequent to December 31, 2023 and through April 2, 2024, which represents the date these consolidated financial statements were available to be issued.

Issuance of Senior Secured Notes

From January through March 2024, the Company issued $7,150 in aggregate principal amount of Senior Secured Notes, the terms of which are described in Note 6, which includes two Senior Secured Notes with an aggregate principal amount of $1,150 that were issued to third party advisors in lieu of cash payment for services rendered to the Company related to the Merger. Refer to Note 13 and “Capital Markets Advisory Agreements” below.

Sponsorship Agreement

On March 28, 2024, the Company entered into a sponsorship agreement with Andretti Autosport 1, LLC, an affiliate of Andretti Global. The agreement expires on December 31, 2024. Subject to the agreement, the Company has committed to make payments under the sponsorship agreement in an amount totaling $1,000, due from July to November 2024.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Enterprise Solution Subscription Agreement

On March 28, 2024, the Company entered into an Order Form under the February 2022 enterprise solution subscription agreement with Andretti Global. Pursuant to the agreement, Andretti Global agreed to pay the Company a total of $1,000 from August to December 2024, subject to the Company’s payment of the sponsorship fee to Andretti Autosport 1, LLC described above.

Convertible Notes Due to Related Parties

Pursuant to a Deferred Payment Agreement dated as of March 28, 2024, the Surviving Company amended the terms of its convertible notes due to related parties. Pursuant to the amended terms, $326 of the accrued interest outstanding at the Closing of the Merger was paid from the funds available in the trust account at Closing. The aggregate principal balance of the convertible notes plus accrued interest through the Closing of the Merger of $2,518 was deferred at Closing and is due in monthly installments (including interest accruing from the Closing of the Merger though the payment date) beginning thirty days following the effectiveness of the Surviving Company’s registration statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park (the “Registration Statement”). The balance will be payable over twelve month term (including interest accruing from the Closing of the Merger though the payment date). The convertible notes bear interest at a rate of 4.5% per annum.

Collaborative Research Agreement

On February 12, 2024, the Company entered into a collaborative research agreement with a third party, pursuant to which the Company and the third party will partner to develop a quantum generative AI application and a hybrid solver over a three-month term. The Company will lead the development of the application. Following the completion of the initial three-month term, the third party will host the quantum generative AI application on its cloud service and provide support services for a period of 24 months. The Company has agreed to make payments in an aggregate amount equal to $2,063 to the third party over the agreement term as consideration for services rendered pursuant to the agreement. The third party contributed $1,000 to the project in the form of a Senior Secured Note, which it did not elect to convert into New Company Common Stock upon the Closing of the Merger and remains outstanding.

Business Combination

On March 28, 2024, the Company completed its planned Merger with AAC (see Note 15), pursuant to which the Company became a wholly owned subsidiary of AAC. In connection with the Merger, AAC filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the state of Delaware, under which AAC was domesticated and continues as a Delaware corporation (the “Domestication”), changing its name to Zapata Computing Holdings Inc. Holders of AAC ordinary shares received shares of New Company Common Stock in the Domestication. At the effective time of the Merger, existing shareholders of the Company received shares of New Company Common Stock in exchange for their respective securities held immediately prior to the consummation of the Merger. Upon the consummation of the Merger, the holders of certain outstanding Senior Secured Notes elected to convert their notes and accrued interest thereon into shares of New Company Common Stock in accordance with their terms. For accounting purposes, the Merger was accounted for as a reverse recapitalization whereby the Company was treated as the accounting acquirer and AAC was treated as the acquired company. On April 1, 2024, in connection with the consummation of the Merger, the New

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Company Common Stock was listed on the Nasdaq Global Market and the Public Warrants were listed on the Nasdaq Capital Market under the new trading symbols “ZPTA” and “ZPTAW,” respectively. Costs paid by the Company at Closing related to the Merger were $7,227 and will be treated as issuance costs and netted against additional paid-in-capital in the condensed consolidated balance sheet of Zapata Computing Holdings Inc. at the Closing of the Merger. With the Closing of the Merger, the holders of shares of Zapata Common Stock and Zapata Preferred Stock received an aggregate of 17,696,425 shares of New Company Common Stock, and holders of Zapata Options received options to purchase an aggregate of 3,016,409 shares of New Company Common Stock. Additionally, Senior Secured Notes representing outstanding aggregate principal and accrued interest of $14,661 were exchanged for 3,257,876 shares of New Company Common Stock at a conversion price of $4.50 per share. Following the Closing, $2,000 in aggregate principal amount of Senior Secured Notes remain outstanding.

In contemplation of the Merger, AAC, the Company, the Sponsor, the Sponsor Co-Investor and certain directors entered into a sponsor support agreement. The Sponsor, the Sponsor Co-Investor and directors own an aggregate of 5,750,000 Class B ordinary shares of AAC (the “Sponsor Shares”), of which 1,005,000 shares are not subject to any vesting or forfeiture provisions under the sponsor support agreement. The remaining 4,745,000 Class B ordinary shares are subject to vesting and forfeiture provisions such that in the event that the Closing Available Cash, as defined in the business combination agreement, is an amount equal to $10,000 or less, then 30% of the Sponsor Shares, or 1,423,500 shares, will be unvested and subject to forfeiture. At the Closing of the Merger, the Closing Available Cash was more than $10,000 but less than $25,000, and accordingly, 1,129,630 shares of Sponsor Shares are subject to forfeiture (the “Unvested Shares”).

All Unvested Shares will become vested if, within three years of the Closing, the volume-weighted average price of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Surviving Company. If neither of these events occur within three years of the Closing, then the Unvested Shares will be forfeited.

Marketing Services Agreement

On February 9, 2024, AAC entered into a marketing services agreement with a third party to promote investor engagement, pursuant to which AAC agreed to pay the third party in shares of New Company Common Stock with a value of $300 upon the Closing of the Merger. In connection with the Closing of the Merger, the Company issued 30,706 shares of New Company Common Stock to the third party.

Capital Markets Advisory Agreements

In March 2024, the Company entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10,000, for a term of 60 days from the execution of the placement agent agreement. The Company agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds received by the Company from investors introduced by the third party directly to the Company (the “Financing Proceeds”). The cash fee was payable from the Company within 7 business days following the Company’s receipt of proceeds from any investors introduced by the third party. In addition, the Company agreed to issue a number of shares of New Company Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the Closing. The Company made cash payments in an aggregate amount equal to $123 in connection with the receipt of the Financing Proceeds and issued 11,666 shares of New Company Common Stock upon the Closing.

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

On February 9, 2024, AAC and the Company entered into a capital markets advisory agreement with a third party pursuant to which the Company agreed to pay the third party i) $300 for capital markets advisory services provided related to the Merger, and ii) $150 for services provided related to the benefit of the holders of AAC and Zapata securities. On March 27, 2024, AAC and the Company agreed to issue to the third party a Senior Secured Note in the principal aggregate amount of $150 immediately prior to the Closing of the Merger for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of New Company Common Stock at the Closing of the Merger.

On February 9, 2024, AAC and the Company entered into an engagement letter with an additional third party, which was amended on February 27, 2024, pursuant to which the third party will continue to act as a non-exclusive capital markets advisor to the Company until the date that is eighteen months following the Closing of the Merger (the “Term”). The Company agreed to pay the third party a cash fee of $1,800, payable by the Surviving Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 and the effectiveness of the Registration Statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park, with $300 of such payment waivable if the Surviving Company voluntarily prepays $1,500 to the third party prior to December 31, 2024. Notwithstanding the foregoing, Zapata will pay the full $1,800 upon consummation of a financing of $15,000 or more (not including sales under the Purchase Agreement or similar financing) during the Term.

On September 13, 2023, the Company entered into a capital markets advisory agreement with an additional third party, pursuant to which the Company agreed to pay (i) $1,250 for capital markets advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through the Merger was below $40,000, in lieu of making a cash payment of $1,250 for capital market advisory services at Closing, the Company agreed to pay $750 in cash at Closing and $500 worth of shares of New Company Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the Closing. On March 20, 2024, the capital markets advisory agreement was amended, pursuant to which, the Company agreed to pay six monthly installments in cash of $42 per month commencing on May 15, 2024 and issue the Senior Secured Note of $1,000. The third party did not convert the Senior Secured Note into shares of New Company Common Stock upon the Closing. The Company recognized a loss associated with the amendment to the capital markets advisory engagement letter of $292.

On July 4, 2023, AAC entered into an engagement letter with an additional third party, pursuant to which the third party acted as capital markets advisor to AAC in connection with the Merger. The Company became a party to this agreement upon completion of the Merger. AAC agreed to pay the third party a fee of (i) $500 in cash payable upon the Closing of the Merger, plus (ii) $1,000 in New Company Common Stock, payable 180 days after the Closing of the Merger plus (iii) $1,000 payable in either cash or New Company Common Stock, payable 270 calendar days following the completion of the Merger. On March 25, 2024, AAC and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6,457 and reimbursement of out-of-pocket expenses of $11, which were paid out of the trust account upon the Closing of the Merger.

Legal Services Fees

In connection with the Merger, the Company incurred $4,040 of deferred legal fees to be paid to its legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in the historical audited condensed financial statements as of and for the year ended December 31, 2023. On March 26, 2024, the

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Company entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3,700, of which $370 was paid in cash upon the Closing of the Merger and the remaining balance will be paid in equal monthly installments of $278 per month for each of the twelve months following the Closing of the Merger and the effective date of the Surviving Company’s Registration Statement.

Purchase Agreement with Lincoln Park

On December 19, 2023, AAC and the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from the Surviving Company, at the option of the Surviving Company, an aggregate of up to $75,000 of shares of New Company Common Stock from time to time over a 36-month period following the Closing of the Merger, subject to certain limitations contained in the Purchase Agreement including, but not limited to, the filing and effectiveness of a registration statement covering shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement. In accordance with the Purchase Agreement, the Company must pay Lincoln Park a Commitment Fee of approximately $1,688 as follows: (i) on the business day prior to the filing of the registration statement covering the resale of the shares of New Company Common Stock issued or issuable under the Purchase Agreement, approximately $563 in shares of New Company Common Stock and (ii) the Surviving Company may elect to pay the remaining $1,125 amount of the Commitment Fee in either cash or shares of New Company Common Stock, with any shares issuable on the business day prior to the filing of the Registration Statement and any cash due within 90 days of the closing date. The shares to be issued as payment for the Commitment Fee are referred to herein as the “Commitment Shares.”

In connection with the Purchase Agreement, AAC and the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which the Surviving Company will file a registration statement covering the shares of New Company Common Stock that are issuable to Lincoln Park under the Purchase Agreement (including the Commitment Shares) with the SEC within 45 days following the Closing of the Merger.

Consulting Agreement

On February 16, 2021, AAC entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the Closing of the Merger, the Company incurred fees of $200 for services rendered under the consulting agreement. On March 25, 2024, the Company amended the consulting agreement, pursuant to which it agreed to pay a total of $200 in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of New Company Common Stock pursuant to the Purchase Agreement or (ii) June 30, 2024.

Forward Purchase Agreement

On March 25, 2024, AAC and the Company entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia”), pursuant to which Sandia purchased, from the open market, 1,000,000 shares of Class A ordinary shares of AAC immediately preceding the Closing of the Merger (the “Recycled Shares”) and the Company issued to Sandia 500,000 shares of New Company Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”).

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

Pursuant to the Forward Purchase Agreement, at the Closing of the Merger, the Surviving Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the trust account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the trust account at the Closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then outstanding shares held by Sandia upon the Valuation Date, such date being two years from the Closing of the Merger, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Surviving Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Surviving Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Surviving Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Surviving Company may at its election pay the Settlement Amount Adjustment to Sandia in shares of New Company Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided, that in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Surviving Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Surviving Company shall be entitled to an amount from the third party, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as defined below) on the date of notice.

As of the Closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of New Company Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of New Company Common Stock or securities of the Surviving Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of New Company Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

ZAPATA COMPUTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per share and share amounts)

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Surviving Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Surviving Company reimbursed Sandia $60 at the Closing for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and (b) $50 in expenses incurred in connection with the acquisition of the Recycled Shares. The Surviving Company will also pay to the third party a quarterly fee of $5 payable at the Closing of the Merger in consideration of certain legal and administrative obligations in connection with this transaction.